As filed with the Securities and Exchange Commission on February 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUDSON EXECUTIVE INVESTMENT CORP.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39314	84-4636604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

570 Lexington Avenue, 35th Floor

New York, New York 10022

(212) 521-8495

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Douglas L. Braunstein

President, Chairman and Director

570 Lexington Avenue, 35th Floor

New York, NY 10022

(212) 521-8495

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott Golenbock, Esq. Iliana Ongun, Esq. Milbank LLP 55 Hudson Yards New York, NY 10001 (212) 530-5000	Justin G. Hamill, Esq. Marc D. Jaffe, Esq. Rachel W. Sheridan, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share (2)	129,430,805(3)	$11.21(4)	$1,450,919,324(4)	$158,295.30

(1)

All securities being registered will be issued by Hudson Executive Investment Corp., a Delaware corporation (“HEC”), the continuing entity following the business combination, which will be renamed Talkspace, Inc., as further described in the proxy statement/prospectus.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock, par value $0.0001 per share (“Talkspace, Inc. common stock”), of Talkspace, Inc. being registered represents the sum of (a) 108,362,537 shares of Talkspace, Inc. common stock to be issued in exchange for outstanding shares of capital stock of Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation (“Talkspace”) in connection with the business combination described herein (assuming no shares of capital stock of Talkspace are exchanged for cash consideration in connection with the business combination), and (b) (i) 21,068,268 shares of common stock, par value $0.0001 per share (“Talkspace common stock”), of Talkspace issuable upon the exercise of options to purchase Talkspace common stock outstanding as of January 12, 2021 (assuming no options to purchase Talkspace common stock are exchanged for cash consideration in connection with the business combination), plus (ii) the number of shares of Talkspace common stock issuable upon the exercise of certain options to purchase Talkspace common stock issuable pursuant to options that may be issued after such date pursuant to the terms of the Merger Agreement described herein, in each case, multiplied by the exchange ratio as determined pursuant to the Merger Agreement described herein.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Class A common stock, par value $0.0001 per share, of HEC (“HEC’s Class A common stock”) on the Nasdaq Stock Market on January 28, 2021 ($11.21 per share of HEC’s Class A common stock) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

*	All securities being registered will be issued by Hudson Executive Investment Corp., the continuing entity following the business combination, which will be renamed Talkspace, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2021

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS OF

HUDSON EXECUTIVE INVESTMENT CORP.

(A DELAWARE CORPORATION)

PROSPECTUS FOR 129,430,805 SHARES OF COMMON STOCK OF HUDSON EXECUTIVE INVESTMENT CORP. WHICH WILL BE RENAMED “TALKSPACE, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Hudson Executive Investment Corp., a Delaware corporation (“HEC”, “we” or “our”), has unanimously approved (1) each of the mergers of (x) Tailwind Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of HEC (“First Merger Sub”), with and into Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation (“Talkspace”) (the “First Merger”), with Talkspace surviving the First Merger, and (y) immediately following the First Merger and as part of the same overall transaction as the First Merger, Talkspace to be merged with and into Tailwind Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of HEC, in each case, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 12, 2021 (the “Merger Agreement”), by and among HEC, Talkspace, First Merger Sub, and Second Merger Sub (the “Second Merger”, and together with the First Merger, the “business combination”), attached to this proxy statement/prospectus as Annex A, as more fully described elsewhere in this proxy statement/prospectus; and (2) the other transactions contemplated by the Merger Agreement (together with the business combination, the “Transactions”). In connection with the business combination, HEC will change its name to “Talkspace, Inc.”

As a result of and upon the Closing (as defined below), among other things, and as more fully described elsewhere in this proxy statement/prospectus, all shares of Talkspace common stock and Talkspace preferred stock (as defined herein) (collectively, “Talkspace stock”) and all vested options exercisable for common stock of Talkspace outstanding as of immediately prior to Closing (“Vested Talkspace Options”) will be cancelled or assumed, as applicable, and converted into the right to receive, at the election of the holders thereof, a number of shares of common stock of Talkspace, Inc. (“Talkspace, Inc. common stock”) or a combination of shares of Talkspace, Inc. common stock and cash, in each case, as adjusted pursuant to the terms of the Merger Agreement, which in the aggregate with the unvested options to acquire common stock of Talkspace to be assumed by Talkspace, Inc. in exchange for options to acquire Talkspace, Inc. common stock (“Unvested Talkspace Options”, and together with Vested Talkspace Options, “Talkspace Options”), will equal $1,400,000,000, reduced by certain deductions for the parties’ transaction expenses and the value (the “Sponsor Share Amount”) of the shares of HEC’s Class B common stock held by HEC Sponsor LLC (the “Sponsor”) immediately prior to the consummation of the Transactions (the “Closing Merger Consideration”). The maximum amount of cash (the “Closing Cash Consideration”) that may be paid to the pre-closing holders of shares of Talkspace stock and Vested Talkspace Options pursuant to the foregoing is equal to (i) the amount of cash held by HEC in its trust account (after reduction for the aggregate amount of cash payable in respect of any HEC stockholder redemptions), plus (ii) the amounts received by HEC upon the consummation of the PIPE Investment and the transactions contemplated under the HEC Forward Purchase Agreement, minus (iii) $250,000,000, minus (iv) the transaction expenses of the parties to the Merger Agreement. The maximum number of shares (the “Closing Share Consideration”) of Talkspace, Inc. common stock that may be issued to the pre-closing holders of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis), pursuant to the foregoing is equal to a number determined dividing (a)(i) the Closing Merger Consideration, minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) the transaction expenses of the parties to the Merger Agreement, by (b) $10.00. At the election of the Company, in certain circumstances the Closing Cash Consideration may be reduced (with a corresponding increase to the Closing Share Consideration) to the extent required to ensure that the business combination qualifies for the Intended Income Tax Treatment (as defined herein). However, in no event shall the consideration payable in connection with the Transactions in respect of all outstanding shares of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis) exceed (i) an amount in cash equal to the Closing Cash Consideration and (ii) a number of shares of Talkspace, Inc. common stock equal to the Closing Share Consideration (the “Maximum Consideration”).

This proxy statement/prospectus also relates to the issuance by HEC of up to 21,068,268 shares of Talkspace, Inc. common stock upon the exercise of options to purchase shares of Talkspace, Inc. common stock following the Closing and the resale of such shares of Talkspace, Inc. common stock (the “Resale Shares”). The holders of the Resale Shares may from time to time sell, transfer or otherwise dispose of any or all of their Resale Shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions. See “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement—Closing Merger Consideration.”

HEC’s units, HEC’s Class A common stock and HEC’s warrants are currently listed on the Nasdaq Stock Market (the “Nasdaq”) under the symbols “HECCU,” “HEC” and “HECCW”, respectively. Upon the Closing, HEC’s units will separate into the component securities and will no longer trade as a separate security. HEC intends to apply for listing, effective at the time of the Closing, of Talkspace, Inc. common stock and Talkspace, Inc. warrants on the Nasdaq under the symbols “TALK” and “TALKW”, respectively. This proxy statement/prospectus provides stockholders of HEC with detailed information about the proposed business combination and other matters to be considered at the special meeting of HEC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 47 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                , 2021, and is first being mailed to HEC’s stockholders on or about                , 2021.

HUDSON EXECUTIVE INVESTMENT CORP.

570 Lexington Avenue, 35th Floor

New York, NY 10022

Dear Hudson Executive Investment Corp. Stockholders,

On behalf of the Hudson Executive Investment Corp. board of directors (the “HEC Board”), we cordially invite you to a special meeting (the “special meeting”) of stockholders of Hudson Executive Investment Corp., a Delaware corporation (“HEC”, “we” or “our”), to be held via live webcast at                 Eastern Time, on                 , 2021, at                 . The special meeting can be accessed by visiting , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

On January 12, 2021, HEC entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among HEC, Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation (“Talkspace”), Tailwind Merger Sub I, Inc., a newly formed Delaware corporation and subsidiary of HEC (“First Merger Sub”), and Tailwind Merger Sub II, LLC, a newly formed Delaware limited liability company and subsidiary of HEC (“Second Merger Sub”), a copy of which is attached to the accompanying proxy statement as Annex A, which, among other things, provides for (i) First Merger Sub to be merged with and into Talkspace with Talkspace being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Talkspace to be merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of HEC (the “Second Merger”, and together with the First Merger, the “business combination” and the business combination, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the First Merger, HEC will own 100% of the outstanding common stock of Talkspace as the surviving corporation in the First Merger and each outstanding share of common stock and preferred stock of Talkspace (other than treasury shares or shares owned by HEC, First Merger Sub or Talkspace) will be cancelled and converted into the right to receive the merger consideration in accordance with the Merger Agreement. Following the Second Merger, HEC will own 100% of the outstanding interests of Second Merger Sub. Following the Closing (as defined below), HEC will own, directly or indirectly, all of the outstanding equity interests of the surviving company and the stockholders of Talkspace will own a portion of Talkspace, Inc. common stock (as defined in the accompanying proxy statement/prospectus).

As a result of and upon the Closing, among other things, and as more fully described elsewhere in this proxy statement/prospectus, all shares of common stock and preferred stock of Talkspace (collectively, “Talkspace stock”) and all vested options exercisable for common stock of Talkspace outstanding as of immediately prior to Closing (“Vested Talkspace Options”) will be cancelled or assumed, as applicable, and converted into the right to receive, at the election of the holders thereof, a number of shares of common stock of Talkspace, Inc. (“Talkspace, Inc. common stock”) or a combination of shares of Talkspace, Inc. common stock and cash, in each case, as adjusted pursuant to the terms of the Merger Agreement, which in the aggregate with the unvested options to acquire common stock of Talkspace to be assumed by HEC in exchange for options to acquire Talkspace, Inc. common stock (“Unvested Talkspace Options”, and together with Vested Talkspace Options, “Talkspace Options”), will equal $1,400,000,000, reduced by certain deductions for the parties’ transaction expenses and the value (the “Sponsor Share Amount”) of the shares of HEC’s Class B common stock held by HEC Sponsor LLC (the “Sponsor”) immediately prior to the consummation of the Transactions (the “Closing Merger Consideration”). The maximum amount of cash (the “Closing Cash Consideration”) that may be paid to the pre-closing holders of shares of Talkspace stock and Vested Talkspace Options pursuant to the foregoing is equal to (i) the amount of cash held by HEC in its trust account (after reduction for the aggregate amount of cash payable in respect of any HEC stockholder redemptions), plus (ii) the amounts received by HEC upon the consummation of the PIPE Investment and the transactions contemplated under the HEC Forward Purchase Agreement, minus (iii) $250,000,000, minus (iv) the transaction expenses of the parties to the Merger Agreement. The maximum number of shares (the “Closing Share Consideration”) of Talkspace, Inc. common stock that may be issued to the pre-closing holders of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis) pursuant to the foregoing is equal to a number determined dividing (a)(i) the Closing Merger Consideration, minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) the transaction expenses of the parties to the Merger Agreement, by (b) $10.00. At the election of the Company, in certain circumstances the Closing Cash Consideration may be reduced (with a corresponding increase to the Closing Share Consideration) to the extent required to ensure that the business combination qualifies for the Intended Income Tax Treatment (as defined herein). However, in no event shall the consideration payable in connection with the Transactions in respect of all outstanding shares of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis) exceed (i) an amount in cash equal to the Closing Cash Consideration and (ii) a number of shares of Talkspace, Inc. common stock equal to the Closing Share Consideration (the “Maximum Consideration”).

At the special meeting, HEC stockholders will be asked to consider and vote upon:

(1)

Proposal No. 1—To consider and vote upon a proposal to approve the business combination described in the accompanying proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the transactions contemplated by the Merger Agreement and related agreements described in the accompanying proxy statement/prospectus—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—To consider and vote upon a proposal to approve and adopt the second amended and restated certificate of incorporation of HEC in the form attached hereto as Annex B (the “second amended and restated certificate of incorporation”)—we refer to this proposal as the “charter proposal”;

(3)

Proposal No. 3—To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements—we refer to this proposal as the “governance proposal”;

(4)

Proposal No. 4—To consider and vote on a proposal to approve the Talkspace, Inc. 2021 Incentive Award Plan (the “2021 Plan”)—we refer to this proposal as the “incentive plan proposal.” A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as Annex G;

(5)

Proposal No. 5—To consider and vote on a proposal to approve the Talkspace, Inc. Employee Stock Purchase Plan (the “ESPP”)—we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to the accompanying proxy statement/prospectus as Annex H;

(6)

Proposal No. 6—To consider and vote upon a proposal to divide the board of directors into three classes to serve staggered terms on the Talkspace, Inc. board of directors until immediately following the 2021, 2022 and 2023 annual meetings of HEC stockholders, as applicable, and until their respective successors are duly elected and qualified—we refer to this proposal as the “director election proposal”;

(7)

Proposal No. 7—To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HEC’s issued and outstanding shares of Talkspace, Inc.’s common stock in connection with the business combination, including, without limitation, the PIPE Investment (as described below)—we refer to this proposal as the “Nasdaq proposal”; and

(8)

Proposal No. 8—To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the Nasdaq proposal—we refer to this proposal as the “adjournment proposal.”

Each of the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal, the director election proposal and the Nasdaq proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the governance proposal and the adjournment proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Each of these proposals is more fully described in the attached proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of HEC’s common stock at the close of business on                 , 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the HEC Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal are fair to and in the best interests of HEC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented. When you consider the HEC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of HEC stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The HEC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the HEC stockholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we will not consummate the Transactions.

In connection with the Merger Agreement, the HEC Insiders (as defined herein) have entered into the Sponsor Support Agreement, pursuant to which, among other things, such stockholders have agreed to: (i) vote their shares in favor of the business combination proposal and the other Condition Precedent Proposals included in the accompanying proxy statement/prospectus, (ii) not transfer their shares of Talkspace, Inc. common stock and warrants (including the shares of Talkspace, Inc. common stock issuable upon exercise thereof) held by each HEC Insider immediately following the Closing for a period of 180 days following the Closing Date, subject to certain exceptions and (iii) certain vesting provisions of their shares.

To raise additional proceeds to fund the Transactions, HEC entered into subscription agreements (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to purchase an aggregate of 30,000,000 shares of Talkspace, Inc. common stock, which we refer to as the “PIPE Investment,” for a price of $10.00 per share for an aggregate commitment of $300,000,000.

All HEC stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

HEC’s units, HEC’s Class A common stock and public warrants are currently listed on the Nasdaq Stock Market (the “Nasdaq”) under the symbols “HECCU,” “HEC” and “HECCW”, respectively.

Pursuant to HEC’s current certificate of incorporation, its public stockholders may demand that HEC redeem their public shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for these shares only if they (i) demand that HEC redeem their public shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to HEC’s transfer agent prior to the vote at the special meeting and (ii) affirmatively vote for or against the business combination proposal. If the business combination is not completed, these public shares will not be redeemed. If a public stockholder properly demands redemption and votes for or against the business combination proposal,

HEC will redeem each public share for a pro rata portion of the trust account holding the proceeds from the HEC IPO, calculated as of two business days prior to the Closing.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the special meeting of HEC’s stockholders. We encourage you to carefully read this entire document, including the Annexes attached hereto. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

The Transactions described in the accompanying proxy statement/prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the business combination or related Transactions, or passed upon the accuracy or adequacy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Douglas L. Braunstein
President, Chairman and Director

                , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE HEC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HEC’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF HEC STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated                 , 2021 and is first being mailed to HEC stockholders on or about                 , 2021.

HUDSON EXECUTIVE INVESTMENT CORP.

570 Lexington Avenue, 35th Floor

New York, NY 10022

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2021

TO THE STOCKHOLDERS OF HUDSON EXECUTIVE INVESTMENT CORP.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Hudson Executive Investment Corp., a Delaware corporation (“HEC”, “we” or “our”), will be held via live webcast at                 Eastern Time, on                 , 2021, at                 . The special meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

On behalf of HEC’s board of directors (the “HEC Board”), you are cordially invited to attend the special meeting, to conduct the following business items:

(1)

Proposal No. 1—To consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Agreement and Plan of Merger, dated as of January 12, 2021 (the “Merger Agreement”), by and among HEC, Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation (“Talkspace”), Tailwind Merger Sub I, Inc., a newly formed Delaware corporation and subsidiary of HEC (“First Merger Sub”), and Tailwind Merger Sub II, LLC, a newly formed Delaware limited liability company and subsidiary of HEC (“Second Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for (i) First Merger Sub to be merged with and into Talkspace with Talkspace being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Talkspace to be merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of HEC (the “Second Merger”, and together with the First Merger, the “business combination” and the business combination, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus-we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—To consider and vote upon a proposal to approve and adopt the second amended and restated certificate of incorporation of HEC in the form attached hereto as Annex B (the “second amended and restated certificate of incorporation”)—we refer to this proposal as the “charter proposal”;

(3)

Proposal No. 3—To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements-we refer to this proposal as the “governance proposal”;

(4)

Proposal No. 4—To consider and vote on a proposal to approve the Talkspace, Inc. 2021 Incentive Award Plan (the “2021 Plan”)—we refer to this proposal as the “incentive plan proposal.” A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as Annex G;

(5)

Proposal No. 5—To consider and vote on a proposal to approve the Talkspace, Inc. Employee Stock Purchase Plan (the “ESPP—we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to the accompanying proxy statement/prospectus as Annex H;

(6)

Proposal No. 6—To consider and vote upon a proposal to divide the board of directors into three classes to serve staggered terms on the Talkspace, Inc. board of directors until immediately following the 2021, 2022 and 2023 annual meetings of Talkspace, Inc. stockholders, as applicable, and until their respective successors are duly elected and qualified-we refer to this proposal as the “director election proposal”;

(7)	Proposal No. 7—To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HEC’s issued and outstanding shares of HEC’s common stock in connection with the business combination, including, without limitation, the PIPE Investment (as described below)—we refer to this proposal as the “Nasdaq proposal”; and

(8)

Proposal No. 8—To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP Proposal, the director election proposal or the Nasdaq proposal—we refer to this proposal as the “adjournment proposal.”

Each of the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal, the director election proposal and the Nasdaq proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the governance proposal and the adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of HEC’s common stock at the close of business on                 , 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the HEC Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal are fair to and in the best interests of HEC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented. When you consider the HEC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of HEC stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The HEC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the HEC stockholders that they vote in favor of the proposals presented at the special meeting.

In connection with the Merger Agreement, the HEC Insiders (as defined herein) have entered into the Sponsor Support Agreement, pursuant to which, among other things, such stockholders have agreed (i) to vote their shares in favor of the business combination proposal and the other Condition Precedent Proposals included in the accompanying proxy statement/prospectus, (ii) not transfer their shares of Talkspace, Inc. common stock and warrants (including the shares of Talkspace, Inc. common stock issuable upon exercise thereof) held by each HEC Insider immediately following the Closing for a period of 180 days following the Closing Date, subject to certain exceptions and (iii) certain vesting provisions of their shares.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we will not consummate the Transactions.

To raise additional proceeds to fund the Transactions, HEC has entered into subscription agreements (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to purchase an aggregate of 30,000,000 shares of Talkspace, Inc. common stock, which we refer to as the “PIPE Investment,” for a price of $10.00 per share for an aggregate commitment of $300,000,000.

Pursuant to HEC’s current certificate of incorporation, a public stockholder may demand that HEC redeem such shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for these shares only if they (i) demand that HEC redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to HEC’s transfer agent prior to the vote at the special meeting and (ii) affirmatively vote for or against the business combination proposal. If the business combination is not completed, these shares will not be redeemed. If a public stockholder properly demands redemption and votes for or against the business combination proposal, HEC will redeem each public share for a full pro rata portion of the trust account holding the proceeds from the HEC IPO, calculated as of two business days prior to the Closing.

All HEC stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Douglas L. Braunstein
President, Chairman and Director

                , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE HEC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HEC’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF HEC STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

This proxy statement/prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“2021 Plan” are to the Talkspace, Inc. 2021 Incentive Award Plan attached to this proxy statement/prospectus as Annex G;

“Action” are to any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration;

“Adjusted Assumed Vested Talkspace Option Election Consideration” are to (a) with respect to an Eligible Cash-Out Vested Talkspace Option, cash in an amount equal to (i) (A) the Per Share Merger Consideration multiplied by (B) such number of shares of Talkspace common stock underlying the Eligible Cash-Out Vested Talkspace Option, minus (ii) the aggregate exercise price applicable to each share of Talkspace common stock underlying such Eligible Cash-Out Vested Talkspace Option and (b) with respect to the remaining shares of Talkspace common stock subject to such Vested Talkspace Option, a Vested HEC Option; provided, that the Eligible Cash-Out Vested Talkspace Option shall mean an amount, expressed as a percentage, equal the Adjusted Assumed Vested Talkspace Option Election Percentage;

“Adjusted Assumed Vested Talkspace Option Election Percentage” are to an amount, expressed as a percentage, (a) (i) the numerator of which is equal to the absolute value of the Available Excess Cash Amount, and (ii) the denominator of which is equal to the sum of (A) the Closing Cash Consideration plus (B) the result of multiplying (1) the Closing Share Consideration by (2) $10.00 divided by (3) a fraction, (x) the numerator of which is the sum of the total number of Stock Electing Shares and Assumed Electing Options and (y) the denominator of which is the Aggregate Fully Diluted Talkspace Common Stock;

“Adjusted Optionholder Cash Weighted Mixed Election Consideration” are to (a) with respect to an Eligible Cash-Out Vested Talkspace Option, cash in an amount equal to (i) (A) the Per Share Merger Consideration multiplied by (B) such number of shares of Talkspace common stock underlying the Eligible Cash-Out Vested Talkspace Option, minus (ii) the aggregate exercise price applicable to each share of Talkspace common stock underlying such Eligible Cash-Out Vested Talkspace Option and (b) with respect to the remaining shares of Talkspace common stock subject to such Vested Talkspace Option, a Vested HEC Option; provided, that the Eligible Cash-Out Vested Talkspace Option shall mean an amount, expressed as a percentage, equal to the Adjusted Optionholder Cash Weighted Mixed Election Percentage;

“Adjusted Optionholder Cash Weighted Mixed Election Percentage” are to an amount, expressed as a percentage, (a) (i) the numerator of which is equal to the absolute value of the result of (A) (1) the Closing Cash Consideration minus (2) the amount of cash elected to be paid in respect of all Standard Mixed Electing Shares and Standard Mixed Electing Options, and (ii) the denominator of which is equal to the sum of (A) the Closing Cash Consideration plus (B) the result of multiplying (1) the Closing Share Consideration by (2) $10.00 divided by (b) a fraction, (i) the numerator of which is the sum of the total number of Cash Weighted Mixed Electing Shares and Cash Weighted Mixed Electing Options and (ii) the denominator of which is the Aggregate Fully Diluted Talkspace Common Stock;

“Adjusted Stock Election Consideration” are to (a) a number of shares of Talkspace, Inc. common stock equal to (i) the Exchange Ratio multiplied by (ii) the difference obtained by subtracting the Adjusted Stock Election Percentage from clause (i), and (b) cash in an amount equal to (i) the Per Share Merger Consideration multiplied by (ii) the Adjusted Stock Election Percentage;

“Adjusted Stock Election Percentage” are to an amount, expressed as a percentage, (a) a fraction, (i) the numerator of which is equal to the absolute value of the Available Cash Excess Amount, and (ii) the denominator of which is equal to the sum of (A) the Closing Cash Consideration plus (B) the result of multiplying (1) the Closing Share Consideration by (2) $10.00 divided by (b) a fraction, (i) the numerator of which is the sum of the total number of Stock Electing Shares and Assumed Electing Options and (ii) the denominator of which is the Aggregate Fully Diluted Talkspace Common Stock;

“Adjusted Stockholder Cash Weighted Mixed Election Consideration” are to (a) a number of shares of Talkspace, Inc. common stock equal to (i) the Exchange Ratio multiplied by (ii) the difference obtained by subtracting the Adjusted Stockholder Cash Weighted Mixed Election Percentage from clause (i), and (b) cash in an amount equal to (i) the Per Share Merger Consideration multiplied by (ii) the Adjusted Stockholder Cash Weighted Mixed Election Percentage;

“Adjusted Stockholder Cash Weighted Mixed Election Percentage” are to an amount, expressed as a percentage, (a) a fraction, (i) the numerator of which is equal to the absolute value of the result of (A) (1) Closing Cash Consideration minus (2) the amount of cash that would be elected to be paid in respect of all Standard Mixed Electing Shares and Standard Mixed Electing Options but for the adjustment set forth in the Merger Agreement, and (ii) the denominator of which is equal to the sum of (A) the Closing Cash Consideration plus (B) the result of multiplying (1) the Closing Share Consideration by (2) $10.00 divided by (b) a fraction, (i) the numerator of which is the sum of the total number of Cash Weighted Mixed Electing Shares and Cash Weighted Mixed Electing Options and (ii) the denominator of which is the Aggregate Fully Diluted Talkspace Common Stock;

“Aggregate Fully Diluted Talkspace Common Stock” are to, without duplication, (a) the aggregate number of shares of Talkspace common stock that are (i) issued and outstanding immediately prior to the First Effective Time after giving effect to the Pre-Closing Restructuring or (ii) issuable upon, or subject to, the settlement of Talkspace Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the First Effective Time, minus (b) the Talkspace treasury shares, if any, outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Talkspace Options described in clause (ii) above divided by the Per Share Merger Consideration; provided, that any Talkspace Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Talkspace Common Shares;

“Assumed Electing Options” are to the Vested Talkspace Options with respect to which an Assumed Vested Company Option Election has been properly made and not revoked or lost;

“Assumed Vested Talkspace Option Election” are to, with respect to any holder of Vested Talkspace Options, an election by such holder to receive the Assumed Vested Talkspace Option Election Consideration, as it may be adjusted pursuant to the Merger Agreement;

“Assumed Vested Company Option Election Consideration” are to a Vested HEC Option;

“Available Closing HEC Cash” are to an amount equal to (i) all amounts in HEC’s trust account (after reduction for the aggregate amount of payments required to be made in connection with valid redemptions by stockholders of HEC), plus (ii) the aggregate amount of cash that has been funded to and remains with HEC pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (iii) the aggregate amount of cash that has been funded to and remains with HEC pursuant to the HEC Forward Purchase Agreement, minus (iv) expenses of HEC and its affiliates incurred prior to the Closing Date consistent with the disclosure set forth in HEC’s SEC filings (other than the HEC transaction expenses);

“Available Excess Cash Amount” are to the amount, if the Closing Cash Consideration exceeds the Cash Election Amount, of such excess;

“business combination” are to, together, (i) the First Merger and (ii) the Second Merger;

“Cash Election Amount” are to (a) the aggregate amount of cash consideration elected by all holders of Standard Mixed Election Shares (before giving effect to any adjustment pursuant to the Merger Agreement), plus (b) the aggregate amount of cash consideration elected by all holders of Cash Weighted Mixed Consideration Shares (before giving effect to any adjustment pursuant to the Merger Agreement), plus (c) the aggregate amount of cash consideration elected by all holders of Standard Mixed Election Options (before giving effect to any adjustment pursuant to the Merger Agreement), plus (d) the aggregate amount of cash consideration elected by all holders of Cash Weighted Mixed Election Options (before giving effect to any adjustment pursuant to the Merger Agreement);

“Cash Weighted Mixed Electing Options” are to the Vested Talkspace Options with respect to which an Optionholder Cash Weighted Mixed Election has been properly made and not revoked or lost;

“Cash Weighted Mixed Electing Shares” are to the shares of Talkspace stock with respect to which a Stockholder Cash Weighted Mixed Election has been properly made and not revoked or lost;

“Closing” are to the consummation of the business combination;

“Closing Cash Consideration” are to an amount equal to (a) the Available Closing HEC Cash, minus (b) $250,000,000.00, minus (c) HEC transaction expenses set forth on HEC’s closing statement, minus (d) Talkspace transaction expenses set forth on the Talkspace closing statement; provided, that, if the Closing occurs when the Closing Cash Consideration as otherwise determined by this definition would result in Closing Share Consideration that is less than the Minimum Share Consideration, then the Closing Cash Consideration will be decreased by the minimum extent necessary such that the Closing Share Consideration equals the Minimum Share Consideration;

“Closing Date” are to the date on which the Transactions are consummated;

“Closing Merger Consideration” are to $1,400,000,000.00;

“Closing Share Consideration” are to an amount equal to the number of shares (rounded to the nearest whole share) of Talkspace, Inc. common stock determined by dividing an amount equal to (a) (i) the Closing Merger Consideration, minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) HEC transaction expenses set forth on the HEC closing statement, minus (v) Talkspace transaction expenses set forth on the Talkspace closing statement, by (b) $10.00;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Company Sale” are to (i) any transaction or series of related transactions that results in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of Talkspace, Inc. or (ii) a sale or disposition of all or substantially all of the assets of Talkspace, Inc. and its subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Talkspace, Inc. (or any successor to Talkspace, Inc.) immediately following the closing of such transaction(s) being beneficially owned, directly or indirectly, by individuals and entities (or affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity securities of Talkspace, Inc. immediately prior to such transaction(s);

“completion window” are to the period following the completion of the HEC IPO at the end of which, if HEC has not completed an initial business combination, it will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions. The completion window ends on June 11, 2022;

“Condition Precedent Proposals” are to the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal, the director election proposal and the Nasdaq proposal, collectively;

“COVID-19” are to SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks;

“COVID-19 Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, governmental order, Action, directive, pronouncement, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act, or any changes thereto;

“current certificate of incorporation” are to HEC’s amended and restated certificate of incorporation in effect as of the date of this proxy statement/prospectus;

“DGCL” are to the Delaware General Corporation Law, as amended;

“Dissenting Shares” are to the shares of Talkspace common stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL;

“Eligible Cash-Out Vested Talkspace Option” are to (a) with respect to an Optionholder Cash Weighted Mixed Election, the Optionholder Cash Weighted Mixed Election Percentage of the shares of Talkspace common stock subject to such Vested Talkspace Option (rounded up to the nearest whole number), and (b) with respect to an Optionholder Standard Mixed Election, the Optionholder Standard Mixed Election Percentage of the shares of Talkspace common stock subject to such Vested Talkspace Option (rounded up to the nearest whole number), in each case as it may be adjusted pursuant to the Merger Agreement;

“ESPP” are to the Talkspace, Inc. 2021 Employee Stock Purchase Plan, attached to this proxy statement/prospectus as Annex H;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Agent Agreement” are to a paying and exchange agent agreement, in form and substance reasonably acceptable to HEC and Talkspace;

“Exchange Ratio” are to the quotient obtained by dividing (a) a number of shares of Talkspace, Inc. common stock equal to the quotient obtained by dividing (i) the sum of (A) the Closing Merger Consideration, minus (B) the Sponsor Share Amount, minus (C) HEC transaction expenses set forth on the HEC closing statement, minus (D) Talkspace transaction expenses set forth on the Talkspace closing statement, by (ii) $10.00; by (b) the Aggregate Fully Diluted Talkspace Common Stock;

“First Effective Time” are to the effective time of the First Merger;

“First Merger” are to the merger of First Merger Sub with and into Talkspace;

“First Merger Sub” are to Tailwind Merger Sub I, Inc.;

“founder shares” are to shares of HEC’s Class B common stock and HEC’s Class A common stock issued upon the automatic conversion thereof at the time of HEC’s initial business combination. The founder shares are held of record by the Sponsor, Amy Schulman and Thelma Duggin as of the record date;

“HEC” are to Hudson Executive Investment Corp., a Delaware corporation;

“HEC Forward Purchase” are to the purchase by HEC Fund from HEC pursuant to the HEC Forward Purchase Agreement of 2,500,000 forward purchase units (the “Forward Purchase Units”), consisting of one share of Talkspace, Inc. common stock and one-half of one warrant to purchase one share of Talkspace, Inc. common stock, for $10.00 per unit, or an aggregate amount of $25,000,000, in a private placement that will close concurrently with the closing of the business combination and to backstop up to $25,000,000 of redemptions by stockholders of HEC;

“HEC Forward Purchase Agreement” are to the forward purchase agreement, entered into as of June 8, 2020, by and between HEC and HEC Fund, as amended by that certain First Amendment to Forward Purchase Agreement, dated January 12, 2021;

“HEC Fund” are to HEC Master Fund LP, a Delaware limited partnership;

“HEC Insiders” are to, collectively, the Sponsor, Douglas Braunstein, Douglas Bergeron, Jonathan Dobres, Robert Greifeld, Amy Schulman and Thelma Duggin;

“HEC IPO” are to the initial public offering by HEC which closed on June 11, 2020;

“HEC Parties” are to HEC, First Merger Sub and Second Merger Sub;

“HEC warrants” are to the private placement warrants and the public warrants (each, as defined below);

“HEC’s Class A common stock” are to, prior to consummation of the Transactions, HEC’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to the common stock, par value $0.0001 per share, of Talkspace, Inc.;

“HEC’s Class B common stock” are to HEC’s Class B common stock, par value $0.0001 per share;

“HEC’s common stock” are to HEC’s Class A common stock and HEC’s Class B common stock;

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Insiders” are to Douglas L. Braunstein, Douglas G. Bergeron, Jonathan Dobres, Robert Greifeld, Amy Schulman and Thelma Duggin;

“Intended Income Tax Treatment” are to the intention of each of the HEC Parties and Talkspace that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment of the business combination), the business combination will consistute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the HEC Parties and Talkspace are parties under Section 368(b) of the Code;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of January 12, 2021, by and among HEC, Talkspace, First Merger Sub and Second Merger Sub;

“Minimum Share Consideration” are to, solely to the extent Talkspace elects application of the Minimum Share Consideration, the number of shares (rounded up to the nearest whole share) of Talkspace, Inc. common stock that represents the minimum number of shares of Talkspace, Inc. common stock that is required to ensure that the business combination qualifies for the Intended Income Tax Treatment (with such number of shares to be reasonably determined by tax counsel to Talkspace, taking into account reasonable expectations regarding the value of Talkspace, Inc. common stock on the Closing Date); provided, that Talkspace shall be eligible to elect the application only if Talkspace has a good faith and reasonable belief that the volume-weighted average price of Talkspace, Inc. common stock on the Closing Date will be less than $10.00 per share;

“Optionholder Cash Weighted Mixed Election Consideration” are to, (A) with respect to the Eligible Cash-Out Vested Talkspace Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Talkspace common stock underlying the Eligible Cash-Out Vested Talkspace Option, minus (ii) the aggregate exercise price applicable to each share of Talkspace common stock underlying such Eligible Cash-Out Vested Talkspace Option and (B) with respect to the remaining shares of Talkspace common stock subject to such Vested Talkspace Option, a Vested HEC Option;

“Optionholder Cash Weighted Mixed Election Percentage” are to, with respect to any holder of Vested Talkspace Options that has properly made and not revoked or lost an optionholder cash weighted mixed election, a percentage equal to fifty percent (50%);

“Optionholder Standard Mixed Election Consideration” are to (A) with respect to the Eligible Cash-Out Vested Talkspace Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Talkspace common stock underlying the Eligible Cash-Out Vested Talkspace Option, minus (ii) the aggregate exercise price applicable to each share of Talkspace common stock underlying such Eligible Cash-Out Vested Talkspace Option and (B) with respect to the remaining shares of Talkspace common stock subject to such Vested Talkspace Option, a Vested HEC Option;

“Optionholder Standard Mixed Election Percentage” are to, with respect to any holder of Vested Talkspace Options that has properly made and not revoked or lost an optionholder standard mixed election, an amount, expressed as a percentage, (A) the numerator of which is the Closing Cash Consideration and (B) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00;

“Per Share Merger Consideration” are to the product obtained by multiplying (a) the Exchange Ratio by (b) $10.00;

“PIPE Investment” are to the private placement pursuant to which HEC entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby such investors have agreed to purchase an aggregate of 30,000,000 shares of Talkspace, Inc. common stock at a purchase price of $10.00 per share for an aggregate commitment of $300,000,000;

“PIPE Investors” are to the investors participating in the PIPE Investment;

“Pre-Closing Holder” are to a person who holds one or more shares Talkspace stock immediately prior to the First Effective Time;

“private placement warrants” are to HEC’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the HEC IPO;

“Proposed Bylaws” are to the proposed bylaws of Talkspace, Inc., effective prior to the First Effective Time and the closing of the PIPE Investment attached to this proxy statement/prospectus as Annex C;

“public shares” are to shares of HEC’s Class A common stock sold as part of the units in the HEC IPO (whether they were purchased in the HEC IPO or thereafter in the open market);

“public stockholders” are to the holders of public shares, including the Sponsor and HEC’s officers and directors to the extent the Sponsor and HEC’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;

“public warrants” are to HEC warrants sold as part of the units in the HEC IPO (whether they were purchased in the HEC IPO or thereafter in the open market);

“Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement, to be entered into at Closing by and among Talkspace, Inc., Sponsor and certain former stockholders of Talkspace;

“SEC” are to the United States Securities and Exchange Commission;

“second amended and restated certificate of incorporation” are to the proposed second amended and restated certificate of incorporation of Talkspace, Inc. in the form attached hereto as Annex B;

“Second Merger Sub” are to Tailwind Merger Sub II, LLC;

“Sponsor” are to HEC Sponsor LLC, a Delaware limited liability company;

“Sponsor Share Amount” are to $72,000,000.00;

“Sponsor Support Agreement” are to that certain Support Agreement, dated as of January 12, 2021, by and among HEC, the HEC Insiders and Talkspace;

“Standard Mixed Electing Options” are to the Vested Talkspace Options with respect to which an Optionholder Standard Mixed Election has been properly made and not revoked or lost or with respect to which no election has been made;

“Standard Mixed Electing Shares” are to the shares of Talkspace stock with respect to which a Stockholder Standard Mixed Election has been properly made and not revoked or lost or with respect to which no election has been made;

“Stock Electing Shares” are to the shares of Talkspace stock with respect to which a Stock Election has been properly made and not revoked or lost;

“Stock Election” are to, with respect to any Pre-Closing Holder, an election by such holder to receive the Stock Election Consideration, as it may be adjusted pursuant to the Merger Agreement;

“Stock Election Consideration” are to a number of shares of Talkspace, Inc. common stock equal to the Exchange Ratio;

“Stockholder Cash Weighted Mixed Election” are to, with respect to any Pre-Closing Holder, an election by such holder to receive the Stockholder Cash Weighed Mixed Election Consideration, as it may be adjusted pursuant to the Merger Agreement;

“Stockholder Cash Weighted Mixed Election Consideration” are to (a) a number of shares of Talkspace, Inc. common stock equal to (i) the Exchange Ratio multiplied by (ii) the difference obtained by subtracting the Stockholder Cash Weighted Mixed Election Percentage from clause (i), and (b) cash in an amount equal to (i) the Per Share Merger Consideration multiplied by (ii) the Stockholder Cash Weighted Mixed Election Percentage;

“Stockholder Cash Weighted Mixed Election Percentage” are to, with respect to any Pre-Closing Holder that has properly made and not revoked or lost a Stockholder Cash Weighted Mixed Election, a percentage equal to fifty percent (50%);

“Stockholder Standard Mixed Election” are to, with respect to any Pre-Closing Holder, an election by such holder to receive the Stockholder Standard Mixed Election Consideration, as it may be adjusted pursuant to the Merger Agreement;

“Stockholder Standard Mixed Election Consideration” are to (a) a number of shares of Talkspace, Inc. common stock equal to (i) the Exchange Ratio multiplied by (ii) the difference obtained by subtracting the Stockholder Standard Mixed Election Percentage from clause (i), and (b) cash in an amount equal to (i) the Per Share Merger Consideration, multiplied by (ii) the Stockholder Standard Mixed Election Percentage;

“Stockholder Standard Mixed Election Percentage” are to, with respect to any Pre-Closing Holder that has properly made and not revoked or lost a Stockholder Standard Mixed Election in accordance with the Merger Agreement, equal to an amount, expressed as a percentage, (a) the numerator of which is the Closing Cash Consideration and (b) the denominator of which is equal to the sum of (i) the Closing Cash Consideration plus (ii) the result of multiplying (A) the Closing Share Consideration by (B) $10.00;

“Subscription Agreements” are to the subscription agreements entered into by and between HEC and the PIPE Investors, in each case, dated as of January 12, 2021 and entered into in connection with the PIPE Investment;

“Talkspace” are to Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation;

“Talkspace common stock” are to the shares of common stock, par value $0.001 per share, of Talkspace;

“Talkspace Holders Support Agreement” are to that certain Support Agreement, dated as of January 12, 2021, by and among HEC, Talkspace and certain stockholders of Talkspace party thereto;

“Talkspace Incentive Plan” are to certain 2014 Stock Incentive Plan of Groop Internet Platform, Inc.;

“Talkspace Options” are to options to acquire shares of Talkspace common stock granted under the Talkspace Incentive Plan;

“Talkspace preferred stock” are to, collectively, the shares of preferred stock, par value $0.001 per share, of Talkspace, of which shares have been designated as: (i) Series Seed Preferred Stock, (ii) Series Seed-1 Preferred Stock, (iii) Series Seed-2 Preferred Stock, (iv) Series A Preferred Stock, (v) Series B Preferred Stock, (vi) Series C Preferred Stock and (vii) Series D Preferred Stock;

“Talkspace, Inc.” are to HEC following the consummation of the Transactions and its name change from Hudson Executive Investment Corp. to Talkspace, Inc.;

“Talkspace, Inc. common stock” are to the shares of common stock, par value $0.0001 per share, of Talkspace, Inc.;

“Talkspace stock” are to the Talkspace common stock and the Talkspace preferred stock;

“Transaction Agreements” are to the Merger Agreement, the Registration Rights Agreement, the Talkspace Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the HEC Forward Purchase Agreement, the Exchange Agent Agreement, each Letter of Transmittal, the second amended and restated certificate of incorporation, the Proposed Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto;

“Transactions” are to, collectively, the business combination and the other transactions contemplated by the Merger Agreement;

“Treasury Regulations” are to the regulations promulgated under the Code;

“trust account” are to the trust account of HEC that holds the proceeds from the HEC IPO;

“Trust Agreement” are to the Investment Management Trust Agreement, effective as of June 8, 2020, by and between HEC and Continental Stock Transfer & Trust Company, as trustee;

“Unvested HEC Option” are to each Unvested Talkspace Option that is outstanding as of immediately prior to the First Effective Time that will be assumed and converted (based on the adjustment formula set forth in the Merger Agreement), by virtue of the First Merger and without any action on the part of the holders thereof, into an option to purchase shares of Talkspace, Inc. common stock;

“Unvested Talkspace Option” are to a Talkspace Option, or portion thereof, to the extent such Talkspace Option (or applicable portion thereof) is outstanding and not vested as of immediately prior to the First Effective Time;

“Vested HEC Option” are to a portion of each Vested Talkspace Option that is outstanding as of immediately prior to the First Effective Time that will be assumed and converted (based on the adjustment formula set forth in the Merger Agreement), by virtue of the First Merger and without any action on the part of the holders thereof, into an option to purchase shares of Talkspace, Inc. common stock;

“Vested Talkspace Option” are to a Talkspace Option, or portion thereof, to the extent such Talkspace Option (or applicable portion thereof) is vested and outstanding as of immediately prior to the First Effective Time (after taking into consideration any accelerated vesting that is required to occur as a result of the Transactions pursuant to the terms of applicable award agreement that has not otherwise been waived by the holder thereof);

“Warrant Agreement” are to that certain Warrant Agreement, dated as of June 8, 2020, by and between HEC and Continental Stock Transfer & Trust Company; and

“warrants” are to the public warrants and the private placement warrants and the PIPE Warrants.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

Hudson Executive Investment Corp, a Delaware corporation, which we refer to as “HEC,” “we,” “us,” or “our,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

On June 11, 2020, HEC consummated the HEC IPO of 41,400,000 units, including 5,400,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of HEC’s Class A common stock and one-half of one warrant, each whole warrant to purchase one share of HEC’s Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $414,000,000. Simultaneously with the consummation of the initial public offering, HEC consummated the private placement of 10,280,000 warrants at a price of $1.00 per warrant, generating total proceeds of $10,280,000. Transaction costs amounted to $23,353,182 consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $583,182 of other offering costs.

•

Following the consummation of the HEC IPO, $414,000,000 was deposited into a U.S.-based trust account with J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except as described in the prospectus for the HEC IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and HEC’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

•	Groop Internet Platform Inc. (d/b/a “Talkspace”), a Delaware corporation, which we refer to as “Talkspace,” is a leading virtual behavioral health platform.

•

On January 12, 2021, HEC entered into an Agreement and Plan of Merger with Talkspace, First Merger Sub and Second Merger Sub, which among other things, provides for (i) First Merger Sub to be merged with and into Talkspace with Talkspace being the surviving company in the First Merger and (ii) Talkspace to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of HEC.

•

Subject to the terms of the Merger Agreement, the aggregate merger consideration payable to holders of Talkspace stock and Vested Talkspace Options will be equal to: (a) the Closing Cash Consideration and (b) the Closing Share Consideration.

•

Pursuant to the PIPE Investment, HEC has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from HEC 30,000,000 shares of Talkspace, Inc. common stock at a purchase price of $10.00 per share for an aggregate commitment of $300,000,000.

•

Pursuant to the HEC Forward Purchase Agreement, as amended, HEC Fund agreed to purchase 2,500,000 Forward Purchase Units and backstop up to $25,000,000 of redemptions by HEC stockholders in a private placement that will close concurrently with the Closing. The Forward Purchase Units consist of one share of Talkspace, Inc. common stock and one-half of one warrant to purchase one share of Talkspace, Inc. common stock, for $10.00 per unit.

•

It is anticipated that, upon the Closing: (i) existing stockholders of Talkspace will own approximately 50.8% of Talkspace, Inc. on a fully diluted net exercise basis; (ii) HEC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.1% in Talkspace, Inc. on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 18.2% of Talkspace, Inc. on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates) will own approximately 5.9% of Talkspace, Inc. on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of HEC’s Class A common stock underlying warrants, (ii) assume that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account and (iii) assume the transaction expenses of the parties to the Merger Agreement equals $49 million.

•

HEC management and the HEC Board considered various factors in determining whether to approve the Merger Agreement and the Transactions. For more information about the reasons that the HEC Board considered in determining its recommendation, please see the section entitled “Proposal No. 1—The Business Combination Proposal—HEC’s Board of Directors’ Reasons for Approval of the Transactions.” When you consider the HEC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of HEC stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The HEC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the HEC stockholders that they vote “FOR” the proposals presented at the special meeting.

•	At the special meeting, HEC’s stockholders will be asked to consider and vote on the following proposals:

•

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

•

a proposal to approve and adopt the second amended and restated certificate of incorporation of HEC in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2—The Charter Proposal”;

•

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3—The Governance Proposal”;

•	a proposal to approve the 2021 Plan. Please see the section entitled “Proposal No. 4— The Incentive Plan Proposal”;

•	a proposal to approve the ESPP. Please see the section entitled “Proposal No. 5—The ESPP Proposal”;

•

a proposal to divide the board of directors into three classes to serve staggered terms on the Talkspace, Inc. board of directors until immediately following the 2021, 2022 and 2023 annual meetings of HEC stockholders, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 6—The Director Election Proposal”;

•

a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HEC’s issued and outstanding shares of HEC’s common stock in connection with the business combination, including, without limitation, the PIPE Investment. Please see the section entitled “Proposal No. 7—The Nasdaq Proposal”; and

•

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 8—The Adjournment Proposal.”

•

Upon consummation of the Transactions, the HEC Board anticipates each Class I director having a term that expires immediately following HEC’s annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following HEC’s annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following HEC’s annual meeting of stockholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “Proposal No. 6—The Director Election Proposal” and “Management of Talkspace, Inc. Following the Business Combination” for additional information.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to HEC stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the special meeting.

Q.	Why am I receiving this proxy statement/prospectus?

A.

HEC and Talkspace have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and HEC encourages its stockholders to read it in its entirety. HEC’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the Transactions, which, among other things, include provisions for (a) First Merger Sub to be merged with and into Talkspace with Talkspace being the surviving corporation in the First Merger as a wholly owned subsidiary of HEC and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, Talkspace to be merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of HEC in the Second Merger. Please see the section entitled “Proposal No. 1—The Business Combination Proposal.”

This proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q.	When and where is the Special Meeting?

A.

The special meeting will be held via live webcast on                 , 2021 at                  Eastern Time at         . The special meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

Q.	What are the proposals on which I am being asked to vote at the special meeting?

A.	The stockholders of HEC will be asked to consider and vote on the following proposals at the special meeting:

1.

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

2.

a proposal to approve and adopt the second amended and restated certificate of incorporation of HEC in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2—The Charter Proposal”;

3.

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately, in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3—The Governance Proposal”;

4.	a proposal to approve the 2021 Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal”;

5.	a proposal to approve the ESPP. Please see the section entitled “Proposal No. 5—The ESPP Proposal”;

6.

a proposal to divide the board of directors into three classes to serve staggered terms on the Talkspace, Inc. board of directors until immediately following the 2021, 2022 and 2023 annual meetings of HEC stockholders, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 6—The Director Election Proposal”;

7.

a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HEC’s issued and outstanding shares of HEC’s common stock in connection with the business combination, including, without limitation, the PIPE Investment. Please see the section entitled “Proposal No. 7—The Nasdaq Proposal”; and

8.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 8—The Adjournment Proposal.”

Each of the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal, the director election proposal and the Nasdaq proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the governance proposal and the adjournment proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

HEC will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we will not consummate the Transactions.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is HEC proposing the business combination?

A.	HEC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On June 11, 2020, HEC consummated the HEC IPO of 41,400,000 units, including 5,400,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of HEC’s Class A common stock and one-half of one warrant, each whole warrant to purchase one share of HEC’s Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $414,000,000. Simultaneously with the consummation of the HEC IPO, HEC consummated the private placement of 10,280,000 warrants at a price of $1.00 per warrant, generating total proceeds of $10,280,000. Transaction costs amounted to $23,353,182 consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $583,182 of other offering costs. Since the HEC IPO, HEC’s activity has been limited to the evaluation of business combination candidates.

Talkspace is a leading virtual behavioral health platform, and, since its founding in 2012, it has connected millions of patients with licensed mental health providers across a wide and growing spectrum of care through virtual counseling, psychotherapy and psychiatry. Talkspace created a purpose-built platform to address the needs of its individual consumer subscribers and enterprise clients offering convenient and affordable access to a fully-credentialed network of highly qualified providers.

The HEC Board considered the results of the due diligence review of Talkspace’s business. The HEC Board also considered Talkspace’s current prospects for growth. For additional information, see “Proposal No. 1—The Business Combination Proposal—HEC’s Board of Directors’ Reasons for Approval of the Transactions.”

As a result, HEC believes that a business combination with Talkspace will provide HEC stockholders with an opportunity to participate in the ownership of a company with significant growth potential. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—HEC’s Board of Directors’ Reasons for Approval of the Transactions.” Although the HEC Board believes that the business combination presents a unique business combination opportunity and is in the best interests of HEC stockholders, the HEC Board did consider certain potentially material negative factors in arriving at that conclusion. Please see the section entitled “Risk Factors—Risks Related to Talkspace’s Business and Operations Following the Business Combination.”

Q.	Why is HEC providing stockholders with the opportunity to vote on the business combination?

A.

Under our current certificate of incorporation, we must provide all public stockholders with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the business combination proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of the business combination.

Q.	What will happen in the business combination?

A.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, HEC will acquire Talkspace in a series of transactions we collectively refer to as the business combination. At the Closing, among other things, (i) First Merger Sub will merge with and into Talkspace with Talkspace being the surviving corporation in the First Merger as a wholly owned subsidiary of HEC and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Talkspace will be merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of HEC in the Second Merger. Following the Closing, HEC will own 100% of the limited liability company interests of Second Merger Sub and each share of Talkspace stock will have been cancelled and converted into the right to receive a portion of the Closing Merger Consideration.

Q.	Following the business combination, will HEC’s securities continue to trade on a stock exchange?

A.

Yes. We intend to apply for listing, effective at the time of the Closing, of Talkspace, Inc. common stock and Talkspace, Inc. warrants on the Nasdaq under the symbols “TALK” and “TALKW”, respectively. Our publicly traded units will separate into the component securities following the Closing and will no longer trade as a separate security.

Q.	How will the business combination impact the shares of HEC outstanding after the business combination?

A.

As a result of the business combination and the consummation of the transactions contemplated by the Merger Agreement and the related agreements, including, without limitation, the PIPE Investment, the amount of HEC’s common stock outstanding on a fully diluted net exercise basis will increase by approximately 218.93% to approximately 165,045,000 shares of Talkspace, Inc. common stock (assuming that no shares of HEC’s Class A common stock are elected to be redeemed by HEC stockholders). Additional shares of Talkspace, Inc. common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of Talkspace, Inc.

common stock upon exercise of the warrants after the business combination. The issuance and sale of such shares in the public market could adversely impact the market price of Talkspace, Inc. common stock, even if its business is doing well. Pursuant to the 2021 Plan, a copy of which is attached to this proxy statement/prospectus as Annex G, following the Closing, HEC may grant an aggregate amount of up to additional shares of Talkspace, Inc. common stock. Pursuant to the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex H, following the closing of the business combination, HEC may grant an aggregate amount of up to additional shares of Talkspace, Inc. common stock.

Q.	Will the management of Talkspace change in the business combination?

A.

We anticipate that all of the executive officers of Talkspace will remain with Talkspace, Inc. In addition, certain individuals have each been nominated to serve as directors of Talkspace, Inc. following completion of the business combination. Please see the sections entitled “Proposal No. 6—The Director Election Proposal” and “Management of Talkspace, Inc. Following the Business Combination” for additional information.

Q.	What equity stake will current stockholders of Talkspace and the PIPE Investors hold in Talkspace, Inc. after the closing?

It is anticipated that, upon the Closing: (i) existing stockholders of Talkspace will own approximately 50.8% of Talkspace, Inc. on a fully diluted net exercise basis; (ii) HEC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.1% in Talkspace, Inc. on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 18.2% of Talkspace, Inc. on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates) will own approximately 5.9% of Talkspace, Inc. on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of HEC’s Class A common stock underlying warrants, (ii) assume that no HEC public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account and (iii) assume the transaction expenses of the parties to the Merger Agreement equals $49 million.

For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combination on Talkspace, Inc.’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—the ESPP Proposal.”

Q.	Will HEC obtain new financing in connection with the Transactions?

A.

Yes. HEC has entered into subscription agreements (containing commitments to funding that are subject to conditions that generally align with the conditions set forth in the Merger Agreement) with the PIPE Investors, pursuant to which HEC has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy from HEC 30,000,000 shares of Talkspace, Inc. common stock at a purchase price of $10.00 per share for an aggregate commitment of $300,000,000. Please see the section entitled “Proposal No. 1—The Business Combination Proposal— Sources and Uses for the Business Combination.”

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Merger Agreement, including the expiration of the applicable waiting period under the HSR Act, and the approval by the stockholders of HEC of the Condition Precedent Proposals.

For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement.”

Q.	Are there any arrangements to help ensure that HEC will have sufficient funds, together with the proceeds in its trust account and from the PIPE Investment, to fund the aggregate purchase price?

A.

The Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, HEC having at least $5,000,001 of net tangible assets as of the Closing. Additionally, the obligations of Talkspace to consummate the Transactions are conditioned upon, among others, the amount of cash available in the trust account plus the aggregate amount of cash that has been funded to and remains with HEC pursuant to the PIPE Investment as of immediately prior to the Closing being least $400,000,000.

Additionally, in connection with the execution of the Merger Agreement, HEC and HEC Fund entered into an amendment to HEC Forward Purchase Agreement, pursuant to which HEC Fund agreed to purchase 2,500,000 Forward Purchase Units and backstop up to $25,000,000 of redemptions by HEC stockholders in a private placement that will close concurrently with the Closing. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—HEC Forward Purchase Agreement.”

Assuming (i) the PIPE Investment and the HEC Forward Purchase are funded in accordance with their terms and (ii) stockholders holding less than 88% of HEC’s Class A common stock elect to redeem any shares of HEC’s Class A common stock, the condition that HEC have at least $400,000,000 in cash as of immediately prior to the closing will be satisfied. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Sources and Uses for the Business Combination.”

Q.	What happens if I sell my shares of HEC’s Class A common stock before the special meeting?

A.

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of HEC’s Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of HEC’s Class A common stock because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your shares of HEC’s Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the trust account.

Q.	What constitutes a quorum at the special meeting?

A.

A majority of the voting power of all issued and outstanding shares of HEC’s common stock entitled to vote as of the record date at the special meeting must be present via the virtual meeting platform, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting,                 shares of HEC’s common stock would be required to be present at the special meeting to achieve a quorum.

Q.	What vote is required to approve the proposals presented at the special meeting?

A.

The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the ESPP proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of HEC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the Nasdaq proposal and the adjournment proposal will have no effect on such proposals.

The approval of the charter proposal requires the affirmative vote of holders of a majority of HEC’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the director nominees who receive the most affirmative votes will be elected. HEC stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Q.	How many votes do I have at the special meeting?

A.

Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of HEC’s common stock held of record as of                 , 2021, the record date for the special meeting. As of the close of business on the record date, there were                 outstanding shares of HEC’s common stock.

Q.	Why is HEC proposing the governance proposal?

A.

As required by applicable SEC guidance, HEC is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the second amended and restated certificate of incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the charter proposal, but pursuant to SEC guidance, HEC is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on HEC and the HEC Board (separate and apart from the approval of the charter proposal). Furthermore, the business combination is not conditioned on the separate approval of the governance proposal (separate and apart from approval of the charter proposal). Please see the section entitled “Proposal No. 3—The Governance Proposal.”

Q.	Did the HEC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A.

The HEC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. The officers and directors of HEC, including Douglas Braunstein, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of HEC’s financial and other advisors, including J.P. Morgan Securities LLC and Citigroup Global Markets Inc., enabled them to perform the necessary analyses and make determinations regarding the Transactions. In addition, HEC’s officers and directors and HEC’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the HEC Board in valuing Talkspace’s business, and assuming the risk that the HEC Board may not have properly valued such business.

Q.	Do I have redemption rights?

A.

If you are a public stockholder, you have the right to demand that HEC redeem such shares for a pro rata portion of the cash held in the trust account provided that you vote either “for” or “against” the business combination proposal. HEC sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the

Exchange Act) will be restricted from seeking redemption with respect to more than 20% of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under HEC’s current certificate of incorporation, the business combination may be consummated only if HEC has at least $5,000,001 of net tangible assets after giving effect to all public stockholders that properly demand redemption of their shares for cash.

Q.	How do I exercise my redemption rights?

A.

If you are a public stockholder and wish to exercise your redemption rights, you must demand that HEC redeem your shares into cash no later than the second business day preceding the vote on the business combination proposal by delivering your stock to HEC’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the special meeting. Any public stockholder will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $                or $                per share, as of                , 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon the Closing. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of HEC’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a public stockholder, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to HEC’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that HEC’s transfer agent return the shares (physically or electronically). You may make such request by contacting HEC’s transfer agent at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by HEC’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the special meeting.

If a public stockholder votes for or against the business combination proposal and demand is properly made as described above, then, if the business combination is consummated, HEC will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of HEC’s common stock for cash.

Q.	Do I have appraisal rights if I object to the proposed business combination?

A.

No. Neither HEC stockholders nor its unit or warrant holders have appraisal rights in connection with the business combination under the DGCL. Please see the section entitled “Special Meeting of HEC Stockholders—Appraisal Rights.”

Q.	What happens to the funds deposited in the trust account after the Closing?

A.

The net proceeds of the HEC IPO, a total of $414,000,000, were placed in the trust account immediately following the HEC IPO. Following the Closing, the funds in the trust account will be used to pay public stockholders who exercise redemption rights, to pay fees and expenses incurred in connection with the business combination (including aggregate fees of up to $49 million as deferred underwriting commissions) and to fund the Closing Merger Consideration.

Please see the section entitled “Proposal No. 1—The Business Combination—Sources and Uses for the Business Combination.”

Q.	What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A.

HEC’s public stockholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

Q.	What happens if the business combination is not consummated?

A.

If HEC does not complete the business combination for any reason, HEC would search for another target business with which to complete a business combination. If HEC does not complete a business combination with Talkspace or another target business by June 11, 2022, HEC must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account, including interest earned (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares. The HEC Insiders have no redemption rights in the event a business combination is not effected in the completion window, and, accordingly, their founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to HEC’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.	How does the Sponsor intend to vote on the proposals?

A.

The Sponsor and the HEC Insiders own of record and are entitled to vote an aggregate of 20% of the outstanding shares of HEC’s common stock as of the record date. The HEC Insiders have agreed to vote any founder shares and any public shares held by them as of the record date, in favor of the Transactions. The HEC Insiders may have interests in the business combination that may conflict with your interests as a stockholder. See the sections entitled “Summary of the Proxy Statement/Prospectus—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Q.	When do you expect the business combination to be completed?

A.

It is currently anticipated that the business combination will be consummated promptly following the HEC special meeting which is set for                 , 2021, subject to the satisfaction of customary closing conditions; however, such meeting could be adjourned, as described above. For a description of the conditions to the completion of the business combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—The Merger Agreement—Conditions to the Closing of the Transactions.”

Q.	What do I need to do now?

A.

HEC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of HEC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card, or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q.	How do I vote?

A.

The special meeting will be held via live webcast at                 Eastern Time, on                 , 2021, at                . The special meeting can be accessed by visiting , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

If you are a holder of record of HEC’s common stock on                 , 2021, the record date for the special meeting, you may vote at the special meeting via the virtual meeting platform or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.	How will a broker non-vote impact the results of each proposal?

A.	Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders of record may send a later-dated, signed proxy card to HEC’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the special meeting or attend the special meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to HEC’s transfer agent, which must be received prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders, the business combination will be consummated in accordance with the terms of the Merger Agreement. As a corollary, failure to vote either for or against the business combination proposal means you will not have any redemption rights in connection with the business combination to exchange your shares of HEC’s common stock for a pro rata share of the funds held in HEC’s trust account. If you fail to take any action with respect to the special meeting and the business combination is not approved, we will not consummate the business combination.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of HEC’s common stock.

Q.	Who can help answer my questions?

A.	If you have questions about the Transactions or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Hudson Executive Investment Corp.

570 Lexington Avenue, 35th Floor

New York, NY 10022

Tel: (212) 521-8495

To obtain timely delivery, our stockholders must request any additional materials no later than five business days prior to the special meeting. You may also obtain additional information about HEC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a public stockholder and you intend to seek redemption of your public shares, you will need to deliver your stock (either physically or electronically) to HEC’s transfer agent at the address below prior to the vote at the special meeting. See the section entitled “Proposal No. 1—The Business Combination Proposal—Redemption Rights.”

If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

(212) 509-4000

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement.”

Combined Business Summary

Our mission is to democratize access to high quality behavioral healthcare, so that those in need live a happier and healthier life.

As a technology company at our core, we believe we are built to revolutionize behavioral healthcare and address the vast, unmet and growing demand for mental health services. We are a leading virtual behavioral health platform and, since Talkspace’s founding in 2012, we have connected millions of patients with licensed mental health providers across a wide and growing spectrum of care through virtual counseling, psychotherapy and psychiatry. We created a purpose-built platform to address the needs of our individual consumer subscribers (“members”) and enterprise clients (“clients”) offering convenient and affordable access to a fully-credentialed network of highly qualified providers.

The behavioral health market has traditionally been underserved for a number of reasons, including as a result of inadequate access, a limited universe of qualified providers, high cost and social stigma. We believe virtual is the ideal modality for mental health treatment because it removes or reduces these burdens associated with traditional face-to-face mental health services by improving convenience through 24/7 access to our platform, providing more accessible entry level price points, and reducing associated stigmas by promoting transparency, increasing ease of access and preserving privacy. Our platform connects consumers in need, including many of whom have never had an opportunity to benefit from high-quality behavioral healthcare, with experienced providers across all 50 U.S. states.

While optimizing consumers’ access to care, we believe our platform also provides benefits to providers through expanded reach, steady access to customer leads, reduced administrative burdens and more efficient time utilization. We also offer continuous training and professional growth opportunities and empower clinicians to deliver what we believe will result in an enhanced care journey, higher patient retention rates, improved outcomes and greater margins when compared to face-to-face treatment.

In addition to serving members who subscribe directly to our platform, we serve patients through our larger clients, including industry-leading organizations, seeking more scalable, flexible behavioral health solutions for employees and health plan members. Through our business-to-business (“B2B”) channel, we work with a diverse client base including the nation’s leading health insurers and employers such as Aetna, Cigna, Expedia, Google, Humana and Optum. As of January 31, 2021, we had over 30,000 business-to-consumer (“B2C”) active members and covered more than 39 million B2B lives.

Talkspace revenues were $50.5 million and $27.2 million for the nine-month periods ended September 30, 2020 and September 30, 2019, respectively, representing a period-over-period increase of 85.6%. For the years ended December 31, 2019 and 2018, Talkspace revenues were $38.2 million and $28.8 million, representing a period-over-period increase of 32.3%.

The Parties

HEC

Hudson Executive Investment Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. HEC was incorporated under the laws of Delaware on February 6, 2020.

On June 11, 2020, HEC consummated the HEC IPO of 41,400,000 units, including 5,400,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of HEC’s Class A common stock and one-half of one warrant, each whole warrant to purchase one share of HEC’s Class A common stock at a purchase price of $11.50 per share, subject to adjustment as provided in HEC’s final prospectus filed with the Securities and Exchange Commission on June 10, 2020 (File No. 333-238583). The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $414,000,000.

Simultaneously with the consummation of the HEC IPO and the exercise of the underwriters’ over-allotment option, HEC consummated the private placement of 10,280,000 warrants at a price of $1.00 per warrant, generating total proceeds of $10,280,000. A total of $414,000,000, was deposited into the trust account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The HEC IPO was conducted pursuant to a registration statement on Form S-1 that became effective on June 8, 2020. As of                 , 2021, the record date for the special meeting, there was approximately $                held in the trust account.

HEC’s units, HEC’s Class A common stock and HEC’s warrants are listed on the Nasdaq under the symbols “HECCU”, “HEC” and “HECCW”, respectively.

The mailing address of HEC’s principal executive office is 570 Lexington Avenue, 35th Floor, New York, NY 10022. Its telephone number is (212) 521-8495. After the Closing, its principal executive office will be that of Talkspace.

Tailwind Merger Sub I, Inc.

Tailwind Merger Sub I, Inc. is a wholly owned subsidiary of HEC formed solely for the purpose of effectuating the First Merger described herein. First Merger Sub was incorporated under the laws of Delaware as a corporation on January 8, 2021. First Merger Sub owns no material assets and does not operate any business.

The mailing address of First Merger Sub’s principal executive office is 570 Lexington Avenue, 35th Floor, New York, NY 10022. Its telephone number is (212) 521-8495. After the Closing, First Merger Sub will cease to exist as a separate legal entity.

Tailwind Merger Sub II, LLC

Tailwind Merger Sub II, LLC is a wholly owned subsidiary of HEC formed solely for the purpose of effectuating the Second Merger described herein. Second Merger Sub was formed under the laws of Delaware as a limited liability company on January 8, 2021. Second Merger Sub owns no material assets and does not operate any business.

The mailing address of Second Merger Sub’s principal executive office is 570 Lexington Avenue, 35th Floor, New York, NY 10022. Its telephone number is (212) 521-8495. After the Closing, Second Merger Sub will continue as a wholly owned subsidiary of HEC and successor to Talkspace.

Talkspace

Talkspace is a Delaware corporation incorporated on February 27, 2014. Talkspace and its subsidiaries operate a leading virtual behaviorial health platform. Talkspace does not currently have a principal executive office. Its telephone number is (212) 284-7206.

Emerging Growth Company

HEC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find HEC’s securities less attractive as a result, there may be a less active trading market for HEC’s securities and the prices of its securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. HEC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, HEC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of HEC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

HEC will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the HEC IPO, (b) in which HEC has total annual gross revenue of at least $1.07 billion, or (c) in which HEC is deemed to be a large accelerated filer, which means the market value of HEC’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which HEC has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

The Business Combination Proposal

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between HEC and Talkspace will be effected through the First Merger, whereby First Merger Sub will merge with and into Talkspace with Talkspace surviving such merger, followed by the Second Merger, whereby, immediately following the First Merger and as part of the same overall transaction as the First Merger, Talkspace will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of HEC.

Closing Merger Consideration

The value of the aggregate consideration to be paid to the holders of outstanding Talkspace stock and Talkspace Options will be equal to the Closing Merger Consideration, reduced by certain deductions for the parties’ transaction expenses and the Sponsor Share Amount. For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Sources and Uses for the Business Combination.”

Related Agreements

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Talkspace, Inc., the Sponsor and certain former stockholders of Talkspace (the “Talkspace Holders”) will enter into the Registration Rights Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, pursuant to which Talkspace, Inc. will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Talkspace, Inc. common stock and other equity securities of Talkspace, Inc. that are held by the parties thereto from time to time.

Talkspace Holders Support Agreement

In connection with the execution of the Merger Agreement, HEC, Talkspace and certain stockholders of Talkspace (the “Requisite Talkspace Stockholders”) entered into the Talkspace Holders Support Agreement. Pursuant to the terms of the Talkspace Holders Support Agreement, the Requisite Talkspace Stockholders agreed to, among other things, (i) vote to adopt and approve, as soon as reasonably practicable after the registration statement which this proxy statement/prospectus forms a part of is declared effective and delivered or otherwise made available to the stockholders of HEC and Talkspace, and in any event within forty-eight hours after the registration statement which this proxy statement/prospectus forms a part of is declared effective and delivered or otherwise made available to the stockholders of HEC and Talkspace, the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Talkspace Holders Support Agreement, and (ii) take, or cause to be taken, all actions, and cooperate with other parties, to exercise the drag-along rights pursuant to and in accordance with that certain Sixth Amended and Restated Voting Agreement, dated as of May 15, 2019, by and among Talkspace, the Investors and the Key Holders (as such terms are defined therein). Each of the Requisite Talkspace Stockholders acknowledged and agreed to be bound by the transfers restrictions on its lock-up shares during the period of 180 days after the Closing Date, in each case, subject to limited exceptions as set forth in the Proposed Bylaws. For additional information, see “Proposal No. 1—The Business Combination Proposal— Related Agreements—Talkspace Holders Support Agreement.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, HEC, the HEC Insiders and Talkspace entered into the Sponsor Support Agreement. Pursuant to the terms of the Sponsor Support Agreement, the HEC Insiders agreed to, among other things, vote to adopt and approve the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Sponsor Support Agreement. Each of the HEC Insiders also agreed to certain transfers restrictions on its lock-up shares during the period of 180 days after the Closing Date, in each case, subject to limited exceptions as contemplated thereby. For additional information, see “Proposal No. 1—The Business Combination Proposal— Related Agreements— Sponsor Support Agreement.”

Subscription Agreements

In connection with the execution of the Merger Agreement, HEC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 30,000,000 shares of Talkspace, Inc. common stock at a purchase price of $10.00 per share for an aggregate commitment of $300,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing, subject to, among other things, the satisfaction of each condition precedent to the Closing set forth in the Merger Agreement, all representations and warranties of HEC contained in the Subscription Agreements being true and correct in all material respects at and as of the Closing Date, satisfaction, performance and compliance by HEC and each PIPE Investor in all material respects with the covenants, agreements and conditions contained therein, and no amendment or modification of, or waiver with respect to HEC’s obligation to effect the Closing that would reasonably be expected to materially, adversely and disproportionately as compared to other PIPE Investors affect the economic benefits of each PIPE Investor without having received such PIPE Investor’s prior written consent. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against HEC with respect to the trust account. For additional information, see “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination— Subscription Agreements.”

HEC Forward Purchase Agreement

In connection with the execution of the Merger Agreement, HEC entered into an amendment to the HEC Forward Purchase Agreement between HEC and HEC Fund. Pursuant to the HEC Forward Purchase Agreement, as amended, HEC Fund agreed to purchase 2,500,000 Forward Purchase Units, for $10.00 per unit, or in exchange for an aggregate purchase price of $25,000,000, in a private placement that will close concurrently with the Closing. HEC Fund also agreed to backstop up to $25,000,000 of redemptions by stockholders of HEC. Each Forward Purchase Unit consists of one share of Talkspace, Inc. common stock and one-half of one warrant to purchase one share of Talkspace, Inc. common stock. For additional information, see “Proposal No. 1— The Business Combination Proposal—Certain Agreements Related to the Business Combination—HEC Forward Purchase Agreement.”

2021 Plan

On January 11, 2021, the HEC Board adopted, subject to stockholder approval, the 2021 Plan for the purpose of providing a means through which to enhance the ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Talkspace, Inc. by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The HEC Board believes that equity awards are necessary to remain competitive and are essential to recruiting and retaining the highly qualified employees. Stockholders are being asked to consider and approve the 2021 Plan. For additional information, please see the section entitled “Proposal No. 4—The Incentive Plan Proposal—Description of the Material Features of the 2021 Plan.”

ESPP

On January 11, 2021, the HEC Board adopted, subject to stockholder approval, the ESPP for the purpose of providing a means through which to provide employees of Talkspace and its participating subsidiaries with the opportunity to purchase Talkspace, Inc. common stock at a discount through accumulated payroll deductions during successive offering periods. The HEC Board believes that the ESPP enhances employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Stockholders are being asked to consider and approve the ESPP. For additional information, please see the section entitled “Proposal No. 5—The ESPP Proposal—Description of the Material Features of the ESPP.”

Impact of the Business Combination on Talkspace, Inc.’s Public Float

It is anticipated that, upon the Closing: (i) existing stockholders of Talkspace will own approximately 50.8% of Talkspace, Inc. on a fully diluted net exercise basis; (ii) HEC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.1% in Talkspace, Inc. on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 18.2% of Talkspace, Inc. on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates) will own approximately 5.9% of Talkspace, Inc. on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of HEC’s Class A common stock underlying warrants, (ii) assume that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account and (iii) assume the transaction expenses of the parties to the Merger Agreement equals $49 million.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—The ESPP Proposal.”

The following table illustrates varying ownership levels in Talkspace, Inc., assuming no redemptions by HEC’s public stockholders and the maximum redemptions by HEC’s public stockholders:

	Assuming No Redemptions	Assuming Maximum Redemptions
Sponsor and certain affiliates	5.9%	7.5%
Public Stockholders	25.1%	3.0%
PIPE Investors	18.2%	18.1%
Former Talkspace Stockholders	50.8%	71.4%

These levels of ownership interest (i) exclude the impact of the shares of HEC’s Class A common stock underlying the warrants; (ii) assume, in the no redemption scenario, that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in HEC’s trust account and (iii) are determined, in the maximum redemption scenario, by assuming 5 million shares of HEC’s Class A common stock will not be redeemed.

Matters Being Voted On

The stockholders of HEC will be asked to consider and vote on the following proposals at the special meeting:

1.

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

2.

a proposal to approve and adopt the second amended and restated certificate of incorporation of HEC in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2—The Charter Proposal”;

3.

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3—The Governance Proposal”;

4.	a proposal to approve the 2021 Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal”;

5.	a proposal to approve the ESPP. Please see the section entitled “Proposal No. 5—The ESPP Proposal”;

6.

a proposal to divide the board of directors into three classes to serve staggered terms on the Talkspace, Inc. board of directors until immediately following the 2021, 2022 and 2023 annual meetings of HEC stockholders, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 6—The Director Election Proposal”;

7.

a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HEC’s issued and outstanding shares of HEC’s common stock in connection with the business combination, including, without limitation, the PIPE Investment. Please see the section entitled “Proposal No.7—The Nasdaq Proposal”; and

8.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 8—The Adjournment Proposal.”

Each of the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal, the director election proposal and the Nasdaq proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the governance proposal and the adjournment proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Date, Time and Place of Special Meeting of HEC’s Stockholders

The special meeting of stockholders of HEC will be held via live webcast at                  Eastern Time, on                 , 2021, at                 . The special meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication,

At the special meeting, stockholders will be asked to consider and vote upon the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal, the Nasdaq proposal and if necessary, the adjournment proposal to permit further solicitation and vote of proxies if HEC is not able to consummate the Transactions.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of HEC’s common stock at the close of business on                 , 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of HEC’s common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HEC warrants do not have voting rights. On the record date, there were                 shares of HEC’s common stock outstanding, of which                were public shares with the rest being held by the Sponsor.

Quorum and Vote of HEC Stockholders

A quorum of HEC stockholders is necessary to hold a valid meeting. A quorum will be present at the HEC special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

The Sponsor owns of record and is entitled to vote 20% of the outstanding shares of HEC’s common stock as of the record date. Such shares, as well as any shares of HEC’s common stock acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the special meeting.

The proposals presented at the special meeting will require the following votes:

•

the approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the ESPP proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of HEC’s outstanding shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the Nasdaq proposal and the adjournment proposal will have no effect on such proposals;

•

the approval of the charter proposal requires the affirmative vote of holders of a majority of HEC’s outstanding shares of HEC’s common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal; and

•

directors are elected by a plurality of all of the votes cast by holders of shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the director nominees who receive the most affirmative votes will be elected. HEC stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Abstentions will have the same effect as a vote “against” the charter proposal, but will have no effect on the other proposals. Please note that holders of the public shares cannot seek redemption of their shares for cash unless they affirmatively vote “for” or “against” the business combination proposal.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we will not consummate the Transactions.

Redemption Rights

Pursuant to HEC’s current certificate of incorporation, a public stockholder may demand that HEC redeem such shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for these shares only if they (i) demand that HEC redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to HEC’s transfer agent prior to the vote at the meeting and (ii) affirmatively vote “for” or “against” the business combination proposal. If the business combination is not completed, these shares will not be redeemed. If a public stockholder properly demands redemption and votes “for” or “against” the business combination proposal, HEC will redeem each public share for a full pro rata portion of the trust account, calculated as of two business days prior to the Closing. As of                , 2021, the record date for the special meeting, this would amount to approximately $     per share. If a public stockholder exercises its redemption rights, then it will be exchanging its shares of HEC’s common stock for cash and will no longer own the shares. Please see the section entitled “Special Meeting of HEC Stockholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The business combination will not be consummated if HEC has net tangible assets of less than $5,000,001 after taking into account public stockholders that have properly demanded redemption of their shares for cash.

Holders of HEC warrants will not have redemption rights with respect to such securities.

Appraisal Rights

HEC stockholders, HEC unitholders and HEC warrant holders do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. HEC has engaged                  to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of HEC Stockholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the HEC Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the HEC Insiders have interests in such proposals that are different from, or in addition to, those of HEC stockholders generally. In particular:

•

If the Transactions or another business combination are not consummated by June 11, 2022, HEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the HEC Board, dissolving and liquidating. In such event, the 10,300,000 founder shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                based upon the closing price of $                per share on the Nasdaq on                , 2021, the record date for the special meeting. Such founder shares are subject to certain time- and performance-based vesting provisions as described under “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

•

The Sponsor purchased an aggregate of 10,280,000 private placement warrants from HEC for an aggregate purchase price of $10,280,000 (or $1.00 per private placement warrant). These purchases took place on a private placement basis simultaneously with the consummation of the HEC IPO. A portion of the proceeds HEC received from these purchases were placed in the trust account. Such private placement warrants had an aggregate market value of $                 based upon the closing price of $                 per private placement warrant on the Nasdaq on                 , 2021, the record date for the special meeting. The private placement warrants will become worthless if HEC does not consummate a business combination by June 11, 2022. Such private placement warrants are subject to certain time- and performance-based vesting provisions as described under “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

•

Douglas Braunstein will become a director of Talkspace, Inc. after the closing of the Transactions. As such, in the future he will receive compensation that the post-combination board of directors determines to pay to its non-employee directors. For additional information, see “Proposal No. 6—The Director Election Proposal.”

•

If HEC is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HEC for services rendered or contracted for or products sold to HEC. If HEC consummates a business combination, on the other hand, HEC will be liable for all such claims.

•

HEC’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HEC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HEC fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, HEC may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

In considering the recommendation of the HEC Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should also keep in mind that the directors and officers of Talkspace have interests in such proposals that are different from, or in addition to, those of HEC stockholders generally. These interests are described under “Interests of Directors and Executive Officers in the Business Combination.”

Board of Directors following the Business Combination

Upon consummation of the Transactions, the HEC Board anticipates each Class I director having a term that expires immediately following HEC’s annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following HEC’s annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following HEC’s annual meeting of stockholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Please see the sections entitled “Proposal No. 6—The Director Election Proposal” and “Management of Talkspace, Inc. Following the Business Combination” for additional information.

Recommendation to Stockholders

The HEC Board believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of HEC’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented.

When you consider the HEC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of HEC stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.

The HEC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the HEC stockholders that they vote “FOR” the proposals presented at the special meeting.

Conditions to Closing of Transactions

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Talkspace and HEC:

•

the waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated;

•

there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, enjoining or prohibiting the consummation of the Transactions;

•	HEC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after redemptions by HEC stockholders;

•

HEC stockholders’ approval of the Condition Precedent Proposals, as described in this proxy statement/prospectus, will have been obtained in accordance with the DGCL, HEC’s governing documents and the rules and regulations of the Nasdaq (“HEC Stockholder Approval”);

•

Talkspace stockholders’ approval of the Merger Agreement and the Transactions will have been obtained in accordance with the DGCL and Talkspace’s governing documents (“Talkspace Stockholder Approval”);

•

the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

•	the shares of Talkspace, Inc. common stock to be issued in connection with the business combination and the other Transactions shall have been approved for listing on the Nasdaq.

Conditions to the Obligations of the HEC Parties

The obligations of the HEC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by HEC:

•

certain of the representations and warranties of Talkspace pertaining to its corporate organization and due authorization will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date and certain representations and warranties of Talkspace pertaining to its capitalization will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date);

•	the representations and warranties of Talkspace pertaining to absence of changes will be true and correct in all respects as of the Closing Date;

•

each of the remaining representations and warranties of Talkspace will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

Talkspace will have delivered to HEC a certificate signed by an officer of Talkspace, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled;

•

each of the covenants and agreements of Talkspace to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period and except for certain actions to be taken in connection with the Pre-Closing Restructuring); and

•

at or prior to the Closing, Talkspace will have delivered, or caused to be delivered, to HEC (i) certified copies of the amended (or amended and restated) governing documents of Talkspace, duly approved and adopted by the board of directors of Talkspace and the stockholders of Talkspace in connection with the Pre-Closing Restructuring and (ii) a copy of the Registration Rights Agreement, duly executed by each holder of Talkspace stock party thereto.

Conditions to the Obligations of Talkspace

The obligations of Talkspace to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Talkspace:

•

each of the representations and warranties of the HEC Parties regarding its capitalization, as provided for in the Merger Agreement, will be true and correct other than de minimis inaccuracies as of the Closing Date, as though then made;

•

each of the remaining representations and warranties of the HEC Parties will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date);

•

HEC will have delivered to Talkspace a certificate signed by an officer of HEC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled;

•

each of the covenants and agreements of the HEC Parties to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period or if earlier, the Termination Date);

•	the Available Closing HEC Cash will not be less than $400,000,000; and

•	at or prior to the Closing, HEC will have delivered, or caused to be delivered, to Talkspace a copy of the Registration Rights Agreement, duly executed by the Sponsor.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, HEC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Talkspace issuing stock for the net assets of HEC, accompanied by a recapitalization. The net assets of HEC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Talkspace. See the accounting treatment discussed elsewhere in this proxy statement/prospectus.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Request For Additional Information and Documentary Materials (a “Second Request”) within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On January 27, 2021, HEC and Talkspace filed the required forms under the HSR Act with the Antitrust Division and the FTC. The initial 30-day waiting period with respect to the Transactions, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is scheduled to expire at 11:59 p.m. Eastern Time on February 26, 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither HEC nor Talkspace is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Risk Factors

In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

These risk factors include, but are not limited to, the following:

•	Talkspace has a history of losses, which Talkspace expects to continue, and Talkspace may never achieve or sustain profitability.

•	Talkspace’s business and the markets it operate in are new and rapidly evolving which makes it difficult to evaluate Talkspace’s future prospects and the risks and challenges it may encounter.

•

Talkspace may not grow at the rates it historically has achieved or at all, even if its key metrics may indicate growth, which could have a material adverse effect on the market price of Talkspace, Inc. common stock.

•

The virtual behavioral health market is immature and volatile, and if it does not develop, if it develops more slowly than Talkspace expects, if Talkspace encounters negative publicity or if Talkspace’s services are not competitive, the growth of its business will be harmed.

•

The outbreak of the novel coronavirus (COVID-19) and its impact on business and economic conditions could adversely affect Talkspace’s business, results of operations and financial condition, and the extent and duration of those effects will be uncertain.

•	Talkspace operates in a competitive industry, and if Talkspace is not able to compete effectively, Talkspace’s business, financial condition and results of operations will be harmed.

•

If growth in the number of clients and members or providers on Talkspace’s platform decreases, or the number of products or services that Talkspace is able to sell to its clients and members decreases, due to legal, economic or business developments, Talkspace’s business, financial condition and results of operations will be harmed.

•	Talkspace may be unsuccessful in achieving broad market education and changing consumer purchasing habits.

•	Talkspace’s growth depends in part on the success of its strategic relationships with third parties that Talkspace provide services to.

•

Talkspace’s virtual behavioral healthcare strategies depend on its ability to maintain and expand its network of therapists, psychiatrists and other providers. If Talkspace is unable to do so, Talkspace’s future growth would be limited and its business, financial condition and results of operations would be harmed.

•	Developments affecting spending by the healthcare industry could adversely affect Talkspace’s business.

•

Talkspace’s business could be adversely affected by legal challenges to its business model or by actions restricting its ability to provide the full range of Talkspace’s services in certain jurisdictions.

•

Talkspace is dependent on its relationships with affiliated professional entities, which Talkspace does not own, to provide physician and other professional services, and Talkspace’s business, financial condition and its ability to operate in certain jurisdictions would be adversely affected if those relationships were disrupted or if Talkspace’s arrangements with its providers or clients are found to violate state laws prohibiting the corporate practice of medicine or fee splitting.

•

The impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect Talkspace’s business, financial condition and results of operations.

•

Changes in consumer sentiment or laws, rules or regulations regarding the use of cookies and other tracking technologies and other privacy matters could have a material adverse effect on Talkspace’s ability to generate net revenues and could adversely affect its ability to collect proprietary data on consumer behavior.

•

Talkspace’s use and disclosure of personally identifiable information, including PHI, personal data, and other health information, is subject to state, federal or other privacy and security regulations, and Talkspace’s failure to comply with those regulations or to adequately secure the information it holds could result in significant liability or reputational harm and, in turn, a material adverse effect on Talkspace client base and member bases and revenue.

•	Any failure to protect, enforce or defend Talkspace’s intellectual property rights could impair its ability to protect our technology and our brand.

•	Talkspace may be subject to securities litigation, which is expensive and could divert management attention.

•	The Sponsor and the HEC Insiders have agreed to vote in favor of the business combination, regardless of how HEC’s public stockholders vote.

•

The Sponsor, certain members of the HEC Board and certain HEC officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

•	The HEC Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

HEC’S SUMMARY HISTORICAL FINANCIAL INFORMATION

HEC is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Transactions.

HEC’s balance sheet data as of February 14, 2020 and statement of operations data for the period from February 6, 2020 (inception) through February 14, 2020 are derived from HEC’s audited financial statements, included elsewhere in this proxy statement/prospectus. Such data as of and for the period ended September 30, 2020 are derived from HEC’s unaudited financial statements, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with HEC’s financial statements and related notes and “Other Information Related to HEC” and “HEC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of HEC.

	Three Months Ended September 30, 2020	For the Period from February 6, 2020 (Inception) Through September 30, 2020
General and administrative expenses	$118,542	$182,490

Loss from operations	(118,542)	(182,490)
Other income:
Interest earned on marketable securities held in trust account	126,856	154,419

Income (loss) before provision for income taxes	8,314	(28,071)
Provision for income taxes	(18,428)	(18,428)

Net loss	$(10,114)	$(46,499)

Weighted average shares outstanding of Class A redeemable common stock	41,400,000	41,400,000

Basic and diluted income per share, Class A redeemable common stock	$—	$—

Weighted average shares outstanding of Class B non-redeemable common stock	10,350,000	10,350,000

Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.01)	$(0.01)

The accompanying notes are an integral part of the unaudited condensed financial statements.

TALKSPACE’S SUMMARY HISTORICAL FINANCIAL INFORMATION

The summary historical consolidated statements of comprehensive loss data of Talkspace for the years ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet data as of December 31, 2019 and 2018 are derived from Talkspace’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary historical consolidated statements of comprehensive loss data of Talkspace for the nine months ended September 30, 2020 and 2019 and the summary consolidated balance sheet data as of September 30, 2020 are derived from Talkspace’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus. In Talkspace management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly Talkspace’s financial position as of September 30, 2020 and the results of operations for the nine months ended September 30, 2020 and 2019. Talkspace’s historical results are not necessarily indicative of the results that may be expected in the future and Talkspace’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. You should read the following summary historical consolidated financial data together with “Talkspace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Talkspace’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Statements of Comprehensive loss data:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
(in thousands, except share and per share data)
Revenues	$50,502	$27,180	$38,178	$28,766
Cost of Revenues	17,394	12,799	18,042	14,262

Gross profit	33,108	14,381	20,136	14,504

Operating expenses:
Research and development	7,327	8,724	11,997	7,783
Clinical operations	2,535	3,527	4,672	4,178
Sales and marketing	30,020	18,537	27,536	19,928
General and administrative	4,198	3,926	5,359	2,854

Total operating expenses	44,080	34,714	49,564	34,743

Operating loss	10,972	20,333	29,428	20,239
Financial income, net	254	(204)	350	233

Loss before taxes on income	11,226	20,129	29,078	20,006
Taxes on income	12	7	8	—

Net loss	$11,238	$20,136	$29,086	$20,006

Other comprehensive income (loss)	—	—	—	—

Comprehensive loss	$11,238	$20,136	29,086	$20,006

Net loss per share:
Basic and diluted net loss per share	$0.95	$1.81	$2.59	$1.96

Weighted average number of common shares used in computing basic and diluted net loss per share	11,769,326	11,103,205	11,219,242	10,190,513

Balance sheet data:

	As of September 30,	As of December 31,
	2020	2019	2018
(in thousands)
Total assets	$39,426	$41,929	$10,623
Total liabilities	17,850	10,246	4,759
Convertible preferred stock	111,282	111,282	60,078
Total stockholders’ deficit	(89,706)	(79,599)	(54,214)

Cash flow data:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
(in thousands)
Net cash provided by (used in):
Operating activities	$(6,663)	$(15,089)	$(21,192)	$(16,800)
Investing activities	371	(112)	(138)	(527)
Financing activities	62	51,438	51,501	56

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the unaudited historical condensed balance sheet of HEC as of September 30, 2020 with the unaudited historical condensed consolidated balance sheet of Talkspace as of September 30, 2020, giving effect to the business combination, the PIPE Investment with an aggregate commitment amount of $300.0 million and the transactions contemplated by the HEC Forward Purchase Agreement, as if they had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combine the historical statement of operations of HEC and the historical consolidated statement of operations of Talkspace for such periods on a pro forma basis as if the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement had been consummated on January 1, 2019, the beginning of the earliest period presented.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the (i) the historical audited condensed financial statements of HEC as of February 14, 2020 and for the period from February 6, 2020 (inception) through February 14, 2020 and (ii) historical unaudited condensed financial statements of HEC as of and for the period from February 6, 2020 (inception) to September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

•

the (i) historical audited consolidated financial statements of Talkspace for the year ended December 31, 2019 and (ii) historical unaudited condensed consolidated financial statements of Talkspace as of and for the nine months ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

•

the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “HEC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Talkspace’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other financial information relating to HEC and Talkspace contained in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by HEC’s public stockholders for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:

•

Scenario 1— Assuming No Redemption: This presentation assumes that (i) no public stockholders of HEC exercise redemption rights with respect to their public shares for a pro rata share of the funds in HEC’s trust account, (ii) Talkspace, Inc. issues 83,900,000 shares of Talkspace, Inc. common stock, which, in the case of Talkspace, Inc. options, will be shares of Talkspace, Inc. common stock underlying such options on a net exercise basis, to holders of Talkspace stock and Talkspace options as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $440.0 million of cash will be paid to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis.

•

Scenario 2— Assuming Maximum Redemption: This presentation assumes that (i) 36,400,000 of HEC’s public shares are redeemed for an aggregate payment of $364.0 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 per share of HEC’s Class A common stock based on the trust account balance as of September 30, 2020 in order for (A) the amount of cash available in the trust account following the special meeting of stockholders plus (B) the PIPE Investment amount actually received by HEC at or prior to the Closing Date plus (C) the amount actually received by HEC at or prior to the Closing Date under the HEC Forward Purchase Agreement, to be at least equal to $400.0 million, (ii) Talkspace, Inc. issues 117,800,000 shares of Talkspace, Inc. common stock, which, in the case of Talkspace, Inc. options, will be shares of Talkspace, Inc. common stock underlying such options on a net exercise basis, to holders of Talkspace stock and Talkspace Options as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $101.0 million of cash will be paid to those holders of Talkspace stock and Vested Talkspace Options who are eligible to make a cash election on a pro rata basis.

Summary Unaudited Pro Forma Financial Information

	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
(in thousands except per share amounts)
Statement of Operations Data—Nine Months Ended September 30, 2020
Revenues	$50,502	$50,502
Operating expenses	44,080	44,080
Operating loss	10,972	10,972
Net loss	10,987	10,987
Net loss per common share	0.07	0.07
Statement of Operations Data—Year Ended December 31, 2019
Revenues	$38,178	$38,178
Operating expenses	49,564	49,564
Operating loss	29,428	29,428
Net loss	29,086	29,086
Net loss per common share	0.18	0.18
Balance Sheet Data—As of September 30, 2020
Total current assets	$290,797	$290,797
Total assets	290,951	290,951
Total current liabilities	17,613	17,613
Total liabilities	17,613	17,613
Total stockholders’ equity (deficit)	273,338	273,338

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of each of HEC and Talkspace on a stand-alone basis and the unaudited pro forma combined per share data for the nine months ended September 30, 2020 and the year ended December 31, 2019 after giving effect to the business combination, the PIPE Investment with an aggregate commitment amount of $300.0 million and the transactions contemplated by the HEC Forward Purchase Agreement, assuming the following in the two pro forma scenarios presented:

•

Assuming No Redemption: This presentation assumes that (i) no public stockholders of HEC exercise redemption rights with respect to their public shares for a pro rata share of the funds in HEC’s trust account, (ii) Talkspace, Inc. issues 83,900,000 shares of Talkspace, Inc. common stock, which, in the case of Talkspace, Inc. options, will be shares of Talkspace, Inc. common stock underlying such options on a net exercise basis, to holders of Talkspace stock and Talkspace Options as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $440.0 million of cash will be paid to those holders of Talkspace stock and Vested Talkspace Options who are eligible to make a cash election on a pro rata basis.

•

Assuming Maximum Redemption: This presentation assumes that (i) 36,400,000 of HEC’s public shares are redeemed for an aggregate payment of $364.0 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 per share of HEC’s Class A common stock based on the trust account balance as of September 30, 2020 in order for (A) the amount of cash available in the trust account following the special meeting of stockholders plus (B) the PIPE Investment amount actually received by HEC at or prior to the Closing Date plus (C) the amount actually received by HEC at or prior to the Closing Date under the HEC Forward Purchase Agreement, to be at least equal to $400.0 million, (ii) Talkspace, Inc. issues 117,800,000 shares of Talkspace, Inc. common stock, which, in the case of Talkspace, Inc. options, will be shares of Talkspace, Inc. common stock underlying such options on a net exercise basis, to holders of Talkspace stock and Talkspace Options as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $101.0 million of cash will be paid to those holders of Talkspace stock and Vested Talkspace Options who are eligible to make a cash election on a pro rata basis.

The pro forma earnings information for the nine months ended September 30, 2020 and for the year ended December 31, 2019 were computed as if the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement had been consummated on January 1, 2019, the beginning of the earliest period presented.

The historical book value per share is computed by dividing total stockholders’ equity (deficit), including shares subject to possible redemption, by the number of shares of HEC’s Class A common stock outstanding at the end of the period. The pro forma combined book value per share of Talkspace, Inc. common stock is computed by dividing total pro forma stockholders’ equity by the pro forma number of Talkspace, Inc. common stock outstanding at the end of the period on a fully diluted net exercise basis. The pro forma earnings per share of the combined company is computed by dividing the pro forma net loss available to the combined company’s stockholders by the pro forma weighted-average number of shares of Talkspace, Inc. common stock outstanding over the period on a fully diluted net exercise basis.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of HEC and Talkspace and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited HEC and Talkspace pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of HEC and Talkspace would have been had the companies been combined during the periods presented.

	For the Period from February 6, 2020 (inception) to September 30, 2020	Nine Months Ended September 30, 2020
	HEC (Historical)	Talkspace (Historical)	Pro Forma Combined (Assuming No Redemption)(1)	Pro Forma Combined (Assuming Maximum Redemption)(1)
Book value per share (2)	$9.68	$(7.61)	$1.66	$1.66
Basic and diluted net loss per Class A common stock	$(0.00)
Basic and diluted net loss per common share		$(0.95)
Net loss per share (3)			$(0.07)	$(0.07)
Weighted average class A common stock of HEC	41,400,000
Weighted average common shares outstanding of Talkspace		11,769,326
Weighted average shares outstanding on a fully diluted net exercise basis			165,045,000	165,045,000

	Year Ended December 31, 2019
	HEC (Historical)(4)	Talkspace (Historical)	Pro Forma Combined (Assuming No Redemption)(1)		Pro Forma Combined (Assuming Maximum Redemption)(1)
Book value per share (2)	N/A	$(6.83)	N/A	(5)	N/A	(5)
Basic and diluted net loss per Class A common stock	N/A
Basic and diluted net loss per common share		$(2.59)
Net loss per share (3)			$(0.18)		$(0.18)
Weighted average Class A common stock of HEC	N/A
Weighted average common shares outstanding of Talkspace		11,219,242
Weighted average shares outstanding on a fully diluted net exercise basis			165,045,000		165,045,000

(1)	Refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
(2)	Calculated based on total stockholder’s equity including shares subject to possible redemption.
(3)	Calculated based on weighted average shares outstanding on a fully diluted net exercise basis.
(4)	Not applicable as HEC was incorporated on February 6, 2020.
(5)	Pro forma balance sheet information as of December 31, 2019 is not required and as such is not included in the table.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express HEC’s and Talkspace’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Talkspace operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting HEC and Talkspace.

Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	HEC’s ability to complete the business combination or, if HEC does not consummate such business combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Transactions, including, among other things:

•

the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the business combination and related agreements and other Transactions by the respective shareholders of HEC and Talkspace, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) early termination or expiration of the waiting period under the HSR Act, (iv) receipt of approval for listing on the Nasdaq the shares of Talkspace, Inc. common stock to be issued in connection with the Transactions, (v) that HEC have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;

•	there being at least $400,000,000 of Available Closing HEC Cash;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, anticipated growth rate, and market opportunity of Talkspace;

•	the ability to maintain the listing of Talkspace, Inc. common stock and warrants on the Nasdaq following the business combination;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the business combination;

•	HEC officers and directors allocating their time to other businesses and potentially having conflicts of interest with HEC’s business or in approving the business combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	factors relating to the business, operations and financial performance of Talkspace, including:

•	weak growth and increased volatility in the virtual behavioral health market;

•	its history of losses and the risk it may not achieve profitability;

•	inability to adapt to rapid technological changes in the telehealth and teletherapy markets;

•	its limited number of significant clients and the risk that it may lose their business;

•	increased competition from existing and potential new participants in the healthcare industry;

•	changes in healthcare laws, regulations or trends and its ability to operate in the heavily regulated healthcare industry;

•	compliance with regulations concerning personally identifiable information and personal health industry;

•	slower than expected growth in patient adoption of telehealth and teletherapy and in platform usage by either clients or members;

•	ability to recruit and retain a network of qualified providers sufficient to serve client and member demand;

•	its ability to comply with federal and state privacy regulations and the significant liability that could result from a cybersecurity breach or our failure to comply with such regulations;

•	its ability to establish and maintain strategic relationships with third parties;

•	the impact of the COVID-19 pandemic on its business or on its ability to forecast its business’s financial outlook;

•	the risk that the insurance it maintains may not fully cover all potential exposures;

•	risks associated with international expansion; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on HEC’s and Talkspace’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and Talkspace. There can be no assurance that future developments affecting HEC or Talkspace will be those that HEC or Talkspace has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either HEC’s or Talkspace’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. HEC and Talkspace undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any HEC stockholder grants its proxy or instructs how its vote should be cast or votes on the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal the director election proposal, the Nasdaq proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect HEC and Talkspace.

RISK FACTORS

HEC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this subsection to the “Company,” “Talkspace,” “we,” “us” or “our” refer to the business of Groop Internet Platform Inc. (d/b/a Talkspace) and its subsidiaries prior to the consummation of the business combination, which will be the business of Talkspace, Inc. and its subsidiaries following the consummation of the business combination.

Risks Related to Talkspace’s Limited Operating History and Early Stage of Growth

We have a history of losses, which we expect to continue, and we may never achieve or sustain profitability.

We have incurred significant losses in each period since our inception. We incurred net losses of $29.1 million and $20.0 million for the years ended December 31, 2019 and 2018, respectively, and $11.2 million and $20.1 million for the nine months ended September 30, 2020 and 2019, respectively. As of September 30, 2020, we had an accumulated deficit of $97.7 million. These losses and accumulated deficit reflect the substantial investments we made to acquire new clients and members and to develop our technology platform. To date, we have derived a substantial majority of our revenue from clients and members who pay for access to our virtual behavioral health platform, and our longer-term results of operations and continued growth will depend on our ability to successfully develop and market new virtual behavioral health products and services that our clients and members want and are willing to purchase. We intend to continue scaling our business to increase our client, member and provider bases, broaden the scope of services we offer, invest in research and development and expand the applications of our technology through which clients and members can access our services. Accordingly, we anticipate that cost of revenue and operating expenses will increase substantially in the foreseeable future. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. In addition, our results of operations would also suffer if our innovations are not responsive to the needs of our clients and members, appropriately timed with market opportunity, effectively brought to market or do not achieve market acceptance. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain or increase profitability. Our prior losses, combined with our expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. As a result of these factors, we may need to raise additional capital through debt or equity financings in order to fund our operations, and such capital may not be available on reasonable terms, if at all.

Our business and the markets we operate in are new and rapidly evolving, which makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Our business and the markets we operate in are new and rapidly evolving which make it difficult to evaluate and assess the success of our business to date, our future prospects and the risks and challenges that we may encounter. These risks and challenges include our ability to:

•	attract new clients and members to our platform and position our platform as a convenient and accepted way to access therapy and psychiatry;

•	retain our clients and members and encourage them to continue to utilize our platform and services;

•	attract new and existing clients and members to rapidly adopt new offerings on our platform;

•	increase the number of clients and members that use our subscription offerings or the number of subscription programs that we manage;

•	retain our clients and members that subscribe to our subscription offerings;

•	gain market acceptance of our services and products with clients and members and maintain and expand such relationships;

•	attract and retain providers for inclusion in our platform;

•	comply with existing and new laws and regulations applicable to our business and in our industry;

•	anticipate and respond to macroeconomic changes, and industry pricing benchmarks and changes in the markets in which we operate;

•	react to challenges from existing and new competitors;

•	maintain and enhance the value of our reputation and brand;

•	effectively manage our growth and business operations;

•	forecast our revenue and budget for, and manage, our expenses and capital expenditures;

•	hire, integrate and retain talented people at all levels of our organization;

•	maintain and improve the infrastructure underlying our platform, including our apps and websites and with respect to data protection, intellectual property and cybersecurity; and

•

successfully update our platform, including expanding our platform and offerings into different healthcare products and services, develop and update our software, apps, features, offerings and services to benefit our clients and members and enhance their experience.

If we fail to understand fully or adequately address the challenges that we are currently encountering or that we may encounter in the future, including those challenges described here and elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. If the risks and uncertainties that we plan for when operating our business are incorrect or change, or if we fail to manage these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

We may not grow at the rates we historically have achieved or at all, even if our key metrics may indicate growth, which could have a material adverse effect on the market price of our common stock.

We have experienced significant growth in the last several years, and therefore our recent revenue growth rate and financial performance should not be considered indicative of our future performance. In 2019 and 2020, our revenue was $38.2 million and $        million, respectively, representing a    % growth rate. In addition, with the COVID-19 pandemic, we have experienced a significant increase in revenue. The circumstances that have accelerated the growth of our business stemming from the effects of the COVID-19 pandemic may not continue in the future, and future revenues may not grow at these same rates or may decline. You should not rely on our revenue or key business metrics for any previous quarterly or annual period as any indication of our revenue, revenue growth, key business metrics, or key business metrics growth in future periods. In particular, our revenue growth rate has fluctuated in prior periods. Our future growth will depend, in part, on our ability to grow our revenue from existing clients and members, to acquire potential future clients and members, to expand our client, member and provider bases, to develop new products and services and to expand internationally. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenue or to generate net income. Our ability to execute on our existing sales pipeline, create additional sales pipelines, and expand our client and member bases depends on, among other things, the attractiveness of our services relative to those offered by our competitors, our ability to demonstrate the value of our existing and future services, and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel. In addition, our existing clients and members may be slower to adopt our services than we currently anticipate, which could adversely affect our results of operations and growth prospects.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of an investment in our securities.

We have a limited operating history on which investors can base an evaluation of our business, prospects, financial condition and operating results. It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial condition could be materially affected. The projected financial information appearing elsewhere in this proxy statement/prospectus has been prepared with assistance from our management and reflects current estimates of future performance. The projected results depend on the successful implementation of our management’s growth strategies and are based on assumptions and events over which we have only partial or no control. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, political and other changes.

We may need to raise additional capital in the future in order to execute our business plans following the business combination and related transactions, which may not be available on terms acceptable to us, or at all.

We have experienced recurring losses from operations, and negative cash flows at operations, and we expect our operating expenses will increase in the foreseeable future. We believe our cash and cash equivalents on hand and cash we expect to obtain from the business combination, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements in the near future. However, in the future we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

We may experience difficulties in managing our growth and expanding our operations.

We expect to experience significant growth in the scope of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources.

Risks Related to Talkspace’s Business and Industry

The virtual behavioral health market is immature and volatile, and if it does not develop, if it develops more slowly than we expect, if it encounters negative publicity or if our services are not competitive, the growth of our business will be harmed.

The virtual behavioral health market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our clients and members to use, and to increase the frequency and extent of their utilization of, our services and products, as well as on our ability to demonstrate the value of virtual behavioral healthcare to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. Our market may depend on our clients and members’ ability to obtain reimbursement from third-party payors, such as health plans and government agencies, as well as our ability to expand our B2B business and contract for direct reimbursement of our services from employers and health plan partners. Third-party payors in the United States may decline or reduce reimbursement for telehealth and teletherapy services, especially those provided through text messaging or other means via technology, and compliance with administrative procedures or requirements of third-party payors may result in delays in processing approvals by those payors for members to obtain coverage for our services. Failure by our members to obtain or maintain coverage or our inability to secure adequate reimbursement for our services could have an adverse effect on our business, results of operations, and financial conditions. We derive a portion of our revenues from third-party payors, and we expect that this amount will continue to increase, so any reductions in reimbursement by third-party payors could have a material and adverse impact on our projected growth. In addition, negative publicity concerning our services or the virtual behavioral health market as a whole could limit market acceptance of our services. If our clients and members do not perceive the benefits of our services and drive member engagement, or if our services are not competitive, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of virtual behavioral healthcare could limit market acceptance of our services. If any of these events occurs, it could have a material adverse effect on our business, financial condition or results of operations.

The outbreak of the novel coronavirus (COVID-19) and its impact on business and economic conditions could adversely affect our business, results of operations and financial condition, and the extent and duration of those effects will be uncertain.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated business closures, have adversely affected workforces, organizations, consumers, economies and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours.

As a result of the COVID-19 pandemic, our personnel are working remotely, and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security and fraud concerns as well as increase our exposure to potential wage and hour issues.

We cannot predict with any certainty whether and to what degree the impact caused by the COVID-19 pandemic and reactions thereto will continue and expect to face difficulty accurately predicting our internal financial forecasts. The outbreak also presents challenges as our workforce is working remotely in helping new and existing clients, members and other consumers, many of whom are also generally working remotely.

It is not possible for us to accurately predict the duration or magnitude of the results of the COVID-19 and its effects on our business, results of operations or financial condition at this time, but such effects may be material. The COVID-19 pandemic may also have the effect of heightening many of the other risks identified elsewhere in this section.

Rapid technological change in our industry presents us with significant risks and challenges.

The virtual behavioral health market is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our solution with next-generation technologies and to develop or to acquire and market new services to access new client and member populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future software-based products and services becoming uncompetitive or obsolete.

We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.

While the virtual behavioral health market is in an early stage of development, it is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition from a range of companies, including specialized software and solution providers that offer similar solutions and that are continuing to develop additional products and becoming more sophisticated and effective. These competitors include American Well Corporation, Teladoc, Doctor On Demand, MDLive, BetterHelp, Lyra Health and Ginger. In addition, large, well-financed health systems and health plans have in some cases developed their own telehealth and teletherapy tools and may provide these solutions to their consumer at discounted prices. Competition may also increase from large technology companies, such as Apple, Amazon, Facebook, Google, Verizon, or Microsoft, who may wish to develop their own virtual behavioral health solutions, as well as from large retailers like Amazon or Walmart. The surge in interest in virtual behavioral healthcare, including as a result of the COVID-19 pandemic, and in particular the relaxation of HIPAA privacy and security requirements, has also attracted new competition from providers who utilize consumer-grade video conferencing platforms such as Zoom and Twilio. Competition from large software companies or other specialized solution providers, health systems and health plans, communication tools and other parties could result in continued pricing pressures, which is likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability and market share.

Some of our competitors may have greater name recognition, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or consumer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger consumer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage.

Our competitors could also be better positioned to serve certain segments of the virtual behavioral health market, which could create additional price pressure. In addition, many healthcare provider organizations are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide products and services like ours could become more intense, and the importance of establishing and maintaining relationships with key industry participants could increase. These industry participants may try to use their market power to negotiate price reductions for our products and services. In light of these factors, even if our solution is more effective than those of our competitors, current or potential clients and members may accept competitive solutions in lieu of purchasing our solution. If we are unable to successfully compete in the virtual behavioral health market, our business, financial condition and results of operations could be materially adversely affected.

If growth in the number of clients and members or providers on our platform decreases, or the number of products or services that we are able to sell to our clients and members decreases, due to legal, economic or business developments, our business, financial condition and results of operations will be harmed.

We currently generate most of our revenues from members who purchase subscription access to our platform. These subscriptions generally have stated initial terms of one-to-three months. We also generate revenues from our enterprise clients, which contracts generally have stated initial terms of one year, unless earlier terminated subject to notice and other requirements. Most of our clients and members have no obligation to renew their subscriptions for our services after the initial term expires. In addition, our clients may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these clients. Additionally, as we grow our client and member bases, we will need to maintain and grow our network of providers. Certain of our providers are permitted to provide services on other platforms, and therefore, our success will be dependent on our ability to retain and recruit highly trained and licensed therapists, psychiatrists and other providers to our platform. Additionally, our future results of operations depend, in part, on our ability to expand our services and offerings, including broadening our continuum of care. If our clients and members fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new products and services from us, our revenue may decline or our future revenue growth may be constrained.

Additional factors that could affect our ability to sell products and services include, but are not limited to:

•	price, performance and functionality of our solution;

•	availability, price, performance and functionality of competing solutions;

•	our ability to develop and sell complementary products and services;

•	stability, performance and security of our hosting infrastructure and hosting services; and

•	changes in healthcare laws, regulations or trends.

Any of these consequences could lower retention rate and have a material adverse effect on our business, financial condition and results of operations.

Our future growth and profitability of our business will depend in large part upon the effectiveness and efficiency of our marketing efforts, and our ability to develop brand awareness cost-effectively.

Our business success depends on our ability to attract and retain clients and members, which significantly depends on our marketing practices. Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:

•	create greater awareness of our brand;

•	identify the most effective and efficient levels of spending in each market, media and specific media vehicle;

•	determine the appropriate creative messages and media mix for advertising, marketing and promotional expenditures;

•	effectively manage marketing costs (including creative and media) to maintain acceptable consumer acquisition costs;

•	select the most effective markets, media and specific media vehicles in which to advertise; and

•	convert consumer inquiries into clients and members.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our solution and attracting new clients and members. Our brand promotion activities may not generate consumer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain clients and members necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad adoption of our brands.

We may be unsuccessful in achieving broad market education and changing consumer purchasing habits.

Our success and future growth largely depend on our ability to increase consumer awareness of our platform and offerings, and on the willingness of current and potential clients and members to utilize our platform to access information and behavioral health services. We believe the vast majority of consumers make purchasing decisions for behavioral health services on the basis of traditional factors, such as insurance coverage. This traditional decision-making process does not always account for restrictive and complex insurance plans, high deductibles, expensive co-pays and other factors, such as discounts or savings available at alternative therapists or practices. To effectively market our platform, we must educate consumers about the various purchase options and the benefits of using Talkspace for behavioral healthcare, including when such services may not be covered by their health insurance benefits. We focus our marketing and education efforts on potential clients, members and other consumers, but also aim to educate and inform healthcare providers and other participants that interact with consumers, including at the point of purchase. However, we cannot assure you that we will be successful in changing consumer purchasing habits or that we will achieve broad market education or awareness among consumers. Even if we are able to raise awareness among consumers, they may be slow in changing their habits and may be hesitant to use our platform for a variety of reasons, including:

•	lack of experience with our company and platform, and concerns that we are relatively new to the industry;

•	perceived health, safety or quality risks associated with the use of a new platform and applications for therapy and psychiatry;

•	traditional or existing relationships with therapists, psychiatrists or other providers;

•	concerns about the privacy and security of the data that consumers and providers share with or through our platform;

•	competition and negative selling efforts from competitors, including competing platforms and price matching programs; and

•	perception regarding the time and complexity of using our platform.

If we fail to achieve broad market education of our platform and/or the options for purchasing healthcare products and services, or if we are unsuccessful in changing consumer purchasing habits, our business, financial condition and results of operations would be adversely affected.

Our growth depends in part on the success of our strategic relationships with third parties that we provide services to.

In order to grow our business, we anticipate that we will continue to depend on our existing and future relationships with third parties, such as third-party payors, including health plans and government agencies, as well as our ability to expand our B2B business with employers and health plan partners that we provide services to. Identifying potential partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to, or utilization of, our products and services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential clients and members, as our partners may no longer facilitate the adoption of our applications by potential clients and members. If we are unsuccessful in establishing or maintaining our relationships with third parties that we provide services to, our ability to compete in the marketplace or to grow our revenue could be impaired and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased client use of our services or increased revenue.

Our virtual behavioral healthcare strategies depend on our ability to maintain and expand our network of therapists, psychiatrists and other providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.

Our success is dependent upon our continued ability to maintain a network of highly trained and qualified therapists, psychiatrists and other providers. If we are unable to recruit and retain licensed therapists, psychiatrists and other providers, it would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our clients or members or difficulty meeting regulatory or accreditation requirements. The ability to develop and maintain satisfactory relationships with providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels, state therapist or psychiatrist licensing laws and standard of care requirements, and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. Our failure to maintain or to secure new cost-effective provider contracts may result in a loss of or inability to grow our client and member bases, higher costs, less attractive services for our clients and members and/or difficulty in meeting regulatory or accreditation requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

Developments affecting spending by the healthcare industry could adversely affect our business.

The U.S. healthcare industry has changed significantly in recent years, and we expect that significant changes will continue to occur. General reductions in expenditures by healthcare industry participants could result from, among other things:

•

government regulations or private initiatives that affect the manner in which healthcare providers interact with patients, payors or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

•

federal amendments to, lack of enforcement or development of applicable regulations for, or repeal of The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “Affordable Care Act” or the “ACA”);

•	reductions in government funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payors or providers or other healthcare industry participants.

Any of these changes in healthcare spending could adversely affect our revenue. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve now or in the future. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the demand for our solutions and services will continue to exist at current levels or that we will have adequate technical, financial, and marketing resources to react to changes in the healthcare industry.

Our estimated addressable market is subject to inherent challenges and uncertainties. If we have overestimated the size of our addressable market or the various markets in which we operate, our future growth opportunities may be limited.

Our total addressable market (“TAM”) is based on internal estimates and third-party estimates regarding the size of each of the U.S. and international behavioral health markets and is subject to significant uncertainty and is based on assumptions that may not prove to be accurate. These estimates, as well as the estimates and forecasts in this proxy statement/prospectus relating to the size and expected growth of the markets in which we operate, may change or prove to be inaccurate. While we believe the information on which we base our TAM is generally reliable, such information is inherently imprecise. In addition, our expectations, assumptions and estimates of future opportunities are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described herein. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, our future growth opportunities may be affected. If our TAM, or the size of any of the various markets in which we operate, proves to be inaccurate, our future growth opportunities may be limited and there could be a material adverse effect on our prospects, business, financial condition and results of operations.

Negative media coverage could adversely affect our business.

We receive a substantial amount of media coverage in the United States. Unfavorable publicity regarding, among others, the healthcare industry, litigation or regulatory activity, the actions of the entities included or otherwise involved in our platform, virtual behavioral health services included on our platform or by other industry participants, our data privacy or data security practices, our platform or our revenue could materially adversely affect our reputation. For example, therapists advocacy groups have lobbied the American Psychological Association to reexamine its stance on telemental health, including challenging our partnerships with healthcare providers and the efficacy of telemental health, including the use of text messaging. In addition, from time to time, news media outlets have provided negative coverage regarding our platform and privacy practices and any such negative media coverage, regardless of the accuracy of such reporting, may have an adverse impact on our business and reputation, as well as have an adverse effect on our ability to attract and retain clients, members, other consumers, partners, or employees, and result in decreased revenue, which would materially adversely affect our business, financial condition and results of operations.

Use of social media may adversely impact our reputation, subject us to fines or other penalties or be an ineffective source to market our offerings.

We have in the past, and may in the future, use social media as part of our omnichannel approach to marketing and outreach to clients, members and other consumers. Changes to these social networking services’ terms of use or terms of service that limit promotional communications, restrictions that would limit our ability or our clients’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or reductions in the use of or engagement with social networking services by current and potential clients and members could also harm our business. As laws and regulations rapidly evolve to govern the use of these channels, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, clients, members or others. Any such inappropriate use of social media could also cause reputational damage and adversely affect our business.

Our clients and members may engage with us online through our social media pages, including, for example, our presence on Facebook, Instagram and Twitter, by providing feedback and public commentary about all aspects of our business. Information concerning us or our platform and offerings, whether accurate or not, may be posted on social media pages at any time and may have a disproportionately adverse impact on our brand, reputation or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, financial condition, results of operations and prospects.

With respect to our plans for expansion of international operations, we may face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or that are more significant than in our domestic operations.

With respect to our plans for expansion of international operations, we may face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or that are more significant than in our domestic operations. These risks may vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Our future international services and products may need to meet country-specific client and member preferences as well as country-specific legal requirements, including those related to healthcare regulatory laws governing telemedicine and teletherapy services, licensing, privacy, data storage, location, protection and security. The interpretation of these laws is evolving and varies significantly from country to county and are enforced by governmental, judicial and regulatory authorities with broad discretion. We cannot be certain that our interpretation of such laws and regulations will be correct in how we plan to structure our international operations, and our arrangements with locally-licensed therapists, psychiatrists or other providers, as well as our international services agreements and client arrangements.

Our plans to expand our international operations will require us to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes and time zones. Our international operations may encounter labor laws, customs and employee relationships that can be difficult, less flexible than in our domestic operations and expensive to modify or terminate. In some countries we are required to, or choose to, operate with local business partners, which will require us to manage our partner relationships and may reduce our operational flexibility and ability to quickly respond to business challenges.

Our planned international operations may be subject to particular risks in addition to those faced by our domestic operations, including:

•	the need to localize and adapt our solution for specific countries, including translation into foreign languages and associated expenses;

•	potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or that may not be adequately enforced;

•

requirements of foreign laws and other governmental controls, including cross-border compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, healthcare, tax, privacy and data protection laws and regulations;

•

requirements of foreign laws and other governmental controls applicable to our ability to conduct telehealth and teletherapy services internationally, specifically laws governing remote care and the practice of medicine in such locations;

•	data privacy laws that require that client data be stored and processed in a designated territory;

•	new and different sources of competition and laws and business practices favoring local competitors;

•

local business and cultural factors that differ from our normal standards and practices, including business practices that we are prohibited from engaging in by the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and other anti-corruption laws and regulations;

•	changes to export controls and economic sanctions laws and regulations;

•	central bank and other restrictions on our ability to repatriate cash from international subsidiaries;

•	adverse tax consequences;

•	fluctuations in currency exchange rates, economic instability and inflationary conditions, which could make our solution more expensive or increase our costs of doing business in certain countries;

•	limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•

difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock plans in some foreign countries and increased financial accounting and reporting requirements and complexities;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations; and

•	political unrest, war, terrorism or regional natural disasters, particularly in areas in which we have facilities.

Our overall success regarding our planned expansion in international markets will depend, in part, on our ability to anticipate and effectively manage these risks and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to expansion of our international operations, we may not achieve the expected benefits of this expansion and our business, financial condition and results of operations may be harmed.

We may become subject to medical liability claims, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.

Our overall business entails the risk of medical liability claims. Although TPN and our affiliated professionals carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to the services rendered, successful medical liability claims could result in substantial damage awards that exceed the limits of TPN’s and those affiliated professionals’ insurance coverage. TPN carries or will carry professional liability insurance for itself and each of its healthcare professionals (our providers). Additionally, all of our network providers that contract or will contract with TPN separately carry or will carry professional liability insurance for itself and its healthcare professionals. Professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services through TPN and our affiliated professionals. As a result, adequate professional liability insurance may not be available to TPN and our affiliated professionals in the future at acceptable costs or at all, which may negatively impact TPN and our affiliated professionals to provide services to our members, and thereby adversely affect our overall business and operations.

Any claims made against TPN or our affiliated professionals that are not fully covered by insurance could be costly to defend against, result in substantial damage awards, and divert the attention of our management and our affiliated professional entities from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

A decline in the prevalence of employer-sponsored healthcare or the emergence of new technologies may adversely impact our business-to-business segment or require us to expend significant resources in order to remain competitive.

The U.S. healthcare industry is massive, with a number of large market participants with conflicting agendas, and it is subject to significant government regulation and is currently undergoing significant change. Changes in our industry, for example, such as the emergence of new technologies as more competitors enter our market, could adversely impact our business-to business segment where companies provide Talkspace to their employees as a benefit.

Some experts have predicted that future healthcare reform will encourage employer-sponsored health insurance to become significantly less prevalent as employees migrate to obtaining their own insurance over the state-sponsored insurance marketplaces. Were this to occur, there is no guarantee that we would be able to compensate for the loss in revenue from employers by increasing sales of our solution to health insurance companies or to individuals or government agencies. In such a case, our results of operations would be adversely impacted.

If healthcare benefits trends shift or entirely new technologies are developed that replace existing solutions, our existing or future solutions could be adversely impacted and our business could be adversely affected. In addition, we may experience difficulties with industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

We rely on third-party platforms such as the Apple App Store and Google Play App Store, to distribute our platform and offerings.

Our apps are accessed and operate through third-party platforms or marketplaces, including the Apple App Store and Google Play App Store, which also serve as significant online distribution platforms for our apps. As a result, the expansion and prospects of our business and our apps depend on our continued relationships with these providers and any other emerging platform providers that are widely adopted by consumers. We are subject to the standard terms and conditions that these providers have for application developers, which govern the content, promotion, distribution and operation of apps on their platforms or marketplaces, and which the providers can change unilaterally on short or no notice. Thus, our business could suffer materially if platform providers change their standard terms and conditions, interpretations or other policies and practices in a way that is detrimental to us or if platform providers determine that we are in violation of their standard terms and conditions and prohibit us from distributing our apps on their platforms. In addition, our business would be harmed if the providers discontinue or limit our access to their platforms or marketplaces; the platforms or marketplaces decline in popularity; the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies, including fees; the providers adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology or update our apps in order to ensure that consumers can continue to access and use our virtual behavioral health services.

If alternative providers increase in popularity, we could be adversely impacted if we fail to create compatible versions of our apps in a timely manner, or if we fail to establish a relationship with such alternative providers. Likewise, if our current providers alter their operating platforms, we could be adversely impacted as our offerings may not be compatible with the altered platforms or may require significant and costly modifications in order to become compatible. If our providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted.

In the past, some of these platforms or marketplaces have been unavailable for short periods of time. If this or a similar event were to occur on a short- or long-term basis, or if these platforms or marketplaces otherwise experience issues that impact the ability of consumers to download or access our apps and other information, it could have a material adverse effect on our brand and reputation, as well as our business, financial condition and operating results.

We rely on data center providers, Internet infrastructure, bandwidth providers, third-party computer hardware and software, other third parties and our own systems for providing services to our clients and members, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with clients and members, adversely affecting our brand and our business.

We serve all of our clients and members from third party interconnection and data centers, such as Amazon Web Services. While we control and have access to our servers, we do not control the operation of these facilities. The cloud vendors and the owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our cloud vendors or data center operators is acquired, we may be required to transfer our servers and other infrastructure to a new vendor or a new data center facility, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our cloud vendors or third-party data center locations with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their clients, including us, could adversely affect the experience of our clients and members. Our third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our cloud vendors or third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

Additionally, if our cloud or data center vendors are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our cloud vendors or data centers or cause such data centers and systems to fail. Any changes in third-party service levels at our data centers or any disruptions or other performance problems with our solution could adversely affect our reputation and may damage our clients and members’ stored files or result in lengthy interruptions in our services. Interruptions in our services may reduce our revenue, cause us to issue refunds to clients and members for prepaid and unused subscriptions, as well as loss of revenue related to service level credits and uptime, subject us to potential liability or adversely affect client renewal rates.

In addition, our ability to deliver our Internet-based services depends on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption in accordance with our service level commitments. However, we have experienced, including during the period immediately following the beginning of the COVID-19 pandemic, and expect that we may experience in the future, interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with clients and members. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss, natural disasters and other force majeure events outside our control;

•	communications failures;

•	software and hardware errors, failures and crashes;

•	security breaches, computer viruses, hacking, denial-of-service attacks and similar disruptive problems; and

•	other potential interruptions.

We also rely on computer hardware purchased and software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available from third parties, is identified, obtained and integrated.

We exercise limited control over third-party vendors, which increases our vulnerability to problems with technology and information services they provide. Interruptions in our network access and services may in connection with third-party technology and information services reduce our revenue, cause us to issue refunds to clients and members, subject us to potential liability or adversely affect client renewal rates. Although we maintain a security and privacy damages insurance policy, the coverage under our policies may not be adequate to compensate us for all losses that may occur related to the services provided by our third-party vendors. In addition, we may not be able to continue to obtain adequate insurance coverage at an acceptable cost, if at all.

Our ability to rely on these services of third-party vendors could be impaired as a result of the failure of such providers to comply with applicable laws, regulations and contractual covenants, or as a result of events affecting such providers, such as power loss, telecommunication failures, software or hardware errors, computer viruses, cyber incidents and similar disruptive problems, fire, flood and natural disasters. Any such failure or event could adversely affect our relationships with our clients and members and damage our reputation. This could materially and adversely impact our business, financial condition and operating results.

If our or our vendors’ security measures fail or are breached and unauthorized access to a client’s data or information systems is obtained, our services may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed, and we could lose sales, clients and members.

Our services involve the storage and transmission of clients’ and our clients and members’ proprietary information, sensitive or confidential data, including valuable intellectual property and personal information of employees, clients, members and others, as well as the protected health information (“PHI”), of our clients and members. We are subject to laws and regulations relating to the collection, use, retention, security and transfer of this information. Because of the extreme sensitivity of the information we store and transmit, the security features of our and our third-party vendors’ computer, network, and communications systems infrastructure are critical to the success of our business. A breach or failure of our or our third-party vendors’ network, hosted service providers or vendor systems could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers such as denial-of-service and phishing attacks, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors, or catastrophic events. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. Hackers and data thieves are increasingly sophisticated and operating large-scale and complex automated attacks, including on companies within the healthcare industry. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. If our or our third-party vendors’ security measures fail or are breached, it could result in unauthorized persons accessing sensitive client or member data (including PHI), a loss of or damage to our data, an inability to access data sources, or process data or provide our services to our clients and members. Such failures or breaches of our or our third-party vendors’ security measures, or our or our third-party vendors’ inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely affect client, patient, member or investor confidence in us, and reduce the demand for our services from existing and potential clients and members. In addition, we could face litigation, damages for contract breach, monetary penalties, or regulatory actions for violation of applicable laws or regulations and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

Data privacy is also subject to frequently changing laws, rules and regulations in the various jurisdictions in which we operate. Such initiatives around the country could increase the cost of developing, implementing or securing our servers and require us to allocate more resources to improved technologies, adding to our IT and compliance costs. Our Board of Directors is briefed periodically on cybersecurity and risk management issues and we have implemented a number of processes to avoid cyber threats and to protect privacy. However, the processes we have implemented in connection with such initiatives may be insufficient to prevent or detect improper access to confidential, proprietary or sensitive data, including personal data. In addition, the competition for talent in the data privacy and cybersecurity space is intense, and we may be unable to hire, develop or retain suitable talent capable of adequately detecting, mitigating or remediating these risks. Our failure to adhere to, or successfully implement processes in response to, changing legal or regulatory requirements in this area could result in legal liability or damage to our reputation in the marketplace.

Should an attacker gain access to our network, including by way of example, using compromised credentials of an authorized user, we are at risk that the attacker might successfully leverage that access to compromise additional systems and data. Certain measures that we currently have in place in order to increase the security of our systems, such as data encryption (including data at rest encryption), heightened monitoring and logging, scanning for source code errors or deployment of multi-factor authentication, take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. As cybersecurity threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. The inability to implement, maintain and upgrade adequate safeguards could have a material adverse effect on our business.

Our information systems must be continually updated, patched and upgraded to protect against known vulnerabilities. The volume of new vulnerabilities has increased markedly, as has the criticality of patches and other remedial measures. In addition to remediating newly identified vulnerabilities, previously identified vulnerabilities must also be continuously addressed. Accordingly, we are at risk that cyber-attackers exploit these known vulnerabilities before they have been addressed. Any failure related to these activities and any breach of our information systems could result in significant liability and/or have a material adverse effect on our business, reputation and financial condition.

We could experience losses or liability not covered by insurance.

Our business exposes us to risks that are inherent in the provision of virtual behavioral healthcare and access to remote, virtual healthcare and therapy. If clients, members or other individuals assert liability claims against us, any ensuing litigation, regardless of outcome, could result in a substantial cost to us, divert management’s attention from operations, and decrease market acceptance of our solution. We attempt to limit our liability to clients and members by contract; however, the limitations of liability set forth in the contracts may not be enforceable or may not otherwise protect us from liability for damages. Additionally, we may be subject to claims that are not explicitly covered by contract. We also maintain general liability coverage; however, this coverage may not continue to be available on acceptable terms, may not be available in sufficient amounts to cover one or more large claims against us, and may include larger self-insured retentions or exclusions for certain products. In addition, the insurer might disclaim coverage as to any future claim. A successful claim not fully covered by our insurance could have a material adverse impact on our liquidity, financial condition, and results of operations.

There may be adverse tax , legal and other consequences if the employment status of providers on our platform is challenged.

There is often uncertainty in the application of worker classification laws, especially in the medical field where individuals are required to hold professional licenses, and, consequently, there is risk that providers could be deemed to be misclassified under applicable law. We and TPN structure our relationships with the majority of our respective providers in a manner that we believe results in an independent contractor relationship, not an employee relationship. The tests governing whether a service provider is an independent contractor, or an employee are typically highly fact sensitive and vary by governing law. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. A high degree of autonomy and independence is generally indicative of a contractor relationship, while a high degree of control is generally indicative of an employment relationship. Although we believe that our and TPN’s providers are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. A misclassification determination or allegation creates potential exposure for us, including but not limited to: monetary exposure arising from or relating to failure to withhold and remit taxes, unpaid wages and wage and hour laws and requirements (such as those pertaining to minimum wage and overtime); claims for employee benefits, social security, Medicare, workers’ compensation and unemployment; claims of discrimination, harassment and retaliation under civil rights laws; claims under laws pertaining to unionizing, collective bargaining and other concerted activity; and other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability. Such claims could result in monetary damages or other liability, and any adverse determination, including potentially the requirement for us to indemnify a user, could also harm our brand, which could materially and adversely affect our business, prospects, financial condition and results of operations. While these risks are mitigated, in part, by our contractual rights of indemnification against third-party claims, such indemnification agreements could be determined to be unenforceable or costly to enforce and indemnification under such agreements may otherwise prove inadequate. As a result, any determination that our and/or TPN’s providers are employees could have a material adverse effect on our business, financial condition and results of operations.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings, payer audits, investigations, and claims that arise in the ordinary course of business such as claims brought by our clients in connection with commercial disputes or employment claims made by our current or former associates. Litigation and audits may result in substantial costs and may divert management’s attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our earnings and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our stock.

Changes in consumer sentiment or laws, rules or regulations regarding the use of cookies and other tracking technologies and other privacy matters could have a material adverse effect on our ability to generate net revenues and could adversely affect our ability to collect proprietary data on consumer behavior.

Consumers may become increasingly resistant to the collection, use and sharing of information online, including information used to deliver and optimize advertising, and take steps to prevent such collection, use and sharing of information. For example, consumer complaints and/or lawsuits regarding online advertising or the use of cookies or other tracking technologies in general and our practices specifically could adversely impact our business.

Consumers can currently opt out of the placement or use of most cookies for online advertising purposes by either deleting or disabling cookies on their browsers, visiting websites that allow consumers to place an opt-out cookie on their browsers, which instructs participating entities not to use certain data about consumers’ online activity for the delivery of targeted advertising, or by downloading browser plug-ins and other tools that can be set to: identify cookies and other tracking technologies used on websites; prevent websites from placing third-party cookies and other tracking technologies on the consumer’s browser; or block the delivery of online advertisements on apps and websites.

We are also subject to evolving EU and UK privacy laws on cookies and e-marketing. In the European Union and the United Kingdom, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive are highly likely to be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. In the European Union and the United Kingdom, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The General Data Protection Regulation (“GDPR”) also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand users.

Various software tools and applications have been developed that can block advertisements from a consumer’s screen or allow consumers to shift the location in which advertising appears on webpages or opt out of display, search and internet-based advertising entirely. In particular, Apple’s mobile operating system permits these technologies to work in its mobile Safari browser. In addition, changes in device and software features could make it easier for internet users to prevent the placement of cookies or to block other tracking technologies. In particular, the default settings of consumer devices and software may be set to prevent the placement of cookies unless the user actively elects to allow them. For example, Apple’s Safari browser currently has a default setting under which third-party cookies are not accepted and users must activate a browser setting to enable cookies to be set, and Apple has announced that its new mobile operating system will require consumers to opt in to the use of Apple’s resettable device identifier for advertising purposes. Various industry participants have worked to develop and finalize standards relating to a mechanism in which consumers choose whether to allow the tracking of their online search and browsing activities, and such standards may be implemented and adopted by industry participants at any time.

If consumer sentiment regarding privacy issues or the development and deployment of new browser solutions or other Do Not Track mechanisms result in a material increase in the number of consumers who choose to opt out or block cookies and other tracking technologies or who are otherwise using browsers where they need to, and fail to, allow the browser to accept cookies, or otherwise result in cookies or other tracking technologies not functioning properly, our ability to advertise effectively and conduct our business, and our results of operations and financial condition would be adversely affected.

Changes in U.S. tax laws could adversely affect our operating results and financial condition.

The United States enacted tax reform legislation in 2017 (the “Tax Cuts and Jobs Act of 2017”) that, among other things, reduces the U.S. federal corporate income tax rate to 21%, imposes significant limitations on the deductibility of interest and executive compensation, allows for the expensing of capital expenditures, limits the deduction for net operating losses (“NOLs”) to 80% of current year taxable income in respect of losses arising in taxable years beginning after 2017, and modifies or repeals many business deductions and credits. The reduction in the U.S. federal corporate income tax rate is expected to be beneficial to us in future years in which we have net income subject to U.S. tax. The reduction in the U.S. federal corporate income tax rate also resulted in a remeasurement of our deferred tax assets and liabilities. There was no net impact on our deferred tax assets as we maintain a full valuation allowance. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act contains certain tax provisions, including provisions that retroactively and/or temporarily suspend or relax in certain respects the application of certain provisions, such as the limitations on the deduction of NOLs and interest, in the Tax Cuts and Jobs Act of 2017.

There are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the Tax Cuts and Jobs Act of 2017 and the CARES Act. In the absence of guidance on these issues, we will use what we believe are reasonable interpretations and assumptions in interpreting and applying the Tax Cuts and Jobs Act of 2017 and the CARES Act, which may change as we receive additional clarification and implementation guidance. It is also possible that the Internal Revenue Service could issue subsequent guidance or take positions on audit that differ from the interpretations and assumptions that we previously made, which could have a material adverse effect on our cash tax liabilities, results of operations and financial condition.

Certain U.S. state and local tax authorities may assert that we have a nexus with such states or localities and may seek to impose state and local income taxes on our income allocated to such state and localities.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states or localities. States and localities are becoming increasingly aggressive in asserting nexus for state and local income tax purposes. We could be subject to additional state and local income taxation, including penalties and interest attributable to prior periods, if a state or local tax authority in a state or locality where we do not currently file an income tax return successfully asserts that our activities give rise to nexus for state income tax purposes. Such tax assessments, penalties and interest may adversely affect our cash tax liabilities, results of operations and financial condition.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use or similar taxes for virtual behavioral health services which could adversely affect our results of operations.

State taxing authorities may assert that we had economic nexus with their state and were required to collect sales and use or similar taxes with respect to past or future services that we have provided or will provide, which could result in tax assessments and penalties and interest. The assertion of such taxes against us for past services, or any requirement that we collect sales taxes on its provision of future services, could have a material adverse effect on our business, cash tax liabilities, results of operations, and financial condition.

Our ability to use our net operating losses and certain other attributes may be subject to certain limitations.

As of December 31, 2019, we had $82 million of U.S. federal and $90 million of state net operating loss. Certain of our U.S. federal and state net operating loss carryforwards may be carried forward indefinitely, while other of these loss carryforwards are subject to expiration (beginning in 2032). It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that we will not generate taxable income at all). Under the Tax Cuts and Jobs Act of 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to these in federal tax laws. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code, respectively, and similar provisions of state law, including limitations that may result from the consummation of the Transactions. Under those sections of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet undertaken an analysis of whether the Transactions will give rise to an “ownership change” for purposes of Section 382 and Section 383 of the Internal Revenue Code or whether there are any existing limitations on use with respect to our net operating losses and other tax attributes.

Our quarterly results may fluctuate significantly, which could adversely impact the value of our common stock.

Our quarterly results of operations, including our revenue, net loss and cash flows, has varied and may vary significantly in the future, and period-to-period comparisons of our results of operations may not be meaningful.

Accordingly, our quarterly results should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, including, without limitation, the following:

•	our ability to maintain and grow the number of clients and members on our platform;

•	the demand for and types of services that are offered on our platform by providers;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue due to sometimes unpredictable implementation timelines;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	our ability to effectively manage the size and composition of our network of healthcare providers relative to the level of demand for services from our members and our clients’ members and patients;

•	our ability to respond to competitive developments, including pricing changes and the introduction of new products and services by our competitors;

•	client and member renewal rates and the timing and terms of client and member renewals;

•	changes to our pricing model;

•	our ability to introduce new features and services and enhance our existing platform and our ability to generate significant revenue from new features and services;

•	the mix of products and services sold during a period;

•	the impact of outages of our platform and associated reputational harm;

•	security or data privacy breaches and associated remediation costs;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies; and

•	the COVID-19 pandemic.

Most of our revenue in any given quarter is derived from contracts entered into with our clients during previous quarters. Consequently, a decline in new or renewed contracts in any one quarter may not be fully reflected in our revenue for that quarter. Such declines, however, would negatively affect our revenue in future periods and the effect of significant downturns in sales of and market demand for our solution, and potential changes in our rate of renewals or renewal terms, may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our total revenue through additional sales in any period, as revenue from new clients must be recognized over the applicable term of the contract. Accordingly, the effect of changes in the industry impacting our business or changes we experience in our new sales may not be reflected in our short-term results of operations. Any fluctuation in our quarterly results may not accurately reflect the underlying performance of our business and could cause a decline in the trading price of our securities.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees or an inability to attract and retain highly skilled, very large and diverse employees could adversely affect our business.

Our success depends largely upon the continued services of our key members of senior management. These members of senior management are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. Our business would also be adversely affected if we fail to adequately plan for succession of our executives and senior management; or if we fail to effectively recruit, integrate, retain and develop key talent and/or align our talent with our business needs, in light of the current rapidly changing environment. While we have succession plans in place and we have employment arrangements with a limited number of key executives, these do not guarantee that the services of these or suitable successor executives will continue to be available to us.

Our success is dependent on our ability to align our talent with our business needs, engage our employees and inspire our employees to be open to change, to innovate and to maintain member- and client-focus when delivering our services. To continue to execute our growth strategy, we also must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, as we expand internationally, we face the challenge of recruiting, integrating, educating, managing, retaining and developing a more culturally diverse workforce.

In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the stock options or other equity instruments they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity instruments may discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. Failure to attract new personnel or failure to retain and motivate our current personnel, could have a material adverse effect on our business, financial condition and results of operations.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have a material adverse effect on our business, financial condition and results of operations.

We intend to seek to acquire or invest in businesses, software-based products and services or technologies that we believe could complement or expand our solution, enhance our technical capabilities or otherwise offer growth opportunities. To pursue this strategy successfully, we must identify attractive acquisition or investment opportunities and successfully complete transactions, some of which may be large and complex. We may not be able to identify or complete attractive acquisition or investment opportunities due to, among other things, the intense competition for these transactions. If we are not able to identify and complete such acquisition or investment opportunities, our future results of operations and financial condition may be adversely affected. Additionally, the pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including, but not limited to:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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difficulty converting the clients of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and clients as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which generally must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may suffer.

Economic uncertainties or downturns in the general economy or the industries in which our clients operate could disproportionately affect the demand for our solution and negatively impact our results of operations.

General worldwide economic conditions have experienced significant downturns during the last ten years, and market volatility and uncertainty remain widespread, making it potentially very difficult for our clients and us to accurately forecast and plan future business activities. During challenging economic times, our clients may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us and adversely affect our revenue. If that were to occur, our financial results could be harmed. Further, challenging economic conditions may impair the ability of our clients to pay for the software-based products and services they already have purchased from us and, as a result, our write-offs of accounts receivable could increase. We cannot predict the timing, strength or duration of any economic slowdown or recovery. If the condition of the general economy or markets in which we operate worsens, our business could be harmed.

Risks Related to Talkspace’s Legal and Regulatory Environment

Our business could be adversely affected by legal challenges to our business model or by actions restricting our ability to provide the full range of our services in certain jurisdictions.

Our ability to conduct telehealth and teletherapy services in a particular jurisdiction is directly dependent upon the applicable laws governing remote care, the practice of medicine and healthcare delivery in general in such location, which are subject to changing political, regulatory and other influences. With respect to telehealth and teletherapy services, in the past, state medical boards have established new rules or interpreted existing rules in a manner that has limited or restricted our ability to conduct our business as it was conducted in other states. Some of these actions have resulted in the suspension or modification of our telehealth and teletherapy operations in certain states. However, the extent to which a jurisdiction considers particular actions or relationships to comply with the applicable standard of care is subject to change and to evolving interpretations by (in the case of U.S. states) medical boards and state attorneys general, among others, each with broad discretion. Accordingly, we must monitor our compliance with the law in every jurisdiction in which we operate, on an ongoing basis, and we cannot provide assurance that our activities and arrangements, if challenged, will be found to be in compliance with the law. Although the COVID-19 pandemic has led to the relaxation of certain Medicare, Medicaid and state licensure restrictions on the delivery of telehealth and teletherapy services, it is uncertain how long the relaxed policies will remain in effect, and, there can be no guarantee that once the COVID-19 pandemic is over that such restrictions will not be reinstated or changed in a way that adversely affects our business.

Additionally, it is possible that the laws and rules governing the practice of medicine and the practice of pharmacy, including remote care, in one or more jurisdictions may change in a manner deleterious to our business. For instance, a few states have imposed different, and, in some cases, additional, standards regarding the provision of services via telehealth and teletherapy. Some states impose strict standards on using telehealth and teletherapy to prescribe certain classes of controlled substances that can be commonly used to treat behavioral health disorders. The unpredictability of this regulatory landscape means that sudden changes in policy regarding standards of care and reimbursement are possible. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we or our affiliated medical group were unable to adapt our business model accordingly, our operations in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

Evolving government regulations may result in increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and recurring expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations. We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include rules governing the practice of medicine by physicians; laws relating to licensure requirements for physicians and other licensed health professionals; laws limiting the corporate practice of medicine and professional fee-splitting; laws governing the issuances of prescriptions in an online setting; cybersecurity and privacy laws; and laws and rules relating to the distinction between independent contractors and employees. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the jurisdictions in which we operate, even where we believe we are in compliance with all applicable laws, due to the uncertain regulatory environment, certain jurisdictions may determine that we are in violation of their laws. In the event that we must remedy such violations, we may be required to modify our services and products in a manner that undermines our solution’s attractiveness to our clients, members or providers or experts, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such jurisdictions are overly burdensome, we may elect to terminate our operations in such places. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.

Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to members and clients, or their members and patients, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our relationships with affiliated professional entities, which we do not own, to provide physician and other professional services, and our business, financial condition and our ability to operate in certain jurisdictions would be adversely affected if those relationships were disrupted or if our arrangements with our providers or clients are found to violate state laws prohibiting the corporate practice of medicine or fee splitting.

We are in the process of transitioning to a structure where we will enter into various agreements with a Texas professional association entity, Talkspace Provider Network, PA (“TPN”), which in turn will contract with our affiliated professional entities and physicians, therapists, and other licensed professionals for clinical and professional services provided to our members. Once this structure is implemented, there is a risk that U.S. state authorities in some jurisdictions may find that these contractual relationships with professional entities, physicians and other healthcare providers providing telehealth and teletherapy violate laws prohibiting the corporate practice of medicine and professional fee splitting. These laws generally prohibit the practice of medicine by lay persons or entities and prohibit us from employing physicians and certain licensed professionals, directing the clinical practice of physicians and certain licensed professionals, holding an ownership interest in an entity that employs physicians and certain licensed professionals or from engaging in certain financial arrangements, such as splitting professional fees with physicians and certain licensed professionals. The laws are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing a healthcare provider’s professional judgment. The extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment varies across the states and is subject to change and to evolving interpretations by state boards of medicine and professional counselors and therapists, and state attorneys general, among others. As such, we must monitor our compliance with applicable laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice of medicine or fee splitting laws will not circumscribe our business operations.

TPN will contract with therapists and other licensed professionals or enter into agreements with our affiliated professional entities, physicians, therapists and other licensed professionals for the clinical and professional services provided to our members. We do not own TPN or the professional entities with which it will contract. TPN is owned by an independent Texas-licensed physician, and the other professional entities will be owned by physicians qualified to own such professional entities in the respective states. Once fully implemented, we expect that these relationships will continue, however, we cannot guarantee that they will. A material change in our relationship with TPN or among TPN and the contracted professional entities, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services to members as we intend under the transitioned structure and could have a material adverse effect on our business, financial condition, and results of operations.

State corporate practice of medicine doctrines also often impose penalties on physicians themselves for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers. Due to the prevalence of the corporate practice of medicine doctrine, including in states where we conduct our business, we are in the process of finalizing certain agreements with TPN, which is a 100% physician-owned independent entity. One such agreement is a management services agreement with TPN, pursuant to which TPN reserves exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services and we provide non-clinical management and administrative services in exchange for a fee. The other professional entities, physicians, therapists and other licensed professionals who will provide clinical and professional services to our members through contracts with TPN will also retain exclusive control and responsibility for all aspects of medical services provided to our members. Although we seek to substantially comply with applicable state prohibitions on the corporate practice of medicine and fee splitting, state officials who administer these laws or other third parties may successfully challenge our organization and contractual arrangements with our providers once implemented. If such a claim were successful, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. A determination that these arrangements violate state statutes, or our inability to successfully restructure our relationships with our providers to comply with these statutes, could eliminate clients located in certain states from the market for our services. Furthermore, the arrangements we are in the process of finalizing or will enter into to comply with state corporate practice of medicine doctrines and fee splitting laws could subject us to additional scrutiny by federal and state regulatory bodies regarding federal and state fraud and abuse laws. Any scrutiny, investigation, adverse determination or litigation with regard to our arrangements with TPN and our affiliated professional entities could have a material adverse effect on our business, financial condition, and results of operations.

The impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations.

The impact on us of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations. Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement and policy. The healthcare industry is subject to changing political, regulatory and other influences. The Affordable Care Act in 2010 made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured population of the United States.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA as well as recent efforts by the Trump administration to repeal or replace certain aspects of the ACA. For example, the Tax Cuts and Jobs Act of 2017 was enacted, which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Since the enactment of the Tax Cuts and Jobs Act of 2017, there have been additional amendments to certain provisions of the ACA. We expect with the anticipated changes to the U.S. presidency and Congress, there will likely be additional changes to the ACA and/or repeal or replacement of certain changes implemented by the Trump administration. It is uncertain the extent to which any such changes may impact our business or financial condition. President Joe Biden and Congress may consider other legislation to change elements of the ACA. In December 2019, a federal appeals court held that the individual mandate portion of the ACA was unconstitutional and left open the question whether the remaining provisions of the ACA would be valid without the individual mandate. On November 10, 2020, the U.S. Supreme Court heard oral arguments and is in the process of reviewing this case. A decision is expected in 2021. We continue to evaluate the effect that the ACA and its possible modification or repeal and replacement has on our business. It is uncertain the extent to which any such changes may impact our business or financial condition.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011 and subsequent laws, which began in 2013 and will remain in effect through 2029, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015 (MACRA) which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement.

Such changes in the regulatory environment may also result in changes to our payer mix that may affect our operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the ACA may adversely affect payers by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payers seek to offset these increases by reducing costs in other areas. Certain of these provisions are still being implemented and the full impact of these changes on us cannot be determined at this time.

Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for our services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third party payers will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

Although our services are not currently reimbursed by government healthcare programs such as Medicare or Medicaid, any future reimbursement from federal and/or state healthcare programs could expose our business to broadly applicable fraud and abuse laws and other healthcare laws and regulations that would regulate the business. The U.S. healthcare industry is heavily regulated and closely scrutinized by federal and state governments. Comprehensive statutes and regulations govern the manner in which we and our affiliated professional entities may provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with TPN and its corresponding relationship with its contracted providers, vendors and clients, our marketing activities and other aspects of our operations. Applicable and potentially applicable U.S. federal and state healthcare laws and regulations include, but are not limited, to the following:

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the federal physician self-referral law, commonly referred to as the Stark Law, that, unless one of the statutory or regulatory exceptions apply, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $25,820 per claim submitted and exclusion from the federal health care programs. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the FCA. The statute also provides for a penalty of up to $172,137 for a circumvention scheme;

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the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. Remuneration has been interpreted broadly to be anything of value, and could include compensation, discounts, or free marketing services. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $104,330 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines of up to $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid;

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the criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, which we collectively refer to as HIPAA, and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•	HIPAA, which also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of PHI;

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the federal False Claims Act that imposes civil and criminal liability, including treble damages and mandatory minimum penalties of $11,665 to $23,331 per false claim or statement, on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly making, or causing to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. A claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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the federal Civil Monetary Law prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

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similar state law provisions pertaining to Anti-Kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any third party payer, including commercial insurers or services paid out-of-pocket by patients;

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state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

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the Federal Trade Commission Act and federal and state consumer protection, advertisement and unfair competition laws, which broadly regulate marketplace activities and activities that could potentially harm consumers, including information practices;

•	laws that regulate debt collection practices as applied to our debt collection practices;

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments; and

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to provide physician and other professional services, to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs, as well as state insurance laws.

Because of the breadth of these laws and the need to fit certain activities within one of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment, loss of enrollment status and, if in the future we provide services reimbursable by government healthcare programs, exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

Our use and disclosure of personally identifiable information, including PHI, personal data, and other health information, is subject to state, federal or other privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base and member bases and revenue.

The privacy and security of personally identifiable information (“PII”) stored, maintained, received or transmitted electronically is an enforcement priority in the United States and abroad. While we strive to comply with all applicable privacy and security laws and regulations, as well as our own posted privacy policies, legal standards for privacy, including but not limited to “unfairness” and “deception,” as enforced by the FTC and state attorneys general, any failure or perceived failure to comply with such requirements may result in proceedings or actions against us by government entities or private parties, or could cause us to lose clients or members, any of which could have a material adverse effect on our business. Recently, there has been an increase in public awareness of privacy issues in the wake of revelations about the activities of various government agencies and in the number of private privacy-related lawsuits filed against companies. Any allegations about our practices with regard to the collection, use, disclosure, or security of personally identifiable information or other privacy-related matters, even if unfounded and even if we are in compliance with applicable laws, could damage our reputation and harm our business.

We also publish statements to our clients and members that describe how we handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be inaccurate, incomplete, or not fully implemented, we may be subject to claims of deceptive practices or other violation of law, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

Numerous federal and state laws and regulations govern collection, storage, dissemination, use, retention, transfer, disposal, security and confidentiality of personally identifiable health information, including HIPAA; U.S. state privacy, security and breach notification and healthcare information laws; the California Consumer Protection Act (“CCPA”); and other data protection laws.

HIPAA establishes a set of basic national privacy and security standards for the protection of PHI, to covered entities, including certain types of health care providers and their service providers that access PHI, known as business associates. HIPAA requires covered entities and business associates to maintain policies and procedures governing PHI that is used or disclosed, and to implement administrative, physical and technical safeguards to protect PHI, including PHI maintained, used and disclosed in electronic form. These safeguards include employee training, identifying business associates with whom covered entities need to enter into HIPAA-compliant contractual arrangements and various other measures. Ongoing implementation and oversight of these measures involves significant time, effort and expense. While we undertake substantial efforts to secure the PHI we maintain, use and disclose in electronic form, a cyber-attack or other intrusion that bypasses our information security systems causing an information security breach, loss of PHI, confidential member information, or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with potentially substantial fines and penalties. When acting as a service provider to licensed therapists or employee assistance programs (group health plans), we are considered a business associate under HIPAA. In a some instances we may be considered a covered entity under HIPAA where our own employees are providing direct therapeutic care.

HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims. Additionally, HIPAA imposes mandatory penalties for certain violations. Penalties for such violations of HIPAA and its implementing regulations include civil monetary penalties of up to $59,522 per violation, not to exceed approximately $1.8 million for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation). However, a single breach incident can result in violations of multiple standards, which could result in significant fines. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year of imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. Any such penalties or lawsuits could harm our business, financial condition, results of operations and prospects. In addition, HIPAA mandates that the Secretary of the U.S. Department of Health and Human Services (“HHS”) conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Further, the U.S. federal government and various states and governmental agencies have adopted or are considering adopting various laws, regulations and standards regarding the collection, use, retention, security, disclosure, transfer and other processing of sensitive and personal information. For example, California implemented the California Consumer Privacy Act, or CCPA, which came into effect on January 1, 2020, and to which we are subject. The CCPA imposes obligations and restrictions on businesses regarding their collection, use, processing, retaining and sharing of personal information and provides new and enhanced data privacy rights to California residents. Specifically, the CCPA mandates that covered companies provide new disclosures to California consumers and afford such consumers new data privacy rights that include, among other things, the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The CCPA provides for civil penalties for violations, which could result in statutory penalties of up to $2,500 per violation, or up to $7,500 per violation if the violation is intentional. The CCPA also provides a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. Protected health information that is subject to HIPAA is excluded from the CCPA; however, information we hold about individual residents of California that is not subject to HIPAA would be subject to the CCPA. Because the CCPA is relatively new, there is still some uncertainty about how HIPAA and other exceptions may be applied under the CCPA. Furthermore, California voters approved the California Privacy Rights Act (“CPRA”) on November 3, 2020, which will amend and expand the CCPA, including by providing consumers with additional rights with respect to their personal information. The CPRA will come into effect on January 1, 2023, applying to information collected by businesses on or after January 1, 2022.

With laws and regulations such as HIPAA, the CCPA, and the CPRA imposing relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations to our business, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so.

Moreover, California implemented the California Confidentiality of Medical Information Act, which imposes restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. These laws and regulations are not necessarily preempted by HIPAA, particularly if a state affords greater protection to individuals than HIPAA. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused, such as the CCPA.

There are many other state-based data privacy and security laws and regulations that may impact our business. All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may require us to modify our data processing practices and policies, divert resources from other initiatives and projects and could restrict the way services involving data are offered, all of which may adversely affect our results of operations. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which we may be subject.

The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our clients and potentially exposing us to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PHI or PII, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenue and/or subject us to additional liabilities.

There are numerous foreign laws, regulations and directives regarding privacy and the collection, storage, transmission, use, processing, disclosure and protection of PII and other personal or customer data, the scope of which is continually evolving and subject to differing interpretations. If we provide services to members outside the United States, we may be subject to such laws, regulations, directives and obligations in relation to processing of personal data in our customer contracts, and we may be subject to significant consequences, including penalties, fines and contractual liability, for our failure to comply. While we have not undertaken a comprehensive review of the GDPR applicability to our business given we only have very small number of users from that region, the GDPR imposes stringent data protection requirements, with enhanced obligations on the processing of sensitive data, including information that relates to mental health, and provides for severe penalties for breach, which could be imposed directly in connection with future European operations. EU Member States are also able to legislate separately on sensitive data (i.e. mental health), and we must comply with these local laws where we operate. European data protection law also imposes strict rules on the transfer of personal data out of the EEA to the United States that are currently the subject of draft guidance. Following its departure from the

EU, the United Kingdom has its own national legislation that imposes similar obligations and penalties to the GDPR. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. The relationship between the UK and the EU in relation to certain aspects of data protection law, particularly transfers of personal data (on expiry of the current grace period on June 30, 2021, unless terminated earlier), remains unsettled following the Brexit Trade and Cooperation Agreement and regulatory changes in both the EU and UK may lead to additional compliance costs and could increase our overall risk. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU and European Economic Area (“EEA”) member states or the UK may result in fines of up to €20,000,000 (or £17.5 million in the UK) or up to 4% of the total worldwide annual revenue of Talkspace of the preceding financial year under each regime, whichever is higher, and other administrative penalties.If we provide services outside the United States, we must may need to comply with such laws, regulations and directives and we may be subject to significant consequences, including penalties and fines, for our failure to comply. For example, the European Commission has enacted the General Data Protection Regulation (“GDPR”), that became effective in May 2018 for controllers and processors of personal data, which imposes more stringent data protection requirements and provides for severe penalties for breach, which could be imposed directly in connection with future European operations. Failure to comply with the requirements of GDPR and the applicable national data protection laws of the EU and European Economic Area (“EEA”) member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual revenue of Talkspace of the preceding financial year, whichever is higher, and other administrative penalties. To comply with the GDPR we may be required to put in place additional mechanisms policies and procedures ensuring compliance. European data protection law also imposes strict rules on the transfer of personal data out of the EEA to the United States that are currently the subject of draft guidance. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. Moreover, following the United Kingdom’s (“UK”) withdrawal from the EU, we have to comply with the GDPR and separately the GDPR as implemented in the UK, each regime having the ability to fine up to the greater of €20 million (£17 million) or 4% of global turnover. The relationship between the UK and the EU in relation to certain aspects of data protection law remains unclear, e.g. how data transfers between EU member states and the UK will be treated. These changes may lead to additional compliance costs and could increase our overall risk. Furthermore, any failure, or perceived failure, by us to comply with or make effective modifications to our policies, or to comply with any federal, state, or international privacy, data-retention or data-protection-related laws, regulations, orders or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, a loss of client and member confidence, damage to our brand and reputation, and a loss of clients and/or members, any of which could have an adverse effect on our business.

Because of the breadth of these laws and the narrowness of their exceptions and safe harbors, it is possible that our business activities can be subject to challenge under one or more of such laws. The applicability, scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal, state and foreign enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers and of processing of health data generally, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Any such investigations, prosecutions, convictions or settlements could result in significant financial penalties, damage to our brand and reputation, and a loss of clients and/or members, any of which could have an adverse effect on our business.

In addition, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of our users’ content, or regarding the manner in which the express or implied consent of users for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process user data or develop new services and features. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

Because of the extreme sensitivity of the information which we receive, store and transmit on behalf of therapists, clients, and others, the security features of our technology platform are very important. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. Hackers and data thieves are increasingly sophisticated and operating large-scale and complex automated attacks. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures, develop additional protocols and/or to investigate and remediate any information security vulnerabilities.

If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and member data, including PHI and PII. As a result, our reputation could be severely damaged, adversely affecting client and member confidence. Members may curtail their use of or stop using our services or our client base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to clients or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations..

We outsource important aspects of the storage and transmission of client and member information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client and member information to sign agreements contractually requiring those subcontractors to adequately safeguard PII and PHI to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. In addition, we periodically hire third-party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of client and members’ proprietary and protected health information.

Due to applicable laws and regulations or contractual obligations, we may be held responsible for any information security failure or cyber-attack attributed to our vendors as they relate to the information we share with them. In addition, because we do not control our vendors and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect confidential, proprietary, or sensitive data, including personal data. We are at risk of a cyber-attack involving a vendor or other third party, which could result in a breakdown of such third party’s data protection processes or the cyber-attackers gaining access to our information systems or data through the third party. Regardless of whether an actual or perceived cyber-attack is attributable to us or our vendors, such an incident could, among other things, result in improper disclosure of information, harm our reputation and brand, reduce the demand for our products and services, lead to loss of client confidence in the effectiveness of our security measures, disrupt normal business operations or result in our systems or products and services being unavailable. In addition, it may require us to spend material resources to investigate or correct the breach and to prevent future security breaches and incidents, expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to legal liabilities, including litigation, regulatory enforcement, indemnity obligations or damages for contract breach, divert the attention of management from the operation of our business and cause us to incur significant costs, any of which could affect our financial condition, operating results and our reputation. Moreover, there could be public announcements regarding any such incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could, among other things, have a substantial adverse effect on the price of our common stock. In addition, our remediation efforts may not be successful and any failure related to these activities could result in significant liability and/or have a material adverse effect on our business, reputation and financial condition.

We may be exposed to compliance obligations and risks under anti-corruption, export controls and economic sanctions laws and regulations of the United States and applicable non-U.S. jurisdictions, and any instances of noncompliance could have a material adverse effect on our reputation and the results of our operations.

Expansion of our operations into markets outside the United States is one of our strategies for the future growth of our business. In connection with those plans, we may be or may become subject to compliance obligations under anti-corruption laws and regulations imposed by governmental authorities around the world with jurisdiction over our operations, which may include the FCPA, as well as the anti-corruption laws and regulations of other jurisdictions where we conduct business. These laws and regulations apply to companies, directors, officers, employees and agents, and may impact the way we conduct our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the U.K. Bribery Act of 2010 (the “UK Bribery Act”) prohibit us and our officers, directors and employees, as well as any third parties acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials or other persons for the purpose of influencing official decisions or obtaining or retaining business or otherwise obtaining an improper business benefit. As part of our business, we may deal with non-U.S. governments and state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA.

In connection with our planned expansion of our international operations, we will become subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. Our business also will need to be conducted in compliance with applicable export controls and economic sanctions laws and regulations, including those of the U.S. government, the governments of other countries in which we operate or plan to operate in or conduct business and various multilateral organizations. Such laws and regulations include, without limitation, those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our provision of services to persons located outside the United States may be subject to certain regulatory prohibitions, restrictions or other requirements, including certain licensing or reporting requirements pursuant to export controls and economic sanctions laws and regulations. Our provision of services outside of the United States exposes us to the risk of violating, or being accused of violating, anti-corruption, exports controls and economic sanctions laws and regulations. Though we have implemented an anti-corruption policy, as well as formal training and monitoring programs, we cannot ensure that our policies and procedures will always protect us from risks associated with any unlawful acts carried out by our employees or agents. Violations of anti-corruption, exports controls or economic sanctions laws and regulations may expose us to reputational harm, as well as significant civil and criminal penalties, including monetary fines, imprisonment, disgorgement of profits, injunctions, suspension or debarment from government contracts, and other remedial measures. Investigations of alleged violations can be expensive and disruptive to our operations. Violations could have a material adverse effect on our reputation, business, financial condition and results of operations.

Risks Related to Talkspace’s Intellectual Property

Any failure to protect, enforce or defend our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to maintain, protect and enforce our intellectual property and other proprietary rights. We rely upon a combination of trademark, patent and trade secret laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property rights. These laws, procedures and agreements provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, diluted or misappropriated.

We attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and assignment of inventions agreements. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Additionally, if a competitor lawfully obtains or independently develops the technology we maintain as a trade secret, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.

Despite our efforts to protect our trade secrets and proprietary technologies, third parties may gain access to our proprietary information. They may also develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

In addition, we use open-source software in connection with our proprietary software and expect to continue to use open-source software in the future. Some open-source licenses require licensors to provide source code to licensees upon request or prohibit licensors from charging a fee to licensees. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful. Accordingly, we may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open-source software, including by demanding release of the open-source software, derivative works or our proprietary source code that was developed or distributed with such software. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open-source code change, we may be forced to re-engineer our software or incur additional costs. We cannot assure you that we have not incorporated open-source software into our proprietary software in a manner that may subject our proprietary software to an open-source license that requires disclosure, to clients or members or the public, of the source code to such proprietary software. Any such disclosure would have a negative effect on our business and the value of our proprietary software.

Third parties may challenge the validity of our trademarks and patents or oppose trademark and patent applications. We may not be able to obtain and enforce additional patents to protect our proprietary rights from use by potential competitors. Companies with other patents could require us to stop using or pay to use required technology.

Our commercial success depends in large part on our ability to obtain and maintain intellectual property protection through trademarks, patents, trade secrets and contracts in the United States and other countries with respect to our software and technology. If we do not adequately protect our intellectual property rights, competitors may be able to erode, negate or preempt any competitive advantage we may have, which could harm our business.

We rely on our trademarks, trade name and brand names to distinguish our products and services from the products and services of our competitors, and we have registered or applied to register many of these trademarks. We cannot assure you that any future trademark applications will be approved. Third parties may also oppose our future trademark applications, or otherwise challenge our use of our trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand products or services, which could result in time and expense to re-program our software and websites, loss of brand recognition, and could require us to devote resources to advertising and marketing new brands.

We have applied for, and intend to continue to apply for, patents relating to our software and technology. Such applications may not result in the issuance of any patents, and any patents that may be issued may not provide adequate protection from competition. Furthermore, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, it is possible that patents issued to us may be challenged successfully and found to be invalid or unenforceable in the future. In that event, any competitive advantage that such patents might provide would be lost. If we are unable to secure or maintain patent coverage, our technology could become subject to competition from the sale of similar competing products.

Competitors may also be able to design around our now held or later issued patents. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of such patents or narrow the scope of our patent protection. If these developments were to occur, we could face increased competition. In addition, filing, prosecuting, maintaining, defending and enforcing patents on our software and technology in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States.

From time to time, patents issued to us relating to our software and technology may be infringed by the products or processes of others. The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant and the time demands could interfere with our normal operations. Efforts to defend our intellectual property rights could incur significant costs and may or may not be resolved in our favor. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Regardless of the outcome, the cost and distraction associated with any such enforcement efforts could harm our business.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

We could become a party to intellectual property litigation and other infringement proceedings. The cost to us of any intellectual property litigation or other infringement or misappropriation proceeding, even if resolved in our favor, could be substantial. Some of our would-be competitors may sustain the costs of such litigation more effectively than we can because of their greater financial resources.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors and other third parties may hold patents or have pending patent applications, which could be related to our business. These risks have been amplified by the increase in third parties, which we refer to as non-practicing entities, whose sole or primary business is to assert such claims. Regardless of the merits of any intellectual property litigation, we may be required to expend significant management time and financial resources on the defense of such claims, and any adverse outcome of any such claim or the above referenced review could have a material adverse effect on our business, financial condition or results of operations. We expect that we may receive in the future notices that claim we or our clients using our solution have misappropriated, misused or otherwise infringed other parties’ intellectual property rights, particularly as the number of competitors in our market grows and the functionality of applications amongst competitors overlaps. Our existing, or any future, litigation, whether or not successful, could be extremely costly to defend, divert our management’s time, attention and resources, damage our reputation and brand and substantially harm our business.

We employ individuals who were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Additionally, in connection with such litigation, our use of such intellectual property could be temporarily or permanently enjoined forcing us to stop using such intellectual property altogether. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

In addition, in most instances, we have agreed to indemnify our clients against certain third-party claims, which may include claims that our solution infringes the intellectual property rights of such third parties. Our business could be adversely affected by any significant disputes between us and our clients as to the applicability or scope of our indemnification obligations to them. The results of any intellectual property litigation to which we may become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our clients for such claims, such payments or costs could have a material adverse effect on our business, financial condition and results of operations.

Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business, financial condition and results of operations.

Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We encounter technical obstacles from time to time, and it is possible that we may discover additional problems that prevent our proprietary applications from operating properly. If our solution does not function reliably or fails to achieve client expectations in terms of performance, clients could assert liability claims against us or attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain clients.

Moreover, data services are complex and those we offer have in the past contained, and may in the future develop or contain, undetected defects or errors. Material performance problems, defects or errors in our existing or new software-based products and services may arise in the future and may result from interface of our solution with systems and data that we did not develop and the function of which is outside of our control or undetected in our testing. These defects and errors, and any failure by us to identify and address them, could result in loss of revenue or market share, diversion of development resources, harm to our reputation and increased service and maintenance costs. Defects or errors may discourage existing or potential clients from purchasing our solution from us. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could have a material adverse effect on our business, financial condition and results of operations.

If we cannot resolve any technical issues in a timely manner, we may lose clients and our reputation may be harmed.

Our clients depend on our support services to resolve any technical issues relating to our solution and services, and we may be unable to respond quickly enough to accommodate short-term increases in member demand for support services, particularly as we increase the size of our client, member and patient bases. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. It is difficult to predict member demand for technical support services, and if member demand increases significantly, we may be unable to provide satisfactory support services to our clients. Further, if we are unable to address clients’ needs in a timely fashion or further develop and enhance our solution, or if a client or member is not satisfied with the quality of work performed by us or with the technical support services rendered, then we could incur additional costs to address the situation or be required to issue credits or refunds for amounts related to unused services, and our profitability may be impaired and clients’ dissatisfaction with our solution could damage our ability to expand the number of software-based products and services purchased by such clients. These clients may not renew their contracts, seek to terminate their relationship with us or renew on less favorable terms. Moreover, negative publicity related to our client relationships, regardless of its accuracy, may further damage our business by affecting our reputation or ability to compete for new business with current and prospective clients. If any of these were to occur, our revenue may decline and our business, financial condition and results of operations could be adversely affected.

We may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships with third-parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.

In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, partnerships or other arrangements to develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, we may not own, or may jointly own with a third party, the intellectual property rights in products and other works developed under our collaborations, joint ventures, strategic alliances or partnerships.

Additionally, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we may have limited control over the amount and timing of resources that any future collaborators devote to our or their future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Risks Related to HEC and the Business Combination

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to HEC prior to the consummation of the business combination.

The Sponsor and the HEC Insiders have agreed to vote in favor of the business combination, regardless of how HEC’s public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and the HEC Insiders have agreed to vote any shares of HEC’s common stock owned by them in favor of the Merger Agreement and the Transactions, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the HEC Insiders own shares equal to approximately 20% of the issued and outstanding shares of HEC’s common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if the Sponsor and the HEC Insiders agreed to vote any shares of HEC’s common stock owned by them in accordance with the majority of the votes cast by the public stockholders.

The Sponsor, certain members of the HEC Board and certain HEC officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the HEC Board’s recommendation that our stockholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement/prospectus, our stockholders should be aware that the Sponsor and certain directors and officers of HEC have interests in the business combination that may be different from, or in addition to, the interests of our stockholders generally. These interests include:

•	the fact that the Sponsor and the HEC Insiders have agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the continued right of the Sponsor to hold Talkspace, Inc. common stock and the shares of Talkspace, Inc. common stock to be issued to the Sponsor upon exercise of its private placement warrants following the Transactions, subject to certain lock-up periods;

•

if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the completion window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•

the fact that the Sponsor and officers and directors of HEC will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated within the completion window;

•

the fact that the Sponsor and the HEC Insiders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination within the completion window;

•

the fact that the Sponsor paid an aggregate of approximately $10,280,000 for its 10,280,000 private placement warrants to purchase shares of HEC’s Class A common stock and that such private placement warrants will expire worthless if a business combination is not consummated within the completion window; and

•

the fact that at the Closing, the Sponsor will enter into the Registration Rights Agreement with Talkspace, Inc. and certain former stockholders of Talkspace, which provides for, among other things, registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions with respect to the shares of Talkspace, Inc. common stock or warrants to purchase shares of Talkspace, Inc. common stock held by certain parties following the Closing.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting Talkspace, completing a business combination with Talkspace and may influence their operation of Talkspace, Inc. following the business combination. This risk may become more acute as the deadline of June 11, 2022 for completing an initial business combination nears.

In addition, we have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. We do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

The HEC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the HEC stockholders that they vote “FOR” the proposals presented at the special meeting. In considering the recommendations of the HEC Board to vote for the proposals, its shareholders should consider these interests.

The HEC Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

The HEC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Transactions. In analyzing the business combination, the HEC Board and management conducted due diligence on Talkspace. The HEC Board reviewed comparisons of selected financial data of Talkspace with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the business combination was in the best interest of HEC’s shareholders. The officers and directors of HEC, including Mr. Braunstein, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of HEC’s financial and other advisors, including J.P. Morgan Securities LLC and Citigroup Global Markets Inc, enabled them to perform the necessary analyses and make determinations regarding the Transactions. Accordingly, investors will be relying solely on the judgment of the HEC Board in valuing Talkspace’s business, and assuming the risk that the HEC Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact HEC’s ability to consummate the business combination. For more information on the HEC Board’s decision-making process, see “Proposal No. 1—The Business Combination Proposal—HEC’s Board of Directors’ Reasons for Approval of the Transactions.”

The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.

If the Transactions or another business combination are not consummated by HEC within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HEC for services rendered or contracted for or products sold to HEC. If HEC consummates a business combination, including the Transactions, on the other hand, HEC will be liable for all such claims. Neither HEC nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to HEC. Please see the section entitled “Other Information Related to HEC—Liquidation if no Business Combination” for further information.

These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue such business combination. Each of the Insiders has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Douglas Braunstein and Douglas Bergeron may be deemed to have an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of HEC Fund, having membership interests in the Sponsor, and their respective affiliation with such entities. In considering the recommendations of the HEC Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, HEC’s stockholders should consider these interests.

The exercise of HEC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in HEC’s stockholders’ best interest.

In the period leading up to Closing, events may occur that, pursuant to the Merger Agreement, would require HEC to agree to amend the Merger Agreement, to consent to certain actions taken by Talkspace or to waive rights that HEC is entitled to under, or conditions of, the Merger Agreement. Such events could arise because of changes in the course of Talkspace’s business, a request by Talkspace to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Talkspace’s business and would entitle HEC to terminate the Merger Agreement. In any of such circumstances, it would be at HEC’s discretion, acting through the HEC Board, to grant its consent or waive those rights or conditions. The existence of the financial and personal interests of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for HEC and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HEC does not believe there will be any material changes or waivers that HEC’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further shareholder approval, HEC will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If HEC is unable to complete the Transactions or another initial business combination by June 11, 2022, HEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the HEC Board, dissolving and liquidating. In such event, third parties may bring claims against HEC and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of HEC’s current certificate of incorporation, HEC must complete a business combination before the end of the completion window, or HEC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the HEC Board, dissolving and liquidating. In such event, third parties may bring claims against HEC. Although HEC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of HEC’s public stockholders. If HEC is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HEC for services rendered or contracted for or products sold to HEC. However, they may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if HEC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if HEC otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, HEC may not be able to return to its public stockholders at least $10.00 per share.

HEC’s stockholders may be held liable for claims by third parties against HEC to the extent of distributions received by them.

If HEC is unable to complete the Transactions or another business combination within the completion window, HEC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the HEC Board, dissolve and liquidate, subject (in the case of  (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. HEC cannot assure you that it will properly assess all claims that may be potentially brought against HEC. As such, HEC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, HEC cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by HEC.

If HEC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by HEC’s stockholders. Furthermore, because HEC intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the HEC Board may be viewed as having breached their fiduciary duties to HEC’s creditors and/or may have acted in bad faith, and thereby exposing itself and HEC to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. HEC cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing HEC stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on HEC’s securities.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding HEC or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of HEC’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on HEC’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting.

HEC’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of Talkspace, Inc. common stock as consideration in the business combination and the PIPE Investment and due to future issuances pursuant to our 2021 Plan. Having a minority share position in Talkspace, Inc. may reduce the influence that HEC’s current stockholders have on the management of Talkspace, Inc.

It is anticipated that, upon the Closing: (i) existing stockholders of Talkspace will own approximately 50.8% of Talkspace, Inc. on a fully diluted net exercise basis; (ii) HEC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.1% in Talkspace, Inc. on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 18.2% of Talkspace, Inc. on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates) will own approximately 5.9% of Talkspace, Inc. on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of HEC’s Class A common stock underlying warrants, (ii) assume that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account and (iii) assume the transaction expenses of the parties to the Merger Agreement equals $49 million.

In addition, Talkspace employees, directors and consultants hold, and after the business combination, may be granted, equity awards under the 2021 Plan and/or purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Talkspace, Inc. common stock.

The issuance of additional shares of Talkspace, Inc. common stock will significantly dilute the equity interests of existing holders of HEC securities and may adversely affect prevailing market prices for Talkspace, Inc. common stock or public warrants. Having a minority ownership interest in Talkspace, Inc. may reduce the influence that HEC’s current public stockholders have on the management of Talkspace, Inc.

The Sponsor, existing stockholders of Talkspace and the PIPE Investors will beneficially own a significant equity interest in HEC and may take actions that conflict with your interests.

The interests of the Sponsor, existing stockholders of Talkspace and the PIPE Investors may not align with the interests of HEC and its other stockholders. The Sponsor, certain existing stockholders of Talkspace and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with HEC. The Sponsor, existing stockholders of Talkspace and the PIPE Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to HEC’s business and, as a result, those acquisition opportunities may not be available to us. The second amended and restated certificate of incorporation provides that certain parties may engage in competitive businesses and renounces any entitlement to certain corporate opportunities offered to the PIPE Investors or any of their managers, officers, directors, equity holders, members, principals, affiliates and subsidiaries (other than HEC and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of HEC. The second amended and restated certificate of incorporation also provides that certain parties or any of their managers, officers, directors, equity holders, members, principals, affiliates and subsidiaries (other than HEC and its subsidiaries) do not have any fiduciary duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as HEC or any of its subsidiaries.

We may issue additional shares of Talkspace, Inc. common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of Talkspace, Inc. common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our 2021 Plan or ESPP, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of Talkspace, Inc. common stock or other equity securities of equal or senior rank could have the following effects:

•	your proportionate ownership interest in HEC will decrease;

•	the relative voting strength of each previously outstanding share of HEC’s common stock may be diminished; or

•	the market price of our shares of HEC stock may decline.

HEC has no operating history and its results of operations and those of Talkspace, Inc. may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

HEC is a blank check company with no operating history or results.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for Talkspace, Inc. The unaudited pro forma condensed combined statement of operations of Talkspace, Inc. combines the historical audited results of operations of HEC for the year ended February 14, 2020 and the unaudited results of HEC for the period ended September 30, 2020, with the historical audited results of operations of Talkspace for the year ended December 31, 2019 and the unaudited results of Talkspace for the nine months ended September 30, 2020, respectively, and gives pro forma effect to the business combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of Talkspace, Inc. combines the historical balance sheets of HEC as of September 30, 2020 and of Talkspace as of September 30, 2020 and gives pro forma effect to the business combination as if it had been consummated on September 30, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data.

Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Talkspace, Inc. Accordingly, Talkspace, Inc.’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The announcement of the proposed business combination could disrupt Talkspace’s relationships with its clients, members, providers, business partners and others, as well as its operating results and business generally.

Whether or not the business combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the business combination on Talkspace’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Talkspace’s ability to retain and hire key personnel and other employees;

•

clients, members, providers, business partners and other parties with which Talkspace maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Talkspace or fail to extend an existing relationship or subscription with Talkspace; and

•	Talkspace has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Talkspace’s results of operations and cash available to fund its business.

Talkspace’s financial forecasts, which were presented to the HEC Board and are included in this proxy statement/prospectus, may not prove accurate.

In connection with the Transactions, HEC management presented certain forecasted financial information for Talkspace to the HEC Board, which was internally prepared and provided by Talkspace, and adjusted by HEC management to take into consideration the consummation of the Transactions (assuming that no shares of HEC’s Class A common stock are elected to be redeemed by HEC stockholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to Talkspace and HEC at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Talkspace or HEC. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Talkspace (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

HEC and Talkspace have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by HEC if the business combination is not completed.

HEC and Talkspace expect to incur significant transaction and transition costs associated with the business combination and operating as a public company following the Closing. We and Talkspace may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Talkspace, Inc. following the Closing. Even if the business combination is not completed, HEC expects to incur approximately $49 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by HEC if the business combination is not completed.

Warrants will become exercisable for Talkspace, Inc. common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 16,740,000 shares of Talkspace, Inc. common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Further, an additional 2,500,000 warrants may be issued pursuant to the HEC Forward Purchase Agreement, which would be exercisable to purchase an aggregate 1,250,000 shares of Talkspace, Inc. common stock. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the business combination and 12 months from the closing of the HEC IPO. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Talkspace, Inc. common stock will be issued, which will result in dilution to the holders of Talkspace, Inc. common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Talkspace, Inc. common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if HEC consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.”

Even if HEC consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.

The exercise price for HEC public warrants is $11.50 per share of HEC’s Class A common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. If HEC is unable to complete an initial business combination, HEC’s warrants may expire worthless.

We are not registering the shares of Talkspace, Inc. common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We are not registering the shares of Talkspace, Inc. common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our best efforts to file a registration statement under the Securities Act covering the issuance of such shares and maintain a current prospectus relating to the shares of HEC’s Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Talkspace. Inc. common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Talkspace, Inc. common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Talkspace, Inc. common stock for sale under all applicable state securities laws.

Our ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of Talkspace whom we expect to stay with the post-combination business following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.

Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel, including the key personnel of Talkspace. Although some key personnel may remain with the post-combination business in senior management or advisory positions following the business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of Talkspace will remain in place.

Talkspace’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Talkspace’s officers could have a material adverse effect on Talkspace’s business, financial condition, or operating results.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on HEC and Talkspace. These uncertainties may impair our or Talkspace’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or Talkspace’s business could be harmed.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Following the Closing, HEC’s only significant asset will be its ownership interest in the Talkspace business and such ownership may not be sufficiently profitable or valuable to enable HEC to pay any dividends on Talkspace, Inc. common stock or satisfy HEC’s other financial obligations.

Following the Closing, HEC will have no direct operations and no significant assets other than its ownership interest in the Talkspace business. HEC will depend on the Talkspace business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to Talkspace, Inc. common stock. The earnings from, or other available assets of, the Talkspace business may not be sufficient to pay dividends or make distributions or loans to enable HEC to pay any dividends on Talkspace, Inc. common stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the business combination. Please see the sections titled “HEC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Talkspace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.

Following the Closing, Talkspace, Inc. may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Talkspace, Inc.’s financial condition, results of operations and its stock price, which could cause you to lose some or all of your investment.

Although HEC has conducted due diligence on the Talkspace business, HEC cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Talkspace business and outside of HEC’s and Talkspace’s control will not later arise. As a result of these factors, Talkspace, Inc. may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if HEC’s due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with HEC’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Talkspace, Inc.’s financial condition and results of operations and could contribute to negative market perceptions about our securities or Talkspace, Inc.

Accordingly, any of HEC’s stockholders or warrant holders who choose to remain stockholders or warrant holders of Talkspace, Inc. following the business combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the business combination contained an actionable material misstatement or material omission.

A market for HEC’s securities may not continue, which would adversely affect the liquidity and price of HEC’s securities.

HEC is currently a blank check company and there has not been a public market for shares of Talkspace common stock since it is a private company. Following the business combination, the price of HEC’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for HEC’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of HEC’s securities after the business combination can vary due to general economic conditions and forecasts, HEC’s general business condition and the release of HEC’s financial reports.

In the absence of a liquid public trading market:

•	you may not be able to liquidate your investment in shares of the HEC’s Class A common stock;

•	you may not be able to resell your shares of HEC’s Class A common stock at or above the price attributed to them in the business combination;

•	the market price of shares of HEC’s Class A common stock may experience significant price volatility; and

•	there may be less efficiency in carrying out your purchase and sale orders.

Additionally, if HEC’s securities become delisted from the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of HEC’s securities may be more limited than if HEC was quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Talkspace, Inc. common stock may decline.

If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of Talkspace, Inc.’s following the Closing may decline. The market price of Talkspace, Inc. common stock at the time of the business combination may vary significantly from the market price of HEC’s Class A common stock on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which HEC’s stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of HEC’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for stock relating to the Talkspace business and trading in shares of HEC’s Class A common stock has not been active. Accordingly, the valuation ascribed to the Talkspace business and HEC’s Class A common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.

The trading price of Talkspace, Inc. common stock following the business combination may fluctuate substantially and may be lower than the current market price of HEC’s Class A common stock. This may be especially true for companies like ours with a small public float. If an active market for HEC’s securities develops and continues, the trading price of HEC’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of Talkspace, Inc. common stock following the business combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond Talkspace, Inc.’s control and may not be related to Talkspace, Inc.’s operating performance. These fluctuations could cause you to lose all or part of your investment in Talkspace, Inc. common stock since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in HEC’s securities and HEC’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of HEC’s securities may not recover and may experience a further decline.

Factors affecting the trading price of HEC securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in Talkspace, Inc.’s business, competitors’ businesses or the competitive landscape generally;

•	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to ours;

•	changes in laws and regulations affecting Talkspace, Inc.’s business;

•	commencement of, or involvement in, litigation involving Talkspace, Inc.;

•	changes in Talkspace, Inc.’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Talkspace, Inc. common stock available for public sale;

•	any major change in Talkspace, Inc.’s board of directors or management;

•	sales of substantial amounts of Talkspace, Inc. common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

•	other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of HEC’s securities irrespective of HEC’s operating performance. The stock market in general and the Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of HEC’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to HEC’s could depress HEC’s stock price regardless of HEC’s business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of Talkspace, Inc. common stock, regardless of HEC’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of HEC’s securities also could adversely affect HEC’s ability to issue additional securities and HEC’s ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

HEC’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond HEC’s control, resulting in a decline in HEC’s stock price.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement/prospectus. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following June 11, 2025, the fifth anniversary of the HEC IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of Talkspace, Inc. common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find Talkspace, Inc. common stock less attractive because we rely on these exemptions. If some investors find Talkspace, Inc. common stock less attractive as a result, there may be a less active trading market for Talkspace, Inc. common stock and our stock price may be more volatile.

Risks Related to the Redemption

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to HEC prior to the consummation of the business combination.

You must tender your shares of HEC’s Class A common stock in order to validly seek redemption at the special meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your common stock certificates to HEC’s transfer agent or to deliver your shares of HEC’s common stock to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares of HEC’s common stock, in each case, by two business days prior to the special meeting. The requirement for physical or electronic delivery by two business days prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.

HEC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of HEC’s stockholders do not agree.

HEC’s current certificate of incorporation does not provide a specified maximum redemption threshold, except that HEC will not redeem public shares in an amount that would cause HEC’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that HEC’s and Talkspace’s respective obligations to consummate the business combination are conditioned on HEC having at least $5,000,001 of net tangible assets as of Closing Date and the amount of Available Closing HEC Cash being least $400,000,000 as of the Closing. As a result, HEC may be able to complete the business combination even though a substantial portion of public stockholders do not approve the business combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by HEC or the persons described above have been entered into with any such investor or holder. HEC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the other proposals (as described in this proxy statement/prospectus) at the special meeting.

In the event that the aggregate cash consideration that HEC would be required to pay for all shares of HEC’s Class A common stock that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to HEC, HEC may not complete the business combination or redeem any shares, all shares of HEC’s Class A common stock submitted for redemption will be returned to the holders thereof and HEC may instead search for an alternate business combination.

Based on the amount of approximately $         million in HEC’s trust account as of                 , 2021, the record date for the special meeting, and taking into account the anticipated gross proceeds of the PIPE Investment and the HEC Forward Purchase, 36.4 million shares of HEC’s Class A common stock may be redeemed and still enable HEC to have sufficient cash to satisfy the closing condition under the Merger Agreement. We refer to this as the “maximum redemption scenario.”

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of HEC’s Class A common stock included in the units sold in the HEC IPO unless such stockholder first obtains HEC’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, HEC will require each public stockholder seeking to exercise redemption rights to certify to HEC whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to HEC at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which HEC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over HEC’s ability to consummate the business combination and you could suffer a material loss on your investment in HEC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if HEC consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the HEC IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. HEC cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of shares of Talkspace, Inc. common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge HEC’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, HEC’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of HEC might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of HEC who wish to redeem their shares of HEC’s Class A common stock for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of HEC’s Class A common stock for a pro rata portion of the funds held in the trust account.

Stockholders electing to redeem their shares of HEC’s Class A common stock will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Special Meeting of HEC Stockholders—Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If, despite HEC’s compliance with the proxy rules, a stockholder fails to receive HEC proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of HEC’s Class A common stock. In addition, the proxy materials that HEC is furnishing to public stockholders of HEC’s Class A common stock in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares of HEC’s Class A common stock. In the event that a stockholder fails to comply with these procedures, its shares of HEC’s Class A common stock may not be redeemed.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the Closing, the HEC Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

The HEC Board is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, HEC is unable to consummate the business combination. If the adjournment proposal is not approved, the HEC Board will not have the ability to adjourn the special meeting to a later date and, therefore, the business combination would not be completed.

Additional Risks Related to Ownership of Talkspace, Inc. Common Stock Following the Business Combination and Talkspace, Inc. Operating as a Public Company

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we do not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company. We are in the process of hiring additional accounting personnel and, as a public company, may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Delaware law and our second amended and restated certificate of incorporation and the Proposed Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our second amended and restated certificate of incorporation and the Proposed Bylaws that will be in effect upon the Closing, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board or taking other corporate actions, including effecting changes in our management. Among other things, our second amended and restated certificate of incorporation and the Proposed Bylaws include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

the proposed second amended and restated certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•

provide that certain transactions are not “corporate opportunities” and that the Identified Persons (as defined in the second amended and restated certificate of incorporation) are not subject to the doctrine of corporate opportunity and such Identified Persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Talkspace, Inc. or any of its subsidiaries;

•

provide that Talkspace, Inc. will not be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, and acknowledge that certain stockholders cannot be “interested stockholders” (as defined in the second amended and restated certificate of incorporation);

•

the ability of our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Talkspace, Inc.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.

Nasdaq may not list Talkspace, Inc.’s securities on its exchange, which could limit investors’ ability to make transactions in Talkspace, Inc.’s securities and subject Talkspace, Inc. to additional trading restrictions.

In connection with the business combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have Talkspace, Inc.’s securities listed on Nasdaq upon consummation of the business combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if Talkspace, Inc.’s securities are listed on Nasdaq, we may be unable to maintain the listing of our securities in the future

If, in connection with or after the business combination, Talkspace, Inc. fails to meet the initial listing requirements or maintain the listing, and if Nasdaq or another national securities exchange does not list our securities on its exchange, our stockholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for Talkspace, Inc. securities;

•	reduced liquidity for Talkspace, Inc.’s securities;

•

a determination that Talkspace, Inc. common stock is a “penny stock” which will require brokers trading Talkspace, Inc. common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Talkspace, Inc. securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Talkspace, Inc.’s securities were not listed on the Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

The provision of our amended and restated certificate of incorporation requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction

Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in our amended and restated certificate of incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The price of Talkspace, Inc.’s securities may be volatile.

Upon consummation of the business combination, the price of Talkspace, Inc.’s securities may fluctuate due to a variety of factors, including:

•	the success of competitive services or technologies;

•	developments related to our existing or any future collaborations;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of Talkspace, Inc.’s common stock regardless of the operating performance of Talkspace, including the Talkspace businesses acquired in the business combination.

Future resales of our common stock after the consummation of the Transactions may cause the market price of Talkspace, Inc. securities to drop significantly, even if Talkspace, Inc.’s business is doing well.

Pursuant to the Sponsor Support Agreement and the Proposed Bylaws, after the consummation of the Transactions and subject to certain exceptions, the Sponsor and the Talkspace Holders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of Talkspace, Inc. common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end on the date that is 180 days after the Closing.

However, following the expiration of such lockup, the Sponsor and the Talkspace Holders will not be restricted from selling shares of our stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the business combination, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. The shares held by Sponsor and the Talkspace Holders may be sold after the expiration of the applicable lock-up period under the Sponsor Support Agreement and Proposed Bylaws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

In addition, we may issue additional common stock or other equity securities without the approval of investors, which would dilute investors’ ownership interests and may depress the market price of our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

Securities research analysts may establish and publish their own periodic projections for Talkspace following consummation of the business combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our securities price or trading volume could decline. While we expect research analyst coverage following consummation of the business combination, if no analysts commence coverage of us, the market price and volume for our securities could be adversely affected.

Talkspace does not intend to pay cash dividends for the foreseeable future.

Following the business combination, Talkspace currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Talkspace’s board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

SPECIAL MEETING OF HEC STOCKHOLDERS

General

HEC is furnishing this proxy statement/prospectus to HEC’s stockholders as part of the solicitation of proxies by the HEC Board for use at the special meeting of HEC stockholders to be held on                  , 2021, and                 at                 any adjournment or postponement thereof. This proxy statement/prospectus provides HEC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held via live webcast at                  Eastern Time, on                 , 2021, at                 . The special meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer & Trust Company, the Transfer Agent.

Purpose of the HEC Special Meeting

At the special meeting, HEC is asking holders of HEC’s common stock to consider and vote upon:

•

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

•	a proposal to approve and adopt the second amended and restated certificate of incorporation of HEC. Please see the section entitled “Proposal No. 2—The Charter Proposal”;

•

a proposal to vote upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the second amended and restated certificate of incorporation presented separately in accordance with SEC requirements. Please see the section entitled “Proposal No. 3—The Governance Proposal”;

•	a proposal to approve the 2021 Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal”;

•	a proposal to approve the ESPP. Please see the section entitled “Proposal No. 5—The ESPP Proposal”;

•

a proposal to divide the board directors into three classes to serve staggered terms on the Talkspace, Inc. board of directors until immediately following the 2021, 2022 and 2023 annual meetings of HEC stockholders, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 6—The Director Election Proposal”;

•

a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HEC’s issued and outstanding shares of HEC’s common stock in connection with the business combination, including, without limitation, the PIPE Investment. Please see the section entitled “Proposal No. 7—The Nasdaq Proposal”; and

•

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 8—The Adjournment Proposal.”

Recommendation of the HEC Board

The HEC Board unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented.

When you consider the HEC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of HEC stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for additional information. The HEC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the HEC stockholders that they vote “FOR” the proposals presented at the special meeting.

Record Date; Persons Entitled to Vote

HEC has fixed the close of business on                 , 2021, as the record date for determining HEC stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on the record date, there were shares of HEC’s common stock outstanding and entitled to vote. Each share of HEC’s common stock is entitled to one vote per share at the special meeting.

Quorum

The presence at the special meeting by attendance via the virtual meeting website or by proxy, of a majority of the voting power of all the outstanding shares of HEC’s common stock as of the record date entitled to vote constitutes a quorum at the special meeting. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining he existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

Vote Required

The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote) the incentive plan proposal, the ESPP proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of HEC’s outstanding shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the Nasdaq proposal and the adjournment proposal will have no effect on such proposals.

The approval of the charter proposal requires the affirmative vote of holders of a majority of HEC’s outstanding shares of HEC’s common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the director nominees who receive the most affirmative votes will be elected. HEC stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Effect of Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of each of the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal. However, abstentions will count as a vote “against” the charter proposal.

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.

Voting Your Shares

Each share of HEC’s common stock that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of HEC’s common stock at the special meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•

You can attend the special meeting via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the special meeting by visiting the website                 . You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer & Trust Company. Instructions on how to attend and participate at the special meeting are available at .

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way HEC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify HEC’s Secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote at the special meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of HEC’s common stock, you may call                      , HEC’s proxy solicitor, at                 (Call Collect) or (Toll Free) or HEC at                 .

Redemption Rights

Pursuant to our current certificate of incorporation, public stockholders may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Any stockholder holding public shares as of the record date who votes “for” or “against” the business combination proposal may demand that HEC redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $        per share as of                 , 2021, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, HEC will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Sponsor and the HEC Insiders will not have redemption rights with respect to any shares of HEC’s common stock owned by them in connection with the Transactions.

HEC stockholders who seek to redeem their public shares for cash must affirmatively vote “for” or “against” the business combination proposal. HEC stockholders who do not vote with respect to the business combination proposal, including as a result of an abstention or a broker non-vote, may not redeem their shares for cash. Public stockholders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to HEC’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a public stockholder delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then HEC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, HEC will promptly return any shares delivered by public stockholders. Additionally, if HEC would be left with less than $5,000,001 of net tangible assets as a result of the public stockholders properly demanding redemption of their shares for cash, HEC will not be able to consummate the business combination.

The closing price of HEC’s Class A common stock on                 , 2021, the record date for the special meeting, was $         per share. The cash held in the trust account on such date was approximately $         ($         per         public share). Prior to exercising redemption rights, stockholders should verify the market price of HEC’s common stock as they may receive higher proceeds from the sale of their HEC’s common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. HEC cannot assure its stockholders that they will be able to sell their shares of HEC’s common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its shares of HEC’s common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote “for” or “against” the business combination proposal and properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to HEC’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.

Appraisal Rights

Neither stockholders, unitholders nor warrant holders of HEC have appraisal rights in connection the business combination under the DGCL.

Proxy Solicitation Costs

HEC is soliciting proxies on behalf of the HEC Board. This solicitation is being made by mail. HEC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. HEC will bear the cost of the solicitation.

HEC has hired                  to assist in the proxy solicitation process. HEC will pay that firm a fee of $         plus disbursements. Such payment will be made from non-trust account funds.

HEC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HEC will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

HEC’s stockholders are being asked to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other Transactions and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “—Certain Agreements Related to the Business Combination—Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement.

We may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting.

General

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between HEC and Talkspace will be effected through the First Merger, whereby First Merger Sub will merge with and into Talkspace with Talkspace surviving such merger as a wholly owned subsidiary of HEC, followed by the Second Merger, whereby, immediately following and as part of the same overall transaction as the First Merger, Talkspace will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of HEC.

The business combination will be effected as described in the following diagram:

The following diagram illustrates the ownership structure of Talkspace, Inc. immediately following the business combination (percentages shown as basic ownership) and (a) excludes the impact of the shares of HEC’s Class A common stock underlying the warrants and (b) assumes that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in HEC’s trust account:

Closing Merger Consideration

Subject to the terms of the Merger Agreement, all shares of Talkspace stock and all Vested Talkspace Options will be cancelled or assumed, as applicable, and converted into the right to receive, at the election of the holders thereof, a number of shares of Talkspace, Inc. common stock (or, with respect to holders of Vested Talkspace Options, a number of Vested HEC Options) or a combination of shares of Talkspace, Inc. common stock and cash (or, with respect to holders of Vested Talkspace Options, a combination of Vested HEC Options and cash), in each case, as adjusted pursuant to the terms of the Merger Agreement, which in the aggregate with the Unvested Talkspace Options to be assumed by Talkspace, Inc. and converted into Unvested HEC Options, will equal to the Closing Merger Consideration, reduced by certain deductions for the parties’ transaction expenses and the Sponsor Share Amount. The Closing Cash Consideration that may be paid to the pre-closing holders of shares of Talkspace stock and Vested Talkspace Options pursuant to the foregoing is equal to (i) the amount of cash held by HEC in its trust account (after reduction for the aggregate amount of cash payable in respect of any HEC stockholder redemptions), plus (ii) the amounts received by HEC upon consummation of the PIPE Investment and the transactions contemplated under the HEC Forward Purchase Agreement, minus (iii) $250,000,000, minus (iv) the transaction expenses of the parties to the Merger Agreement. The Closing Share Consideration of Talkspace, Inc. common stock that may be issued to the pre-closing holders of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis), pursuant to the foregoing is equal to a number determined dividing (a)(i) the Closing Merger Consideration minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) the transaction expenses of the parties to the Merger Agreement, by (b) $10.00. At the election of the Company, in certain circumstances the Closing Cash Consideration may be reduced (with a corresponding increase to the

Closing Share Consideration) to the extent required to ensure that the business combination qualifies for the Intended Income Tax Treatment. However, in no event shall the consideration payable in connection with the Transactions in respect of all outstanding shares of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis) exceed (i) an amount in cash equal to the Closing Cash Consideration and (ii) a number of shares of Talkspace, Inc. common stock equal to the Closing Share Consideration (the “Maximum Consideration”). Please see the summary of the Merger Agreement in the section entitled “—Certain Agreements Related to the Business Combination—Merger Agreement” below.

Impact of the Business Combination on HEC’s Public Float

It is anticipated that, upon the Closing: (i) existing stockholders of Talkspace will own approximately 50.8% of Talkspace, Inc. on a fully diluted net exercise basis; (ii) HEC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.1% in Talkspace, Inc. on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 18.2% of Talkspace, Inc. on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates) will own approximately 5.9% of Talkspace, Inc. on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of HEC’s Class A common stock underlying warrants, (ii) assume that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account and (iii) assume the transaction expenses of the parties to the Merger Agreement equals $49 million.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—The ESPP Proposal.”

The following table illustrates varying ownership levels in Talkspace, Inc., assuming no redemptions by HEC’s public stockholders and the maximum redemptions by HEC’s public stockholders:

	Assuming No Redemptions	Assuming Maximum Redemptions
Sponsor and certain affiliates	5.9%	7.5%
Public Stockholders	25.1%	3.0%
PIPE Investors	18.2%	18.1%
Former Talkspace Stockholders	50.8%	71.4%

These levels of ownership interest (i) exclude the impact of the shares of HEC’s Class A common stock underlying the warrants; (ii) assume, in the no redemption scenario, that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in HEC’s trust account and (iii) are determined, in the maximum redemption scenario, by assuming 5 million shares of HEC’s Class A common stock will not be redeemed.

Certain Agreements Related to the Business Combination

Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Closing Merger Consideration

As a result of and upon the Closing, among other things, and as more fully described elsewhere in this proxy statement/prospectus, all shares of Talkspace stock and all Vested Talkspace Options will be cancelled or assumed, as applicable, and converted into the right to receive, at the election of the holders thereof (as further described below), a number of shares of Talkspace, Inc. common stock (or, with respect to holders of Vested Talkspace Options, a number of Vested HEC Options) or a combination of shares of Talkspace, Inc. common stock and cash (or, with respect to holders of Vested Talkspace Options, a combination of Vested HEC Options and cash), in each case, as adjusted pursuant to the terms of the Merger Agreement, which in the aggregate with the Unvested Talkspace Options to be assumed by Talkspace, Inc. and converted into Unvested HEC Options, will equal to the Closing Merger Consideration, reduced by certain deductions for the parties’ transaction expenses and the Sponsor Share Amount.

The Closing Cash Consideration that may be paid to the pre-closing holders of shares of Talkspace stock and Vested Talkspace Options pursuant to the foregoing is equal to (i) the amount of cash held by HEC in its trust account (after reduction for the aggregate amount of cash payable in respect of any HEC stockholder redemptions), plus (ii) the amounts received by HEC upon the consummation of the PIPE Investment and the transactions contemplated under the HEC Forward Purchase Agreement, minus (iii) $250,000,000, minus (iv) the transaction expenses of the parties to the Merger Agreement. The Closing Share Consideration of Talkspace, Inc. common stock that may be issued to the pre-closing holders of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis) pursuant to the foregoing is equal to a number determined dividing (a)(i) the Closing Merger Consideration minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) the transaction expenses of the parties to the Merger Agreement, by (b) $10.00. At the election of the Company, in certain circumstances the Closing Cash Consideration may be reduced (with a corresponding increase to the Closing Share Consideration) to the extent required to ensure that the business combination qualifies for the Intended Income Tax Treatment. However, in no event shall the consideration payable in connection with the Transactions in respect of all outstanding shares of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis) exceed (i) an amount in cash equal to the Closing Cash Consideration and (ii) a number of shares of Talkspace, Inc. common stock equal to the Closing Share Consideration (the “Maximum Consideration”).

At the First Effective Time, by virtue of the First Merger and and without any further action on the part of any party to the Merger Agreement or the holders of any securities of HEC, each share of Talkspace stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Talkspace stock (i) that are subject to Talkspace Options (see “—Treatment of Talkspace Options” below), (ii) held in Talkspace’s treasury or owned by HEC, First Merger Sub, Second Merger Sub or Talkspace immediately prior to the First Effective Time and (iii) held by stockholders of Talkspace who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (collectively, the “Excluded Shares”)) will be cancelled and automatically deemed for all purposes to represent the right to receive the merger consideration as follows, subject to adjustment (as described further below):

•	for each Stock Electing Share, the Stock Election Consideration;

•	for each Standard Mixed Electing Share (including each Dissenting Share), the Stockholder Standard Mixed Election Consideration; and

•	for each Cash Weighted Mixed Electing Share, the Stockholder Cash Weighted Mixed Election Consideration.

Depending on the aggregate elections validly made by the holders of Talkspace stock, the actual consideration that such holders will receive will be subject to adjustment in order to preserve the limitations in the Merger Agreement on the amount of Closing Cash Consideration and Closing Share Consideration to be paid in connection with the business combination, such that the aggregate cash amount to be paid to the holders of

Talkspace stock will equal the Closing Cash Consideration (less any cash amounts paid to holders of Vested Talkspace Options). As a result, the Stock Election Consideration and the Cash Weighted Mixed Election Consideration, together with the Assumed Vested Company Option Election Consideration and the Optionholder Cash Weighted Mixed Election Consideration, as applicable, will be subject to the following adjustments pursuant to the terms of the Merger Agreement:

•

If the Cash Election Amount exceeds the Closing Cash Consideration, then (i) all Cash Weighted Mixed Electing Shares shall be converted into the right to receive the Adjusted Stockholder Cash Weighted Mixed Election Consideration and (ii) all Cash Weighted Mixed Electing Options shall receive the Adjusted Optionholder Cash Weighted Mixed Election Consideration.

•

If the Closing Cash Consideration exceeds the Cash Election Amount, then (i) all Stock Electing Shares shall be converted into the right to receive the Adjusted Stock Election Consideration and (ii) all Assumed Electing Options shall receive the Adjusted Assumed Vested Company Option Election Consideration.

•	If the Closing Cash Consideration equals the Cash Election Amount, then there shall be no adjustment under the terms of the Merger Agreement.

Treatment of Talkspace Options

The Merger Agreement provides that each Unvested Talkspace Option that is outstanding as of immediately prior to the First Effective Time will be assumed by Talkspace, Inc. and converted into a comparable Unvested HEC Option based upon the Exchange Ratio but otherwise subject to the same terms and conditions as set forth under the award prior to the conversion.

The Merger Agreement provides that each holder of a Vested Talkspace Option will have the ability to elect to receive one of the following forms of consideration: (i) the Assumed Vested Company Option Election Consideration, (ii) the Optionholder Standard Mixed Election Consideration or (iii) the Optionholder Cash Weighted Mixed Election Consideration, in each case, subject to the election adjustment mechanics set forth in the Merger Agreement and described above. Certain holders of Vested Talkspace Options will be entitled to receive a minimum amount of cash in consideration for his or her Vested Talkspace Options, as described in more detail in the Merger Agreement. Closing and Effective Time of the Transactions.

The closing of the Transactions will take place promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transactions,” unless HEC and Talkspace agree in writing to another time or unless the Merger Agreement is terminated. The Transactions are expected to be consummated promptly after the approval of HEC’s stockholders at special meeting of such stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of HEC Parties and Talkspace, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “—Material Adverse Effect” below. The representations and warranties of HEC are also qualified by information included in HEC’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Talkspace

Talkspace has made representations and warranties relating to, among other things, corporate organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, current capitalization of Talkspace and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts and no defaults, Talkspace benefit plans, labor matters, taxes, insurance, permits, personal property and assets, real property, intellectual property and IT security, environmental matters, absence of changes, brokers’ fees, business relationships, related party transactions, information supplied and regulatory compliance.

Representations and Warranties of HEC Parties

HEC Parties have made representations and warranties relating to, among other things, corporate organization, due authorization, no conflict, litigation and proceedings, governmental authorities and consents, financial ability and trust account, brokers’ fees, SEC reports, financial statements and Sarbanes-Oxley Act, undisclosed liabilities, business activities, tax matters, capitalization, Nasdaq listing, PIPE Investment and HEC Forward Purchase, related party transactions, Investment Company Act, interest in competitors, HEC stockholders and this proxy statement/prospectus.

Material Adverse Effect

Under the Merger Agreement, (i) certain representations and warranties of Talkspace are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred, and (ii) certain representations and warranties of HEC are qualified in whole or in part by a material adverse effect on the ability of HEC to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

With respect to Talkspace and its subsidiaries, a material adverse effect under the Merger Agreement means any effect, occurrence, development, fact, condition or change (each an “Effect”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Talkspace and its subsidiaries, taken as a whole or (b) prevents Talkspace from consummating the business combination. However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

(a)	any change in applicable laws or GAAP or any interpretation thereof;

(b)	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(c)

the announcement or the execution of the Merger Agreement, the pendency or consummation of the business combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees;

(d)	any Effect generally affecting any of the industries or markets in which Talkspace or its subsidiaries operate or the economy as a whole;

(e)

the compliance with the terms of the Merger Agreement or the taking of any action required or contemplated by the Merger Agreement or with the prior written consent of HEC or at the request of the HEC Parties;

(f)	any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(g)

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Talkspace operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

(h)

any failure of Talkspace and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts that have resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(i)	COVID-19 or any COVID-19 Measures, or Talkspace’s or any of its subsidiaries’ compliance therewith;

(j)	any cyberattack on or involving Talkspace or any of its subsidiaries;

(k)	any matters set forth on Talkspace’s disclosure letter; and

(l)	any Effect to the extent actually known by certain individuals identified in HEC’s disclosure letter on or prior to the date of the Merger Agreement.

Any Effect referred to in clauses (a), (b), (f) and (g) above may be taken into account in determining if a Material Adverse Effect has occurred but only to the extent that such changes have had a disproportionate and adverse effect on Talkspace and its subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and markets in which Talkspace and its subsidiaries operate

Covenants and Agreements

Talkspace has made covenants relating to, among other things, conduct of business, inspection, the HSR Act and approvals, no claim against the trust account, FIRPTA, Talkspace Stockholder Approval, and the Pre-Closing Restructuring.

HEC has made covenants relating to, among other things, the HSR Act and regulatory approvals, indemnification and insurance, HEC’s conduct of business, the PIPE Investment and the HEC Forward Purchase Agreement, inspection, HEC’s Nasdaq listing, HEC’s public filings, Section 16 matters, post-Closing directors, committees and officers, the 2021 Plan and ESPP, qualification as an emerging growth company, and stockholder litigation.

Pre-Closing Restructuring

Pursuant to the Merger Agreement, prior to the First Effective Time, Talkspace will amend and restate its certificate of incorporation to include the First Merger as a Deemed Liquidation Event (as defined therein), increase the authorized share count to 114,362,838 shares of Talkspace common stock and take all actions necessary to effect such amendment and restatement prior to the Closing. Talkspace may take any and all actions necessary or appropriate to authorize and effect the establishment of professional entities in necessary states, among certain other actions, none of which shall be a condition to HEC’s obligations under the Merger Agreement (the “Pre-Closing Restructuring”).

Conduct of Business by Talkspace

Talkspace has agreed that from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as required by the Merger Agreement, as required by applicable law, in connection with the Pre-Closing Restructuring or as consented to in writing by HEC (which consent will not be unreasonably conditioned, withheld, delayed or denied), use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including recent past practice in light of COVID-19 Measures; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 Measures will be deemed to be in the ordinary course of business).

During the Interim Period, Talkspace has also agreed not to, and to cause its subsidiaries not to, except as required by the Merger Agreement, in connection with the Pre-Closing Restructuring or as consented to in writing by HEC (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend the governing documents of Talkspace or any of its subsidiaries;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Talkspace to Talkspace or any other wholly owned subsidiaries of Talkspace;

•

issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of Talkspace or any of its subsidiaries;

•

issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of Talkspace, except, in each case, for the issuance of shares of capital stock of Talkspace in connection with Talkspace Options that are outstanding as of the date of the Merger Agreement and that are either vested as of the date of the Merger Agreement or are required to vest following the date of the Merger Agreement pursuant to the their terms or the terms of the Merger Agreement;

•

sell, assign, transfer, convey, lease, license, abandon, allow to lapse of expire, subject to or grant any lien (other than permitted liens) on or otherwise dispose of any material assets, or properties of Talkspace and its subsidiaries, taken as a whole, other than (i) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by Talkspace in its good faith reasonable business judgment to be obsolete or no longer be material to the business of Talkspace and its subsidiaries taken as a whole, in each such case, in the ordinary course of business and (ii) transactions between Talkspace and any wholly owned subsidiary of Talkspace or between wholly owned subsidiaries of Talkspace;

•

(i) cancel or compromise any claim or indebtedness owed to Talkspace or any of its subsidiaries, or (ii) settle any pending or threatened Action (a) if such settlement would require payment by Talkspace and/or its subsidiaries in an amount greater than $1,000,000, (b) to the extent such settlement includes an agreement by Talkspace and/or its subsidiaries to accept or concede injunctive relief or (c) to the extent such settlement is adverse to Talkspace and/or its subsidiaries and involves an Action brought by a governmental authority or alleged criminal wrongdoing;

•

except as required by applicable law or the terms of any existing Talkspace benefit plans as in effect on the date of the Merger Agreement and set forth on Talkspace’s disclosure letter, (i) materially increase the compensation or benefits of any employee of Talkspace or any of its subsidiaries except for increases in salary or hourly wage rates made in the ordinary course of business to such employees with annual base salary less than $200,000 or for ordinary course annual salary increases for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by Talkspace and its subsidiaries in calendar year 2020, (ii) make any grant or promise of of any severance, retention, incentive or termination payment to any person, except severance or termination payments in connection with the termination of any employee in the ordinary course of business and consistent with past practice, (iii) make any change in the key management structure of Talkspace or any of its subsidiaries, including the hiring of additional officers or the termination (other than for “cause”) of existing officers, (iv) hire any employee of Talkspace or its subsidiaries or any other individual who is providing or will provide services to Talkspace or its subsidiaries other than any employee with an annual base salary of less than $200,000 in the ordinary course of business that would not otherwise violate subsection (iii) or (v) except in the ordinary course of business and as would not otherwise violate subsections (i)-(iv), establish, adopt, enter into, amend in any material respect or terminate any Talkspace benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Talkspace benefit plan if it were in existence as of the date of the Merger Agreement;

•

directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all or a material portion of the assets of, or by purchasing all of or a substantial equity interest in, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;

•

make any loans or advance any money or other property to any person, except for (i) advances in the ordinary course of business to employees or officers of Talkspace, or any of its subsidiaries for expenses not to exceed $50,000 individually or $500,000 in the aggregate, (ii) prepayments and deposits paid to suppliers of Talkspace and its subsidiaries or (iii) trade credit extended to customers of Talkspace or any of its subsidiaries in the ordinary course of business;

•

redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of Talkspace or any of its subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of Talkspace or any of its subsidiaries, except for (i) acquisitions of shares of capital stock of Talkspace in connection with the exercise of Talkspace Options solely as the result of net settlement for taxes and/or exercise price to the extent the Company is so required by the terms of the Talkspace Option, (ii) the acquisition by Talkspace or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than the Talkspace Options pursuant to subsection (i)) of Talkspace or its subsidiaries in connection with the forfeiture or cancellation of such interests, and (iii) transactions between Talkspace and any wholly owned subsidiary of Talkspace or between wholly owned subsidiaries of Talkspace;

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of Talkspace;

•

make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Talkspace and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Talkspace or its subsidiaries;

•

make, change or revoke any material tax election, adopt or change (or request any governmental authority to change) any material accounting method or accounting period with respect to taxes, file any amended material tax return, settle or compromise any material tax liability or claim for a refund of taxes, enter into any closing agreement or other binding written agreement with respect to any material tax, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than pursuant to an extension of time to file any tax return obtained in the ordinary course of business), file any tax return other than one prepared in a manner consistent in all material respects with past practice, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on HEC, Talkspace or any of its subsidiaries;

•

issue any debt securities, incur indebtedness for borrowed money in excess of $1,000,000 other than in the ordinary course of business consistent with past practice, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness;

•

terminate without replacement or amend in a manner materially detrimental to Talkspace and its subsidiaries, taken as a whole, material insurance policies covering Talkspace and its subsidiaries and their respective properties, assets and businesses;

•

enter into any agreement that materially restricts the ability of Talkspace or its subsidiaries to engage or compete in any line of business or enter into any new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of Talkspace and its subsidiaries, taken as a whole;

•

enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable law;

•

enter into, modify in any material respect, waiver any material rights under or terminate certain material contract that constitutes (or would constitute if entered into prior to the date of the Merger Agreement) a “Material Contract” other than in the ordinary course of business consistent with past practice or as required by law;

•	acquire any ownership interest in any real property;

•

fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material owned intellectual property, excluding any failures, dedications, or allowances made by Talkspace or its subsidiaries in the ordinary course of business, or for any owned intellectual property that is not used or useful in the business of Talkspace and its subsidiaries or is not in Talkspace’s reasonable business judgment, commercially practical to maintain;

•

make any change in any material respect to the policies or practices of Talkspace and its subsidiaries regarding the payment of accounts payable, the collection of accounts receivable, including accelerating the receipt of amounts due with respect to any accounts receivables, or lengthening the period for payment of accounts payable, except for changes in the ordinary course of business consistent with past practice; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Conduct of HEC During the Interim Period

During the Interim Period, HEC has agreed to, and to cause its subsidiaries to comply with, and continue performing under, as applicable, the organizational documents of HEC, the Trust Agreement, the Transaction Agreements and all other agreements or contracts to which HEC or its subsidiaries may be a party.

During the Interim Period, HEC has also agreed not to, and to cause each of its subsidiaries not, except as required by the Merger Agreement, as required by applicable law or as consented to by Talkspace in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which Talkspace’s consent may be granted or withheld in its sole discretion):

•	change, modify, supplement, restate or amend the Trust Agreement or the organizational documents of the HEC Parties;

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, HEC;

•	split, combine or reclassify any capital stock of, or other equity interests in, HEC; or

•

other than in connection with redemptions of HEC’s Class A common stock or as otherwise required by HEC’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, HEC;

•

make, change or revoke any material tax election, adopt or change (or request any governmental authority to change) any material accounting method or accounting period with respect to taxes, file any amended material tax return, settle or compromise any material tax liability or claim for a refund of a material amount of taxes, enter into any closing agreement or other binding written agreement with respect to any material tax, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than pursuant to an extension of time to file any tax return obtained in the ordinary course of business), file any tax return other than one prepared in a manner consistent in all material respects with past practice, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on HEC, Talkspace or any of its subsidiaries;

•

enter into, renew, modify, supplement or amend any transaction or contract with an affiliate of HEC (including, for the avoidance of doubt, the Sponsor, and, where applicable, (i) anyone related by blood, marriage or adoption to the Sponsor or (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•	waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability;

•

incur, guarantee or otherwise become liable for (whether directly, contigently or otherwise) any indebtedness; offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, HEC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the (a) issuance of HEC’s Class A common stock in connection with the exercise of any HEC warrants outstanding on the date of the Merger Agreement or (b) issuance of HEC’s Class A common stock at not less than $10 per share and the issuance of up to 2,500,000 HEC warrants at an exercise price of not less than $11.50 per share, in each case, on the terms set forth in the Subscription Agreements and the HEC Forward Purchase Agreement, as applicable; amend, modify or waive any of the terms or rights set forth in, any warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Covenants of HEC

Pursuant to the Merger Agreement, HEC has agreed, among other things, to:

•

during the Interim Period, subject to confidentiality obligations that may be applicable to information furnished to HEC or its subsidiaries by third parties and except for any information that is subject to attorney-client privilege or other privilege from disclosure, (i) afford (and cause its subsidiaries to afford) Talkspace and its representatives reasonable access to its and its subsidiaries’ properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees and (ii) use (and cause its subsidiaries to use) reasonable efforts to furnish such representatives with all financial and operating data and other information concerning its and its subsidiaries’ business and affairs that are in its or its subsidiaries’ possession, in each case as Talkspace and its representatives may reasonably request solely for purposes of consummating the Transactions;

•	comply promptly, but in no event later than ten business days following the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act;

•	substantially comply with any information or document requests with respect to antitrust matters;

•

request early termination of any waiting period(s) under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by an antitrust authority or any other person of any governmental order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such governmental order is issued in any such Action, cause such governmental order to be lifted;

•

cooperate in good faith with the antitrust authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of Talkspace, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any antitrust authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions;

•

promptly furnish to Talkspace copies of any material notices or written communications received by it or any of its affiliates from any third party or any governmental authority with respect to the Transactions, and permit counsel to Talkspace an opportunity to review in advance, and consider in good faith the views of such counsel in connection with any proposed written communications by it and/or its affiliates to any governmental authority concerning the Transactions;

•

after the First Effective Time, indemnify and hold harmless each present and former director, manager and officer of Talkspace and HEC and each of their respective subsidiaries against any costs, expenses, judgments, fines, losses, damages or liabilities incurred in connection with any Action, to the fullest extent that it, Talkspace or their respective subsidiaries would have been permitted under applicable law and their applicable governing documents in effect on the date of the Merger Agreement to indemnify such person;

•

cause Talkspace, Inc. and its subsidiaries to maintain, for a period of not less than six years from the First Effective Time, provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of officers and directors/managers, that are no less favorable to those persons than the provisions of such governing documents as of the date of the Merger Agreement;

•

maintain, and cause one or more of its subsidiaries to maintain, a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Talkspace’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will it be required to pay an annual premium for such insurance in excess of 300% of the last annual payment made by Talkspace or any of its affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date of the Merger Agreement;

•

take, or to cause to be taken, all actions and do , or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the HEC Forward Purchase Agreement on the terms and conditions described therein, including by enforcing its rights (i) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) it the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (ii) under the HEC Forward Purchase Agreement to cause HEC Fund to pay to (or as directed by) it the applicable purchase price under the HEC Forward Purchase Agreement in accordance with the terms therein; without permitting any amendment or modification to any of the Subscription Agreements or the HEC Forward Purchase Agreement (unless approved in writing by Talkspace);

•

during the Interim Period, use its reasonable efforts to ensure it remains listed as a public company on, and for shares of its Class A common stock and warrants (but, in the case of its warrants, only to the extent issued as of the date of the Merger Agreement) to be listed on, the Nasdaq;

•

during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws;

•

prior to the First Effetive Time, take all reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of its Class A common stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HEC to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

take all actions necessary to ensure the individuals listed on Talkspace’s disclosure letter are elected and appointed as directors and officers, as applicable, of Talkspace, Inc. effective at the Closing;

•	prior to the Closing Date, obtain approval for and adopt the 2021 Plan and the ESPP;

•

within two business days following the expiration of the sixty-day period after it has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form) with respect to its Talkspace, Inc. common stock issuable under the 2021 Plan and the ESPP and use reasonable efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

•

during the Interim Period, (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (ii) not take any action that would cause it to not qualify as an “emerging growth company” within the meaning of the JOBS Act;

•

prior to the Closing Date, promptly notify and keep Talkspace reasonably informed of the status of any litigation brought or, to its knowledge, threatened in writing against it or its board of directors by any of its stockholders in connection with the Merger Agreement, the other Transaction Agreements or any of the transactions contemplated therein, and provide Talkspace with the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, give due consideration to Talkspace’s advice with respect to such litigation and not settle any such litigation without the prior written consent of Talkspace (such consent not to be unreasonably withheld, conditioned or delayed); and

•

(i) during the Interim Period, not take, and direct its affiliates and representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in any discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any person (other than Talkspace, its stockholders and/or any of their affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination (a “Business Combination Proposal”) other than with Talkspace, its shareholders and their respective affiliates and representatives and (ii) immediately cease, and direct its representatives to immediately cease, any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Covenants of Talkspace

Pursuant to the Merger Agreement, Talkspace has agreed, among other things, to:

•

during the Interim Period, subject to confidentiality obligations that may be applicable to information furnished to Talkspace or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege or other privilege from disclosure, and to the extent permitted by applicable law, (i) afford (and cause its subsidiaries to afford) HEC and its representatives reasonable access to its and its subsidiaries’ properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees and (ii) use (and cause its subsidiaries to use) reasonable efforts to furnish such representatives with all financial and operating data and other information concerning its and its subsidiaries’ business and affairs that are in its or its subsidiaries’ possession, in each case as HEC and its representatives may reasonably request solely for purposes of consummating the Transactions;

•	comply promptly, but in no event later than ten business days following the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act;

•	use its reasonable best efforts to substantially comply with any information or document requests with respect to antitrust matters;

•	request eqarly termination of any waiting period(s) under the HSR Act;

•

promptly furnish to HEC copies of any material notices or written communications received by it or any of its subsidiaries from any third party or any governmental authority, and detail any substantive oral communications between it or any of its subsidiaries and any governmental authority, with respect to the approval of the Transactions, and permit counsel to HEC an opportunity to review in advance, and consider in good faith the views of such counsel in connection with, any proposed written communications by it and/or its subsidiaries to any governmental authority concerning the Transactions;

•

on behalf of itself and its controlled affiliates, waive any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to it or its controlled affiliates by HEC or any of its affiliates for any reason whatsoever, and not seek recourse against the Trust Account at any time for any reason whatsoever;

•	at the Closing, deliver to HEC the FIRPTA certification and notice;

•

to the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of Talkspace has the right to receive or retain any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, Talkspace will: (i) no later than seven days prior to the Closing Date, solicit and use its commercially reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (ii) no later than five days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (i), submit to a vote of the stockholders of Talkspace entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits (the “280G Stockholder Vote”). Prior to, and in no event later than three days prior to soliciting such waivers and approval, Talkspace shall provide drafts of such waivers and approval materials to HEC for its reasonable review and comment, and Talkspace shall consider in good faith any changes reasonably requested by HEC. No later than five days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the 280G Stockholder Vote is necessary in order to avoid the imposition of taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that the 280G Stockholder Vote and whether the requisite number of votes of the stockholders of Talkspace was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained;

•

(i) obtain and deliver to HEC Talkspace stockholders’ approval of the Merger Agreement and the Transactions in accordance with the DGCL and Talkspace’s governing documents (the “Talkspace Stockholder Approval”), (a) in the form of a written consent executed by certain stockholders of Talkspace as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders and (b) in accordance with the terms and subject to the conditions of Talkspace’s governing documents; and (ii) take all other action necessary or advisable to secure Talkspace Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto;

•

take certain actions in connection with the Pre-Closing Restructuring prior to the First Effective Time (see “—Certain Agreements Related to the Business Combination—Merger Agreement—Pre-Closing Restructuring” above);

•

prior to the Closing, terminate, or cause to be terminated, without liability to HEC, Talkspace or any of its subsidiaries, all affiliate agreements and obtain evidence reasonably satisfactory to HEC that such affiliate agreements have been terminated effective prior to the Closing;

•

(i) during the Interim Period, not, and direct its affiliates and representatives not to take, whether directly or indirectly, any action to (a) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any person (other than HEC and/or any of its affiliates or representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving it and its subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”), or (b) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, and (ii) immediately cease, and direct its affiliates and representatives to immediately cease, any and all discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

Joint Covenants of HEC and Talkspace

In addition, each of HEC and Talkspace has agreed, among other things, to take certain actions set forth below:

•

each of HEC and Talkspace will, and will cause its respective subsidiaries to (i) use reasonable efforts to assemble, prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable efforts to obtain all material consents and approvals of third parties that any of HEC, Talkspace, or their respective affiliates are required to obtain in order to consummate the Transactions, and (iii) take other actions as reasonably necessary or reasonably requested by the other party to satisfy the closing conditions and consummate the Merger Agreement;

•

HEC and Talkspace will jointly prepare and HEC will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of Talkspace, Inc. common stock that constitute the Closing Share Consideration and (ii) the shares of Talkspace, Inc. common stock that are subject to HEC Options;

•

each of HEC and Talkspace will use its reasonable efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•

HEC will, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish a record date (which date will mutually be agreed with Talkspace, acting reasonably) for, give notice of and duly call a meeting of the stockholders of HEC to vote on the proposals for a date no later than 30 days following the date on which the Registration Statement is declared effective, (ii) provide its stockholders with the opportunity to elect to redeem their shares of HEC’s Class A common stock, and (iii) solicit proxies from holders of HEC’s Class A common stock to vote in favor of each of the proposals;

•	each of HEC and Talkspace will reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date of the Merger Agreement;

•	each of HEC and Talkspace will take certain actions to effect the intended tax treatment of the Transactions; and

•

each of HEC and Talkspace will, at the request of the other party, following the Closing, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by the Merger Agreement and the Transactions.

Conditions to Closing of the Transactions

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Talkspace and HEC:

•

the waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated;

•	there will not be in force any governmental order enjoining or prohibiting the consummation of the Transactions;

•	HEC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after redemptions by HEC stockholders;

•

HEC stockholders’ approval of the Condition Precedent Proposals, as described in this proxy statement/prospectus, will have been obtained in accordance with the DGCL, HEC’s governing documents and the rules and regulations of the Nasdaq (“HEC Stockholder Approval”);

•	Talkspace Stockholder Approval will have been obtained;

•

the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

•	the shares of Talkspace, Inc. common stock to be issued in connection with the business combination and the other Transactions shall have been approved for listing on the Nasdaq.

Conditions to the Obligations of the HEC Parties

The obligations of the HEC Parties to consummate, or cause to be consummated the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by HEC:

•

certain of the representations and warranties of Talkspace pertaining to its corporate organization and due authorization will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date and certain representations and warranties of Talkspace pertaining to its capitalization will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though then made, except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date;

•	the representations and warranties of Talkspace pertaining to absence of changes will be true and correct in all respects as of the Closing Date;

•

each of the remaining representations and warranties of Talkspace will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

Talkspace will have delivered to HEC a certificate signed by an officer of Talkspace, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled;

•

each of the covenants and agreements of Talkspace to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period and except for certain actions to be taken in connection with the Pre-Closing Restructuring); and

•

at or prior to the Closing, Talkspace will have delivered, or caused to be delivered, to HEC (i) certified copies of the amended (or amended and restated) governing documents of Talkspace, duly approved and adopted by the board of directors of Talkspace and the stockholders of Talkspace in connection with the Pre-Closing Restructuring and (ii) a copy of the Registration Rights Agreement, duly executed by each holder of Talkspace stock party thereto.

Conditions to the Obligations of Talkspace

The obligations of Talkspace to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Talkspace:

•

each of the representations and warranties of the HEC Parties regarding its capitalization, as provided for in the Merger Agreement, will be true and correct other than de minimis inaccuracies as of the Closing Date, as though then made;

•

each of the remaining representations and warranties of the HEC Parties will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date);

•

HEC will have delivered to Talkspace a certificate signed by an officer of HEC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled;

•

each of the covenants of the HEC parties to be performed as of or prior to the Closing will have been performed in all material respects(subject to a 20-day cure period or if earlier, the Termination Date);

•	the Available Closing HEC Cash will not be less than $400,000,000; and

•	at or prior to the Closing, HEC will have delivered, or caused to be delivered, to Talkspace a copy of the Registration Rights Agreement, duly executed by the Sponsor.

Waiver

Any party to the Merger Agreement may, at any time prior to the closing of the Transactions, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to HEC’s current certificate of incorporation, HEC cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the closing.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for HEC and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, at any time prior to the Closing:

•	by mutual written consent of Talkspace and HEC;

•	by Talkspace or HEC if the Closing is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable government order;

•

by Talkspace or HEC if the Closing has not occurred on or before July 30, 2021(the “Termination Date”), except if the terminating party’s failure to fulfill any obligation under the Merger Agreement is the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

•

by Talkspace or HEC if the other party has breached any of its covenants, agreements, representations or warranties such that the conditions to closing of the Transactions would not to be satisfied and has not cured its breach, if curable through reasonable efforts, within thirty (30) days of receipt of written notice of such breach, except if the terminating party’s failure to fulfill any obligation under the Merger Agreement is the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

•

by Talkspace if the Talkspace Stockholder Approval is not obtained and delivered to HEC within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders; or

•	by Talkspace if HEC Stockholder Approval is not obtained following the special meeting and vote of HEC stockholders, subject to any adjournment, postponement or recess of the meeting.

Effect of Termination

In the event of the termination of the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of Talkspace or the HEC Parties, as the case may be, for any intentional and willful breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Fes and Expenses

If the Closing does not occur, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement, the other Transaction Agreements and the transactions contemplated therein, including all fees of its legal counsel, financial advisers and accountants (and with respect to HEC, any and all antitrust fees). If the Closing occurs, Talkspace, Inc. will, upon the Closing and release of proceeds from the Trust Account, pay or cause to be paid all accrued and unpaid transaction expenses of Talkspace and pay or cause to be paid all accrued transaction expenses of HEC and its affiliates. HEC and Talkspace will exchange written statements listing all accrued and unpaid transaction expenses not less than three business days prior to the Closing Date.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties thereto will not restrict the ability of the board of directors (or other body performing similar functions) of any party to terminate the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement, in each case, in accordance with its terms and conditions.

Governing Law; Consent to Jurisdiction

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement and/or the Transactions, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts in the State of Delaware.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Talkspace, Inc., the Sponsor and certain former stockholders of Talkspace (the “Talkspace Holders”) will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Registration Rights Agreement”), pursuant to which Talkspace, Inc. will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Talkspace, Inc. common stock and other equity securities of Talkspace, Inc. that are held by the parties thereto from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by HEC, the Sponsor and the other parties thereto in connection with the HEC IPO. The Registration Rights Agreement will terminate on the earlier of (i) the five year anniversary of the date of the Registration Rights Agreement or (ii) with respect to any Holder (as defined therein), on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Talkspace Holders Support Agreement

In connection with the execution of the Merger Agreement, HEC, Talkspace and certain stockholders of Talkspace (the “Requisite Talkspace Stockholders”) entered into the Talkspace Holders Support Agreement , a copy ofwhich is attached as Annex E to this proxy statement/prospectus . Pursuant to the terms of the Talkspace Holders Support Agreement, the Requisite Talkspace Stockholders agreed to, among other things, (i) vote to adopt and approve, as soon as reasonably practicable after the registration statement which this proxy statement/prospectus forms a part of is declared effective and delivered or otherwise made available to the stockholders of HEC and Talkspace, and in any event within forty-eight hours after the registration statement which this proxy statement/prospectus forms a part of is declared effective and delivered or otherwise made available to the stockholders of HEC and Talkspace, the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Talkspace Holders Support Agreement, and (ii) take, or cause to be taken, all actions, and cooperate with other parties, to exercise the drag-along rights pursuant to and in accordance with that certain Sixth Amended and Restated Voting Agreement, dated as of May 15, 2019, by and among Talkspace, the Investors and the Key Holders (as such terms are defined therein). Each of the Requisite Talkspace Stockholders acknowledged and agreed to be bound by the transfers restrictions on its lock-up shares during the period of 180 days after the Closing Date, in each case, subject to limited exceptions as set forth in the Proposed Bylaws.

The Talkspace Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the First Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) as to each Requisite Talkspace Stockholder, the mutual written agreement of HEC, Talkspace and such Requisite Talkspace Stockholder.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, HEC, the HEC Insiders and Talkspace entered into the Sponsor Support Agreement, a copy of which is attached as Annex I to this proxy statement/prospectus. Pursuant to the terms of the Sponsor Support Agreement, the HEC Insiders agreed to, among other things, vote to adopt and approve the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Sponsor Support Agreement. Each officer and director of HEC has entered into a letter agreement with HEC in connection with the HEC IPO, pursuant to which they agreed to vote any founder shares held by them and any public shares purchased during or after the HEC IPO (including in open market and privately-negotiated transactions) in favor of the Transactions. Each of the HEC Insiders also agreed to not transfer any lock-up shares during the period of 180 days after the Closing Date, in each case, subject to limited exceptions as contemplated thereby. Such restrictions apply to the shares of HEC’s common stock, including shares of Talkspace, Inc. common stock issuable upon conversion of HEC’s private placement warrants held by the Sponsor immediately following the Closing.

Additionally, pursuant to the Sponsor Support Agreement, all of HEC Insiders’ shares of HEC’s Class B common stock (including shares of Talkspace, Inc. common stock issued upon conversion of HEC’s Class B common stock) shall be unvested and shall be subject to certain time and performance-based vesting provisions as described below. Pursuant to the Sponsor Support Agreement, (i) 70% of the unvested founder shares shall vest at Closing, (ii) 15% of the unvested founder shares (the “$12 Founder Shares”) shall vest at such time as, during the 5-year period starting on the Closing Date (the “Vesting Period”), the price of Talkspace, Inc. common stock is equal to or greater than $12.00, (iii) 15% of the unvested founder (the “$15 Founder Shares”) shall vest at such time as, during the Vesting Period, the price of Talkspace, Inc. common stock is equal to or greater than $15.00 and (iv) in the event that there is sale of HEC (a “HEC Sale”) prior to the fifth anniversary of the Closing Date that will result in the holders of Talkspace, Inc. common stock receiving a price per share equal to, or in excess of, the applicable vesting price per share for the $12 Founder Shares and/or the $15 Founder Shares, then immediately prior to the consummation of the HEC Sale the applicable unvested founder shares will vest.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.01 thereof, (c) the liquidation of HEC and (d) the written agreement of HEC, the Sponsor and Talkspace. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Subscription Agreements

In connection with the execution of the Merger Agreement, HEC entered into Subscription Agreements with the PIPE Investors, a copy of which is attached as Annex F to this proxy statement/prospectus. Pursuant to the terms of the Subscription Agreements, the PIPE Investors agreed to purchase, in the aggregate, 30,000,000 shares of Talkspace, Inc. common stock at a purchase price of $10.00 per share for an aggregate commitment of $300,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing, subject to, among other things, the satisfaction of each condition precedent to the Closing set forth in the Merger Agreement, all representations and warranties of HEC contained in the Subscription Agreements being true and correct in all material respects at and as of the Closing Date, satisfation, performance and compliance by HEC and each PIPE Investor in all material respects with the covenants, agreements and conditions contained therein, and no amendment or modification of, or waiver with respect to HEC’s obligation to effect the Closing that would reasonably be expected to materially, adversely and disproportionately as compared to other PIPE Investors affect the economic benefits of each PIPE Investor without having received such PIPE Investor’s prior written consent.

The Subscription Agreements provide that HEC is required to file with the SEC as soon as practicable, but in no event later than fifteen days after the consummation of the Transactions, a registration statement registering the resale of the shares of Talkspace, Inc. common stock to be issued to any such PIPE Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 45th calendar day (or 75th calendar day if the SEC notifies HEC that it will “review” the registration statement) following the Closing and (ii) the 10th business day after the date HEC is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against HEC with respect to the trust account.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of HEC and the applicable PIPE Investor, (iii) if any of the conditions to closing set forth therein are not satisified prior to the Closing Date, and as a result thereof, the transactions contemplated by the Subscription Agreements are not consummated at the Closing, or (iv) on or after September 12, 2021 if the Closing has not occurred on or prior to such date; provided, that nothing contained in the Subscription Agreements will relieve any party thereto from liability for any willful breach hereof prior to the time of termination, and each party thereto will be entitled to any remedies at law or in equity to recover losses, liabilities, or damages arising from such breach.

HEC Forward Purchase Agreement

In connection with the execution of the Merger Agreement, HEC entered into an amendment to the HEC Forward Purchase Agreement between HEC and HEC Fund. Pursuant to the HEC Forward Purchase Agreement, as amended, HEC Fund agreed to purchase 2,500,000 Forward Purchase Units, for $10.00 per unit, or in exchange for an aggregate purchase price of $25,000,000, in a private placement that will close concurrently with the Closing. HEC Fund also agreed to backstop up to $25,000,000 of redemptions by stockholders of HEC. Each Forward Purchase Unit consists of one share of Talkspace, Inc. common stock (the “Forward Purchase Shares”) and one-half of one warrant to purchase one share of Talkspace, Inc. common stock (the “Forward Purchase Warrants”). The Forward Purchase Shares will be identical to the shares of HEC’s Class A common stock included in the units sold in the HEC IPO, except that they will be subject to certain transfer restrictions and registration rights. The Forward Purchase Warrants will have the same terms as the HEC warrants issued to the Sponsor in a private placement simultaneously with the closing of the HEC IPO so long as they are held by HEC Fund or its permitted assignees and transferees.

The HEC Forward Purchase Agreement may be terminated at any time prior to the Forward Closing (as defined therein) (a) by mutual written consent of HEC and HEC Fund or (b) automatically if the business combination is not consummated within 24 months from the closing of the HEC IPO, or such later date as may be approved by HEC’s stockholders. Upon such termination of the HEC Forward Purchase Agreement, the Forward Purchase Price (and interest thereon, if any) (as defined therein), if previously paid, and all HEC Fund’s funds paid in connection with the HEC Forward Purchase Agreement shall be promptly returned to HEC Fund, and thereafter the HEC Forward Purchase Agreement will become null and void and have no effect, without any liability on the part of HEC or HEC Fund and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, that the termination of the HEC Forward Purchase Agreement will not relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in HEC Forward Purchase Agreement.

Name, Headquarters; Stock Symbols

The name of Talkspace after the consummation of the Transactions will be Talkspace, Inc. and our headquarters will be located at                  . We intend to apply for listing, effective at the time of the Closing, of Talkspace, Inc. common stock and Talkspace, Inc. warrants on the Nasdaq under the symbols “TALK” and “TALKW”, respectively. Our publicly traded units will separate into the component securities upon the Closing and will no longer trade as a separate security.

Background of the Transactions

HEC is a blank check company formed as a corporation in Delaware on February 6, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination with Talkspace is the result of an extensive search for a potential transaction, whereby HEC evaluated several dozen potential targets utilizing HEC’s global network and the investing, operating and transaction experience of the Sponsor, HEC’s management team, advisory partners and the HEC Board. The terms of the Transactions are the result of arm’s-length negotiations between representatives of HEC and representatives of Talkspace over the course of two and one-half months. The following is a brief discussion of the background of these negotiations, the Merger Agreement and Transactions.

On June 11, 2020, HEC completed its initial public offering. Prior to the consummation of the HEC IPO, neither HEC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with HEC.

After the HEC IPO, HEC commenced an active search for prospective businesses and assets to acquire.

In evaluating potential businesses and assets to acquire, HEC, together with its advisory partners and the Sponsor, generally surveys the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In general, HEC looks for acquisition targets that are (i) of a size relevant to the public marketplace, and (ii) positioned, operationally and financially, to be successful as a public company. HEC further looks for those transactions that it believes that, if entered into, would be well-received by the public markets. In particular, HEC generally seeks to identify companies that (a) have an existing strong management team, (b) have a competitive advantage, (c) have significant streams of recurring revenue, (d) have a significant total addressable market and growth expansion opportunities and (e) provide an opportunity for operational improvement, (f) have attractive steady-state margins and high incremental margins. HEC also seeks to identify companies that it believes would benefit from the expertise of HEC’s operating partners and from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. HEC generally applies these criteria when evaluating potential targets.

Since the completion of its initial public offering, HEC considered numerous potential target businesses with the objective of consummating its initial business combination. HEC considered businesses from a variety of sources that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of HEC’s management team and executive network. In the process that led to identifying Talkspace as an attractive investment opportunity, HEC entered into several non-disclosure agreements and, for many potential business combination targets, HEC performed deep financial and industry due diligence and held multiple management meetings.

On July 6, 2020, a teleconference was held among members of HEC’s management team (including Douglas L. Braunstein, President and Chairman of the HEC Board and Jonathan Dobres, Chief Financial Officer of HEC) and members of Talkspace’s management team (including Oren Frank, Chief Executive Officer of Talkspace, and Mark Hirschhorn, President, Chief Operating Officer and Chief Financial Officer of Talkspace), at which time the members of Talkspace’s management team presented an investor presentation regarding Talkspace and its business operations, including financial information, historic and project revenues and profits, views on competitive positioning, market opportunity, product roadmap, and background on the Talkspace management team, together with a general overview of the behavioral telehealth industry. In addition, members of HEC’s management team discussed the various considerations to take into account when assessing a transaction involving a special purpose acquisition company.

From June 11, 2020 through July 30, 2020, members of HEC’s management team discussed matters relating to HEC’s initial business combination, which often included general discussions regarding the telehealth and behavioral health industry sectors. During such period, HEC’s management viewed Talkspace as a compelling candidate for a potential business combination once Talkspace was ready to entertain such discussions. At the next meeting of the full HEC Board, which occurred on July 30, 2020, directors of the HEC Board further discussed such interest and, following additional discussion regarding the matters relating to a potential business combination with Talkspace and determined that it was an attractive opportunity for the HEC stockholders.

On October 20, 2020, HEC entered into a mutual non-disclosure agreement with Talkspace.

On October 22, 2020, Mr. Braunstein, Mr. Frank and Mr. Hirschhorn held a meeting in-person to discuss certain matters relating to Talkspace’s recent financial results, growth projections and strategic direction, as part of HEC’s initial due diligence review of Talkspace.

On October 23, 2020, members of HEC’s investment committee (the “Investment Committee”) of the HEC Board held a meeting via teleconference to discuss initial process matters relating to ongoing due diligence review of Talkspace and its business operations, the drafting of definitive transaction documentation, and expected timelines to signing a potential business combination with Talkspace.

On October 30, 2020, representatives of Talkspace (including Mr. Frank, Mr. Hirschhorn, Nisim Cohen, the Vice President of Finance and Operations of Talkspace, and Gil Margolin, the Chief Technology Officer of Talkspace) and representatives of the HEC management team conducted an extensive business due diligence call via teleconference.

On November 5, 2020, members of Talkspace’s management team (including Mr. Hirschhorn and Mr. Cohen) and members of HEC’s management team (including Mr. Braunstein, Mr. Bergeron and Mr. Dobres) held a meeting via teleconference, at which time the parties engaged in a detailed discussion and review of the financial models prepared by HEC’s management team, Talkspace’s business operations and its prospective customer pipeline.

On November 5, 2020 and November 6, 2020, HEC contacted representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) to discuss the potential business combination, general process matters relating to the potential business combination transaction, additional questions relating to Talkspace’s historical and projected financial information and other related matters.

On November 6, 2020 and November 9, 2020, HEC and Citigroup Global Markets Inc. (“Citigroup”), in its capacity as financial advisor to HEC, provided its perspectives on the proposed valuation of Talkspace and an analysis of comparable companies and business segments in analogous markets.

On November 9, 2020, representatives of HEC e-mailed to representatives of Talkspace an initial bid. On November 10, 2020, representatives of HEC e-mailed to representatives of Talkspace an indication of interest (the “IOI”) (addressed to Cory Rapkin as Vice Chairman at J.P. Morgan, Stas Byhovsky as Managing Director at J.P. Morgan and Eric Rabinowitz as Managing Director at J.P. Morgan) in respect of a potential business combination transaction involving Talkspace and HEC. The preliminary term sheet attached to the IOI provided for a total enterprise valuation of Talkspace of $1.3 to $1.5 billion, and certain other terms and considerations with respect to a potential business combination transaction involving HEC and Talkspace.

On each of November 4, 9, 10 and 13, 2020, members of the Investment Committee held meetings via teleconference to review the findings of the HEC management team’s due diligence review of Talkspace and its business operations.

On November 16, 2020, representatives of HEC met with representatives of Citigroup to discuss valuation.

On November 17, 2020, representatives of HEC met with representatives of J.P. Morgan to discuss process matters relating to the proposed business combination.

On November 16, 2020, Mr. Dobres and representatives of HEC’s legal counsel, Milbank LLP (“Milbank”), discussed the terms of the proposed business combination and a draft non-binding letter of intent. On November 18, 2020, Mr. Dobres e-mailed to representatives of Milbank an initial draft of the letter of intent.

On November 17, 2020, representatives of HEC held a due diligence meeting via teleconference with Mr. Margolin in respect of Talkspace’s technology.

On November 18, 2020, representatives of HEC e-mailed to Mr. Rapkin, Mr. Byhovsky and Mr. Rabinowitz a non-binding letter of intent in respect of a potential business combination transaction involving the parties.

This initial draft of the non-binding letter of intent included, subject to further due diligence, an estimated pre-transaction enterprise valuation of Talkspace of $1.4 billion (determined by taking into account (i) 30% of the transaction value as rollover equity, (ii) cash consideration to Talkspace stockholders, (iii) cash and cash equivalents held by Talkspace, and (iv) pro-forma cash and cash equivalents to the combined company in connection with the proposed transaction, including the application of (x) up to $414 million of gross proceeds from HEC’s trust account (net of amounts required to satisfy stockholder redemptions and payment of transaction expenses), (y) $275 million in proceeds from the PIPE Investment, to be consummated substantially concurrently with the consummation of the proposed business combination) and (z) $50 million in proceeds from the HEC Forward Purchase to be used as a backstop for redemptions or to the extent that the PIPE Investment was less than $275 million. The initial enterprise valuation with respect to the Talkspace business reflected in this initial draft of the non-binding letter of intent was consistent with HEC’s management’s evaluation of the business.

From November 18, 2020 through November 25, 2020, representatives of Talkspace, J.P. Morgan, Citigroup and HEC discussed various matters relating to the structure of the potential transaction, including board composition of the combined company, the amount of HEC units held by the Sponsor that would be deferred and subject to vesting following the Closing, the ratio of stock and cash consideration and other related matters.

On November 23, 2020, the Investment Committee met to discuss the terms of the non-binding letter of intent.

Effective as of November 25, 2020, Mr. Braunstein, on behalf of HEC, and Mr. Frank, on behalf of Talkspace, executed a non-binding letter of intent (the “LOI”) regarding a potential business combination transaction involving HEC and Talkspace, which reflected a pre-transaction total enterprise value for Talkspace at $1.4 billion.

The LOI contemplated that the Closing would be conditioned on (i) the concurrent consummation of the PIPE Investment with proceeds of $275 million, (ii) the satisfaction of a unilateral closing condition in favor of Talkspace, that HEC hold cash at least equal to $400 million at the Closing, and (iii) other customary closing conditions (including receipt of required consents and approvals from relevant regulatory and/or government authorities for the proposed transaction and the receipt of requisite stockholder approvals). The LOI also provided that the HEC Forward Purchase would act as a backstop of up to $50 million to (a) the PIPE Investment, to the extent that the PIPE Investment was less than $275 million and (b) redemptions by stockholders of HEC.

Pursuant to the LOI, each of Talkspace and HEC agreed to be subject to an exclusivity period from the date of the LOI until January 9, 2021 (the “Exclusivity Period”). The terms of the Exclusivity Period provided for customary restrictions on HEC and Talkspace prohibiting them from soliciting, initiating, knowingly encouraging or entering into any agreement with third parties in connection with an alternative transaction or business combination during the Exclusivity Period.

On November 25 and November 30, 2020, Mr. Dobres and Amy Schulman, a member of the HEC Board, discussed the status of due diligence and next steps for the proposed business combination.

On November 27, 2020, Mr. Braunstein, Mr. Bergeron, Mr. Dobres and representatives of Milbank discussed the terms of the proposed business combination and transaction timeline.

On November 27, 2020, representatives of HEC, J.P. Morgan, Citigroup and Milbank held a “kick-off” call for the PIPE Investment.

On December 1, 2020, representatives of Milbank, on behalf of HEC, and representatives of Latham, on behalf of Talkspace, held a telephone conference call to discuss certain process matters regarding legal due diligence, the preparation of definitive transaction documents, the PIPE Investment and related work streams.

Also on December 1, 2020, representatives of Milbank were provided with access to a virtual data room of Talkspace and began conducting legal due diligence review of certain of the materials contained therein, including information and documents relating to: governance matters, recent acquisition transactions, third party arrangements with customers and suppliers, intellectual property owned or used by Talkspace, real property, litigation employee compensation and benefits, labor and employment matters, environmental matters and other regulatory and compliance matters. Representatives of KPMG LLP (“KPMG”) were subsequently engaged by HEC to perform financial due diligence review of Talkspace and its business operations and to conduct a quality of earnings of Talkspace (the “QofE”).

Also on December 1, 2020, Mr. Braunstein and Mr. Frank held a meeting to discuss process and strategic considerations with respect to the upcoming PIPE Investment.

From December 7, 2020, through January 8, 2021, representatives of HEC conducted daily status calls regarding the PIPE Investment. Representatives of Talkspace and its legal counsel, Latham & Watkins LLP (“Latham”), participated in these daily status calls.

On December 7, 2020, representatives of Latham, on behalf of Talkspace, e-mailed to representatives of Milbank, on behalf of HEC, initial drafts of the Sponsor Support Agreement. Pursuant to the draft Sponsor Support Agreement to be entered into by Talkspace, HEC, and the HEC Insiders, the HEC Insiders each would agree to (i) vote in favor their shares in favor of the Merger Agreement and the Transactions and the other Condition Precedent Proposals included in the accompanying proxy statement/prospectus, (ii) not transfer their shares of HEC’s common stock and warrants (including the shares of HEC’s common stock issuable upon exercise thereof) held by each HEC Insider immediately following the Closing for a period of 180 days following the Closing Date, subject to certain exceptions and (iii) certain provisions of their shares of HEC’s common stock. Over the course of the following several weeks, the parties continued to negotiate the terms of the Sponsor Support Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on January 12, 2021. See the section entitled “Proposal No. 1 - The Business Combination Proposal—Related Agreements—Sponsor Support Agreement” for additional information.

On December 7, 2020, representatives of Latham, on behalf of Talkspace, e-mailed to representatives of Milbank, on behalf of HEC, initial drafts of the forms of certificate of incorporation and bylaws for the combined company to be adopted by HEC in connection with the consummation of the proposed business combination, the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Merger Agreement on January 12, 2021, to which the agreed forms of certificate of incorporation and Proposed Bylaws were attached as exhibits. See the section entitled “Organizational Documents Proposals” for additional information.

During the following six weeks, representatives of Milbank and KPMG, on behalf of HEC, and representatives of Latham and Talkspace management, as applicable, on behalf of Talkspace, had additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed. As part of HEC’s extensive due diligence review, members of HEC’s management team, representatives of Milbank, on behalf of HEC, representatives of Latham, on behalf of Talkspace, representatives of Husch Blackwell LLP, in their capacity as healthcare regulatory counsel to Talkspace, and members of Talkspace’s management team, held a conference call on January 6, 2021, to discuss matters relating to regulatory considerations and corporate structuring.

Beginning on December 1, 2020, representatives of Citigroup and J.P. Morgan, on behalf of HEC, began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss Talkspace, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment.

Beginning on December 7, 2020 and until January 5, 2021 (other than the period from December 24, 2020 through January 3, 2021), representatives of HEC, Talkspace, J.P. Morgan and Citigroup participated in various virtual meetings with prospective participants in the PIPE Investment. During this period of time, after a draft form of the Subscription Agreement had been provided to the prospective PIPE Investors, the terms of the form of Subscription Agreement, including with respect to conditions to closing and registration rights, were further negotiated between representatives of Latham and Milbank, on behalf of their respective clients, and representatives of the PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed form of Subscription Agreement by the parties thereto on January 12, 2021. See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

On December 13, 2020, KPMG conducted an initial meeting via teleconference with certain members of Talkspace’s management team. During the period between December 13, 2020, and January 9, 2020, KPMG conducted several other meetings with certain members of Talkspace’s management team and Talkspace’s auditors, Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

On December 14, 2020, representatives of Milbank, on behalf of HEC, e-mailed to representatives of Latham, on behalf of Talkspace, an initial draft of the Merger Agreement based on the terms of the LOI, as updated by subsequent discussions. Certain matters, including with respect to transaction structure, mechanics relating to the treatment in connection with the Mergers of certain of Talkspace’s outstanding securities (such as the Talkspace Options and the shares of Talkspace common stock underlying such Talkspace Options), restrictions on the conduct of Talkspace’s business between signing and closing, obligations of the parties with respect to required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties through exchange of subsequent drafts of the Merger Agreement.

On December 18, 2020, representatives of Latham, on behalf of Talkspace, e-mailed to representatives of Milbank, on behalf of HEC, a revised draft of the Merger Agreement and from December 28, 2020 through January 8, representatives of Milbank and Latham continued to negotiate the terms of the Merger Agreement, exchanging multiple drafts thereof. The principal terms being negotiated during such time related to, among other things, (i) the calculation of the Closing Share Consideration and the Closing Share Consideration, (ii) the treatment of outstanding options of Talkspace, (iii) appointment of directors and officers of the combined company, (iv) treatment of transaction expenses of the parties, (v) covenants related to obtaining the requisite stockholder approval, and (vi) the outside date of the Transactions.

On December 22, 2020, representatives of Latham, on behalf of Talkspace, e-mailed to representatives of Milbank, on behalf of HEC, an initial draft of the Talkspace Holders Support Agreement, pursuant to which, among other things, certain stockholders of Talkspace (collectively representing at least a majority of the outstanding voting power of Talkspace common stock and each series of Talkspace preferred stock on an as converted basis) would agree to, among other things, execute and deliver a written consent to adopt the Merger Agreement and related agreements and to approve the business combination, pursuant to the terms and subject to the conditions set forth therein. During the following three weeks, the parties continued to negotiate the terms of the Talkspace Holders Support Agreement, exchanging multiple drafts before an agreed final version of the Talkspace Holders Support Agreement was executed by the parties thereto on January 12, 2021. See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

On December 26, 2020, Douglas Bergeron, Chief Executive Officer of HEC, Mr. Dobres and Mr. Hirschhorn held a meeting in person in White Plains, New York to discuss the status of the PIPE Investment and other matters relating to the potential business combination.

On January 10, 2021, as a result of an oversubscription to the PIPE Investment, HEC and Talkspace agreed to increase the amount of the PIPE Investment from $275 million to $300 million. In connection with such increase, HEC and Talkspace agreed to amend the HEC Forward Purchase Agreement to provide (i) for the purchase by HEC Fund of 2,500,000 HEC units, consisting of one share of HEC’s Class A common stock and one-half of one warrant to purchase one share of HEC’s Class A common stock, for $10.00 per unit, or an aggregate amount of $25,000,000, in a private placement that will close concurrently with the Closing, and (ii) for the purchase by HEC Fund of up to 2,500,000 HEC units to backstop up to $25,000,000 of redemptions by stockholders of HEC.

On January 10, 2021, representatives of Milbank, on behalf of HEC, e-mailed to representatives of Latham, on behalf of Talkspace, an initial draft of an amendment to the HEC Forward Purchase Agreement. Over the course of the following days, the parties continued to negotiate the terms of the HEC Forward Purchase Agreement, exchanging multiple drafts before an agreed final version of the HEC Forward Purchase Agreement was executed by the parties thereto on January 12, 2021. See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—HEC Forward Purchase Agreement” for additional information.

On January 9, 2021, representatives of Milbank, on behalf of HEC, and representatives of Latham, on behalf of Talkspace, held a conference call to discuss, among other things, the outstanding issues in the Merger Agreement, including the ability to provide each holder of Talkspace stock and Vested Talkspace Options the right to elect to receive a number of shares of HEC’s common stock or a combination of shares of HEC’s common stock and cash. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement—Merger Consideration Election” for additional information.

On January 9, 2020, members of HEC’s management team held a meeting via teleconference with representatives of KPMG to review and discuss the results of the QofE prepared by KPMG.

On January 11, 2021, the HEC Board held a meeting via videoconference and representatives of Milbank joined the meeting. At the meeting, members of HEC’s management team provided an overview of the proposed business combination with Talkspace as the proposed business combination target and updated the HEC Board regarding the final negotiations of the terms of the proposed business combination. Members of the HEC Board, with the assistance of Milbank, discussed and reviewed the proposed business combination, including Talkspace as the proposed business combination target, the terms and conditions of the Merger Agreement and the key ancillary agreements, the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Merger Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—The HEC Board’s Reasons for the Approval of the Transactions” for additional information related to the factors considered by the HEC Board in approving the business combination. Following additional discussion on these and related matters, the HEC Board unanimously determined, among other things, that the business combination proposal is in the best interests of HEC and its stockholders and recommended that its shareholders vote “FOR” the proposal.

On January 11, 2021, a news article was posted on the Bloomberg.com website stating that Talkspace and HEC were in the advanced stages of negotiating a potential business combination transaction.

On January 12, 2021, the board of directors of Talkspace (the “Talkspace Board”), with representatives of Latham and J.P. Morgan present, met telephonically to discuss the business combination, including a detailed discussion of the forms of the transaction documents. The Talkspace Board reviewed the proposed terms of the transaction agreements that had been negotiated with HEC and its representatives. Following presentations by Latham and J.P. Morgan to the Talkspace Board and additional discussion on related matters concerning the proposed business combination, the Talkspace Board unanimously approved the transaction documents, subject to final negotiations and modifications, and determined to recommend the approval of the transaction documents to its stockholders.

On January 12, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Talkspace Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with each of the PIPE Investors, and the Merger Agreement and the exhibits thereto.

On January 12, 2021, HEC, Talkspace, Merger Sub I and Merger Sub II executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, HEC also entered into the Talkspace Holders Support Agreement, the Sponsor Support Agreement and the Subscription Agreements, in each case, with the applicable other parties thereto. See “Proposal No. 1—The Business Combination Proposal—Related Agreements” for additional information.

On January 13, 2021, HEC and Talkspace issued a joint press release announcing the execution of the Merger Agreement, which HEC filed with a Current Report on Form 8-K along with two investor presentations prepared by members of HEC’s and Talkspace’s management teams and used in connection with meetings with existing HEC stockholders and other persons regarding Talkspace and the business combination. HEC also filed with the Current Report on Form 8-K the executed Merger Agreement, the executed Talkspace Holders Support Agreement, the executed Sponsor Support Agreement and the form of Subscription Agreement that was executed by the PIPE Investors.

HEC’s Board of Directors’ Reasons for Approval of the Transactions.

The HEC Board, in evaluating the Transactions, consulted with HEC’s management and leading consulting, legal and financial advisors. In unanimously (i) resolving that it is in the best interests of HEC and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approving the Merger Agreement and the Transactions, including the business combination, on the terms and subject to the conditions of the Merger Agreement and (iii) adopting a resolution recommending the business combination be adopted by HEC’s stockholders, the HEC Board considered and evaluated a number of factors, including the factors discussed below. The HEC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The HEC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of HEC’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The HEC Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the related agreements and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Attractive Valuation. As more fully described under “- Comparable Company Analysis”, the purchase price values Talkspace at a discount to selected comparable companies with respect to Talkspace’s pro forma implied estimated revenue (for 2021E and 2022E), estimated gross profit (for 2021E and 2022E), actual revenue and estimated revenue compound annual growth rate (from 2019A through 2023E).

•

Reasonableness of Aggregate Consideration. Following a review of the financial data provided to HEC, including Talkspace’s historical financial statements and certain unaudited prospective financial information, as well as HEC’s due diligence review of the Talkspace business and the views of HEC’s financial and other advisors, the HEC Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

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Business and Financial Condition and Prospects. After conducting extensive due diligence, along with their familiarity with Talkspace’s business from prior commercial experiences, the HEC Board and HEC management had knowledge of, and were familiar with, Talkspace’s business, financial condition, results of operations and future growth prospects. The HEC Board considered the results of the due diligence review of Talkspace’s business, including its comprehensive and diverse data, intellectual property and network assets, its payor customers, its ability to enhance, extend and expand its platform, the potential impact of COVID-19 on its business, as well as the legal due diligence performed by Milbank LLP, the quality of earnings prepared by KPMG LLP and the financial due diligence conducted by HEC’s management.

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Talkspace’s Large and Growing Addressable Market. The total addressable market for behavioral health is large. More than 70 million Americans suffer from mental illness, spread across all ethnic, socio-economic and age ranges. 17 million adults in the United States have had at least one major depressive episode in the past year. The annual suicide rate in the United States has increased by 30% since 2001. $4.6 billion is spent annually in the United States on uncessary emergency room visits for mental illness. HEC’s management believes the true global total addressable market will increase from approximately $480 billion in 2019 to approximately $588 billion in 2025.

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Talkspace’s Growing Customer Base. HEC and Talkspace forecasted that the number of total business to customer subscribers will increase from 19,851 in 2019, to 31, 214 in 2020, 46,259 in 2021, 71,001 in 2022 and 85,829 in 2023. HEC and Talkspace additionally forecasted that the number of total business to business lives covered will increase from 6,725,000 in 2019, to 39,285,000 in 2020, 65,341,000 in 2021, 129,093,000 in 2022 and 174,218,000 in 2023.

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Post-Combination Board of Directors. The HEC Board considered the fact that the board of directors of Talkspace, Inc. would be a balanced and independent board of directors (rather than one controlled by the former stockholders of Talkspace).

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Liquidity Needs. The HEC Board considered the risk that the current public stockholders of HEC would convert their public shares for cash upon consummation of the Transactions, thereby reducing the amount of cash available to HEC following the Transactions. The HEC Board determined that the PIPE Investment and the other Transactions would ensure the funds to complete the Transactions would be readily available.

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Experienced, Proven and Committed Management Team has Generated Consistent High Returns for Investors. The HEC Board considered the fact that Talkspace, Inc. will be led by the senior management team of Talkspace, which has a proven track record of operational excellence, financial performance, growth and ongoing capabilities for innovation. The HEC Board also believed that the willingness of Talkspace’s management team to both rollover a significant portion of their equity stake, as well as to agree to prohibitions on the transfer of those shares for a period of time following the consummation of the Transactions, reflected management’s belief in and commitment to Talkspace’s continued growth following the consummation of the Transactions. For additional information, see “Management of Talkspace, Inc. Following the Business Combination.”

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Talkspace Being an Attractive Target. The HEC Board considered the fact that Talkspace (i) is of a size relevant to the public marketplace, (ii) has a strong existing management team, (iii) has a significant total addressable market and growth expansion opportunities, (iv) provides an opportunity for operational improvement and (v) would benefit from the consummation of the Transactions as a result of becoming a public company and de-leveraging, which the HEC Board believed would improve Talkspace’s ability to grow, including through acquisitions.

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Other Alternatives. HEC raised $414,000,000 in June 2020 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Proposal No. 1—The Business Combination Proposal—Background of the Transactions”, HEC has evaluated a number of businesses but has been most impressed by the Talkspace business. The HEC Board believed, that based upon the Transaction terms and the financial analysis, that the Transactions create the best available opportunity to maximize value for HEC stockholders.

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Terms of the Merger Agreement and the Related Agreements. The HEC Board considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, including the business combination, including each party’s representations, warranties and covenants, the conditions to each party’s obligation and the termination provisions as well as the strong commitment by both Talkspace and HEC to complete the Transactions.

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Independent Director Role. The HEC Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Transaction, our independent directors, Thelma Duggin, Robert Greifeld and Amy Schulman, took an active role in evaluating the proposed terms of the Transactions, including the Merger Agreement, the related agreements and the amendments to HEC’s certificate of incorporation to take effect upon the completion of the Transactions. HEC’s independent directors evaluated and unanimously approved, as members of the HEC Board, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Transactions.

The HEC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s revenues.

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

•	Growth Initiatives May Not be Achieved. The risk that the growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•	No Third-Party Valuation. The risk that HEC did not obtain a third-party valuation or fairness opinion in connection with the Transactions.

•

Regulatory Risks. The risks of changes in Talkspace’s regulatory environment, including federal or state privacy, consumer protection, telehealth and teletherapy-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which Talkspace may be subject or other legal obligations relating to privacy, consumer protection, telehealth or teletherapy would adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against Talkspace by governmental entities, clients, members, other consumers, suppliers or others or other liabilities or may require us to change our operations and/or cease using certain data sets.

•

Liquidation. The risks and costs to HEC if the business combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in HEC being unable to effect a business combination within the completion window and force HEC to liquidate.

•

Stockholder Vote. The risk that HEC’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the special meeting or redeem their shares.

•	Closing Conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within HEC’s control.

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HEC Stockholders not Holding a Majority Position in Talkspace, Inc. The risk that HEC stockholders will not hold a majority position in Talkspace, Inc. (approximately 50.8%, assuming that no shares of HEC’s Class A common stock are elected to be redeemed by HEC stockholders and excluding the impact of the shares of HEC’s Class A common stock underlying the warrants), which may reduce the influence that HEC’s current stockholders have on the management of HEC.

•	Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

•	Fees and Expenses. The fees and expenses associated with completing the Transactions.

•	Other Risks. Various other risks associated with the business of Talkspace, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the HEC Board also considered that:

•

Interests of Certain Persons. Some officers and directors of HEC may have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of HEC’s stockholders (see section entitled “—The Business Combination Proposal—Interests of Certain Persons in the Business Combination”). HEC’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the HEC Board, the Merger Agreement and the transactions contemplated therein, including the Transactions.

The HEC Board concluded that the potential benefits that it expected HEC and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The HEC Board also noted that HEC stockholders would have a substantial economic interest in the combined company (depending on the level of HEC stockholders that sought redemption of their public shares into cash). Accordingly, the HEC Board unanimously determined that the Merger Agreement and the related agreements and the transactions contemplated thereby, were advisable, fair to, and in the best interests of HEC and its stockholders.

Recommendation of the HEC Board

After careful consideration of the matters described above, the HEC Board determined unanimously that each of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal, if presented, is fair to and in the best interests of HEC and its stockholders. The HEC Board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

Certain Forecasted Financial Information for Talkspace

Prior to approval by the HEC Board of the Transactions and the execution of the Merger Agreement and related agreements, Talkspace provided HEC with internally prepared forecasts, including for calendar year 2021. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or the generally accepted accounting principles in the United States (“GAAP”) with respect to forward looking financial information. As a private company, Talkspace does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders.

Talkspace believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the models, Talkspace’s management relied on a number of factors, including the executive team’s significant experience in the insurance brokerage and personal lines insurance sectors and the historical performance of Talkspace. The forecasts reflect the consistent application of the accounting policies of Talkspace and should be read in conjunction with the accounting policies included in Note 2 - “ Significant Accounting Policies” accompanying the historical audited consolidated financial statement of Talkspace and included elsewhere in this proxy statement/prospectus.

In its presentation to the HEC Board, HEC management presented certain forecasted financial information for Talkspace provided by Talkspace. The forecasted financial information provided to the HEC Board included a range of estimates for revenue, adjusted EBITDA and levered free cash flow, in each case for calendar year 2021.

The selected forecasted financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Talkspace’s and HEC’s management. Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global and WithumSmith+Brown, PC have not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying selected forecasted financial information and, accordingly, Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global and WithumSmith+Brown, PC do not express an opinion or any other form of assurance with respect thereto. The Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global report and WithumSmith+Brown, PC report included in this proxy statement/prospectus relate to Talkspace’s and HEC’s previously issued audited financial statements, respectively. They do not extend to the selected forecasted financial information and should not be read to do so.

The following table presents the selected forecasted financial information that HEC management reviewed with the HEC Board and which was used by HEC in connection with the financial analysis summarized below:

(in millions, except subscribers data)	Calendar Year Ending December 31, 2020E	Calendar Year Ending December 31, 2021E	Calendar Year Ending December 31, 2022E	Calendar Year Ending December 31, 2023E
Total business to consumer subscribers	31,214	46,259	71,001	85,829
Total business to business lives covered (in thousands)	39,285	65,341	129,093	174,218
Net revenue	$74	$125	$205	$285
Percentage growth	94%	69%	64%	39%
Gross profit	47	80	129	176
Percentage margin	63%	64%	63%	62%
Operating expenses	(62)	(93)	(114)	(134)
EBITDA (1)	(15)	(12)	14	42

(1)	We have not provided a reconciliation of EBITDA to GAAP net income (losses) on a forward looking basis due to the potential variability, limited visibility and unpredictability.

This summary of the forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of Talkspace, HEC, or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the forecasts, and none of them undertake any obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, these forecasts were based on numerous variables and assumptions known to Talkspace and HEC at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Talkspace or HEC. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Talkspace (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.

Certain Financial Analysis

Comparable Company Analysis

HEC’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to HEC following a business combination with Talkspace and this analysis was presented to the HEC Board. The relative valuation analysis was based on selected publicly traded companies in each of the healthcare, telemedicine and virtual healthcare sectors. The selected companies in each sector were chosen because they were determined by HEC’s management to be leaders in their particular sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Talkspace). The comparable companies the HEC Board reviewed within such sectors were Teladoc and Amwell. These companies were selected by HEC as the publicly traded companies having businesses with similar (or, in the case of margins and growth rates, similar or reasonably achievable) business functions and roles, transaction volumes, margins and growth rates. While these companies, which are considered to be leaders in their sectors, may share certain characteristics that are similar to those of Talkspace, the HEC Board recognized that no company was identical in nature to Talkspace.

Using publicly available information and information from certain data sources, HEC management reviewed with the HEC Board, among other things, the forecasted enterprise values as a multiple of estimated revenue (for 2021E and 2022E), estimated gross profit (for 2021E and 2022E), actual revenue and estimated revenue compound annual growth rate (from 2019A through 2023E). The multiples for the selected comparable companies are summarized in the table below:

	Talkspace	Teladoc(1)	Amwell
2021E EV / Revenue (2)	11.2x	20.7x	22.9x
2022E EV / Revenue (2)	6.8x	15.2x	18.1x
2021E EV / Gross Profit (2)	17.5x	30.4x	62.3x
2022E EV / Gross Profit (2)	10.9x	22.2x	44.6x
2019—2023E revenue CAGR (2)	65.3%	48.4%	30.2%

(1)	Teladoc data is pro forma for merger with Livongo.
(2)	Data as of January 7, 2021.

Based on the review of these selected comparable publicly traded companies, the HEC Board concluded that Talkspace’s pro forma implied enterprise value as a multiple of 2021E net revenue and 2022E net revenue of 11.2x and 6.8x, respectively, was below such multiples of such selected comparable companies, and that it would be reasonable to assume that the stock of Talkspace, Inc. may trade at a 20% discount to the stock of Teladoc.

In addition, using publicly available information and information from certain data sources, HEC management reviewed with the HEC Board, among other things, the forecasted enterprise values as a multiple of estimated revenue (for 2021E and 2022), revenue actual and estimated revenue compound annual growth rate (from 2019A through 2022E) more broadly compared against other publicly traded companies it considers as core peers in the telehealth and behavioral health, publicly traded companies in the disruptive healthcare sector and publicly traded companies in the high growth internet sector. The multiples for the selected comparable companies are summarized in the table below:

	2021E EV / Revenue	2022E EV / Revenue	2019—2023E revenue CAGR
Core Peers (1)	19.2x	14.2x	36%
Disruptive Healthcare (2)	18.0x	14.6x	27%
High Growth Internet (3)	22.8x	18.1x	42%
Talkspace	11.2x	6.8x	75%

(1)	Core Peers includes mean of: Amwell, GoodRx, SOC Telemed and Teladoc. SOC Telemed data is based on capital structure at deal announcement. Teladoc data is pro forma for merger with Livongo.
(2)	Disruptive Healthcare includes mean of: Accolade, DexCom, Health Catalyst, HealthEquity, Inspire Medical, iRhythm, Novocure, Oak Street, One Medical, Phreesia and Veeva.
(3)	High Growth Internet includes mean of: Chegg, Etsy, Fiverr, Match, Shopify, Upwork and Zoom.

The HEC Board viewed such multiples as the most relevant financial metrics on which to evaluate Talkspace. The results of this analysis (as described above) supported the HEC Board’s determination, based on a number of factors, that the terms of the Transactions were fair to and in the best interests of HEC and its stockholders.

Satisfaction of the 80% Test

It is a requirement under HEC’s current certificate of incorporation that any business acquired by HEC have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions at the time of the execution of a definitive agreement for an initial business combination). As of January 12, 2021, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $414 million (excluding up to $583,182 of deferred underwriting commissions) and 80% thereof represents approximately $331 million. In reaching its conclusion on the 80% asset test, the HEC Board used as a fair market value the $1.283 billion enterprise value for Talkspace, which was implied based on the terms of the Transactions agreed to by the parties in negotiating the Merger Agreement. The implied fair market value is calculated by adding (i) approximately $444 million cash consideration paid to the preferred stockholders of Talkspace, (ii) the approximately $839 million common equity value consideration to Talkspace, as agent on behalf of Talkspace’s stockholders, and (iii) the $0 net debt reported by Talkspace as of January 12, 2021.

The parties to the Merger Agreement considered factors such as Talkspace’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The HEC Board determined that the consideration being paid in the business combination, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, HEC and its stockholders and appropriately reflected Talkspace’s value.

The HEC Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Talkspace met the 80% requirement. Based on the fact that the $1.283 billion fair market value of Talkspace as described above is in excess of the threshold of approximately $331 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the HEC Board determined that the fair market value of Talkspace was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the HEC Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, those of HEC stockholders generally. In particular:

•

If the Transactions or another business combination are not consummated by June 11, 2022, HEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the HEC Board, dissolving and liquidating. In such event, the 10,350,000 initial shares held by the Sponsor and the directors would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of  $         based upon the closing price of $         per share on the Nasdaq on                 , 2021, the record date for the special meeting. Such founder shares are subject to certain time- and performance-based vesting provisions as described under “Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

•

The Sponsor purchased an aggregate of 10,280,000 private placement warrants from HEC for an aggregate purchase price of $10,280,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of HEC IPO. A portion of the proceeds HEC received from these purchases were placed in the trust account. Such warrants had an aggregate market value of

$         based upon the closing price of  $         per warrant on the Nasdaq on                 , 2021, the record date for the special meeting. The private placement warrants will become worthless if HEC does not consummate a business combination by June 11, 2022. Such private placement warrants are subject to certain time- and performance-based vesting provisions as described under “Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

•

Douglas Braunstein will become a director of Talkspace, Inc. after the closing of the Transactions. As such, in the future he will receive compensation that the post-combination board of directors determines to pay to its non-employee directors.

•

If HEC is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HEC for services rendered or contracted for or products sold to HEC. If HEC consummates a business combination, on the other hand, HEC will be liable for all such claims.

•

HEC’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HEC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HEC fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, HEC may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Board of Directors Following the Business Combination

Upon the Closing, the HEC Board anticipates each Class I director having a term that expires immediately following HEC’s annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following HEC’s annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following HEC’s annual meeting of stockholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Please see the sections entitled “Proposal No. 6—The Director Election Proposal” and for additional information.

Redemption Rights

Pursuant to HEC’s current certificate of incorporation, public stockholders may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Any stockholder holding public shares as of the record date who votes “for” or “against” the business combination proposal may demand that HEC redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $        per share as of                , 2020, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, HEC will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Sponsor and the Insiders will not have redemption rights with respect to any shares of HEC’s common stock owned by them in connection with the Transactions.

HEC stockholders who seek to redeem their public shares for cash must affirmatively vote “for” or “against” the business combination proposal. HEC stockholders who do not vote with respect to the business combination proposal, including as a result of an abstention or a broker non-vote, may not redeem their shares for cash. Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to HEC’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then HEC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, HEC will promptly return any shares delivered by public stockholders. Additionally, if HEC would be left with less than $5,000,001 of net tangible assets as a result of the public stockholders properly demanding redemption of their shares for cash, HEC will not be able to consummate the business combination.

The closing price of HEC’s Class A common stock on                  , 2021, the record date for the special meeting, was $         per share. The cash held in the trust account on such date was approximately $         ($         per public share). Prior to exercising redemption rights, stockholders should verify the market price of HEC’s common stock as they may receive higher proceeds from the sale of their HEC’s common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. HEC cannot assure its stockholders that they will be able to sell their shares of HEC’s common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its shares of HEC’s common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote “for” or “against” the business combination proposal and properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to HEC’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.

Sources and Uses for the Business Combination

The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions):

Sources and Uses ($mm)
Sources		Uses
Seller rollover	$839	Seller rollover	$839
SPAC	$414	Cash to Shareholders	$440
PIPE	$300	Cash to Balance Sheet	$250
Sponsor Shares	$72	Expenses	$49
HEC Forward Purchase	$25	Sponsor	$72

Total	$1,650	Total	$1,650

Cash	$739

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On January 27, 2020, HEC and Talkspace filed the required forms under the HSR Act with the Antitrust Division and the FTC. The initial 30-day waiting period with respect to the Transactions, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is scheduled to expire at 11:59 p.m. Eastern Time on February 26, 2020 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither HEC nor Talkspace is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required

The approval of the business combination proposal will require the affirmative vote of a majority of the votes cast by holders of HEC’s outstanding shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Additionally, the business combination will not be consummated if HEC has less than $5,000,001 of net tangible assets after taking into account the public stockholders that properly demanded that HEC redeem their public shares for their pro rata share of the trust account.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the Transactions.

Recommendation of the HEC Board

THE HEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CHARTER PROPOSAL

Overview

HEC stockholders are also being asked to adopt the second amended and restated certificate of incorporation in the form attached hereto as Annex B, which, in the judgment of the HEC Board, is necessary to adequately address the needs of HEC following the Closing.

The following is a summary of the key changes effected by the second amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the second amended and restated certificate of incorporation, a copy of which is included as Annex B:

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increase the total number of shares of our capital stock from 401,000,000 shares to                 shares, which would consist of (A) increasing (i) HEC’s Class A common stock from 380,000,000 shares to                 and (ii) the preferred stock from 1,000,000 shares to                 shares, and (B) eliminating HEC’s Class B common stock;

•	changing the corporate name from “Hudson Executive Investment Corp.” to “Talkspace, Inc.”

•	remove certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Transactions;

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provide that certain transactions are not “corporate opportunities” and that the Identified Persons (as defined in the second amended and restated certificate of incorporation) are not subject to the doctrine of corporate opportunity and such Identified Persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Talkspace, Inc. or any of its subsidiaries;

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provide that Talkspace, Inc. will not be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, and acknowledge that certain stockholders cannot be “interested stockholders” (as defined in the second amended and restated certificate of incorporation);

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provide that any action required to be taken or permitted to be taken at any annual or special meeting of Talkspace, Inc. must be effected by a duly called annual or special meeting of such stockholders and may not be taken by written consent of the stockholders, except, any action required to be taken or permitted to be taken by the holders of preferred stock may be taken by written consent to the extent expressly provided in the applicable certificate of designation relating to such series of preferred stock; and

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provide that in addition to any vote required by applicable law, the provisions in the second amended and restated certificate of incorporation relating to (i) amendments of the certificate of incorporation and bylaws of HEC, (ii) the board of directors and (iii) competition and corporate opportunities, may only be amended, by the affirmative vote of the holders of at least two-thirds voting power of all the then-outstanding shares of stock of HEC entitled to vote thereon, voting together as a single class.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Transactions. The HEC Board’s reasons for proposing each of these amendments to the certificate of incorporation are set forth below.

Change in Authorized Shares

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The principal purpose of this proposal is to provide for an authorized capital structure of Talkspace, Inc. that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of Talkspace, Inc. common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs. The amendment also provides for the increase necessary to consummate the Transactions including, without limitation, the PIPE Investment, the HEC Forward Purchase, the issuances of Talkspace, Inc. common stock upon the exercise of HEC warrants and also provides flexibility for future issuances of Talkspace, Inc. common stock if determined by the HEC Board to be in the best interests of HEC without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Corporate Name

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The HEC Board believes that changing the post-business combination corporate name from “Hudson Executive Investment Corp.” to “Talkspace, Inc.” is desirable to reflect the Transactions and to clearly identify Talkspace, Inc. as the publicly traded entity.

Provisions Related to Status as Blank Check Company

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The elimination of certain provisions related to HEC’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Transactions. For example, the second amended and restated certificate of incorporation does not include the requirement to dissolve Talkspace, Inc. and allows it to continue as a corporate entity with perpetual existence following consummation of the Transactions. Perpetual existence is the usual period of existence for public corporations, and the board of directors believes it is the most appropriate period for Talkspace, Inc. following consummation of the Transactions. In addition, certain other provisions in HEC’s current certificate of incorporation require that proceeds from HEC’s initial public offering be held in the trust account until a business combination or liquidation of HEC has occurred. These provisions cease to apply once the Transactions are consummated and are therefore not included in the second amended and restated certificate of incorporation.

Action by Written Consent

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Under the second amended and restated certificate of incorporation, Talkspace, Inc.’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings.

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Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend Talkspace, Inc.’s organizational documents outside of a duly called special or annual meeting of the stockholders of Talkspace, Inc. Further, the HEC Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

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In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquiror to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which HEC is aware to obtain control of Talkspace, Inc., and HEC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the HEC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Talkspace, Inc. Inclusion of these provisions in the second amended and restated certificate of incorporation might also increase the likelihood that a potential acquiror would negotiate the terms of any proposed transaction with the HEC Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Corporate Opportunity

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The second amended and restated certificate of incorporation excludes certain transactions from being “corporate opportunities” and further provides that each Identified Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Talkspace, Inc. or any of its subsidiaries. The HEC Board believes that this change is appropriate because each Identified Person should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.

Stockholder Vote to Amend the Certificate of Incorporation

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The second amended and restated certificate of incorporation requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares of Talkspace, Inc. common stock to amend, alter, repeal or rescind Articles V(B), VI, VII, IX, X, XI, XII and XIII. The HEC Board believes this amendment protects key provisions of the second amended and restated certificate of incorporation from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

DGCL 203 Opt Out and Replacement

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The HEC Board intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

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Talkspace, Inc. will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

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The HEC Board has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the HEC Board and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Talkspace, Inc. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Talkspace, Inc. that have not been approved by the HEC Board. The HEC Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of Talkspace, Inc. without paying a fair premium to all stockholders.

Vote Required

If the business combination proposal is not approved, the charter proposal will not be presented at the special meeting.

The approval of the charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Talkspace, Inc. common stock as of the record date. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal. Abstentions and broker-non-votes will count as a vote “against” the charter proposal.

The Closing is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the HEC Board

THE HEC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3—THE GOVERNANCE PROPOSAL

Overview

HEC stockholders are also being asked to vote on the governance provisions referred to below, which are included in the second amended and restated certificate of incorporation. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

In the judgment of the HEC Board, these provisions are necessary to adequately address the needs of HEC and its stockholders following the consummation of the Transactions. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, HEC intends that the second amended and restated certificate of incorporation in the form set forth on Annex B will take effect at the Closing, assuming adoption of the charter proposal.

Proposal No. 3A: Stockholder Vote Required to Amend the Certificate of Incorporation

Description of Amendment

The additional amendment would require the approval of the affirmative vote of the holders of at least two-thirds of Talkspace, Inc. common stock to amend, alter repeal or rescind certain provisions of the certificate of incorporation, including any amendments to Article VI (Board of Directors), Article X (Indemnification) and Article XI (Competition and Corporate Opportunities).

Reasons for the Amendment

The amendment is intended to protect key provisions of the second amended and restated certificate of incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Proposal No. 3B: DGCL 203 Opt Out and Replacement

Description of Amendment

The additional amendment would cause HEC to not to be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, but excludes certain parties’ from the definition of “interested stockholder,” and to make certain related changes.

Reasons for the Amendment

The amendment is intended to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

The company will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board and at least 66 2/3% of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

The HEC Board has elected to opt out of Section 203, but the board of directors believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Talkspace, Inc. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders, but will help to prevent a third party from acquiring “creeping control” of Talkspace, Inc. without paying a fair premium to all stockholders. Thus, the board of directors has determined that the provisions included in Article IX (Business Combination), as amended, are in the best interests of HEC and its stockholders.

Proposal No. 3C: Change in Authorized Shares

Description of Amendment

Increase the total number of shares of our capital stock from 401,000,000 shares to                  shares,     which would consist of (A) increasing (i) HEC’s Class A common stock from 380,000,000 shares to                 and (ii) the preferred stock from 1,000,000 shares to                 shares, and (B) eliminating HEC’s Class B common stock.

Reasons for the Amendment

The principal purpose of this proposal is to provide for an authorized capital structure of Talkspace, Inc. that will enable it to continue as an operating company governed by the DGCL. The HEC Board believes that it is important for us to have available for issuance a number of authorized shares of Talkspace, Inc. common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs. The amendment also provides for the increase necessary to consummate the Transactions including, without limitation, the PIPE Investment, the HEC Forward Purchase, the issuances of Talkspace, Inc. common stock upon the exercise of HEC warrants and also provides flexibility for future issuances of Talkspace, Inc. common stock if determined by the HEC Board to be in the best interests of HEC without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal No. 3D: Corporate Opportunity

Description of Amendment

The amendment provides that certain transactions are not “corporate opportunities” and that each “Identified Person” is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as HEC or any of its subsidiaries.

Reasons for Amendment

The HEC Board believes that this change is appropriate because each Identified Person should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.

Proposal No. 3E: Action by Written Consent

Description of Amendment

Under the second amended and restated certificate of incorporation, Talkspace, Inc.’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings.

Reasons for Amendment

Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend Talkspace, Inc.’s organizational documents outside of a duly called special or annual meeting of the stockholders of Talkspace, Inc. Further, the HEC Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the HEC Board and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquiror to take control of the HEC Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which HEC is aware to obtain control of Talkspace, Inc., and HEC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the HEC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Talkspace, Inc.Inclusion of these provisions in the proposed second amended and restated certificate of incorporation might also increase the likelihood that a potential acquiror would negotiate the terms of any proposed transaction with the HEC Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required

The approval of the governance proposal will require the affirmative vote of a majority of the votes cast by holders of our outstanding shares of HEC’s common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, a HEC stockholder’s failure to vote by proxy or to vote via the virtual meeting platform during the special meeting, as well as an abstention from voting and a broker non-vote with regard to the governance proposal will have no effect on the governance proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the governance proposal.

As discussed above, a vote to approve the governance proposal is an advisory vote, and therefore, is not binding on HEC or the HEC Board. Accordingly, regardless of the outcome of the non-binding advisory vote, HEC intends that the proposed second amended and restated certificate of incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at the Closing, assuming adoption of the charter proposal.

Recommendation of the HEC Board

THE HEC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4—THE INCENTIVE PLAN PROPOSAL

Overview

HEC is asking its shareholders to approve the Talkspace, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. The HEC board of directors adopted the 2021 Plan, prior to the HEC special meeting, subject to stockholder approval at the HEC special meeting. The 2021 Plan will become effective as of the date HEC stockholders approve the 2021 Plan.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex G.

The 2021 Plan

The purpose of the 2021 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Talkspace, Inc. by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The HEC Board believes that equity awards are necessary to remain competitive and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Description of the Material Features of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2021 Plan. Following the Closing, the combined company is expected to have approximately                  employees including five (5) executive officers,                 non-employee directors and other individual service providers who will be eligible to receive awards under the 2021 Plan.

Following the Closing, the 2021 Plan will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

Shares Available for Awards

The aggregate number of shares of Talkspace, Inc. common stock that will be available for issuance under the 2021 Plan will be equal to the sum of (a) 10% of the outstanding shares of Talkspace stock as of immediately prior to the Closing, plus (b) a number of shares of Talkspace, Inc. common stock necessary to satisfy 744,656 stock options to be granted to certain Talkspace, Inc. employees pursuant to their employment offer letters, plus (c) a number of shares of common stock necessary to satisfy the consideration set forth in certain compensatory arrangements approved by the HEC Board on January 11, 2021, which we expect to be                  shares, plus (d) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (i) a number equal to 5% of the aggregate number of shares of Talkspace, Inc. common stock outstanding on the final day of the immediately preceding calendar year and

(ii) such smaller number of shares of Talkspace, Inc. common stock as is determined by the HEC Board. The estimated number of shares of Talkspace, Inc. common stock issued and outstanding immediately following the Closing will be                 ; therefore, the maximum potential share limit for the 2021 Plan, and the maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2021 Plan, will be                 .

If an award under the 2021 Plan is expires, lapses or is terminated, exchanged for or settled in cash, any shares of Talkspace, Inc. common stock subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the 2021 Plan. Shares of Talkspace, Inc. common stock tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares of Talkspace, Inc. common stock available for grant under the 2021 Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares of Talkspace, Inc. common stock available for grant under the 2021 Plan. However, the following shares of Talkspace, Inc. common stock may not be used again for grant under the 2021 Plan: (i) shares of Talkspace, Inc. common stock subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares of Talkspace, Inc. common stock purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares of Talkspace, Inc. common stock available for grant under the 2021 Plan but will count against the maximum number of shares of Talkspace, Inc. common stock that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $        .

Awards

The 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Talkspace, Inc. common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of Talkspace, Inc. common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares of Talkspace, Inc. common stock subject to the award between the grant date and the exercise date. Unless otherwise determined by our board of directors, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of nontransferable shares of Talkspace, Inc. common stock that are subject to certain vesting conditions and other restrictions.

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RSUs. RSUs are contractual promises to deliver shares of Talkspace, Inc. common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Talkspace, Inc. common stock prior to the delivery of the underlying shares of Talkspace, Inc. common stock (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares of Talkspace, Inc. common stock underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of Talkspace, Inc. common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Talkspace, Inc. common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Talkspace, Inc. common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Further, such awards will be cancelled upon the consummation of the change in control in exchange for the right to receive change in control consideration payable to other holders of our common stock, determined by reference to the number of shares of Talkspace, Inc. common stock subject to such awards and net of any applicable exercise price.

Repricing

Our board of directors may, without approval of the stockholders of the Company, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our board of directors may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares of Talkspace, Inc. common stock available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 Plan will remain in effect until the tenth anniversary of the date the HEC stockholders approve the 2021 Plan, unless earlier terminated. No awards may be granted under the 2021 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of Talkspace, Inc. common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares of Talkspace, Inc. common stock acquired on the date of exercise, less the exercise price paid for the shares of Talkspace, Inc. common stock. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares of Talkspace, Inc. common stock generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Talkspace, Inc. common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares of Talkspace, Inc. common stock on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares of Talkspace, Inc. common stock acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares of Talkspace, Inc. common stock.

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Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

We expect to grant stock options to purchase 744,656 shares to certain of our employees in connection with the closing of the Business Combination. The stock options are expected to vest over a four year period, subject to the grantee’s continued employment.

Other than these awards, the benefits or amounts that may be received or allocated to directors, officers and employees under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable.

Name and Principal Position(s)	Stock Options (#)
Oren Frank	—
Mark Hirschhorn	—
Roni Frank	—
All current executive officers as a group (five (5) persons)	—
All current non-executive directors as a group (persons)	—
All employees, including all current officers who are not executive officers, as a group (177 persons)	744,656

Vote Required

The approval of the incentive plan proposal will require the affirmative vote of a majority of the votes cast by holders of HEC’s outstanding shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the incentive plan proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the incentive plan proposal.

The Closing is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the HEC Board

THE HEC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5—THE ESPP PROPOSAL

Overview

HEC is asking its shareholders to approve the Talkspace, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The HEC Board approved the ESPP, prior to the HEC special meeting, subject to stockholder approval at the HEC special meeting. The ESPP became effective as of the date it was adopted by the HEC Board, subject to approval from the HEC stockholders.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex H.

Description of the Material Features of the ESPP

Purpose of the ESPP

The purpose of the ESPP is to provide employees of Talkspace, Inc. and its participating subsidiaries with the opportunity to purchase Talkspace, Inc. common stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the ESPP enhances such employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Accordingly, the HEC Board believes that approval of the ESPP is in the best interests of HEC and the HEC Board recommends that stockholders vote for approval of the ESPP.

Summary of the ESPP

This section summarizes certain principal features of the ESPP, which authorizes the grant of options to U.S. employees of Talkspace, Inc. that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Eligibility and Administration

Unless otherwise determined by the HEC Board, the compensation committee of our board of directors will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The plan administrator may designate certain of Talkspace, Inc.’s subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of Talkspace, Inc. and its participating designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares of Talkspace, Inc. common stock under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares of Talkspace, Inc. common stock possessing 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares of Talkspace, Inc.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

As of                 , 2021, Talkspace, Inc. had              employees who would have been eligible to participate in the ESPP had the ESPP been in operation on such date and the subsidiaries for whom such employees work had been designated as participating subsidiaries under the ESPP.

Shares Available for Awards

A total of 2% of the total outstanding shares of Talkspace, Inc. common stock upon the Closing are reserved for issuance under the ESPP. In addition, the number of shares of Talkspace, Inc. common stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031, by an amount equal to the lesser of (a) one percent (1%) of the aggregate number of shares of Talkspace, Inc. common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by the HEC Board. The estimated number of shares of Talkspace, Inc. common stock issued and outstanding immediately following the Closing will be                 . In no event will more than                 shares of Talkspace, Inc. common stock be available for issuance under the ESPP.

We cannot precisely predict the Talkspace, Inc. share usage under the ESPP as it will depend on a range of factors including the level of Talkspace, Inc. employee participation, the contribution rates of participants, the trading price of our common stock and our future hiring activity. Any shares of Talkspace, Inc. common stock distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Participating in an Offering

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Offering Periods and Purchase Periods. We intend for the ESPP to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares of Talkspace, Inc. common stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

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Enrollment and Contributions. The ESPP permits participants to purchase common stock through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which will include a participant’s gross base compensation for services to us, including overtime payments, periodic bonuses, and sales commissions, and excluding one-time bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares of Talkspace, Inc. common stock that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be                shares of Talkspace, Inc. common stock for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares of Talkspace, Inc. common stock during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

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Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of Talkspace, Inc. common stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.

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Purchase Price. The purchase price of the shares of Talkspace, Inc. common stock, in the absence of a contrary designation by the plan administrator, will be 85% of the lower of the fair market value of Talkspace, Inc. common stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period.

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Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the ESPP at any time during an offering period prior to the end of the offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Talkspace, Inc. common stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for other rights or property, such as cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Foreign Participants

The plan administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Plan Amendment and Termination

The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the ESPP in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the ESPP under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the ESPP, and is intended for general information only. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Other federal taxes and foreign, state and local income taxes, and employment, estate and gift tax considerations, are not discussed, and may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the discount (generally, 15%) from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Talkspace, Inc. will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Talkspace, Inc. will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

New Plan Benefits

Benefits under the ESPP will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.

Vote Required

The approval of the ESPP proposal will require the affirmative vote of a majority of the votes cast by holders of HEC’s outstanding shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the incentive plan proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the incentive plan proposal.

The Closing is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the HEC Board

THE HEC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 6—THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the business combination proposal, the Nasdaq proposal, the incentive plan proposal, the ESPP proposal the charter proposal and the governance approval are approved at the special meeting, we are requesting that stockholders approve and adopt a proposal to elect the individuals below as directors to the Talkspace, Inc. board of directors, effective immediately upon the Closing of the business combination, with each Class I director having a term that expires immediately following HEC’s annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following HEC’s annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following HEC’s annual meeting of stockholders in 2023, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death. In addition to the directors named below, we expect to name and present additional directors prior to completion of the business combination. Once a determination on a new director is made, this proxy statement/prospectus will be updated to reflect such addition.

We are proposing                  to serve as the Class I directors,                 to serve as Class II directors and                 to serve as Class III directors.

For more information on the experience of such directors, please see the section entitled “Management of Talkspace, Inc. Following the Business Combination.”

Vote Required

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting, abstentions and broker non-votes will have no effect on the vote for the director election proposal.

The Closing is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the HEC Board

THE HEC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 7—THE NASDAQ PROPOSAL

Overview

Assuming the business combination proposal is approved, a portion of the consideration to be paid to Talkspace’s stockholders will consist of, assuming no redemptions by HEC’s public stockholders, approximately 83.9 million shares of Talkspace, Inc. common stock to be issued to, and distributed by, Talkspace, as agent on behalf of Talkspace’s stockholders, as set forth in and pursuant to the terms of the Merger Agreement.

Additionally, in connection with the business combination, HEC entered into Subscription Agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for (x) 30,000,000 shares of Talkspace, Inc. common stock at a purchase price of $10.00 per share for an aggregate commitment of $300,000,000.

As contemplated by the incentive plan proposal, we intend to reserve                  shares of Talkspace, Inc. common stock for grants of awards under the 2021 Plan. For more information on the incentive plan proposal, please see the section entitled “Proposal No. 4—The Incentive Plan Proposal.”

As contemplated by the ESPP proposal, we intend to reserve                  shares of Talkspace, Inc. common stock for grants of awards under the ESPP. For more information on the incentive plan proposal, please see the section entitled “Proposal No. 5—The ESPP Proposal.”

In addition, in connection with the execution of the Merger Agreement, HEC entered into an amendment to the HEC Forward Purchase Agreement between HEC and HEC Fund. Pursuant to the HEC Forward Purchase Agreement, as amended, HEC Fund agreed to purchase 2,500,000 Forward Purchase Units, for $10.00 per unit, or in exchange for an aggregate purchase price of $25,000,000, in a private placement that will close concurrently with the Closing. HEC Fund also agreed to backstop up to $25,000,000 of redemptions by stockholders of HEC. Each Forward Purchase Unit consists of one share of Talkspace, Inc. common stock (the “Forward Purchase Shares”) and one-half of one warrant to purchase one share of Talkspace, Inc. common stock (the “Forward Purchase Warrants”). The Forward Purchase Shares will be identical to the shares of HEC’s Class A common stock included in the units sold in the HEC IPO, except that they will be subject to certain transfer restrictions and registration rights. The Forward Purchase Warrants will have the same terms as the HEC warrants issued to the Sponsor in a private placement simultaneously with the closing of the HEC IPO so long as they are held by HEC Fund or its permitted assignees and transferees.

Why HEC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635 in connection with the issuance of shares of Talkspace, Inc. common stock described above. Under Nasdaq Listing Rule 5635, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of Talkspace, Inc. common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of HEC’s common stock outstanding before the issuance.

Vote Required

The approval of the Nasdaq proposal will require the affirmative vote of a majority of the votes cast by holders of HEC’s outstanding shares of common stock represented at the special meeting by attendance in person or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a HEC stockholders’ failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the Nasdaq proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the Nasdaq proposal.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the HEC Board

THE HEC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

The adjournment proposal allows the HEC Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the Nasdaq proposal.

In no event will HEC solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Sponsor, HEC and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the HEC Board is empowered under Delaware law to postpone the meeting at any time prior to the special meeting being called to order. In such event, HEC will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the special meeting and is not approved by the stockholders, the HEC Board may not be able to adjourn the special meeting to a later date. In such event, the business combination would not be completed.

Required Vote

The approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of outstanding shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a HEC stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the adjournment proposal.

Recommendation of the HEC Board

THE HEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences of the Redemption to HEC Stockholders

The following is a discussion of certain material U.S. federal income tax consequences for holders of shares of HEC’s Class A common stock that elect to have their HEC’s Class A common stock redeemed for cash if the business combination is completed. This discussion applies only to HEC’s Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	individual retirement or other tax-deferred accounts;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to HEC’s Class A common stock;

•	persons holding HEC’s Class A common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	persons owning (actually or constructively) any Talkspace common stock;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	controlled foreign corporations;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	passive foreign investment companies; and

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities and such persons should consult their own tax advisors about the consequences of redeeming HEC’s Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of HEC’s Class A common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

In the event that a U.S. holder’s HEC’s Class A common stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section of this proxy statement/prospectus entitled “Special Meeting of HEC Stockholders - Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of HEC’s Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of HEC’s Class A common stock, the U.S. holder will be treated as described under “U.S. Holders—Taxation of Redemption Treated as a Sale of HEC’s Class A Common Stock” below. If the redemption does not qualify as a sale of HEC’s Class A common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “U.S. Holders—Taxation of Redemption Treated as a Distribution.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of HEC’s Class A common stock generally will be treated as a sale of HEC’s Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which would generally include HEC’s Class A common stock which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of HEC’s Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S.

holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock (including any stock constructively owned by the U.S. holder as a result of owning warrants). The redemption of HEC’s Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of Talkspace, Inc. common stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of Talkspace, Inc. common stock (including pursuant to the PIPE Investment). A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed HEC’s Class A common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its HEC warrants (if any) or possibly in other stock constructively owned by it.

U.S. Holders—Taxation of Redemption Treated as a Sale of HEC’s Class A Common Stock

If the redemption of a U.S. holder’s shares of HEC’s Class A common stock is treated as a sale, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in HEC’s Class A common stock treated as sold. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for HEC’s Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to HEC’s Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for HEC’s Class A common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. holder’s adjusted tax basis in its HEC’s Class A common stock so redeemed. A U.S. holder’s adjusted tax basis in its HEC’s Class A common stock generally will equal the U.S. holder’s acquisition cost.

U.S. Holders—Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. holder’s shares of HEC’s Class A common stock is treated as a distribution, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in HEC’s Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of HEC’s Class A common stock and will be treated as described under “U.S. Holders—Taxation of Redemption Treated as a Sale of HEC’s Class A Common Stock” above.

Dividends received by a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to HEC’s Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to the proceeds of the redemption of HEC’s Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of HEC’s Class A common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a corporation (or other entity taxable as a corporation) that is not organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of HEC’s Class A common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of redeeming HEC’s Class A common stock.

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s HEC’s Class A common stock pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of HEC Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s HEC’s Class A common stock, as described under “U.S. Holders” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Taxation of Redemption Treated as a Sale of HEC’s Class A Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s HEC’s Class A common stock, the withholding agent might treat the redemption as a distribution subject to withholding tax, as discussed further below.

Non-U.S. Holders—Taxation of Redemption Treated as a Sale of HEC’s Class A Common Stock

If HEC’s redemption of a Non-U.S. holder’s shares of HEC’s Class A common stock is treated as a sale, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held HEC’s Class A common stock, and, in the case where shares of HEC’s Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of HEC’s Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of HEC’s Class A common stock. There can be no assurance that HEC’s Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with a redemption treated as a sale of HEC’s Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. We do not believe we currently are or have been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the business combination is completed. However, such determination is factual in nature nature, and no assurance can be provided that we will not be treated as a U.S. real property holding corporation in a future period .

Non-U.S. Holders—Taxation of Redemption Treated as a Distribution

If the redemption of a Non-U.S. holder’s shares of HEC’s Class A common stock is treated as a distribution, such a distribution, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of HEC’s Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of HEC’s Class A common stock, which will be treated as described under “Non-U.S. Holders—Taxation of Redemption Treated as a Sale of HEC’s Class A Common Stock” above.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s HEC’s Class A common stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with the proceeds from a redemption of HEC’s Class A common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on HEC’s Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from HEC’s Class A common stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on the redemption of HEC’s Class A common stock.

OTHER INFORMATION RELATED TO HEC

Introduction

HEC was incorporated on October 30, 2019 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. HEC’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, HEC’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On June 11, 2020, HEC consummated the HEC IPO of 41,400,000 units, including 5,400,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Class A common stock and one-half of one warrant, each whole warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $414,000,000. Simultaneously with the consummation of the initial public offering, HEC consummated the private placement of 10,280,000 warrants at a price of $1.00 per warrant, generating total proceeds of $10,280,000. Transaction costs amounted to $23,353,182 consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $583,182 of other offering costs.

Following the consummation of the HEC IPO and the sale of the Private Placement Warrants, $414,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the HEC IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and HEC’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

Fair Market Value of Target Business

The target business or businesses that HEC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination, although HEC may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The HEC Board determined that this test was met in connection with the proposed business combination with Talkspace as described in the section titled “Proposal No. 1—The Business Combination Proposal.”

Stockholder Approval of Business Combination

Under HEC’s current certificate of incorporation, in connection with any proposed business combination, HEC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for HEC’s initial public offering. Accordingly, in connection with the business combination with Talkspace, the HEC public stockholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and the Insiders have agreed to vote the founder shares as well as any shares of HEC’s common stock acquired in the market in favor of such proposed business combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding HEC or its securities, the Sponsor, Talkspace and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of HEC’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by HEC’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination.

Liquidation if No Business Combination

Under HEC’s current certificate of incorporation, if HEC does not complete a business combination within the completion window, HEC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HEC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to HEC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

The Sponsor and the Insiders have each agreed to waive its rights to participate in any distribution from HEC’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to HEC’s warrants, which will expire worthless if HEC is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of HEC’s creditors which would be prior to the claims of the HEC public stockholders. Although HEC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses HEC has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although HEC will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if HEC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in HEC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HEC’s stockholders. To the extent any bankruptcy claims deplete the trust account, HEC cannot assure you it will be able to return to the HEC public stockholders at least approximately $10.00 per share. HEC’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the completion window or if the stockholders properly seek to have HEC redeem their respective shares for cash upon a business combination which is actually completed by HEC. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of HEC’s trust account distributed to the HEC public stockholders upon the redemption of 100% of its outstanding public shares in the event HEC does not complete its initial business combination within the completion window may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, if a business combination does not occur, it is HEC’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, HEC does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of HEC’s stockholders’ liability with respect to liquidating distributions as described above. As such, HEC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of HEC’s stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the portion of HEC’s trust account distributed to the HEC public stockholders upon the redemption of 100% of its public shares in the event HEC does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six-years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because HEC will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires HEC to adopt a plan, based on facts known to it at such time that provides for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because HEC is a blank check company, rather than an operating company, and HEC’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

HEC will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, HEC’s executive officers have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

Facilities

HEC currently maintains its principal executive offices at 570 Lexington Avenue, 35th Floor, New York, NY 10022 and maintains other offices as provided to it by its officers. The cost for this space is included in the $10,000 per-month aggregate fee an affiliate of the Sponsor charges HEC for general secretarial and administrative services pursuant to a letter agreement between HEC and such affiliate of the Sponsor. HEC believes, based on rents and fees for similar services in the relevant areas, that the fee charged by such affiliate of the Sponsor is at least as favorable as HEC could have obtained from an unaffiliated person. HEC considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Upon the Closing, the principal executive offices of HEC will be those of Talkspace, at which time nothing more will be paid to such affiliate of the Sponsor.

Employees

HEC has three executive officers. These individuals are not obligated to devote any specific number of hours to HEC’s matters and intend to devote only as much time as they deem necessary to its affairs. HEC does not intend to have any full-time employees prior to the consummation of a business combination.

Management, Directors and Executive Officers

HEC’s current directors and executive officers (with ages as of January 28, 2021) are as follows:

Name	Age	Title
Douglas L. Braunstein	60	President and Chairman of the HEC Board
Douglas G. Bergeron	60	Chief Executive Officer and Director
Jonathan Dobres	43	Chief Financial Officer
Robert Greifeld	63	Director
Amy Schulman	60	Director
Thelma Duggin	71	Director

Douglas L. Braunstein is our President and Chairman of the HEC Board. Mr. Braunstein is the Founder and a Managing Partner of Hudson Executive Capital, which is a member of our sponsor and is our affiliate. Prior to founding Hudson Executive Capital, Douglas L. Braunstein was the Chief Financial Officer of JPMorgan Chase & Co., or JPMorgan Chase, from 2010 to 2012 and its Vice Chairman from 2013 to 2015. In the role of Chief Financial Officer, Mr. Braunstein led the firm’s global financial operations and navigated the evolving legislative and regulatory landscape in the immediate post-financial crisis environment and served on the firm’s Operating Committee. Prior to his role as Chief Financial Officer of JP Morgan Chase, Mr. Braunstein served in several other leadership roles during his approximately twenty-year career at JPMorgan Chase, including Head of Investment Banking in the Americas, responsible for investment banking and corporate finance in the U.S., Canada and Latin America, Head of Global M&A and Global Industry Coverage and Head of Healthcare Investment Banking, as well as serving on the Investment Bank Management Committee for over ten years.

Douglas G. Bergeron is our Chief Executive Officer and a Director. Mr. Bergeron is a Managing Partner of Hudson Executive Capital. Prior to joining Hudson Executive Capital, Douglas G. Bergeron founded DGB Investments, a diversified holding company of technology investments, in 2013. Mr. Bergeron’s expertise in the financial services sector, FinTech in particular, and the technology industry spans over 35 years, including 12 years as the Chief Executive Officer of Verifone Systems, Inc., a provider of technology for electronic payment transactions and value-added services at the point-of-sale. In 2001, Mr. Bergeron led the acquisition of Verifone, in partnership with the private equity firm The Gores Group, from Hewlett Packard for $50 million and was named Verifone’s Chief Executive Officer. The following year, Mr. Bergeron partnered with GTCR, another private equity firm, to acquire Verifone from The Gores Group, and continued as Chief Executive Officer of Verifone. Prior to leading Verifone, Mr. Bergeron held several senior roles at SunGard Data Systems and ultimately became Chief Executive Officer of SunGard Brokerage Systems Group and President of SunGard Futures Systems, which provided software and services to a variety of trading institutions, banks, futures brokerages, derivatives exchanges and clearing and settlement services providers.

Jonathan Dobres has been our Chief Financial Officer since February 2020. Mr. Dobres is currently an investment professional at Hudson Executive Capital. Prior to joining Hudson Executive Capital, Mr. Dobres was a Managing Director of Flexis Capital LLC, a private equity firm concentrating on middle market investments. Additionally, Mr. Dobres has been a Vice President at P. Schoenfeld Asset Management, a multi-strategy hedge fund from April 2008 to June 2009 and a Vice President in the Technology, Media & Telecommunications Investment Banking group at Bear, Stearns & Co. from August 2005 to April 2008. From August 2002 to August 2005, Mr. Dobres was an attorney in the financial services group at Sullivan & Cromwell LLP. He received his B.B.A. from Emory University in 1999 and his J.D. from Georgetown University Law Center in 2002.

Robert Greifeld is a director. Mr. Greifeld is currently the Chairman of Virtu Financial, a leading financial technology and trading firm, Managing Partner and Co-Founder at Cornerstone Investment Capital, a financial technology investment firm, and a Board Member at Capital Rock and Financeware. Mr. Greifeld previously served as Chairman of the Board of Directors of Nasdaq from January 2017 until May 2017 and as a Chief Executive Officer of Nasdaq from 2003 to 2016. During his tenure, he quadrupled revenue and increased market value over 20 times. Prior to joining Nasdaq, Mr. Greifeld was an Executive Vice President with SunGard Data Systems and a District Manager for Unisys. Mr. Greifeld founded and chairs the USA Track & Field Foundation, which supports emerging athletes and inner-city youth athletics. Mr. Greifeld is a member of the NYU Stern Board of Overseers and a CNBC Contributor. Mr. Greifeld holds a Masters in Business from New York University, Stern School of Business, and a B.A. in English from Iona College.

Amy Schulman is a director. Ms. Schulman has been a managing partner at Polaris Partners, a healthcare and technology focused investment fund where she focuses on investments in healthcare companies, since August 2014. She also manages the LS Polaris Innovation Fund, which was formed in 2017 to accelerate the commercial and therapeutic potential of early-stage academic research. In addition, Ms. Schulman currently serves as a director of Cyclerion Therapeutics (Nasdaq: CYCN), Alnylam Pharmaceuticals (Nasdaq: ALNY), Dewpoint Therapeutics, Kallyope, Volastra, Fractyl Laboratories, Glympse Bio, Candesant, Cardurion, Thirty Madison and ByHeart. She currently serves as the executive chair of SQZ Biotech, as well as Lyndra Therapeutics, where she was co-founder and the company’s initial CEO. When she joined Polaris, she assumed the role of CEO of Arsia Therapeutics, a Polaris-backed company later acquired by Eagle Pharmaceuticals. Prior to joining Polaris, Ms. Schulman was the general counsel of Pfizer, president of Pfizer Nutrition. Ms. Schulman is currently a Senior Lecturer at Harvard Business School and has previously served as a director of Ironwood Pharmaceuticals, Quentis Therapeutics, Suono Bio, BIND Therapeutics, Inc., Blue Buffalo Pet Products, Inc. and Olivo Laboratories. She is a Phi Beta Kappa graduate of Wesleyan University and earned her J.D. from Yale Law School in 1989.

Thelma Duggin is a director. Ms. Duggin has been the President of the AnBryce Foundation, which provides long-term academic and leadership enrichment programs to underserved youth, since May 2010. Prior to her role with the AnBryce Foundation, Ms. Duggin served as a Senior Vice President for the public sector line of business at UnitedHealth Group (NYSE: UNH) from 2002 to 2010. She spent more than 15 years with AmeriChoice, before they were acquired by UnitedHealth Group, in various senior management positions including CEO of its largest health plans, AmeriChoice of New York and AmeriChoice of New Jersey. Ms. Duggin is a Trustee of the Aspen Institute and a member of the Woodrow Wilson International Center for Scholars Board of Trustees. Ms. Duggin is also secretary and board member of Somatus, a kidney disease care provider company. Ms. Duggin has been a Resident Fellow at the John F. Kennedy School of Government at Harvard University and the General Management Program at Harvard Business School. She received her B.S. from Edgewood College and an honorary doctorate from Morris Brown College.

Director Independence

The rules of the Nasdaq require that a majority of the HEC Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of HEC or its subsidiaries or any other individual having a relationship, which in the opinion of the HEC Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The HEC Board has determined that each of Mr. Greifeld, Ms. Schulman and Ms. Duggin is an independent director under applicable SEC and Nasdaq rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Number and Terms of Office of Officers and Directors

The HEC Board consists of five members. The HEC Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of                 , will expire at our first annual meeting of stockholders. The term of office of the first class of directors, consisting of                 , will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of                 , will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of                 , will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Subject to any other special rights applicable to our stockholders, any vacancies on the HEC Board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the HEC Board that includes any directors representing the Sponsor then on the HEC Board, or by a majority of the holders of our founder shares.

Our officers are appointed by the HEC Board and serve at the discretion of the HEC Board, rather than for specific terms of office. The HEC Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other offices as may be determined by the HEC Board.

Committees of the Board of Directors

The HEC Board has two standing committees: an audit committee and a compensation committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the HEC Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of our audit committee are Mr. Braunstein, Ms. Duggin and Ms. Schulman, and Mr. Braunstein serves as chair of the audit committee. Each member of the audit committee is financially literate and the HEC Board has determined that each member qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•	oversight of the independent auditor, including retention, assessment of independence, evaluation of quality and performance and oversight of the work of the independent auditor;

•	reviewing and discussing with management and the independent auditor the financial statements and other financial disclosures;

•

reviewing and discussing with management and the independent auditor the quality and integrity of the financial statements, reviewing and discussing with management and the independent auditor, before the issuance of the audit report, the financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” proposed to be included in HEC’s Annual Report on Form 10-K, annually preparing an audit committee report for inclusion where necessary in the proxy statement/prospectus relating to the annual meeting of stockholders and/or annual report of HEC;

•

reviewing and discussing with management and the independent auditor the quarterly financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” proposed to be included in HEC’s Quarterly Reports on Form 10-Q;

•

discussing with management and the independent auditor and, prior to issuance, review and approve HEC’s earnings releases, including the financial information, use of any “pro forma” or “adjusted” non-GAAP information, and earnings guidance (if such is provided) to be disclosed in such releases; and reviewing on a quarterly basis all payments made to Sponsor, officers or directors, or to HEC’s or their affiliates;

•	providing oversight of management’s design and maintenance of HEC’s internal control over financial reporting and disclosure controls and procedures;

•

reviewing and discussing with management and the independent auditor the certifications and any related disclosures made by HEC’s Chief Executive Officer and Chief Financial Officer in HEC’s periodic reports about the results of their evaluation of the effectiveness of disclosure controls and procedures and any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting, and any fraud involving management or other employees who have a significant role in HEC’s internal control over financial reporting, prior to the filing of HEC’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing with the independent auditor the responsibilities, budget, staffing, effectiveness and performance of the internal audit function, if any, including the structure, qualification and activities of the internal audit function and the scope of internal audit responsibilities in relation to the independent auditor’s duties;

•	establishing clear policies regarding the hiring of employees and former employees of HEC’s independent auditor;

•

reviewing and discussing with management, the head of the internal audit function, if any, and the independent auditor any significant risks or exposures and HEC’s policies and processes with respect to risk assessment and risk management, and shall assess the steps management has taken to monitor and control such risks, except with respect to those risks for which oversight has been assigned to other committees of the board or retained by the board. the committee shall review HEC’s annual disclosures concerning the role of the board in the risk oversight of HEC;

•

reviewing and assessing with the chairman, co-chairman or co-executive chairman of the board or outside counsel, as appropriate, legal and regulatory matters that may have a material impact on HEC’s financial statements;

•

reviewing and recommending for board approval the code of business conduct and ethics and any other appropriate compliance policies, and will review requests for waivers under the code of business conduct and ethics sought with respect to any executive officer or director;

•

reviewing annually with the chairman, co- chairman or co-executive chairman of the board or outside counsel, as appropriate, the scope, implementation and effectiveness of the ethics and compliance program, and any significant deviations by officers and employees from the code of business conduct and ethics or other compliance policies, and other matters pertaining to the integrity of management;

•

establishing “whistleblowing” procedures for (a) the receipt, retention and treatment of complaints received by HEC regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by HEC’s employees of concerns regarding questionable accounting or auditing matters;

•

reviewing and approve HEC’s decision to enter into swaps and other derivative transactions that are exempt from exchange-execution and clearance requirements under “end- user exception” regulations, and review and discuss with management applicable HEC policies governing HEC’s use of swaps subject to the end-user exception;

•

reviewing and, if appropriate, approving or ratifying any related person transactions and other significant conflicts of interest, in each case in accordance with HEC’s code of business conduct and ethics and related party transactions policy;

•

conducting an annual self-evaluation of the performance of the committee, including its effectiveness and compliance with this charter, and recommend to the board such amendments of this charter as the committee deems appropriate; and

•

reporting regularly to the board on committee findings and recommendations and any other matters the committee deems appropriate or the board requests, and maintain minutes or other records of committee meetings and activities.

Compensation Committee

The HEC Board has established a compensation committee. The members of our compensation committee are Mr. Greifeld and Ms. Schulman and Mr. Greifeld serves as chair of the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•	establishing and reviewing the objectives of HEC’s management compensation programs and its basic compensation policies;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives;

•	reviewing and approving, subject to such further action of the board as the board shall determine, any employment, compensation, benefit or severance agreement with any executive officer;

•

evaluating at least annually the performance of the CEO and other executive officers against corporate goals and objectives including the annual performance objectives and, based on this evaluation, determine and approve, subject to such further action of the board as the board shall determine, the compensation (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of the HEC and any material perquisites) for the executive officers based on this evaluation;

•

determining and approving the compensation level (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of HEC and any material perquisites) for other members of senior management of HEC as the committee or the board may from time to time determine to be appropriate;

•

reviewing at least annually the compensation of other employees as the committee determines to be appropriate (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of HEC and any material perquisites);

•

reviewing on a periodic basis HEC’s management compensation programs, including any management incentive compensation plans as well as plans and policies pertaining to perquisites, to determine whether they are appropriate, properly coordinated and achieve their intended purpose(s), and recommend to the board any appropriate modifications or new plans, programs or policies;

•	reviewing, approving and recommending to the board the adoption of any equity-based compensation plan for employees of or consultants to HEC and any modification of any such plan;

•	administering HEC’s equity-based compensation plans for employees of and consultants to HEC as provided by the terms of such plans, including authorizing all awards made pursuant to such plans;

•

review, approve and recommend to the Board the adoption of any non-equity-based incentive compensation plan for employees of or consultants to HEC and any material modification of any such plan and review at least annually the awards made pursuant to such plans;

•	reviewing, approving and recommending to the board the adoption of any employee retirement plan, and other material employee benefit plan, and any material modification of any such plan;

•

reviewing at least annually (a) HEC’s compensation policies and practices for executives, management employees and employees generally to assess whether such policies and practices could lead to excessive risk taking behavior and (b) the manner in which any risks arising out of HEC’s compensation policies and practices are monitored and mitigated and adjustments necessary to address changes in HEC’s risk profile;

•

with respect to any compensation consultant who has been engaged to make determinations or recommendations on the amount or form of executive or director compensation: (a) annually, or from time to time as the committee deems appropriate, assessing whether the work of any such compensation consultant (whether retained by the compensation committee or management) has raised any conflicts of interest; and (b) reviewing the engagement and the nature of any additional services provided by such compensation consultant to the committee or to management, as well as all remuneration provided to such consultant;

•

annually, or from time to time as the committee deems appropriate and prior to retention of any advisers to the committee, assessing the independence of compensation consultants, legal and other advisers to the Committee, taking into consideration all relevant factors the committee deems appropriate to such adviser’s independence, including factors specified in the listing standards of the Nasdaq;

•

reviewing and discussing with management the Compensation Discussion and Analysis disclosure required by SEC regulations and determine whether to recommend to the Board, as part of a report of the committee to the Board, that such disclosure be included in HEC’s Annual Report on Form 10-K and any proxy statement/prospectus for the election of directors; as part of this review, the committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“say- on-pay” vote) required by Section 14A of the Exchange Act;

•	at least every six years or more frequently as appropriate, recommending to the board regarding the frequency with which HEC will conduct a say-on- pay vote;

•	reviewing the form and amount of director compensation at least annually, and make recommendations thereon to the Board;

•

overseeing and monitoring other compensation related policies and practices of HEC, including: (i) HEC’s stock ownership guidelines for directors and executive officers; (ii) compliance by management with rules regarding equity-based compensation plans for employees and consultants pursuant to the terms of such plans, and the guidelines for issuance of awards as the board or committee may establish; and (iii) HEC’s recoupment policy and procedures;

•	overseeing stockholder communications relating to executive compensation and review and making recommendations with respect to stockholder proposals related to compensation matters;

•

conducting an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this charter, and recommend to the board such amendments of this charter as the Committee deems appropriate;

•

reporting regularly to the Board on Committee findings and recommendations and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities;

•

from and after the completion of HEC’s initial business combination, in consultation with the CEO, annually reporting to the board on succession planning, which shall include emergency CEO succession, CEO succession in the ordinary course and succession for other members of senior management, working with the entire Board to evaluate potential successors to the CEO; and

•	undertaking such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have previously filed a copy of our form of Code of Ethics and our audit committee charter as exhibits to the registration statement in connection with the HEC IPO. You can review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics by posting such information on our website rather than by filing a Current Report on Form 8-K. Please see the section entitled “Where You Can Find More Information.”

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against HEC, and HEC has not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

HEC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, HEC’s annual reports contain financial statements audited and reported on by HEC’s independent registered public accounting firm.

HEC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through September 30, 2020 were organizational activities, those necessary to prepare for the HEC IPO, described below, and, after the HEC IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Liquidity and Capital Resources

On June 11, 2020, we consummated the HEC IPO of 41,400,000 units, which includes the full exercise by the underwriters of the over-allotment option, at $10.00 per unit, generating gross proceeds of $414,000,000. Simultaneously with the closing of the HEC IPO, we consummated the sale of 10,280,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $10,280,000.

Following the HEC IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $414,000,000 was placed in the trust account. We incurred $23,353,182 in transaction costs, including $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $583,182 of other costs.

As of September 30, 2020, we had marketable securities held in the trust account of $414,149,680 (including approximately $126,856 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through September 30, 2020, we did not withdraw any interest earned on the trust account to pay our income taxes.

For the period ended September 30, 2020, cash used in operating activities was $232,441. Net loss of $46,499 was affected by interest earned on marketable securities held in the trust account of $154,419, formation costs paid by the Sponsor of $2,125 and changes in operating assets and liabilities, which used $33,648 of cash from operating activities

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2020, we had cash of $1,207,252. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor and the Insiders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2020.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative services to HEC. We began incurring these fees on June 8, 2020 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

The underwriters are entitled to a deferred fee of $14,490,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that we do not complete a business combination, subject to the terms of the underwriting agreement.

In connection with the execution of the Merger Agreement, we amended the HEC Forward Purchase Agreement with HEC Fund. Pursuant to the HEC Forward Purchase Agreement, as amended, HEC Fund agreed to purchase 2,500,000 forward purchase units (each forward purchase unit consisting of one forward purchase share and one forward purchase warrant), for $10.00 per unit, or an aggregate amount of $25,000,000, in a private placement that will close concurrently with the Closing. HEC Fund also agreed to backstop up to $25,000,000 of redemptions by stockholders of HEC. The forward purchase shares will be identical to the shares of HEC’S Class A common stock included in the units sold in HEC’s initial public offering, except that they will be subject to transfer restrictions and registration rights. The forward purchase warrants will have the same terms as the HEC warrants issued to the Sponsor in a private placement simultaneously with the closing of HEC’s IPO so long as they are held by HEC Fund or its permitted assignees and transferees. The discussion herein is qualified in its entirety by reference to the HEC Forward Purchase Agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires HEC’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

HEC’s common stock subject to possible redemption

We account for HEC’s common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” HEC’s common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable HEC’s common stock (including HEC’s common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. HEC’s common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, HEC’s common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheet.

Net income per common share

We apply the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the trust account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding for the period. Net loss per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period presented.

Recent accounting standards

HEC’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

INFORMATION ABOUT TALKSPACE

References in this section to “we,” “our,” “us,” the “Company” or “Talkspace” generally refer to Talkspace and its consolidated subsidiaries.

Our Mission

Our mission is to democratize access to high quality behavioral healthcare, so that those in need live a happier and healthier life.

Overview

As a technology company at our core, we believe we are built to revolutionize behavioral healthcare and address the vast, unmet and growing demand for mental health services. We are a leading virtual behavioral health platform and, since our founding in 2012, we have connected millions of patients with licensed mental health providers across a wide and growing spectrum of care through virtual counseling, psychotherapy and psychiatry. We created a purpose-built platform to address the needs of our individual consumer subscribers (“members”) and enterprise clients (“clients”) offering convenient and affordable access to a fully-credentialed network of highly qualified providers.

The behavioral health market has traditionally been underserved for a number of reasons, including as a result of inadequate access, a limited universe of qualified providers, high cost and social stigma. We believe virtual is the ideal modality for mental health treatment because it removes or reduces these burdens associated with traditional face-to-face mental health services by improving convenience through 24/7 access to our platform, providing more accessible entry level price points and reducing associated stigmas by promoting transparency, increasing ease of access and preserving privacy. Our platform connects consumers in need, including many of whom have never had an opportunity to benefit from high-quality behavioral healthcare, with experienced providers across all 50 U.S. states.

While optimizing consumers’ access to care, we believe our platform also provides benefits to providers through expanded reach, steady access to customer leads, reduced administrative burdens and more efficient time utilization. We also offer continuous training and professional growth opportunities and empower clinicians to deliver what we believe will result in an enhanced care journey, higher patient retention rates, improved outcomes and greater margins when compared to face-to-face treatment.

In addition to serving members who subscribe directly to our platform, we serve patients through our larger clients, including industry-leading organizations, seeking more scalable, flexible behavioral health solutions for employees and health plan members. Through our business-to-business (“B2B”) channel, we work with a diverse client base including the nation’s leading health insurers and employers such as Aetna, Cigna, Expedia, Google, Humana and Optum. As of January 31, 2021, we had approximately over 30,000 business-to-consumer (“B2C”) active members and covered more than 39 million B2B lives.

The current state of behavioral health is characterized by the following key factors:

•	Growing Incidence: There are rapidly rising occurrences of behavioral health conditions across the entire global population.

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Limited access due to factors such as stigma, physical hurdles and prohibitive cost: According to the National Alliance on Mental Illness, only approximately 43% of adults with a mental illness receive treatment in a given year. Moreover, approximately 60% of our patients indicate they are in therapy for the first time.

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Inability to match demand for mental health services with therapists’ supply: Patients face difficulties accessing providers, despite there being approximately 600,000 licensed providers in the United States.

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Poor clinical outcomes and lack of care continuity: According to a 2017 study, only 44% of patients return for a second in-person visits. Further, approximately 76% of patients relapse when medications are withdrawn, according to a 2005 study.

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Enormous societal cost: According to a 2008 study by the National Institute of Mental Health, major mental disorders cost society approximately $192 billion annually in estimated lost earnings in the United States as a result of reduced productivity.

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Elevated healthcare system spend: There is increased healthcare spending associated with behavioral health issues, with costs of patients with mental health disorders more than 70% higher than those without, according to a 2019 study.

We believe virtual is the ideal modality for mental health treatment, and our platform is purpose-built to address the traditional constraints through a full range of virtual services exclusively focused on behavioral health. Our offering is highly differentiated, and we believe we are well-positioned to address the unmet needs in behavioral health, delivering significantly enhanced access at attractive price points and delivering improved clinical outcomes.

We believe the total global addressable market opportunity for our services is approximately $480 billion, driven in part by the access we believe our model provides to unlock unaddressed patient populations. In the United States alone, it is estimated that approximately 70 million Americans suffer from mental illness every year, spread across all ethnic, socio-economic and age ranges, and that less than half of those in need receive care. This mental health pandemic has only been exacerbated by the COVID-19 pandemic, with a 2020 study finding that the prevalence of depression symptoms grew three-fold since the COVID-19 pandemic began.

We believe this market opportunity exists due in part to structural limitations in the traditional behavioral healthcare model such as slow adoption of technology to treat and monitor patients, reactive-to-care delivery which can lead to inconsistent outcomes, difficulties quantifying outcomes, and lack of reimbursement and insurance coverage leading to misaligned incentives.

To overcome these hurdles and achieve our mission of providing more people with convenient access to quality, affordable behavioral healthcare, we built a technology platform with the belief that the right solution can make care more personalized and effective. Our position as innovators in behavioral health is demonstrated by a series of major achievements since our formation in 2012:

•	A leading consumer brand in behavioral healthcare: Our brand awareness continues to be instrumental in driving patient penetration and engagement.

•	Addressing a wide spectrum of care: We offer virtual psychotherapy and psychiatry services at scale across B2C and B2B channels.

•	Cost-effective solution: We offer affordable care with a transparent pricing model and a clear commitment to high-quality service, providing behavioral care access to underserved populations.

•	Integrated technology platform: Our proprietary matching algorithm and machine-learning tools provide real-time engagement insights, inform treatment and track clinical progress.

•	Machine-learning powered clinicians’ sourcing and credentialing: This process has allowed us to build a national network of high-quality licensed providers

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No overhead and administrative costs for clinicians: Our platform enables providers to spend less time in administrative tasks associated with scheduling, invoicing and taking notes, vis-a-vis private practices, and spend more time treating patients.

•	Privacy and stigma-free access: Talkspace data is fully encrypted, consistent with HIPAA and other state regulatory requirements and assessed annually by external privacy and security advisors.

•	Partnerships with mental health champions: Our partnerships with Demi Lovato and Michael Phelps draw awareness and seek to humanize the day-to-day battle with mental illness.

Our platform is purpose-built to personalize treatment and drive outcomes with technology encompassing every step of our members’ treatment journey, which we believe is critical to drive care continuity and impact. Beginning with our secure mobile app, members are able to seamlessly provide information so that we can assess their condition and incorporate their preferences. We then leverage our proprietary algorithm to match members and providers, allowing for an optimized start of the relationship, which we believe is a key factor in delivering care continuity. Communication then occurs via live video and private messaging in a fully-encrypted virtual chat room. If deemed necessary, providers can decide to administer standardized tests to diagnose the disease and identify the best treatment plan. Throughout these patient interactions, our providers have access to our exclusive care delivery platform built for improving outcomes, featuring provider tools for case management, enhanced diagnosis, treatment planning, stress and resilience programming, risk mitigation, and clinical progress tracking. Providing multilayer insights through our data dashboards, providers can make informed, outcome-driven decisions to enhance the quality of care. In addition, since inception, we have expanded to support medication management and a variety of behavioral conditions for adults, adolescents, and couples.

We believe that, through our platform, our providers are empowered with unique insights and capabilities to drive improved and measurable clinical outcomes. Additionally, our technology analyzes and manages our scaled provider network through a host of outcomes and satisfaction-focused metrics, providing an opportunity to chart both the patient and provider simultaneously in order to drive improved outcomes. Our platform capabilities also enable and continuously enhance evidence of care, care continuity, outcomes metrics and data-based learnings, built into a robust electronic health record (“EHR”) network. The depth of capabilities of this EHR network are only possible in part because of our virtual delivery model, whereas we believe much of this would be unachievable in traditional behavioral care settings.

We have a vast nationwide network of over 2,500 fully-credentialed providers, consisting of both psychotherapists and psychiatrists, across all 50 U.S. states. We have high and consistent standards for our providers, with 100% currently having a Master’s degree or higher, and an average of eight years of experience. To ensure a high degree of success with our initial provider and member matching, we have built a diverse network inclusive of 21 clinical specialties, over 25 languages spoken, approximately 25% people of color, and approximately 35% at or under the age of 35. Our network is sustained and enhanced by an attractive value proposition to our providers, including flexibility, convenience, efficiency, professional development opportunities and income.

We believe another differentiating feature of our value proposition is that it aligns the incentives of all stakeholders across members, providers, plans and employers by simultaneously delivering (1) measurable clinical outcomes and improved access to care; (2) affordable treatment with a platform designed to elevate member experience and engagement; (3) expanded reach to patients, providing lower administrative costs and flexibility to providers; (4) enhanced productivity of employees and higher retention rates and (5) lower overall public healthcare costs through improved chronic-disease and co-morbidity incidence. According to a Journal of Telemedicine and e-Health 2017 study, 80% of our members viewed our offering as more effective than traditional, face-to-face therapy. In addition, according to the same study, 98% of our members viewed our offering as more convenient than traditional therapy and 68% of our members saw improvement in their symptoms. We believe these results, coupled with our model that drives benefits to all, is instrumental in achieving our growth objectives.

Our revenues were $50.5 million and $27.2 million for the nine-month periods ended September 30, 2020 and September 30, 2019, respectively, representing a period-over-period increase of 85.6%. For the years ended December 31, 2019 and 2018, our revenues were $38.2 million and $28.8 million, representing a period-over-period increase of 32.6%. In recent periods, we have seen an improvement in our utilization rates for our services and expect this trend to continue post-COVID-19. We incurred net losses of $11.2 million and $29.1 million for the nine-month period ended September 30, 2020 and year ended December 31, 2019, respectively, primarily due to our investments in growth initiatives.

Our Industry

The outpatient behavioral health market is large and underserved, with growth driven by secular trends primarily including increased incidence and higher penetration of utilization. We believe that mental illness is the next global pandemic: today, it is estimated that approximately 70 million Americans suffer from mental illness every year, spread across all ethnic, socio-economic and age ranges, and that less than half of those in need receive some form of care. In addition, 17 million U.S. adults have had at least one major depressive episode in the past year, according to a 2017 study. We believe legacy behavioral health treatment has failed, as evidenced by a 30% increase in annual U.S. suicide rates since 2001, $4.6 billion annual spend in the United States on emergency room visits for mental illness, which we believe could be effectively targeted through convenient access to behavioral healthcare, and an estimated $192 billion of annual lost earnings and productivity in the United States as a result of major mental disorders. Despite this gap in effective treatment, conventional behavioral healthcare has been slow to evolve, with traditional inpatient face-to-face therapy and treatment practices still widely accepted as the standard of care, since their establishment nearly a century ago.

Our virtual care offerings, powered by safe and effective technology, effectively respond to many of the challenges historically faced in behavioral health. We believe the increased public acceptance and utilization of virtual care, including as result of the COVID-19 pandemic, coupled with the heightened awareness of behavioral issues, will persist, creating strong tailwinds and lasting changes to further increase our addressable market opportunity. This has been evidenced by the massive increase of virtual healthcare visits delivered in the United States in 2020. Although growing widespread adoption has pushed traditional providers to supplement in-person visits with virtual sessions, we believe there has been limited attempts or success in expanding the offerings of these platforms beyond clinicians’ aggregation and connectivity. Through our artificial intelligence and machine learning technology built from datasets of millions of interactions, we are well-positioned to augment providers’ training and experience in order to better understand patients and provide more personalized treatment protocols. As a result, unlike other forms of healthcare delivery that offer virtual care as a secondary alternative, we believe virtual care is the primary and optimal course of treatment for many behavioral health patients.

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Assuming our one-week retention rate is equivalent to one session per week in the traditional face-to-face model, approximately 80% of patients return for a second visit on our platform, whereas only 44% of patients return for second in-person visits according to a 2017 study.

We believe that our strong brand identity, which promotes therapy as a stigma-free lifestyle choice and not as a one-time event, will continue to drive further awareness and frequency of access to virtual behavioral care. We believe the convenient, on-demand 24/7 access to our platform will also continue to highlight and reinforce the ideal suitability and differentiated impact of the virtual modality for treating behavioral conditions, further positioning our model as the behavioral care channel of choice.

The COVID-19 pandemic’s impact on virtual care and behavioral health landscape

The COVID-19 pandemic has had a significant impact on the broader virtual care market by increasing utilization, awareness and acceptance among patients and providers. In the current environment, telemedicine has become one of the highest priorities for governments both domestically and internationally, being promoted as a key tool for ongoing healthcare delivery while infection control and government orders require individuals to adhere to restrictive measures such as shelter in-place. Virtual care provides convenient, safe and immediate access to care when access to healthcare facilities is limited or patients are in high-risk categories. Moreover, as clinicians themselves must quarantine or otherwise remain at home, virtual care channels provide a solution for remote access to continue care for patients and for facilities to access additional specialists to augment staff. During the COVID-19 public health emergency, the U.S. Congress and the Centers for Medicare and Medicaid Services (“CMS”) significantly reduced the heavy regulatory and reimbursement barriers for virtual care. As a result, since the COVID-19 pandemic, virtual care spending has increased and we expect this increased spending to continue after the public health emergency subsides. In addition to the federal government and CMS, many U.S. states have issued executive orders or even passed permanent legislation removing or reducing the regulatory and reimbursement barriers for virtual care, which we also expect to be sustained.

As further evidence of how the COVID-19 pandemic has accelerated virtual healthcare adoption, according to a 2020 consumer study:

•	76% of people surveyed indicated they are now interested in virtual care going forward compared to 11% use of telehealth in 2019;

•	64% of providers surveyed indicated they are more comfortable using telehealth than they were before the COVID-19 pandemic;

•	the types of services available for telehealth are expanding, with CMS temporarily approving more than 80 new virtual care services.

We believe the pace and scope of virtual care adoption is even greater for mental health than the broader telehealth market, as the virtual modality is well-suited to administer behavioral care services. As depicted in the chart below, psychiatry has had the highest telehealth penetration rate (approximately 65%) from May 2020 through November 2020, with approximately double the percentage of telehealth visits as compared to the next medical specialty between August 2020 and November 2020. Unlike many medical specialties, the incidence of telehealth for behavioral services has not subsided but has continued to increase steadily since the pandemic. We believe psychiatry visits will likely continue to trend towards virtual modalities and away from face-to-face therapy for the foreseeable future. Employers are increasingly bundling behavioral health services into their contracts with specialist providers such as Talkspace, and we believe these trends will continue driven by more efficient and effective care, higher engagement and reduction of direct and indirect mental health costs.

Source: The Chartis Group, Telehealth Adoption Tracker (February 2020 to December 2020)

The COVID-19 pandemic has been and continues to be an unprecedented and unpredictable event, resulting in serious and lasting consequences. This global pandemic has affected everyone both directly and indirectly, with many of these adverse impacts causing or exacerbating behavioral health conditions. Clear and widespread effects of the pandemic affecting mental health include: (1) break-down of interpersonal and social relationships, (2) deterioration of work and professional relationships, (3) heightened anxiety, stress, and bereavement related to personal and family health status, (4) financial stress due to major unemployment and other adverse economic trends, (5) exacerbation and magnification of existing common conditions such as seasonal depression, and (6) increasing acceleration of duress-induced triggers. The propensity of growing behavioral health issues is not only expected to surface in a more highly acute and wider swathe of the population, but also is anticipated to be chronic in nature and remain well beyond the end of the global health crisis. This is evidenced through the high rates of depression, anxiety and PTSD—42%, 45% and 32% respectively—among Generation Z.

We expect that these major trends will permanently change the behavioral care landscape, and we believe we are optimally positioned to address both the problems and opportunities that have resulted from this change through:

•	Improved access:

-	Members can quickly, privately and conveniently access care on-demand.

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Providers can safely and effectively provide care, and overcome geographical limitations, including reaching members outside of the states in which they are currently licensed (where permitted by applicable law).

•	Reduced costs:

-	In a time of need and economic uncertainty, we offer members access to affordable care with a transparent pricing model and a clear commitment to service.

-	Providers can more efficiently allocate their time, working simultaneously with dozens of patients while reducing time and money spent on administrative tasks.

•	Enhanced care impact and clinical outcomes:

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Members can start treatment without delay and may experience results quickly, often forgoing long wait times and other hurdles that can exacerbate existing conditions and present additional barriers to effective treatment.

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Machine-learning and training tools empower clinicians to deliver an enhanced care journey, which we believe results in higher patient retention rates, improved outcomes and greater margins compared to face-to-face treatment

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Employer/employee insights: Therapy has transitioned from a luxury to a basic necessity and is now a priority for many employers to provide as a benefit. In addition, approximately 75% of the workforce is expected to be millennials and Gen Z by 2025, generations that we anticipate to be more accepting of therapy and psychiatry. The confluence of these factors represents a growing place for virtual care access for employers on behalf of their employees.

Fully Treated Total Addressable Market

Our total addressable market (“TAM”) consists of three groups: (1) domestic TAM, (2) international TAM, and (3) illustrative fully-treated global TAM. According to industry reports, U.S. patients spent approximately $73 billion on behavioral health expenditures in 2019, which represents our domestic TAM, whereas international patients spent approximately $133 billion. Although currently we primarily serve U.S. members, we also have international members and believe domestic and international expansion will both be instrumental in achieving our future growth objectives. Unlike other forms of healthcare delivery, we believe virtual behavioral care is exportable on a global basis due to the nature of the care delivery model and less restrictive regulatory hurdles when compared to physical care. In addition, we believe our technology platform is highly adaptable, which will further facilitate our ability to address a wide and growing spectrum of behavioral patient populations across the United States and the world. With our platform built to be both a virtual access channel, as well as a provider of high-quality behavioral care, we are strategically positioned for geographic expansion, positioning us to be accessible anywhere in the world, subject to applicable local regulations and laws governing therapy services and telehealth services.

We believe the fractured nature and lack of access inherent in the current delivery of behavioral healthcare, coupled with inconsistent clinical outcomes at scale, has led to a significantly underpenetrated addressable market. Our illustrative fully-treated global TAM represents the TAM if the entire prevalent population were to receive care (while it is estimated only 43% of patients with a behavioral illness currently receive care). Approximately 60% of our members have indicated they are in therapy for the very first time, illustrating the existing barriers to care associated to legacy models and highlighting the potential we believe our platform unlocks. In addition, driving heightened access and care continuity are essential components in improving outcomes, reducing overall behavioral condition occurrences and severity across patient populations.

We calculate our TAM by dividing the global TAM of those who receive treatment by the percentage of the total treatable population who receive care. As a result, we estimated our fully-treated global TAM in 2019 to be approximately $480 billion. Based on government and corporate projected spending growth on an individual country basis, we believe this addressable market will increase at a pace of 3.5% annually, reaching approximately $588 billion by 2025.

Our Offerings

Through our platform, we provide psychotherapy and psychiatry services to individuals, employers and health plans through both B2C and B2B channels. In psychotherapy, or “talk therapy”, patients work with a licensed therapist or counselor to treat specific mental health conditions like depression or anxiety, trauma and other human challenges, including by developing positive thinking and coping skills. In psychiatry, patients receive personalized, expert care from a prescriber who specializes in mental healthcare and prescription management.

By seeking to eliminate barriers in accessing and utilizing mental healthcare and offering providers technology-enabled tools to provide high-quality clinical care with a data-driven approach to treatment, we offer our members a robust ecosystem for end-to-end behavioral healthcare.

Psychotherapy: We offer text, audio and video-based psychotherapy from licensed therapists directly to consumers in the B2C channel. Individual subscribers sign up for individual plans (i.e., Messaging Plus, Messaging Premium, LiveTalk Ultimate, Couples) inclusive of text, video and audio messaging. In the B2B channel, psychotherapy services are offered through both employers and health plans.

Through Talkspace for Business, employees access our platform services on a subsidized basis. Through Talkspace Employee Assistance Program (“EAP”) and Talkspace Behavioral Health plan (“BH”), we partner with a number of U.S. health plans to provide online therapy to employees through EAP and behavioral health benefits. These programs provide support and resources to enhance employees’ well-being and productivity, such as mental health, financial planning and work/life balance. Talkspace is also an accepted provider of behavioral health services by several large healthcare payors, including Humana, Cigna, Optum and Blue Cross Blue Shield.

Psychiatry: Services are provided both to B2C consumers via the Talkspace platform, and through B2B health plans and employers. In both the B2C and B2B channels, typical packages include one initial video consultation, with follow-up video appointments as needed. Psychiatrists can prescribe medication they deem necessary, with evidence-based care treatment plans, follow-ups as well as onsite consultations. Our psychiatry services are comprised of board-certified psychiatrists, as well as prescription-eligible nurse practitioners who may supplement the psychiatrist in follow-up visits and act in a medication management capacity.

Our Customers

In pursuit of our mission to expand access to all individuals in need of behavioral services, we strive to deliver effective care to a broad range of customers through both our B2C and B2B channels.

Within our B2C channel, we serve a diverse customer base, with our members coming from all socioeconomic backgrounds, ages, genders, ethnicities, geographies and income level. Further, with both psychotherapy and psychiatry professionals, along with a comprehensive suite of self-help tools, our platform is designed to address the needs of members across a broad range of acuities. Our provider base has a diverse range of clinical expertise, with over 21 specializations, and is able to provide high quality care to all behavioral conditions. As of January 31, 2021, we had approximately over 30,000 active B2C members located across all 50 U.S. states and select international markets.

In our B2B channel, we administer our platform primarily through three solutions: EAP, BH and Direct to Employer (“D2E”).

•	Within our EAP solution, we partner with major payor clients who are contracted with employers to deliver care. Through this solution, we are able to provide therapy and psychiatry services for our clients’ employees, who then pay a flat rate per session or interaction, of which we receive a portion of the fee. A representative sample of our EAP clients include Aetna, Cigna and Humana.

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Within our BH solution, our members receive care directly covered through their individual health plan where our providers are considered in-network. Our members pay a flat co-pay per session or interaction, of which we receive a portion of the fee. A representative sample of our BH clients include Cigna, Optum and Premera.

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Within our D2E solution, we partner directly with employers to provide their employees unlimited asynchronous care on a per-member-per-month (“PMPM”) basis. A representative sample of our D2E clients include Accenture, Blackstone, Expedia and Google.

In addition to these three solutions, we are increasingly chosen as a preferred partner of higher education and government clients. Through our partnerships with colleges, universities and Greek letter organizations, we provide mental health solutions to students and student athletes across the United States. We additionally hold a number of employer benefits and EAP relationships with municipalities and government agencies across the U.S. As of September 30, 2020, we had over 39 million covered lives within our B2B channel.

Value Proposition to Stakeholders

We believe that we are differentiated as a virtual behavioral healthcare provider in our ability to deliver value to all our stakeholders across members, providers, health plans and employers.

Members: We provide our members with convenient, on-demand, confidential and secure virtual behavioral healthcare at more attractive price points than traditional face-to-face therapy. Our platform aims to provide reliable, immediate access to high-quality providers optimally matched to the clinical needs and preferences of each member. These elements of our model, coupled with the ongoing relationship members have with their providers, we believe result in meaningfully higher retention and improved clinical outcomes from using our platform. In addition, we believe the option for an asynchronous mode of delivery of therapy with Talkspace holds significant advantages over face-to-face therapy, fostering higher engagement and utilization rates driven by members having the ability to reach out to providers at any point and receive a guaranteed, timely response.

Providers: We enable providers to have expanded access to continuous new members with reduced overhead or other administrative burdens associated with private practices, such as scheduling, invoicing, payment collection and taking notes. Additionally, we provide training and professional growth opportunities to support their career development and foster a sense of community among therapists. We have recently introduced a variable incentive bonus that is designed to financially reward the best performers and further increase retention rates.

Health plans: We enable health plans to improve the experience of their members through convenient access, increased patient engagement and better care consistency. Our cost-effective, preventative care model is designed to deliver improved behavioral outcomes, which results in lowering overall healthcare costs. Additionally, we believe our brand awareness delivers significantly higher utilization rates compared to competitors, making our value proposition most appealing to payors.

Employers: Similar to health plans, we enable employers to improve the healthcare experience of their employees with enhanced access to care, potentially leading to reduced employee absenteeism and higher retention rates, and employees becoming more productive.

Technology Platform

We believe that virtual therapy offers an attractive opportunity to improve behavioral health through data science and machine learning. Through digital phenotyping and predictive modeling, the data imprint left by interactions on our platform opens a new, quantitative viewpoint into the behavioral condition of our members. By securely leveraging our unique dataset to identify patterns, which is augmented by advanced, data-driven tools to personalize care, we believe we are able to optimize clinical outcomes. We have designed our technology platform and information practices to achieve and maintain compliance with HIPAA and other legal requirements regarding the confidentiality of patient information. We maintain a written privacy and information security management program, led by designated subject matter experts, in order to (i) limit how we will use and disclose the protected health information of the patients who utilize our technology platform or therapeutic services, (ii) implement reasonable administrative, physical, and technical safeguards to protect such information from misuse, and (ii) assist our customers with certain duties such as access to information under the privacy standards, among other program elements. We require our agents and subcontractors who have access to such information to enter into written agreements to meet the same standards for security and privacy. We obtain third-party examinations of our controls relating to security and data privacy. Certain examinations are conducted under Statement on Standards for Attestation Engagements, or SSAE, No. 16 (Reporting on Controls at a Service Organization). In particular, we regularly obtain a Type II Service Organization Control SOC 2 report (Reporting on Controls at a Service Organization relevant to security, availability and privacy), most recently in September 2020. We also retain outside consultants to assess our compliance with the HIPAA Security Rule, including performing assessments of our risks and vulnerabilities.

The following table depicts the technology-enabled process flow that supports our platform:

Matching algorithm: We utilize machine learning to predict a provider’s efficacy at onboarding. Our matching algorithm combines information from both structured and unstructured sources to predict which therapists have the greatest chance of success with each patient. Our matching model concurrently gathers client and therapist data and screens the therapists’ population to match the patient’s characteristics, clinical needs and preferences. Our machine learning technology also enables us to track the frequency and quality of clinical interactions, allowing us to provide a better therapist match should the patient request a new clinician.

Robust data ecosystem: We have a closed-loop data ecosystem providing a multi-dimensional view of the individuals who seek treatment on our platform. This data provides a holistic picture of each user – the problems they manifest, diagnoses, treatment plans, medical history, personal history, and clinical outcomes. Our data contain over 4 billion words sent by millions of users over 80 million anonymized messages. We have over 500,000 completed psychological assessments containing a total of over 3 million measurements. Our data contain information about patients collected by therapists, including over 200,000 diagnoses and 200,000 progress and psychotherapy notes. Our data also contains information about therapists reported by patients, including over 220,000 therapist ratings. We believe the size and depth of our clinical data is vast relative to the industry and is a differentiating element of our digitally-native modality.

Empowering clinicians to deliver enhanced care: Our clinicians are equipped with tools that allow them to optimize time utilization and improve clinical efficacy. One of the leading challenges in behavioral healthcare is a patient’s premature termination of engagement with the provider and, thus, a core focus of our machine learning strategy is to drive member engagement and increase retention, helping members to continue treatment long enough to reap its benefits. In order to extend the lifetime duration of our customer base, we provide our clinicians insights on their patients’ needs and behaviors and offer techniques and suggestions that we believe are likely to maximize their patients’ satisfaction and engagement. These insights, delivered through our fully-integrated artificial intelligence platform, help clinicians to deliver effective treatments to their patients, and raise members’ awareness when tracking their own clinical progress.

Performance tracking and feedback: Our “Intro and Expectations” system detects whether providers have followed best practices in the crucial introductory phase of the therapy relationship and reminds them to do so if they have not. Our “Crisis Risk system” monitors all incoming members’ messages for linguistic features associated with potential danger or self-harm and draws providers’ attention to these cases. Our “Session Highlights system” provides a weekly digest of patient messages and helps therapists draft notes on clinical progress. Our “Patient Engagement Monitor system” processes each new message sent on the platform and updates the projected probability of patient engagement based on previous behavior and the content of each message.

Our Competitive Strengths

Talkspace is a leading consumer brand in behavioral healthcare: According to a July 2020 Qualtrics brand health survey, Talkspace brand awareness among adults is approximately 26%, the highest among our competitors—MD Live, Doctor on Demand, BetterHelp and Teladoc. We believe our brand awareness is a key factor in driving patient penetration and engagement, and delivers significantly higher utilization rates compared to competitors, making our value proposition most appealing to payors. We believe that our strong brand identity, which promotes therapy as a stigma-free lifestyle choice and not as a one-time event, will continue to drive further awareness and frequency of access. Our partnerships with mental health champions such as Demi Lovato and Michael Phelps seek to draw awareness and humanize the day-to-day battle with mental illness.

Scalable operating model through cross fertilization of our B2C and B2B offerings: We utilize our strong brand positioning created by our direct-to-consumer channel to drive penetration and utilization within our enterprise member base. Expansion into the B2B channel continues to be achieved at significantly lower incremental costs, generating high incremental variable margins.

Exclusive focus on mental health, addressing a wide spectrum of clinical needs: We believe one of our key differentiators is our exclusive focus on behavioral healthcare, offering a wide spectrum of care through virtual counseling, psychotherapy and psychiatry. With both psychotherapy and psychiatry professionals, along with a comprehensive suite of self-help tools, our platform is designed to address the needs of members across a wide range of behavioral acuities. With over 21 specializations, our provider base has a diverse range of clinical expertise and is able to provide high quality care to all behavioral conditions. Specifically, through the expansion of our psychiatry offerings, our platform has evolved to treat a higher acuity patient demographic, including those who may have pharmacological needs. This expansion creates a holistic solution to a broader reach of patients, whose needs may evolve over time, and allows them the continuity of a single-source solution.

Ability to leverage our unique dataset: Our B2C and B2B successes continuously bolster our platform, and through increased scale, data and investment in capabilities, we strive to offer incrementally better service with every interaction. The outcomes of our B2C business create meaningful data analytics and aggregated insights that we use to optimize our platform and improve care outcomes. We believe this is translated into success for our health plan and employer partners, who can track immediate improvement in their members and employees’ well-being and satisfaction. This is evidenced by our Journal of Technology in Behavioral Science 2018 study, where our clients experienced an approximately 56% increase in work productivity, an approximately 68% improvement in activities done outside of work and an approximately 50% reduction in hours of work missed.

Large network of credentialed providers meeting the highest standards of care quality and consistency: We choose to partner with licensed and credentialed providers mostly on a contract basis to allow for maximum flexibility for both us and the provider. At the same time, we maintain strict quality control metrics to ensure an optimal level of care for our members. We monitor our provider performance through average provider response times, customer service reviews and patient-reported scoring amongst other methods. This is further reinforced by our matching algorithm, which promotes providers with high quality and compliance scores to be paired with more members. We have an average provider acceptance rate of less than 10%, highlighting our care in selecting providers to partner with.

Digitally-native technology platform constantly enhancing patient experience: Our technology has been designed to maximize engagement and clinical outcomes in a virtual-only ecosystem, not as a supplement to in-person visits. By integrating hundreds of thousands of interactions, our platform allows us to better match patients with the proper provider, create member-specific treatment plans, and provide analytics to augment, measure and predict treatment progress. This deep understanding of our member base allows us to better engage and increase treatment adherence, as evidenced by our member retention. Assuming our one-week retention rate is equivalent to one session per week in the traditional face-to-face model, approximately 80% of patients return for a second visit on our platform, whereas only 44% of patients return for second in-person visits according to a 2017 study.

Clear, transparent and meaningful clinical impact: Our ability to deliver high quality behavioral care is backed by clinically validated metrics, which is delivered real-time to providers and members alike. This allows for immediate feedback, promotes care adherence and allows for treatment plan flexibility where necessary. Our clinical impact is evidenced by the 53% and 48% improvement in depression and anxiety symptoms observed among members in a 2020 BMC Psychiatry study, as compared to the 54% and 48% improvement in depression and anxiety observed in traditional face-to-face therapy, according to a 2017 and a 2018 study, respectively. Furthermore, our clinical impact is exemplified by our average member tenure, which exceeds five months, whereas face-to-face therapy tenure is under approximately two weeks. We believe tangible, statistically-significant results are rare across behavioral healthcare providers and believe this is a highly compelling element of our model.

Findings of peer-reviewed studies incorporated into patient care and experience: We have an extensive and growing library of clinically significant peer-reviewed studies that guide and support our clinical mission, as well as further validate the impact of our care model. We continuously perform and publish studies at both the enterprise level and the individual level, as we seek to be a leading educational resource to those seeking help. By establishing ourselves as thought leaders, we create immediate credibility with members, which benefits our enterprise and consumer marketing and branding efforts. We have over ten clinically significant peer-reviewed articles published to date, which we believe to be industry leading among our virtual therapy competitors.

Highly experienced management team: Our founder-led management team has extensive experience across the healthcare, technology, and behavioral care sectors, and brings a deep culture of innovation, which is crucial for our success. Our team is equipped with extensive clinical expertise, a robust understanding of technology development and a demonstrated track record of designing and scaling B2C and B2B virtual care channels. Most importantly, our leadership team is mission-driven and focused on bringing accessible, highly effective and affordable behavioral healthcare to as many lives as possible.

Our Growth Opportunities

Continue expanding B2C user base and increase engagement. Through our expanding network and successful customer adoption strategy, we will continue to focus on growing consumer member adoption. We expect this strategy to be further complemented by sustained investment in our platform capabilities, as well as through continuing to leverage our industry-leading brand awareness. We believe our growth opportunity in both psychotherapy and psychiatry to be substantial. In addition, as a result of the end-to-end nature of our platform, we believe we are well-positioned to transition a portion of our existing therapy-focused member base in need of psychiatry services to create care continuity for our members across a broader range of behavioral acuities. We plan to drive further engagement of our existing member base by expanding our offerings beyond episodic-based treatment to holistic programs in order to drive net member retention. With 36% of Americans open to seeing a therapist, according to a 2017 consumer study, and 80% of our members viewing our platform as more effective than traditional face-to-face therapy according to a 2017 study, we view our organic growth opportunity within the United States to be substantial. We use a strategic and disciplined approach to building our marketing budget, and are able to achieve efficient spend levels on a per-customer basis by leveraging our brand and strong relationships with outbound and inbound marketing channels. Our active B2C member base is just over 30,000 as of January 31, 2021, up from approximately 20,000 on December 31, 2019.

Expand partnerships and B2B offering. We expect to meaningfully expand our B2B channel through both the addition of new employer and health plan clients, as well as a focus on driving deeper penetration rates within our existing clients. We have a demonstrated track record of executing our “land-and-expand” strategy with enterprise partners, significantly expanding our B2B covered lives in-client within the first year of contract. We plan to add new B2B clients by partnering with additional regional and national health plans, accelerating our outbound marketing efforts, leveraging our broker and consultant relationships and continuing to penetrate the massively underserved college and university market. Additionally, we are focused on further developing our dedicated internal B2B sales team solely focused on expanding our B2B client base as well as driving penetration within existing contracts–an effort we expect to drive significant traction within the near-term. Within our existing enterprise base, we plan drive penetration and engagement with an invested focus on client success. Additionally, because of our embedded position serving the B2B customer base, we believe we are well-positioned to innovate and lay the groundwork for additional services that drive value for their members such as navigation across the ever-changing behavioral health landscape. We believe access to this service will continue to grow in importance as a larger patient population is unveiled through our increased access and focus on destigmatization of behavioral health treatment. Our B2B covered lives are over 39 million as of September 30, 2020, up from approximately two million lives in March 31, 2019.

International expansion. Our platform is built to be rapidly scaled and we believe it is highly exportable between geographies, and our services have the potential to address the mental health needs of patients worldwide, subject to applicable local regulations and laws governing therapy services and telehealth services. We believe our solutions will require little investment and infrastructure spend to seamlessly integrate into other countries and markets, and we view international markets as a major opportunity. We have identified several international markets as highly attractive and in demand of our service. We have a near-term focus on English-speaking countries, and we have prioritized those markets where we have a clear perspective on regulatory and clinical requirements to enter. Within our near-term pipeline, we believe we have an estimated $23 billion addressable market and view the size of the total international addressable market in excess of $130 billion.

Platform adjacencies. We are well-positioned to further expand our solution set through opportunistic acquisitions or product development responsive to the evolving and expanding needs of our client base. Our technology platform is built to easily integrate with non-native technologies and to offer a single cohesive platform. We plan to use a disciplined approach to strategically acquire complementary capabilities and service lines. These may include, but are not limited to, wellness and coaching platforms, chronic managed care platforms, virtual therapy and psychiatry competitors and face-to-face therapy and psychiatry platforms.

Our Category-defining Brand and Marketing Approach

Instantly recognizable, highly influential spokespeople	Highest brand awareness[1] relative to competitors

(1)	July 2020 Qualtrics brand health survey; measure of aided brand awareness.

We believe we have a category-defining brand with broad appeal. We have spent years establishing our brand and building credibility and trust with our B2C consumers. We have been able to scale rapidly by leveraging our data-driven marketing and sales efforts. Our marketing is made more efficient by the significant word-of-mouth referrals from our B2C consumers, which has become one of our largest sales channels and has provided us entry points into the enterprise market with health plans. We have then leveraged the validation from health plans and the designation as a nation-wide network of providers under the Talkspace brand to expand our offering with employers. Employers appreciate that they are dealing with an entity that has created value for some of the nation’s largest health plans. We believe this virtuous cycle has been driven as part of the brand maturity.

Competition

We view as competitors those companies whose primary business is developing and marketing telehealth and virtual behavioral health platforms and services. Competition focuses on, among other factors, technology, breadth and depth of functionality, range of associated services, operational experience, customer support, extent of client and member bases, and reputation. Our key competitors in the telehealth and teletherapy markets are American Well Corporation, Teladoc, Doctor On Demand, MDLive, BetterHelp, Lyra Health and Ginger, among other small industry participants.

In addition, large, well-financed health systems and health plans have in some cases developed their own virtual behavioral health tools and may provide these solutions to their consumer at discounted prices. Competition may also increase from large technology companies, such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may wish to develop their own virtual behavioral health solutions, as well as from large retailers like Amazon or Walmart. With the emergence of COVID-19, and in particular the relaxation of privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), we have also seen increased competition from consumer-grade video solutions, such as Zoom Video and Twilio. We believe that the breadth of our existing client and member bases, the depth of our technology platform, and our business-to-business focus on promoting existing healthcare brands and integrating freely with multiple platforms increases the likelihood that stakeholders seeking to develop virtual behavioral healthcare solutions will choose instead to collaborate with Talkspace.

Therapists, Physicians and Healthcare Professionals

We are in the process of transitioning to a structure where we will enter into various agreements with a Texas professional association entity, Talkspace Provider Network, PA (“TPN”), which in turn will contract with our affiliated professional entities and physicians, therapists, and other licensed professionals for clinical and professional services provided to our members. TPN is wholly owned by an independent Texas-licensed physician. Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we predominantly conduct our business, we are finalizing certain agreements with TPN, including the management services agreement (“MSA”) under which we will provide exclusive administrative, management and other business support services to TPN in exchange for a fee. The non-medical functions and services we will provide under the MSA include the maintenance of medical, billing and accounting records, legal, human resources and the administration of quality assurance, and administration of a risk management program. TPN reserves exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. TPN will also directly employ or contract other professional entities, physicians, therapists and other licensed professionals who will provide clinical and professional services to our members. These affiliated providers will also retain exclusive control and responsibility for all aspects of medical services provided to our members. Additionally, TPN is required to maintain medical malpractice insurance for covered providers as well as appropriate general liability, directors and officers, workers compensation and employment practices insurance. The MSA will have a long multi-year term unless earlier terminated upon mutual agreement of the parties or unilaterally by a party following a material default under the MSA by the non-terminating party.

We intend to sign MSAs with other TPN affiliated entities to provide similar administrative and management services for a fixed fee.

We are also in the process of finalizing a stock transfer restriction agreement between TPN and its current owner, which outlines the conditions under which we can ensure a transfer of the ownership of TPN to a different licensed provider.

Once the transition with TPN is complete, TPN and its affiliated professional entities will collect revenue from (i) patients directly, (ii) patient’s health plans or (iii) enterprise clients for each consultation performed on telehealth and teletherapy platforms by its employed or contracted physicians, therapists and other licensed professionals. TPN in turn will pay the providers a per consult fee, or via an hourly or annual rate. Upon full implementation of the TPN transition, we will hold variable interests in TPN and its affiliated entities and consolidate all of the financial results, as all of these entities are variable interest entities (“VIEs”). These entities are considered VIEs since they do not have sufficient equity to finance their activities without additional financial support from us.

Employees and Human Capital Resources

As of December 31, 2020, we had approximately 180 employees. None of our employees are represented by a labor union or party to a collective bargaining agreement. We have never experienced any work stoppages or strikes as a result of labor disputes. We consider our relationship with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees, executive officers and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

Since terminating our prior office lease in New York, New York in August 2020, we currently have no physical office space and our employees are working remotely. We may consider entering into a new office lease in the future although we have no current plans to do so. To the extent in the future we may need to add new facilities as we add employees, grow our infrastructure and evolve our business, we believe that suitable space will be available on commercially reasonable terms to meet our future needs.

U.S. Government Regulation

Our operations are subject to comprehensive United States federal, state and local and international regulation in the jurisdictions in which we do business. Our ability to operate profitably will depend in part upon our ability, and that of our affiliated providers, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In some jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of formal judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that impacts our operations.

In response to the COVID-19 pandemic, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability of telehealth and teletherapy services. For example, many state governors issued executive orders permitting physicians and other health care professionals to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure process so long as they hold a valid license in another state. In addition, changes were made to the Medicare and Medicaid programs (through waivers and other regulatory authority) to increase access to telehealth and teletherapy services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. It is uncertain how long these COVID-19 related regulatory changes will remain in effect and whether they will continue beyond this public health emergency period.

We believe that a return to the status quo would not have a material negative impact on any commercial agreements we have entered into during 2020 and 2021. Each of these agreements has a defined term and generally do not allow for immediate termination for convenience by the client in question. For many healthcare companies engaging in telehealth and teletherapy, the most significant potential concern about returning to the status quo is the restrictions on the reimbursement of telehealth and teletherapy visits to federal or state healthcare program beneficiaries, such as when a patient presents to a medical professional from a rural area or at a clinical site.

Currently, TPN and our affiliated network providers does not perform these kinds of consultations. All patients who experienced a first-time visit with any network provider during the pandemic would be able to continue using the platform. In light of that, we do not believe that the visit volume on our platform or visit revenue will materially decrease based on a return to the status quo from a regulatory perspective. In fact, we believe that such a return would benefit the Company as the renewed enforcement of HIPAA regulations may force many marginal telehealth platforms out of the marketplace, thereby lessening our competition.

Telehealth and Teletherapy Provider Licensing, Medical Practice, Certification and Related Laws and Guidelines

The practice of medicine, including the provision of therapy services, is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care), equipment, personnel, operating policies and procedures and the prerequisites for the prescription of medication and ordering of tests. The application of some of these laws to telehealth and teletherapy is unclear and subject to differing interpretation.

Physicians, therapists and other licensed professionals who provide professional medical and therapy services to a patient via telehealth and teletherapy must, in most instances, hold a valid license to practice medicine or another licensed profession in the state in which the patient is located. We have established systems for ensuring that TPN and our affiliated professionals are appropriately licensed under applicable state law and that their provision of telehealth and teletherapy to our members occurs in each instance in compliance with applicable rules governing telehealth and teletherapy. Failure to comply with these laws and regulations could result in licensure actions against the professionals, our services being found to be non-reimbursable, or prior payments being subject to recoupments and can give rise to civil, criminal or administrative penalties.

Corporate Practice of Medicine Laws in the U.S.; Fee Splitting

We contract with physicians or physician owned professional associations and professional corporations and therapists to provide access to our platform to them and their patients. We are in the process of finalizing a management services contract with TPN and may enter into direct management services contracts with other TPN affiliated entities pursuant to which we provide them with billing, scheduling and a wide range of other administrative and management services, and they pay us for those services via management and other service fees. These contractual relationships are subject to various state laws, including those of New York, Texas and California, that prohibit fee splitting or the corporate practice of medicine or professional services by lay entities or persons and that are intended to prevent unlicensed persons from interfering with or influencing a physician’s or another licensed professional’s clinical judgment. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine and other licensed profession restrictions of certain states, decisions and activities such as contracting, setting rates and the hiring and management of personnel may implicate the restrictions on the corporate practice of medicine or a licensed profession.

State corporate practice of medicine or other licensed profession and fee splitting laws and rules vary from state to state and are not always consistent. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth and teletherapy to a resident of the state. Thus, regulatory authorities or other parties, including our providers, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or a licensed profession or that our contractual arrangements with affiliated providers constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or our affiliated providers, civil, criminal or administrative penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business, and other materially adverse consequences.

U.S. Federal and State Fraud and Abuse Laws

Although our services are not currently reimbursed by government healthcare programs such as Medicare or Medicaid, any future reimbursement from federal and/or state healthcare programs could expose our business to broadly applicable fraud and abuse laws and other healthcare laws and regulations that would regulate the business. Applicable and potentially applicable U.S. federal and state healthcare laws and regulations include, but are not limited, to the following.

Federal Stark Law

If in the future some of our revenues come from federal health care programs, we will be subject to the federal self-referral prohibitions, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare patients for “designated health services” such as laboratory and other diagnostic services and prescription drugs that are furnished at an entity if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $25,820 per claim submitted and exclusion from the federal health care programs. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the federal False Claims Act (“FCA”). The statute also provides for a penalty of up to $172,137 for a circumvention scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law, can be considered a violation of the FCA (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law for TPN or our affiliated providers could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We will also be subject to the federal Anti-Kickback Statute if any of our services become reimbursable by government healthcare programs. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA, as discussed below. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $104,330 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the FCA. Violations of the federal Anti-Kickback Statute can also result in criminal penalties, including criminal fines of more than $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations, if in the future we provide services reimbursable by government healthcare programs. In addition to a few statutory exceptions, the Office of Inspector General (“OIG”) has published safe-harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the FCA. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for an FCA action, even if the claim was originally submitted appropriately. Penalties for FCA violations include fines ranging from $11,665 to $23,331 for each false claim, plus up to three times the amount of damages sustained by the federal government. An FCA violation may provide the basis for exclusion from the federally funded healthcare programs.

State Fraud and Abuse Laws

Several states in which we operate have also adopted or may adopt similar self-referral, anti-kickback, fraud, whistleblower and false claims laws as described above. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by Medicaid programs and any third-party payer, including commercial insurers or to any payer, including to funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

HIPAA established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payers of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from government sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact by any trick, scheme or device or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payers as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of copayments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Furthermore, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts, and statutory or common law fraud.

U.S. State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of PII, including health information. In particular, HIPAA imposes a number of requirements on covered entities and their business associates relating to the use, disclosure and safeguarding of protected health information. These requirements include uniform standards of common electronic healthcare transactions; privacy and security regulations; and unique identifier rules for employers, health plans and providers. In addition, the Health Information Technology for Economic and Clinical Health Act, or HITECH, provisions of the American Recovery and Reinvestment Act of 2009 and corresponding implementing regulations have imposed additional requirements on the use and disclosure of protected health information such as additional breach notification and reporting requirements, contracting requirements for HIPAA business associate agreements, strengthened enforcement mechanisms and increased penalties for HIPAA violations. Federal consumer protection laws may also apply in some instances to privacy and security practices related to personally identifiable information.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties include civil monetary penalties of up to $59,552 per violation, not to exceed approximately $1.8 million for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation), and in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. However, a single breach incident can result in violations of multiple standards. Our management responsibilities to TPN include assisting it with its obligations under HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured protected health information (“PHI”), which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to U.S. Department of Health and Human Services (“HHS”) and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards for electronic transactions that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD 10 for medical coding on October 1, 2013, which was subsequently extended to October 1, 2015 and is now in effect.

Many states in which we operate and in which our patients reside also have laws that protect the privacy and security of sensitive and personal information, including health information. Moreover, state laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws. Further, the California Consumer Protection Act of 2018 (the “CCPA”), which took effect in 2020 and to which we are subject, imposes obligations and restrictions on businesses regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents, such as affording them the right to access and delete their personal information and to opt out of certain sharing of personal information.

In recent years, there have been a number of well publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials and provide credit monitoring services and/or other relevant services to impacted individuals. In addition, under HIPAA and pursuant to the related contracts that we enter into with our clients who are covered entities, we must report breaches of unsecured PHI to our clients following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

International Regulation

We expect over time to continue to expand our operations in foreign countries through both organic growth and acquisitions. In such a case, our international operations will be subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws; economic sanctions laws; various data security insurance, tax, tariff and trade laws and regulations; corporate governance; various data security and data protection laws (including the EU’s General Data Protection Regulation and local implementing laws in the EEA and UK);labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital. In addition, the expansion of our operations into foreign countries increases our exposure to the anti-bribery, anti-corruption and anti-money laundering provisions of U.S. law, including the FCPA, and corresponding foreign laws, including the UK Bribery Act.

The FCPA prohibits offering, promising or authorizing others to give anything of value to a foreign government official to obtain or retain business or otherwise secure a business advantage. We also are subject to applicable anti-corruption laws of the jurisdictions in which we operate. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and the DOJ have increased their enforcement activities with respect to the FCPA. The UK Bribery Act is an anti-corruption law that is broader in scope than the FCPA and applies to all companies with a nexus to the United Kingdom. Disclosures of FCPA violations may be shared with the UK authorities, thus potentially exposing companies to liability and potential penalties in multiple jurisdictions. We have internal control policies and procedures and conduct training and compliance programs for our employees to deter prohibited practices. However, if our employees or agents fail to comply with applicable laws governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions.

We also are subject to regulation by OFAC. OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. In addition, we may be subject to similar regulations in the non-U.S. jurisdictions in which we operate.

Intellectual Property

We have applied for two patents, and intend to continue to apply for additional patents, relating to our software and technology.

We own and use trademarks and service marks on or in connection with our services, including both unregistered common law marks and issued trademark registrations in the United States. In addition, we rely on certain intellectual property rights that we license from third parties and other forms of intellectual property rights, including trade secrets, know-how and other unpatented proprietary processes, in each case in support of our business. We make efforts to maintain and protect our intellectual property and the proprietary aspects of our products and technologies, including through the use of nondisclosure agreements and the monitoring of our competitors. We require our employees, consultants and certain of our contractors to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

From time to time, we may become involved in legal proceedings relating to intellectual property arising in the ordinary course of our business, including oppositions to our applications for trademarks or patents, challenges to the validity of our intellectual property rights, and claims of intellectual property infringement. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

MANAGEMENT OF TALKSPACE, INC. FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of January 28, 2021, concerning the persons who are anticipated to be the directors and executive officers of Talkspace, Inc. upon Closing and assuming the election of the nominees at the HEC special meeting as set forth in “director election proposal.”

Name	Age	Title
Oren Frank	55	Chief Executive Officer, Co-Founder and Director nominee
Mark Hirschhorn	56	President, Chief Operating Officer and Chief Financial Officer
Roni Frank	46	Co-founder, Head of Clinical Services, and Director nominee
Gil Margolin	43	Chief Technology Officer
John C. Reilly	55	General Counsel
Douglas L. Braunstein	60	Chairman and Director nominee
Jeffrey M. Crowe	63	Director nominee
Erez Shachar	57	Director nominee
		Director nominee
		Director nominee
		Director nominee
		Director nominee

Executive Officers

Oren Frank. Upon the Closing, Mr. Frank is expected to serve as Talkspace, Inc.’s Chief Executive Officer and as a member of Talkspace, Inc.’s board of directors. Mr. Frank co-founded Talkspace and has served as Talkspace’s Chief Executive Officer and as a member of Talkspace’s board of directors since April 2012 Prior to Talkspace, Mr. Frank held several roles at McCann Worldgroup (formerly McCann Erickson), a global marketing services company, including serving as Global Chief Creative Officer of MRM Worldwide from January 2008 to April 2011, Chief Executive Officer of Worldgroup Israel from March 2003 to November 2007, Chairman of McCann Digital from January 2005 to November 2007, and Chief Creative Officer, McCann Erickson EMEA from 2001 to March 2003. We believe that Mr. Frank is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and as a co-founder of Talkspace and his industry knowledge and experience.

Mark Hirschhorn. Upon the Closing, Mr. Hirschhorn is expected to serve as President, Chief Financial Officer and Chief Operating Officer of Talkspace, Inc. Mr. Hirschhorn has served as President, Chief Financial Officer and Chief Operating Officer of Talkspace since February 2020. Prior to Talkspace, Mr. Hirschhorn served as Chief Financial Officer of ArisGlobal, a life sciences cloud platform company, from February 2019 to January 2020. Prior to ArisGlobal, Mr. Hirschhorn served as Executive Vice President and Chief Financial Officer of Teladoc, Inc., a telemedicine and virtual healthcare company, from October 2012 to January 2019, and as Teladoc’s Chief Operating Officer from September 2016 to January 2019. From April 2004 to October 2012, Mr. Hirschhorn served as Executive Vice President and Chief Financial Officer of RCS/Media Monitors, an international software technology company that serves the media and entertainment markets. From 2000 to 2003, Mr. Hirschhorn served as the Chief Financial Officer for several technology companies, including BT Radianz. Mr. Hirschhorn began his professional career at Deloitte. Mr. Hirschhorn holds a B.A. from Rutgers University and an M.B.A. from Rutgers Business School. Mr. Hirschhorn is a CPA and a member of the American Institute of Certified Public Accountants.

Roni Frank. Upon the Closing, Ms. Frank is expected to serve as Head of Clinical Services of Talkspace, Inc. and as a member of Talkspace, Inc.’s board of directors. Ms. Frank co-founded Talkspace and has served as the Head of Clinical Services at Talkspace since April 2012. Prior to Talkspace, Ms. Frank was a software developer in Research & Development at Amdocs Limited, a software and services provider to communications and media companies, from 2001 to 2007. Ms. Frank holds a B.S. in Computer Science from IDC Herzliya. We believe that

Ms. Frank is qualified to serve as a member of our board of directors due to the perspective and experience she brings as Head of Clinical Services and as a co-founder of Talkspace and her industry knowledge and experience.

Gil Margolin. Upon the Closing, Mr. Margolin is expected to serve as Chief Technology Officer of Talkspace, Inc. Mr. Margolin has served as Talkspace’s Chief Technology Officer since April 2014. Prior to Talkspace, Mr. Margolin served as the Director of Product Management at Deutsche Telekom AG, a telecommunications company, from October 2012 to April 2014. Prior to that, Mr. Margolin served as Director of Product Management at SupportSpace, a cloud-based remote services company, from October 2011 to November 2012. Mr. Margolin previously held several roles at Amdocs, a software and services provider to communications and media companies, including as Director of Product Management from October 2009 to November 2011, Architecture Manager from 2007 to 2009, and Engineering Manager from 2004 to 2007. Mr. Margolin holds a B.S. in Computer Science from the University of Tel Aviv.

John Reilly. Upon the Closing, Mr. Reilly is expected to serve as Talkspace, Inc.’s General Counsel. Mr. Reilly has served as Talkspace’s Corporate and then General Counsel since March 2011. Prior to Talkspace, Mr. Reilly was a partner of Hilltop Holdings from 2004-2011, where he managed hospitality and real estate investments for private portfolio investors and acted as a fractional general counsel to several start-up companies. Mr. Reilly previously served as President of Highland Development Corporation, a real estate development company, from 1999 to 2003 where he partnered to build and operate congregate care campuses. Mr. Reilly also previously held several roles at Kapson Senior Quarters Corp., a publicly traded assisted living company, including as Senior Vice President of Acquisitions and Development from 1998 to 1999, Vice President of Development from 1997 to 1998 and Corporate Counsel from 1996 to 1997. Mr. Reilly started his career as a legal associate at Squire, Sanders & Dempsey in Washington DC. Mr. Reilly holds a J.D. from Boston College Law School and a B.A. from the University of Virginia.

Non-Employee Directors

Upon the consummation of the business combination, HEC anticipates the initial size of Talkspace, Inc.’s board of directors being        directors, each of whom will be voted upon by HEC’s shareholders at the extraordinary general meeting.

Douglas L. Braunstein. Upon the Closing, Mr. Braunstein is expected to serve as Chairman of the Talkspace, Inc. board of directors. Mr. Braunstein is the Founder and a Managing Partner of Hudson Executive Capital. Prior to founding Hudson Executive Capital, Douglas L. Braunstein was the Chief Financial Officer of JPMorgan Chase & Co., or JPMorgan Chase, from 2010 to 2012 and its Vice Chairman from 2013 to 2015. In the role of Chief Financial Officer, Mr. Braunstein led the firm’s global financial operations and navigated the evolving legislative and regulatory landscape in the immediate post-financial crisis environment and served on the firm’s Operating Committee. Prior to his role as Chief Financial Officer of JP Morgan Chase, Mr. Braunstein served in several other leadership roles during his approximately twenty-year career at JPMorgan Chase, including Head of Investment Banking in the Americas, responsible for investment banking and corporate finance in the U.S., Canada and Latin America, Head of Global M&A and Global Industry Coverage and Head of Healthcare Investment Banking, as well as serving on the Investment Bank Management Committee for over ten years. We believe that Mr. Braunstein is qualified to serve as a member of our board of directors due to his extensive financial background, including service as chief financial officer, experience as a director and knowledge of the industry.

Jeffrey Crowe. Upon the Closing, Mr. Crowe is expected to serve as a member of Talkspace, Inc.’s board of directors. Mr. Crowe has served as a member of Talkspace’s board of directors since May 2016. Mr. Crowe was CEO-in-residence with Norwest Venture Partners from January 2002 to December 2003, joined the firm as a Venture Partner in January 2004, became a General Partner in January 2005 and has served as Managing Partner of the firm since January 2013. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, a privately held business auction firm. From May 1990 to

November 1999, Mr. Crowe served as Chief Executive Officer of Edify Corporation (EDFY), a publicly traded enterprise software company. Mr. Crowe currently serves on the boards of several private companies. Mr. Crowe holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in history from Dartmouth College. We believe that Mr. Crowe is qualified to serve as a member of our board of directors have determined due to his extensive experience as an investor, director and officer of a number of technology companies.

Erez Shachar. Upon the Closing, Mr. Shachar is expected to serve as a member of Talkspace, Inc.’s board of directors. Mr. Shachar has served as a member of Talkspace’s board of directors since August 2017. Mr. Shachar is the co-founder and managing partner of Qumra Capital Management Ltd., a venture capital firm founded in 2014. Since 2004, Mr. Shachar has also served as managing partner of Evergreen Venture Partners Ltd., a venture capital firm, focusing on investment opportunities in technology companies. Mr. Shachar currently serves as a member of the board of directors of Fiverr International Ltd. and several private companies. Mr. Shachar holds a B.Sc from Tel Aviv University in Israel and M.B.A. from the INSEAD Business School. We believe that Mr. Shachar is qualified to serve as a member of our board of directors due to his extensive experience as an investor in many technology, high-growth, companies and his service as a director of several public and private companies.

Family Relationships

Except for Oren Frank and Roni Frank who are married to one another, there are no family relationships among our directors and executive officers.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Talkspace, Inc.’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of Talkspace, Inc.’s common stock being listed on Nasdaq following consummation of the business combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this business combination, the parties undertook a review of the independence of the individuals named above and have determined that each of              qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

Talkspace, Inc.’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. Talkspace, Inc. will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the business combination, current copies of Talkspace, Inc.’s committee charters will be posted on its website,              , as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, Talkspace, Inc.’s audit committee will consist of              and                , with                 serving as the chair of the committee. Talkspace, Inc.’s board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of Talkspace, Inc.’s audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Talkspace, Inc.’s board of directors has determined that              qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, Talkspace, Inc.’s board has considered                 formal education and previous and current experience in financial and accounting roles. Both Talkspace, Inc.’s independent registered public accounting firm and management periodically will meet privately with Talkspace, Inc.’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Talkspace, Inc.’s independent registered public accounting firm;

•	discussing with Talkspace, Inc.’s independent registered public accounting firm their independence from management;

•	reviewing with Talkspace, Inc.’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Talkspace, Inc.’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Talkspace, Inc.’s independent registered public accounting firm the interim and annual financial statements that Talkspace, Inc.’s files with the SEC;

•	reviewing and monitoring Talkspace, Inc.’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, Talkspace, Inc.’s compensation committee will consist of                  and                 , with                 serving as the chair of the committee.                 and                 are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Talkspace, Inc.’s board of directors has determined that                 and                 are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•	reviewing and setting or making recommendations to Talkspace, Inc.’s board of directors regarding the compensation of Talkspace, Inc.’s executive officers;

•	making recommendations to Talkspace, Inc.’s board of directors regarding the compensation of Talkspace, Inc.’s directors;

•	reviewing and approving or making recommendations to Talkspace, Inc.’s board of directors regarding Talkspace, Inc.’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

We believe that the composition and functioning of Talkspace, Inc.’s compensation committee meets the requirements for independence under the current Nasdaq listing standards.

Code of Ethics

Talkspace, Inc. will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Talkspace, Inc.’s website,              . Talkspace, Inc. intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of Talkspace, Inc.’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Talkspace, that has one or more executive officers serving as a member of Talkspace, Inc.’s board of directors.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our,” “the Company” and similar terms refer to Groop Internet Platform Inc. (d/b/a “Talkspace”) and its subsidiaries prior to the consummation of the business Combination, and to Talkspace, Inc. and its subsidiaries after the business combination.

This section discusses the material components of the executive compensation program for the Talkspace executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with Talkspace were as follows:

•	Oren Frank, Chief Executive Officer;

•	Mark Hirschhorn, President, Chief Financial Officer and Chief Operating Officer; and

•	Roni Frank, Head of Clinical Services.

Following the Closing, Mr. Frank will serve as our Chief Executive Officer, Mr. Hirschhorn will serve as our President, Chief Financial Officer and Chief Operating Officer and Ms. Frank will serve as our Head of Clinical Services.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Oren Frank	250,000	575,000	1,178,586	11,400	(4)	2,014,986
Chief Executive Officer
Mark Hirschhorn	262,500	700,000	2,036,544	2,310	(5)	3,001,354
President, CFO & COO
Roni Frank	250,000	325,000	1,178,586	11,425	(6)	1,765,011
Head of Clinical Services

(1)

Amounts reflect (i) $75,000 and $500,000 discretionary bonuses awarded to Mr. Frank, (ii) $200,000 and $500,000 discretionary bonuses awarded to Mr. Hirschhorn, and (iii) $75,000 and $250,000 discretionary bonuses awarded to Ms. Frank, in each case by our board of directors in recognition of 2020 performance and paid in cash in 2020 or 2021 as further described below in “—2020 Bonuses.”

(2)

Amount reflects the aggregate grant date fair market value of stock options granted to each named executive officer during the year ended December 31, 2020 computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. See Note 2 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount.

(3)	This amount represents $11,400 in 401(k) matching contributions.
(4)	This amount represents (a) $1,500 in 401(k) matching contributions and (b) $810 for reimbursement of cell phone expenses from February through July of 2020.
(5)	This amount represents (a) $11,400 in 401(k) matching contributions and (b) $25 for life/AD&D insurance premiums.

Narrative to Summary Compensation Table

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to Talkspace. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Mr. Frank, Mr. Hirschhorn, and Ms. Frank for 2020 were $250,000, $300,000 and $250,000, respectively, and the actual base salaries earned by our named executive officers for 2020 are set forth above in the Summary Compensation Table.

2020 Bonuses

The named executive officers were each awarded two discretionary bonuses by our board of directors in recognition of individual and Company performance in 2020, which bonuses were paid to the named executive officers in 2020 and 2021. The actual discretionary cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Bonuses.”

Equity Compensation

We currently maintain the 2014 Stock Incentive Plan, or the 2014 Plan, in order to provide our service providers the opportunity to acquire a proprietary interest in our success. We offer stock option awards to our employees, including our named executive officers, pursuant to the 2014 Plan. For additional information about the 2014 Plan, please see the section titled “—Equity Incentive Plan—2014 Stock Incentive Plan” below. As mentioned below, in connection with the completion of the Business Combination and the adoption of the 2021 Plan (as defined below), no further awards will be granted under the 2014 Plan.

In connection with the Business Combination, our board of directors intends to adopt, and our stockholders will be asked to approve, the 2021 Incentive Award Plan, referred to below as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan will become effective on the date on which it is adopted by our board of directors, subject to approval by our stockholders. For additional information about the 2021 Plan, please see “Proposal No. 4—Incentive Award Plan Proposal” in this proxy statement/prospectus.

In addition, we expect to grant certain of our employees, including our named executive officers, equity awards in connection with the Business Combination. The form and terms of these equity awards have not yet been determined.

2020 Equity Grants

In 2020, we awarded stock options to each of our named executive officers under the 2014 Plan. The stock options awarded to Mr. Frank and Ms. Frank were granted on August 18, 2020 and vest in 48 equal monthly installments from the vesting commencement date. Mr. Hirschhorn’s stock options were awarded in two separate grants both granted on February 11, 2020. The first grant, or the First Hirschhorn Option, covers 2,281,210 shares, and vests 25% on February 10, 2021, and in 36 equal monthly installments thereafter. The second grant, or the Second Hirschhorn Option, covers 570,300 shares and vests only upon the occurrence of a deemed liquidation event (as defined in the Company’s certificate of incorporation) or an initial public offering in either case resulting in a valuation of the Company exceeding certain thresholds. All options granted to our named executive officers require continued service through the applicable vesting date to vest.

All of the stock options held by Mr. Frank and Ms. Frank, which are further described below in “—Outstanding Equity Awards at Fiscal Year-End,” and the First Hirschhorn Option provide for accelerated vesting for 25% of the shares underlying the applicable stock option upon the occurrence of a deemed liquidation event (as defined in the Company’s certificate of incorporation), among other things. The Business Combination is expected to constitute a deemed liquidation event for such purposes; however, in connection with the Business Combination, each of the named executive officers has entered into a waiver agreement pursuant to which each named executive officer has waived this acceleration of vesting pursuant to these options. Additionally, in connection with the Business Combination, Mr. Hirschhorn’s waiver agreement also provides that the Second Hirschhorn Option will vest in full immediately prior to Closing (subject to his continued employment through such date).

The following table sets forth the stock options granted to our named executive officers in the 2020 fiscal year.

Named Executive Officer	2020 Options Granted
Oren Frank	200,000
Mark Hirschhorn	2,851,510
Roni Frank	200,000

Other Elements of Compensation

Retirement Plans

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by Talkspace. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested as of the date on which the contribution is made. We anticipate that, following the Closing, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

Health/Welfare Plans. In 2020, the named executive officers participated in health and welfare plans maintained by Talkspace, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance and accidental death and dismemberment insurance;

•	life insurance; and

•	vacation and paid holidays.

No Tax Gross-Ups

In 2020, Talkspace did not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Talkspace.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Each equity award listed in the following table was granted under the 2014 Plan.

		Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date
Oren Frank	January 15, 2016	May 1, 2015(1)	953,607	0	$0.25	January 15, 2026
	September 1, 2016	May 31, 2016(1)	504,180	0	$0.44	September 1, 2026
	October 17, 2017	August 31, 2017(2)	612,905	122,581	$0.57	October 17, 2027
	August 5, 2019	September 1, 2019(2)	178,219	392,084	$1.37	August 5, 2029
	August 18, 2020	August 18, 2020(2)	16,666	183,334	$1.38	August 18, 2030
Mark Hirschhorn	February 11, 2020	February 10, 2020(3)	0	2,281,210	$1.37	February 11, 2030
	February 11, 2020	June 19, 2020(4)	0	570,300	$1.37	February 11, 2030
Roni Frank	January 15, 2016	May 1, 2015(1)	953,607	0	$0.25	January 15, 2026
	September 1, 2016	May 31, 2016(1)	504,180	0	$0.44	September 1, 2026
	October 17, 2017	August 31, 2017(2)	612,905	122,581	$0.57	October 17, 2027
	August 5, 2019	September 1, 2019(2)	178,219	392,084	$1.37	August 5, 2029
	August 18, 2020	August 18, 2020(2)	16,666	183,334	$1.38	August 18, 2030

(1)	This option was fully vested as of December 31, 2020.
(2)

This option vests and becomes exercisable over a four-year period with respect to 1/48th of the shares underlying the option on each monthly anniversary of the vesting commencement date, subject to the executive’s continued service. In addition, 25% of the option will vest and become exercisable upon the executive’s termination without cause, or if the Company completes a deemed liquidation event or an initial public offering of its common stock. The option will also vest and become exercisable in full upon the executive’s termination without cause within 12 months following (i) a deemed liquidation event or (ii) an initial public offering of the Company’s common stock. In connection with the Business Combination, the Company has entered into a waiver agreement with each of the named executive officers under which each named executive officer waives his or her right to the 25% accelerated vesting upon a deemed liquidation event.

(3)

This option, the First Hirschhorn Option, vests and becomes exercisable over a four-year period with respect to 25% of the shares underlying the option on the first anniversary of the vesting commencement date, and as to 1/36th of the shares underlying the option on each monthly anniversary over the three-year period thereafter, subject to the executive’s continued service. In addition, 25% of the option will vest and become exercisable upon the executive’s termination without cause or if the Company completes a deemed liquidation event or an initial public offering of its common stock. The option will also vest and become exercisable in full upon the executive’s termination without cause within 12 months following (i) a deemed liquidation event or (ii) an initial public offering of the Company’s common stock. In connection with the Business Combination, the Company has entered into a waiver agreement with Mr. Hirschhorn under which Mr. Hirschhorn waives his right to the 25% accelerated vesting upon a deemed liquidation event.

(4)

This option, the Second Hirschhorn Option, vests and becomes exercisable only upon (1) a deemed liquidation event at a valuation exceeding a certain value threshold prior to a certain date or (2) an initial public offering of the Company’s common stock at a pre-IPO valuation exceeding a certain valuation threshold prior to a certain date, subject to Mr. Hirschhorn’s continued service through the applicable date. In connection with the Business Combination, the Company has entered into a waiver agreement with Mr. Hirschhorn under which the Second Hirschhorn Option will vest in full immediately prior to Closing (subject to his continued employment through such date).

(5)	Represents the per share exercise price of the common stock of Groop Internet Platform Inc. based on the most recent independent valuation.

Executive Compensation Arrangements—Existing Agreements

Oren Frank Employment Letter Agreement

On May 27, 2015, Mr. Frank entered into an employment letter agreement with Talkspace to serve as Chief Executive Officer. Mr. Frank’s employment pursuant to the letter agreement is “at-will” and is terminable by either party for any reason with 30 days’ written notice.

Pursuant to his letter agreement, Mr. Frank’s initial base salary was $150,000 per year and he was eligible to receive an annual bonus to be paid based on the achievement of company and individual performance goals with a target amount of $25,000. In 2020, his base salary was $250,000 and his target annual bonus was $50,000. The letter agreement also provides that Mr. Frank is eligible to participate in the employee benefit plans and programs maintained for the benefit of Talkspace’s regular, full-time salaried employees, including health and dental insurance and a 401(k) plan.

Mr. Frank’s letter agreement does not provide for any severance payments upon his termination of employment (other than the 30 day notice period referenced above).

Mr. Frank’s letter agreement contains an Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with customary intellectual property assignment provisions, a perpetual confidentiality obligation and 12-month post-employment non-competition and non-solicitation covenants.

Mark Hirschhorn Employment Letter Agreement

On January 18, 2020, Mr. Hirschhorn entered into an employment letter agreement with Talkspace to serve as the President, Chief Financial Officer, and Chief Operating Officer of Talkspace. Mr. Hirschhorn’s employment pursuant to the letter agreement is “at-will” and is terminable by either party for any reason and with or without notice.

Pursuant to his letter agreement, Mr. Hirschhorn is entitled to receive a base salary of $300,000 per year and is eligible to receive an annual bonus to be paid based on the achievement of company and individual performance goals with a target amount of $100,000. The letter agreement also provides that Mr. Hirschhorn is eligible to participate in the employee benefit plans and programs maintained for the benefit of Talkspace’s regular, full-time salaried employees.

Under his letter agreement, if Mr. Hirschhorn’s employment is terminated by Talkspace without “cause” or if he resigns with “good reason”, then Mr. Hirschhorn will be eligible to receive continued payment of his base salary and benefits (not including the continued vesting of any stock options held by Mr. Hirschhorn) for a period of six (6) months from the date of termination.

Mr. Hirschhorn’s letter agreement contains an Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with customary intellectual property assignment provisions, a perpetual confidentiality obligation and 12-month post-employment non-competition and non-solicitation covenants.

Roni Frank Employment Letter Agreement

On May 27, 2015, Ms. Frank entered into an employment letter agreement with Talkspace to serve as Head of Clinical Services. Ms. Frank’s employment pursuant to the letter agreement is “at-will” and is terminable by either party for any reason with 30 days’ written notice.

Pursuant to her letter agreement, Ms. Frank’s initial base salary was $150,000 per year and she was eligible to receive an annual bonus to be paid based on the achievement of company and individual performance goals with a target amount of $25,000. In 2020, her base salary was $250,000 and her target annual bonus was $50,000.

The letter agreement also provides that Ms. Frank is eligible to participate in the employee benefit plans and programs maintained for the benefit of Talkspace’s regular, full-time salaried employees, including health and dental insurance and a 401(k) plan.

Ms. Frank’s letter agreement does not provide for any severance payments upon her termination of employment (other than the 30 day notice period referenced above).

Ms. Frank’s letter agreement contains an Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with customary intellectual property assignment provisions, a perpetual confidentiality obligation and 12-month post-employment non-competition and non-solicitation covenants.

Cash Incentive Plan

Talkspace currently maintains a bonus program in which each of the named executive officers participates. The named executive officers are eligible to receive bonuses under the bonus program upon Talkspace’s achievement of specified performance objectives and the named executive officer achieving individual goals. Payment of bonuses pursuant to the bonus program, if any, is contingent upon the applicable named executive officer’s continued employment through the applicable payment date.

Executive Employment Arrangements—Post-Closing Agreements

We expect to enter into employment agreements with certain of our executive officers, including our named executive officers in connection with the Closing. The terms of these employment agreements have not yet been determined.

Director Compensation

The following table summarizes the compensation paid to each of our directors during the year ended December 31, 2020. Each equity award listed in the following table was granted under the 2014 Plan.

Name	Option Awards ($)(1)		Total ($)
Seth Feuerstein	$589,293	(2)	$589,293
Alex Finkelstein	—		—
Jeffrey Crowe	—		—
Erez Shachar	—		—
Patrick Conroy	—		—

(1)

Amount reflects the aggregate grant date fair market value of stock options granted to each director during the year ended December 31, 2020 computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. See Note 2 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount.

(2)	Mr. Feuerstein held outstanding stock options to purchase 898,140 shares as of December 31, 2020.

In connection with the Business Combination, Mr. Feuerstein entered into a waiver agreement pursuant to which Mr. Feuerstein agreed that the Business Combination would not constitute a deemed liquidation event for the purpose of accelerating the vesting of 25% of his stock options and further pursuant to which Mr. Feuerstein’s stock options were amended to provide for accelerated vesting of 50% of his then-unvested stock options as of immediately prior to any termination of Mr. Feuerstein’s position on the Talkspace board of directors.

In connection with the Business Combination, we intend to approve and implement a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Equity Incentive Plans

2014 Stock Incentive Plan

We maintain the 2014 Stock Incentive Plan (the “2014 Plan”), which was initially adopted on February 28, 2014. The material terms of the 2014 Plan are summarized below.

Termination

The 2014 Plan is scheduled to expire on February 28, 2024; however, following the effectiveness of the 2021 Plan, the 2014 Plan will terminate and we will not make any further awards under the 2014 Plan. However, any outstanding awards granted under the 2014 Plan will remain outstanding, subject to the terms of the 2014 Plan and applicable award agreement. Shares of our common stock subject to awards granted under the 2014 Plan that expire unexercised or are cancelled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the 2021 Plan, will not become available for issuance under the 2021 Plan.

Eligibility and Administration

Our employees, officers, outside directors, and consultants are eligible to receive grants of nonqualified stock options, or NSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, or other stock-based awards that are valued in whole or in part by reference to shares of our common stock. Only our employees may receive grants of incentive stock options, or ISOs. The 2014 Plan is administered by our board of directors. Subject to the provisions of the 2014 Plan, our board of directors has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2014 Plan.

Limitation on Awards and Shares Available

An aggregate of 20,823,821 shares of our common stock have been authorized for issuance under the 2014 Plan. Each of these shares may be issued as an ISO. The shares offered under the 2014 Plan may be authorized but unissued shares of our common stock or treasury shares. In the event that shares of our common stock previously issued under the 2014 Plan are reacquired by us, such shares are currently added to the number of shares then available for issuance under the 2014 Plan. Additionally, if shares that otherwise would have been issuable under the 2014 Plan are withheld in payment of the purchase price, exercise price, or withholding taxes with respect to an award, such shares are currently added back to the available for issuance under the 2014 Plan. In the event that an outstanding award expires or is cancelled for any reason, the shares allocable to the unexercised or otherwise cancelled portion of such award are currently added back to the shares of our common stock available for issuance under the 2014 Plan.

Awards

The 2014 Plan provides for the grant of stock options, including ISOs and NSOs, SARs, restricted stock, RSUs and other stock-based awards. All awards under the 2014 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows:

•

Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date. The term of a stock option or SAR may not be longer than ten years.

•	Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions.

•

RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2014 Plan.

•

Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

Certain Transactions

In the event of certain changes in our capitalization such as a stock split, reverse stock split, stock dividend, recapitalization, spin-off or other similar change in capitalization, the plan administrator will make equitable adjustments to the 2014 Plan and outstanding awards. In the event of a corporate transaction, which includes us being a party to a merger or consolidation, or the sale of substantially all of our assets, our board of directors has discretion to (i) provide that outstanding awards be assumed or substituted by the acquiring entity, (ii) provide that all unexercised awards be terminated immediately prior to the corporate transaction, (iii) provide that all outstanding awards shall become fully vested and exercisable, (iv) provide for cash payments with respect to all outstanding awards equal to the excess of the acquisition price over the exercise price of each award multiplied by the number of shares subject to each award, (v) provide that outstanding awards shall convert into the right to receive liquidation proceeds, if applicable, or (vi) any combination of the foregoing.

Plan Amendment and Termination

Our board of directors may amend, suspend, or terminate the 2014 Plan at any time; however, except in connection with certain changes in our capital structure (as described above), stockholder approval will be required for any amendment that requires the approval of the Company’s stockholders under Section 422 of the Internal Revenue Code or any successor provision with respect to ISOs.

Interests of Directors and Executive Officers in the Business Combination

Talkspace’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of HEC’s shareholders generally. These interests include, among other things, the interests listed below:

Treatment of Equity-Based Awards

The Merger Agreement provides that each Unvested Talkspace Option that is outstanding as of immediately prior to the First Effective Time will be assumed by Talkspace, Inc. and converted into a comparable Unvested HEC Option based upon the Exchange Ratio but otherwise subject to the same terms and conditions as set forth under the award prior to the conversion.

The Merger Agreement provides that each holder of a Vested Talkspace Option will have the ability to elect to receive one of the following forms of consideration: (i) the Assumed Vested Company Option Election Consideration, (ii) the Optionholder Standard Mixed Election Consideration or (iii) the Optionholder Cash Weighted Mixed Election Consideration, in each case, subject to the election adjustment mechanics set forth in the Merger Agreement and described above. Certain holders of Vested Talkspace Options will be entitled to receive a minimum amount of cash in consideration for his or her Vested Talkspace Options, as described in more detail in the Merger Agreement.

The following table sets forth, for each of Talkspace’s directors and executive officers, the number of shares of Talkspace common stock subject to vested and unvested Talkspace stock options held by the director or executive officer as of January 15, 2021, the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus. Depending on when the closing date occurs, certain stock options shown in the table may vest prior to the closing date.

Name	Vested Stock Options	Unvested Stock Options
Executive Officers
Oren Frank	2,277,459	686,117
Mark Hirschhorn	0	2,851,510
Roni Frank	2,277,459	686,117
Gil Margolin	2,151,052	358,740
John Reilly	103,289	85,559
Directors
Seth Feuerstein	660,009	238,131

Severance Arrangements

Talkspace has entered into an employment letter agreement with Mr. Hirschhorn that provides him with severance protections. The employment agreement with Mr. Hirschhorn provides that Mr. Hirschhorn will be eligible for severance benefits in certain circumstances following a termination of employment without cause or with good reason.

Employment Agreements

In connection with the Business Combination, we expect to enter into an employment agreement with our executive officers. The terms of these agreements have not yet been determined.

Equity Awards Under the 2014 Plan

Our executive officers hold equity awards under the 2014 Plan that provide for full vesting acceleration of such awards upon a termination without cause of the executive officer within the 12-month period following the Business Combination.

In connection with the Business Combination, Mr. Hirschhorn entered into a waiver agreement under which his stock option held by him under the 2014 Plan to purchase 570,300 shares of Talkspace common stock shall become fully vested and exercisable as of immediately prior to the Closing, subject to Mr. Hirschhorn’s continued employment with Talkspace through such date.

Additionally, in connection with the Business Combination, Mr. Feuerstein, a member of our board of directors, entered into a waiver agreement under which he will receive accelerated vesting of 50% of his then-unvested stock options under the 2014 Plan as of immediately prior to any termination of his position on the Talkspace board of directors.

Equity Awards Under the 2021 Plan

In connection with the Business Combination, the board of directors of Talkspace, Inc. will adopt the 2021 Plan, subject to approval by Talkspace, Inc.’s shareholders. We expect to grant to certain executive officers, including the named executive officers, equity awards in connection with the Closing. The terms of these awards have not yet been determined.

Employee Benefits

The Merger Agreement requires HEC to continue to provide certain compensation and benefits for at least a period of one year following the Closing, as well as to take certain actions in respect of employee benefits provided to continuing employees of Talkspace, including its named executive officers. For a detailed description of these requirements, please see the section titled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Conduct of Business of Talkspace.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the unaudited historical condensed balance sheet of HEC as of September 30, 2020 with the unaudited historical condensed consolidated balance sheet of Talkspace as of September 30, 2020, giving effect to the business combination, the PIPE Investment with an aggregate commitment amount of $300.0 million and the transactions contemplated by the HEC Forward Purchase Agreement, as if they had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combine the historical statement of operations of HEC and the historical consolidated statement of operations of Talkspace for such periods on a pro forma basis as if the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement had been consummated on January 1, 2019, the beginning of the earliest period presented.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the (i) the historical audited condensed financial statements of HEC as of February 14, 2020 and for the period from February 6, 2020 (inception) through February 14, 2020 and (ii) historical unaudited condensed financial statements of HEC as of and for the period from February 6, 2020 (inception) to September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

•

the (i) historical audited consolidated financial statements of Talkspace for the year ended December 31, 2019 and (ii) historical unaudited condensed consolidated financial statements of Talkspace as of and for the nine months ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

•

the sections entitled “HEC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Talkspace’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other financial information relating to HEC and Talkspace contained in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2020

(in thousands, except share and per share data)

	As of September 30, 2020		Scenario 1 Assuming No Redemption				Scenario 2 Assuming Maximum Redemption
	(A) HEC	(B) Talkspace	Pro Forma Adjustments			Pro Forma Combined	Pro Forma Adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,207	$33,402	$388,154	(6a	)	$284,763	$(314,000)	(6l	)	$284,763
			(23,000)	(6b	)		339,000	(6m	)
			300,000	(6c	)		(25,000)	(6f	)
			(440,000)	(6m	)
			25,000	(6f	)
Accounts receivable	—	3,942	—			3,942	—			3,942
Other current assets	164	1,928	—			2,092	—			1,928

Total current assets	1,371	39,272	250,154			290,797	—			290,797
Property and equipment, net	—	121	—			121	—			121
Restricted long-term bank deposit	—	33	—			33	—			33
Cash and marketable securities held in trust account	414,154	—	(388,154)	(6a	)	—
			(14,490)	(6d	)	—
			(11,510)	(6e	)	—

Total assets	$415,525	$39,426	$(164,000)			$290,951	$—			$290,951

Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$—	$6,902	$—			$6,902	$—			$6,902
Deferred revenues	—	6,534	—			6,534	—			6,534
Income taxes payable	18	—	—			18	—			18
Accrued expenses and other current liabilities	112	4,414	(367)	(6h	)	4,159	—			4,159

Total current liabilities	130	17,850	(367)			17,613				17,613
Deferred underwriting fee payable	14,490	—	(14,490)	(6d	)	—	—			—

Total liabilities	$14,620	$17,850	$(14,857)			$17,613	$—			$17,613

Talkspace convertible preferred stock (Series Seed, Seed-1, Seed-2, A, B, C and D) of 0.001 par value – Authorized: 84,389,164 shares at September 30, 2020; Issued and outstanding: 83,395,815 shares at September 30, 2020	—	111,282	(111,282)	(6g	)	—	—			—
HEC’s Class A common stock subject to possible redemption, 39,590,531 shares at $10.00 per share redemption value	395,905	—	(395,905)	(6j	)	—	—			—

	As of September 30, 2020		Scenario 1 Assuming No Redemption				Scenario 2 Assuming Maximum Redemption
	(A) HEC	(B) Talkspace	Pro Forma Adjustments			Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined

Stockholders’ equity (deficit):
Talkspace common stock of 0.001 par value—Authorized: 114,092,838 shares at September 30, 2020; Issued and outstanding: 11,793,244 shares at September 30, 2020	$—	$11	$(11)	(6k	)	$—	$—	$—
HEC Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—			—	—	—
HEC’s Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,809,469 shares issued and outstanding (excluding 39,590,531 shares subject to possible redemption)	n/s	—		(6j	)	—	—	—
HEC’s Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 shares issued and outstanding	1	—	(1)	(6i	)	—	—
Talkspace, Inc. common Stock, $0.0001	—	—	8	(6g	)	16	—	16
			1	(6i	)
			4	(6j	)
			3	(6c	)
Additional paid-in capital	5,045	7,939	111,274	(6g	)	371,374	—	371,374
			367	(6h	)
			395,901	(6j	)
			(22,650)	(6b	)
			299,997	(6c	)
			(440,000)	(6o	)
			(11,510)	(6e	)
			25,000	(6f	)
			11	(6k	)
Accumulated deficit	(46)	(97,656)	(350)	(6b	)	(98,052)	—	(98,052)

Total stockholders’ equity (deficit)	5,000	(89,706)	358,044			273,338	—	273,338

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$415,525	$39,426	$(164,000)			$290,951	$—	$290,951

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2020

(in thousands, except share and per share amounts)

	For the Period from February 6, 2020 (inception) to September 30, 2020	Nine Months Ended September 30, 2020	Scenario 1 Assuming No Redemption				Scenario 2 Assuming Maximum Redemption
	(A) HEC	(B) Talkspace	Pro Forma Adjustments			Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenues	$—	$50,502	$—			$50,502	$—		$50,502
Cost of Revenues	—	17,394	—			17,394	—		17,394

Gross profit	—	33,108	—			33,108	—		33,108
Operating Expenses:
Research and development	—	7,327	—			7,327	—		7,327
Clinical operations	—	2,535	—			2,535	—		2,535
Sales and marketing	—	30,020	—			30,020	—		30,020
General and administrative	182	4,198	(182)	(7a	)	4,198	—		4,198

Total operating expenses	182	44,080	(182)			44,080	—		44,080

Operating loss	182	10,972	(182)			10,972	—		10,972
Financial expenses (income), net	—	254	(269)	(7b	)	(15)	—		(15)
Interest earned on marketable securities held in trust account	(154)	—	154	(7c	)	—	—		—
Loss before taxes on income	28	11,226	(297)			10,957	—		10,957
Taxes on income	18	12	—			30	—		30

Net loss	$46	$11,238	$(297)			$10,987	$—		$10,987

Other comprehensive income (loss)	—	—	—			—	—		—
Comprehensive loss	46	11,238	(297)			10,987	—		10,987
Basic and diluted net loss per share of HEC’s Class A common stock	$0.00
Basic and diluted net loss per common share		$0.95
Net loss per share (1)						$0.07			$0.07
Weighted average Class A common stock of HEC	41,400,000
Weighted average common shares outstanding of Talkspace		11,769,326
Weighted average shares outstanding on a fully diluted exercise basis				(7d	)	165,045,000	(7d	)	165,045,000

(1)	Calculated based on weighted average shares outstanding on a fully diluted net exercise basis

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemption				Scenario 2 Assuming Maximum Redemption
	(A) HEC	(C) Talkspace	Pro Forma Adjustments			Pro Forma Combined	Pro Forma Adjustments			Pro Forma Combined
Revenues	N/A	$38,178	$—			$38,178	$—			$38,178
Cost of Revenues	N/A	18,042	—			18,042	—			18,042

Gross profit	N/A	20,136	—			20,136	—			20,136
Operating Expenses:
Research and development	N/A	11,997	—			11,997	—			11,997
Clinical operations	N/A	4,672	—			4,672	—			4,672
Sales and marketing	N/A	27,536	—			27,536	—			27,536
General and administrative	N/A	5,359	—			5,359	—			5,359

Total operating expenses	N/A	49,564	—			49,564	—			49,564

Operating loss	N/A	29,428	—			29,428	—			29,428
Financial expenses (income), net	N/A	(350)	(98)	(7b	)	(448)	—			(448)
loss before provision for income taxes	N/A	29,078	—			28,980	—			28,980
Taxes on income	N/A	8	—			8	—			8

Net loss	N/A	$29,086	$(98)			$28,988	$—			$28,988

Other comprehensive income (loss)	N/A	—	—			—	—			—
Comprehensive loss	N/A	29,086	(98)			28,988	—			28,988
Basic and diluted net loss per share	N/A	$2.59
Net loss per share (1)						$0.18				$0.18
Weighted average shares of common stock outstanding—basic and diluted	N/A	11,219,242
Weighted average shares outstanding on a fully diluted net exercise basis				(7d	)	165,045,000		(7d	)	165,045,000

(1)	Calculated based on weighted average shares outstanding on a fully diluted net exercise basis

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Merger

On January 12, 2021, HEC entered into the Merger Agreement with Talkspace, First Merger Sub and Second Merger Sub pursuant to which (i) First Merger Sub will merge with and into Talkspace, with Talkspace being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Talkspace will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of HEC (the “Second Merger”). As a result of the First Merger, HEC will own 100% of the outstanding Talkspace common stock as the surviving corporation in the First Merger and each outstanding share of Talkspace common stock and Talkspace preferred stock (other than treasury shares or shares owned by HEC, First Merger Sub or Talkspace) will be cancelled and converted into the right to receive the merger consideration in accordance with the Merger Agreement. Following the Second Merger, HEC will own 100% of the outstanding interests of Second Merger Sub. Following the Closing, HEC will own, directly or indirectly, all of the outstanding equity interests of the surviving company and the stockholders of Talkspace will own a portion of HEC’s Class A common stock. In connection with the business combination, HEC will change its name to “Talkspace, Inc.”

Talkspace will affect the below steps set forth in the Merger Agreement (referring as “Pre-Closing Restructuring Plan”):

•	All outstanding Talkspace convertible preferred stock will be treated as having converted into a number of shares of Talkspace common stock on a 1:1 basis.

•	All outstanding Talkspace warrants will convert into shares of Talkspace common stock.

As a result of and upon the Closing, among other things, and as more fully described elsewhere in this proxy statement/prospectus, all shares of common stock and preferred stock of Talkspace (collectively, “Talkspace stock”) and all vested options exercisable for common stock of Talkspace outstanding as of immediately prior to Closing (“Vested Talkspace Options”) will be cancelled or assumed and converted into the right to receive, at the election of the holders thereof, a number of shares of common stock of HEC (“HEC’s common stock”) or a combination of shares of HEC’s common stock and cash, in each case, as adjusted pursuant to the terms of the Merger Agreement, which in the aggregate with the unvested options to acquire common stock of Talkspace to be assumed by HEC in exchange for options to acquire HEC’s common stock (“Unvested Talkspace Options”, and together with Vested Talkspace Options, “Talkspace Options”), will equal $1,400,000,000, reduced by certain deductions for the parties’ transaction expenses and the value (the “Sponsor Share Amount”) of the shares of HEC’s Class B common stock held by HEC Sponsor LLC (the “Sponsor”) immediately prior to the consummation of the Transactions (the “Merger Consideration”). The maximum amount of cash (the “Closing Cash Consideration”) that may be paid to the pre-closing holders of shares of Talkspace stock and Vested Talkspace Options (on a net exercise basis) pursuant to the foregoing is equal to (i) the amount of cash held by HEC in its trust account (after reduction for the aggregate amount of cash payable in respect of any HEC stockholder redemptions), plus (ii) the amounts received by HEC upon the consummation of the PIPE Investment and the transactions contemplated under the HEC Forward Purchase Agreement, minus (iii) $250,000,000, minus (iv) the transaction expenses of the parties to the Merger Agreement. The maximum number of shares (the “Closing Share Consideration”) of HEC’s common stock that may be issued to the pre-closing holders of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis), pursuant to the foregoing is equal to a number determined dividing (a)(i) the Closing Merger Consideration, minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) the transaction expenses of the parties to the Merger Agreement, by (b) $10.00. In no event shall the consideration payable in connection with the Transactions in respect of all outstanding shares of Talkspace stock and Talkspace Options (including shares of Talkspace’s common stock underlying any Talkspace Options on a net exercise basis) exceed (i) an amount in cash equal to the Closing Cash Consideration and (ii) a number of shares of HEC’s common stock equal to the Closing Share Consideration (the “Maximum Consideration”).

For a “no redemption” scenario, the unaudited pro forma condensed combined financial information is presented and an aggregate of $440.0 million of cash will be paid to those holders of Talkspace stock and Vested Talkspace Options (on a net exercise basis) who are eligible to make a cash election on a pro rata basis. For a “maximum redemption” scenario, the unaudited pro forma condensed combined financial information is presented and assumes $101.0 million of cash will be paid to those holders of Talkspace stock and Vested Talkspace Options (on a net exercise basis) who are eligible to make a cash election on a pro rata basis.

Concurrently with the execution of the Merger Agreement, HEC entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have collectively subscribed for 30,000,000 shares of HEC common stock for an aggregate purchase price equal to $300.0 million. The PIPE Investment is contingent upon, among other things, the Closing. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Subscription Agreements.”

In addition, in connection with the execution of the Merger Agreement, HEC entered into an amendment to the forward purchase agreement (as amended, the “HEC Forward Purchase Agreement”) with HEC Master Fund LP, a Delaware limited partnership and affiliate of the Sponsor (“HEC Fund”), dated June 8, 2020. Pursuant to the HEC Forward Purchase Agreement, HEC Fund agreed to purchase 2,500,000 forward purchase units, consisting of one share of HEC’s Class A common stock and one-half of one warrant to purchase one share of HEC’s Class A common stock, for $10.00 per unit, or an aggregate amount of $25.0 million, in a private placement that will close concurrently with the Closing and to backstop up to $25.0 million of redemptions by stockholders of HEC. See the section entitled “Proposal No. 1—The Business Combination Proposal— Certain Agreements Related to the Business Combination —HEC Forward Purchase Agreement.”

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was prepared using the historical unaudited condensed balance sheets of HEC and Talkspace as of September 30, 2020 and gives effect to the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement as if they occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the historical unaudited condensed statement of operations of HEC for the period from February 6, 2020 (inception) to September 30, 2020 and the historical unaudited condensed consolidated statement of comprehensive loss of Talkspace for the nine months ended September 30, 2020 and give effect to the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement as if they occurred on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 presents historical consolidated statement of comprehensive loss of Talkspace for the year ended December 31, 2019, giving effect business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement as if they occurred on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 does not include historical consolidated statement of operations of HEC as HEC was established on February 6, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the historical unaudited condensed financial statements of HEC as of and for the period from February 6, 2020 (inception) to September 30, 2020;

•	the historical audited condensed financial statements of HEC as of February 14, 2020 and for the period from February 6, 2020 (inception) through February 14, 2020;

•	the historical audited consolidated financial statements of Talkspace for the year ended December 31, 2019; and

•	the historical unaudited condensed consolidated financial statements of Talkspace as of and for the nine months ended September 30, 2020.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by HEC’s public stockholders for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:

•

Scenario 1— Assuming No Redemption: This presentation assumes that (i) no public stockholders of HEC exercise redemption rights with respect to their public shares for a pro rata share of the funds in HEC’s trust account, (ii) Talkspace, Inc. issues 83,900,000 shares of Talkspace, Inc. common stock, which, in the case of Talkspace, Inc. options, will be shares of Talkspace, Inc. common stock underlying such options on a net exercise basis, to holders of Talkspace stock and Talkspace options as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $440.0 million of cash will be paid to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis.

•

Scenario 2— Assuming Maximum Redemption: This presentation assumes that (i) 36,400,000 of HEC’s public shares are redeemed for an aggregate payment of $364.0 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 per share of HEC’s Class A common stock based on the trust account balance as of September 30, 2020 in order for (A) the amount of cash available in the trust account following the special meeting of stockholders plus (B) the PIPE Investment amount actually received by HEC at or prior to the Closing Date plus (C) the amount actually received by HEC at or prior to the Closing Date under the HEC Forward Purchase Agreement, to be at least equal to $400.0 million, (ii) Talkspace, Inc. issues 117,800,000 shares of Talkspace, Inc. common stock, which, in the case of Talkspace, Inc. options, will be shares of Talkspace, Inc. common stock underlying such options on a net exercise basis, to holders of Talkspace stock and Talkspace options as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $101.0 million of cash will be paid to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

3. Items Not Included in the Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the business combination.

4. Accounting for the Merger

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, HEC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Talkspace issuing stock for the net assets of HEC, accompanied by a recapitalization. The net assets of HEC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Talkspace. See the accounting treatment discussed elsewhere in this proxy statement/prospectus.

5. Shares of Talkspace Common Stock

The preliminary estimated exchange ratio is calculated in accordance with the terms of the Merger Agreement as a quotient obtained by dividing (a) a number of shares of HEC’s common stock equal to the quotient obtained by dividing (i) the sum of (A) the Closing Merger Consideration, minus (B) the Sponsor Share Amount, minus (C) HEC transaction expenses set forth on the HEC closing statement, minus (D) Talkspace transaction expenses set forth on the Talkspace closing statement, by (ii) $10.00; by (b) the Aggregate Fully Diluted Talkspace Common Stock. The estimated Aggregate Fully Diluted Talkspace Common Stock is 112,509,227 and is calculated in accordance with the terms of the Merger Agreement based on the number of shares of Talkspace common stock and Talkspace Options (on a net exercise basis) expected to be outstanding immediately prior to the First Effective Time, based on the Talkspace’s capitalization as of December 31, 2020, as follows:

The aggregate number of shares of Talkspace common stock that are issued and outstanding immediately prior to the First Effective Time	95,305,661	(1)
plus, the aggregate number of shares of Talkspace common stock issuable upon, or subject to, the settlement of Talkspace Options (whether or not then vested or exercisable), that are issued and outstanding immediately prior to the First Effective Time	18,529,699
minus, Treasury Shares	—
minus, the number of shares equal to the aggregate exercise prices of the Talkspace Options divided by the Per Share Merger Consideration	(1,326,133	) (2)

Aggregate Fully Diluted Talkspace Common Stock	112,509,227

(1)

This amount is comprised of (a) 11,813,602 shares of Talkspace common stock, (b) 83,395,815 shares of Talkspace preferred stock and (c) 96,244 shares of Talkspace capital stock that will be issued upon the cashless net exercise of Talkspace warrants immediately prior to the First Effective Time.

(2)	This amount is calculated by dividing the aggregate exercise prices of the Talkspace Options of $15,075,424 by the estimated Per Share Merger Consideration of $11.37.

In Scenario 1, Talkspace, Inc. expects to issue approximately 83,900,000 shares of Talkspace, Inc. common stock (inclusive of 12,828,985 shares of Talkspace, Inc. common stock underlying Talkspace, Inc. options on a net exercise basis) in the business combination and to pay an aggregate of $440.0 million of cash (equivalent to 44,000,000 shares at $10.00 per share) to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis, which is determined based on the preliminary estimated exchange ratios as follows:

Aggregate Fully Diluted Talkspace Common Stock assumed outstanding prior to the Closing	112,509,227
Assumed Stock Exchange Ratio	0.7457166

Estimated shares of Talkspace, Inc. common stock issued to holders of Talkspace stock and options upon the Closing (on a net exercise basis)	83,900,000
Talkspace stock and vested options (on a net exercise basis) assumed outstanding prior to the Closing	109,778,453
Assumed Cash Exchange Ratio	4.008072

Estimated cash consideration to be paid in respect of Talkspace stock and vested options (on a net exercise basis)	$440,000,000

In Scenario 2, Talkspace, Inc. expects to issue approximately 117,800,000 shares of Talkspace, Inc. common stock (inclusive of 18,012,568 shares of Talkspace, Inc. common stock underlying Talkspace, Inc. options on a net exercise basis) in the business combination and to pay an aggregate of $101.0 million of cash (equivalent to 10,100,000 shares at $10.00 per share) to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis, which is determined based on the preliminary estimated exchange ratios as follows:

Aggregate Fully Diluted Talkspace Common Stock assumed outstanding prior to the Closing	112,509,227
Assumed Stock Exchange Ratio	1.0470252

Estimated shares of Talkspace, Inc. common stock issued to holders of Talkspace stock and options upon the Closing (on a net exercise basis)	117,800,000

Talkspace stock and vested options (on a net exercise basis) assumed outstanding prior to the Closing	109,778,453
Assumed Cash Exchange Ratio	0.920035

Estimated cash consideration to be paid in respect of Talkspace stock and vested options (on a net exercise basis)	$101,000,000

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 includes pro forma adjustments that are: (i) directly attributable to the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement, and (ii) factually supportable. HEC and Talkspace did not have any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)	Derived from the unaudited condensed balance sheet of HEC as of September 30, 2020.

(B)	Derived from the unaudited condensed consolidated balance sheet of Talkspace as of September 30, 2020.

Pro forma adjustments

(a)	To reflect the release of $388 million of cash from the cash and cash equivalents held in the trust account after adjustment for the payment of transaction-related fees.

(b)

To reflect Talkspace’s estimated payment of $20 million for advisory fees, $2 million of legal fees, and $1 million of accounting and auditing fees and other professional fees related to the business combination. Substantially all costs have been recorded as an offset to additional paid-in capital.

(c)

To reflect the issuance and sale of 30,000,000 shares of Talkspace, Inc. common stock to the PIPE investors pursuant to subscription agreements for an aggregate commitment amount of $300.0 million concurrent with the Closing.

(d)	To reflect the settlement of $14.5 million of deferred underwriters’ fees incurred during HEC’s IPO that are due upon the Closing.

(e)

To reflect HEC’s estimated payment for $11.5 million of professional fees and other transaction costs related to the business combination and the PIPE Investment. Such fees have been recorded as an offset to additional paid-in capital.

(f)	In Scenario 1, which assumes no holders of HEC Class A common stock exercise their redemption rights, $25.0 million received pursuant to the HEC Forward Purchase Agreement.

(g)

To reflect the assumed conversion, on a one to one basis, of all outstanding shares of Talkspace’s preferred stock, with a carrying amount of $111 million, into 83,395,815 shares of Talkspace common stock as a part of the Pre-Closing Restructuring Plan. Talkspace’s preferred stock outstanding shares are comprised of the following:

Preferred Stock classes	Shares
Seed Preferred Stock	3,434,999
Seed-1 Preferred Stock	7,812,248
Seed-2 Preferred Stock	3,311,260
Series A Preferred Stock	16,014,920
Series B Preferred Stock	14,405,065
Series C Preferred Stock	19,761,349
Series D Preferred Stock	18,655,974

Total Preferred Stock issued and outstanding	83,395,815

(h)	To reflect the conversion of liability-classified warrants into an aggregate of 28,760 shares and 40,380 shares of Talkspace common stock in Scenario 1 and Scenario 2, respectively, upon the Closing.

(i)	To reflect the automatic conversion of all issued and outstanding shares of HEC Class B common stock into an aggregate of 7,245,000 shares of Talkspace, Inc. common stock upon the Closing.

(j)

In Scenario 1, which assumes no holders of HEC Class A common stock exercise their redemption rights, the common stock subject to redemption into cash amounting to $395.0 million would be transferred to permanent equity.

(k)

To reflect the recapitalization of Talkspace through the contribution of all the share capital of Talkspace to Talkspace, Inc. and the issuance of 83,900,000 shares of Talkspace, Inc. common stock (under Scenario 1) or the issuance of 117,800,000 shares of Talkspace, Inc. common stock (under Scenario 2) and the elimination of the accumulated deficit of HEC.

(l)

In Scenario 2, which assumes the maximum number of shares are redeemed into cash by the HEC Class A common stock, $364.0 million would be paid out in cash. The $364.0 million or 36.4 million shares of HEC Class A common stock represents the maximum redemption amount providing for a minimum closing cash of $400.0 million after including an aggregate commitment amount of $300.0 million cash proceeds from the PIPE Investment, $50.0 million received pursuant to the HEC Forward Purchase Agreement and giving effect to payments to redeeming stockholders assuming the Closing occurred on September 30, 2020.

(m)

In Scenario 1, which assumes a maximum cash election by holders of Talkspace stock and vested options, to reflect an aggregate of $440.0 million of cash consideration payment (equivalent to 44,400,000 shares at $10 per share), to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis. In Scenario 2, which assumes a maximum cash election by holders of Talkspace stock and vested options, to reflect an aggregate of $101.0 million cash consideration payment (equivalent to 10,100,000 shares at $10 per share), to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis.

7. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2020 and the Year Ended December 31, 2019

The unaudited pro forma condensed combined statements of operations include pro forma adjustments that are: (i) directly attributable to the transactions described above, (ii) factually supportable, and (iii) expected to have a continuing impact on the results of the post-combination company, Talkspace, Inc. HEC and Talkspace did not have any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. HEC recognized $2.2 million of transaction costs during the nine months ended September 30, 2020 and no transaction costs during the year ended December 31, 2019 as HEC was established on February 6, 2020. No material transaction costs were recognized for Talkspace during the nine months ended September 30, 2020 and the year ended December 31, 2019.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Talkspace, Inc. outstanding at the Closing, assuming the Closing occurred on January 1, 2019. As the unaudited pro forma condensed combined statements of operations are in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)	Derived from the unaudited condensed statement of operations of HEC for the period from inception through September 30, 2020.

(B)	Derived from the unaudited condensed consolidated statement of comprehensive loss of Talkspace for the nine months ended September 30, 2020.

(C)	Derived from the audited consolidated statement of comprehensive loss of Talkspace for the year ended December 31, 2019.

Pro forma adjustments

(a)	To reflect an adjustment to eliminate $0.2 million for administrative and support services to the Sponsor that terminates upon the Closing.

(b)

To reflect an adjustment to eliminate the impact of the change in the fair value of warrant liability for warrants issued by Talkspace as it is assumed that all warrants would have been exercised for Talkspace common stock pursuant to the Merger Agreement. As a result, such warrants would no longer be subject to fair value accounting following the assumed closing of the business combination on January 1, 2019.

(c)	To reflect an adjustment to eliminate interest income on cash and marketable securities held in the trust account as of the beginning of the period.

(d)

As the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement have been outstanding for the entirety of the periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding on a fully diluted net exercise basis—for the nine months ended September 30, 2020 and year ended December 31, 2019 are calculated as follows:

	Scenario 1 Combined (Assuming No Redemption)	Scenario 2 Combined (Assuming Maximum Redemption)
Weighted average shares calculation
Shares held by public shareholders	41,400,000	5,000,000
Issuance pursuant to the HEC Forward Purchase Agreement	2,500,000	5,000,000
Founder shares	7,295,000	7,295,000
Issuance of Talkspace, Inc. common stock in connection with closing of the PIPE Investment	30,000,000	30,000,000
Issuance of Talkspace, Inc. common stock to holders of Talkspace stock and options (on a net exercise basis) in connection with the business combination	83,900,000	117,800,000

Weighted average shares outstanding on a fully diluted net exercise basis	165,095,000	165,095,000

HEC’S SELECTED HISTORICAL FINANCIAL INFORMATION

HEC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transactions.

HEC’s balance sheet data as of February 14, 2020 and statement of operations data for the period from February 6, 2020 (inception) through February 14, 2020 are derived from HEC’s audited financial statements, included elsewhere in this proxy statement/prospectus. Such data as of and for the period ended September 30, 2020 are derived from HEC’s unaudited financial statements, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with HEC’s financial statements and related notes and “Other Information Related to HEC” and “HEC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of HEC.

	Three Months Ended September 30, 2020	For the Period from February 6, 2020 (Inception) Through September 30, 2020
General and administrative expenses	$118,542	$182,490

Loss from operations	(118,542)	(182,490)
Other income:
Interest earned on marketable securities held in trust account	126,856	154,419

Income (loss) before provision for income taxes	8,314	(28,071)
Provision for income taxes	(18,428)	(18,428)

Net loss	$(10,114)	$(46,499)

Weighted average shares outstanding of Class A redeemable common stock	41,400,000	41,400,000

Basic and diluted income per share, Class A redeemable common stock	$—	$—

Weighted average shares outstanding of Class B non-redeemable common stock	10,350,000	10,350,000

Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.01)	$(0.01)

	As of September 30, 2020	As of February 14, 2020
	(unaudited)
Balance Sheet Data:
Cash	$1,207,252	$—
Cash and marketable securities in Trust Account, Restricted	$414,154,419	$—
Total assets	$415,525,414	$30,000
Total liabilities	$14,620,095	$6,000
Value of common stock which may be redeemed for cash ($10.00 per share)	$395,905,310	$—
Stockholders’ equity	$5,000,009	$24,000

TALKSPACE’S SELECTED HISTORICAL FINANCIAL INFORMATION

The selected historical consolidated statements of comprehensive loss data of Talkspace for the years ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet data as of December 31, 2019 and 2018 are derived from Talkspace’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of comprehensive loss data of Talkspace for the nine months ended September 30, 2020 and 2019 and the selected consolidated balance sheet data as of September 30, 2020 are derived from Talkspace’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus. In Talkspace management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly Talkspace’s financial position as of September 30, 2020 and the results of operations for the nine months ended September 30, 2020 and 2019. Talkspace’s historical results are not necessarily indicative of the results that may be expected in the future and Talkspace’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. You should read the following selected historical consolidated financial data together with “Talkspace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Talkspace’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Statements of Comprehensive loss data:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
(in thousands, except share and per share data)
Revenues	$50,502	$27,180	$38,178	$28,766
Cost of Revenues	17,394	12,799	18,042	14,262

Gross profit	33,108	14,381	20,136	14,504

Operating expenses:
Research and development	7,327	8,724	11,997	7,783
Clinical operations	2,535	3,527	4,672	4,178
Sales and marketing	30,020	18,537	27,536	19,928
General and administrative	4,198	3,926	5,359	2,854

Total operating expenses	44,080	34,714	49,564	34,743

Operating loss	10,972	20,333	29,428	20,239
Financial income, net	254	(204)	350	233

Loss before taxes on income	11,226	20,129	29,078	20,006
Taxes on income	12	7	8	—

Net loss	11,238	20,136	29,086	20,006

Other comprehensive income (loss)	—	—	—	—

Comprehensive loss	$11,238	$20,136	$29,086	$20,006

Net loss per share:
Basic and diluted net loss per share	$0.95	$1.81	$2.59	$1.96

Weighted average number of common shares used in computing basic and diluted net loss per share	11,769,326	11,103,205	11,219,242	10,190,513

Balance sheet data:

	As of September 30,	As of December 31,
	2020	2019	2018
(in thousands)
Total assets	$39,426	$41,929	$10,623
Total liabilities	17,850	10,246	4,759
Convertible preferred stock	111,282	111,282	60,078
Total stockholders’ deficit	(89,706)	(79,599)	(54,214)

Cash flow data:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
(in thousands)
Net cash provided by (used in):
Operating activities	$(6,663)	$(15,089)	$(21,192)	$(16,800)
Investing activities	371	(112)	(138)	(527)
Financing activities	62	51,438	51,501	56

TALKSPACE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Talkspace and its subsidiaries prior to the consummation of the business combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Talkspace Selected Historical Financial Information” section of this proxy statement/prospectus and our financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

As a technology company at our core, we believe we are built to revolutionize behavioral healthcare and address the vast, unmet and growing demand for mental health services. We are a leading virtual behavioral health platform and, since our founding in 2012, we have connected millions of patients with licensed mental health providers across a wide and growing spectrum of care through virtual counseling, psychotherapy and psychiatry. We created a purpose-built platform to address the needs of our individual consumer subscribers (“members”) and enterprise clients (“clients”) offering convenient and affordable access to a fully-credentialed network of highly qualified providers.

The behavioral health market has traditionally been underserved for a number of reasons, including as a result of inadequate access, a limited universe of qualified providers, high cost and social stigma. We believe virtual is the ideal modality for mental health treatment because it removes or reduces these burdens associated with traditional face-to-face mental health services by improving convenience through 24/7 access to our platform, providing more accessible entry level price points, and reducing associated stigmas by promoting transparency, increasing ease of access and preserving privacy. Our platform connects consumers in need, including many of whom have never had an opportunity to benefit from high-quality behavioral healthcare, with experienced providers across all 50 U.S. states.

While optimizing consumers’ access to care, we believe our platform also provides benefits to providers through expanded reach, steady access to customer leads, reduced administrative burdens and more efficient time utilization. We also offer continuous training and professional growth opportunities and empower clinicians to deliver what we believe will result in an enhanced care journey, higher patient retention rates, improved outcomes and greater margins when compared to face-to-face treatment.

In addition to serving members who subscribe directly to our platform, we serve patients through our larger clients, including industry-leading organizations, seeking more scalable, flexible behavioral health solutions for employees and health plan members. Through our business-to-business (“B2B”) channel, we work with a diverse client base including the nation’s leading health insurers and employers such as Aetna, Cigna, Expedia, Google, Humana and Optum. As of January 31, 2020, we had over 30,000 business-to-consumer (“B2C”) active members and covered more than 39 million B2B lives.

Impact Of COVID-19

While the global crisis resulting from the spread of COVID-19 has not had a negative impact on our business and results of operations so far, the COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, and we continue to closely monitor how the COVID-19 pandemic is impacting our business. Thus far, we believe that the COVID-19 pandemic has been a contributing factor to the acceleration of growth of our business. However, we cannot determine the extent to which our results of operations and overall financial performance have been affected by the COVID-19 pandemic. While our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, the impact of the pandemic on our future growth, results of operations, cash flow and financial condition is unknown, and we are unable to accurately predict such future impact. There can be no assurance that the circumstances that have accelerated the growth of our business stemming from the effects of the COVID-19 pandemic will continue over time whether during or after the COVID-19 pandemic.

See “Risk Factors” for further discussion of the impacts of the COVID-19 pandemic on our business.

Operating Segments

We operate our business in a single segment, which is how our chief operating decision maker (who is our chief executive officer) reviews financial performance and allocates resources.

Key Financial and Operating Measures

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with GAAP, we believe adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. A reconciliation is provided below for this non-GAAP financial measure to net loss, the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review our GAAP financial measure and the reconciliation of our non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities.

We calculate adjusted EBITDA as net loss adjusted to exclude (i) interest and other expenses (income), net, (ii) tax benefit and expense, (iii) depreciation and amortization (iv) stock-based compensation expense and (v) business combination and other financing expenses.

The following table presents a reconciliation of adjusted EBITDA from the most comparable GAAP measure, net loss, for each of the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018:

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018
Net loss	$(11,238)	$(20,136)	$(29,086)	$(20,006)

Add:
Depreciation and amortization	55	39	59	30
Interest and other expenses (income), net	254	(204)	(350)	(233)
Income taxes expense	12	7	8	0
Stock-based compensation	1,069	3,133	3,404	754

Adjusted EBITDA	$(9,848)	$(17,161)	$(25,965)	$(19,455)

Some of the limitations of adjusted EBITDA include (i) adjusted EBITDA does not properly reflect capital commitments to be paid in the future and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. In evaluating adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments described herein. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. Adjusted EBITDA should not be considered as an alternative to loss before benefit from income taxes, net loss, earnings per share, or any other performance measures derived in accordance with U.S. GAAP. When evaluating our performance, you should consider adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

Components of Results of Operations

Revenues

We generate revenues from the sale of monthly membership subscriptions to our therapy platform, payments from consumers and their respective insurance companies and platform access fees paid to us by our enterprise clients for the delivery of therapy services to their members or employees. We recognize subscription revenues ratably over the subscription period, beginning when therapy services commence.

Revenues are recognized when we satisfy our performance obligation to provide virtual behavioral healthcare services which occurs over time, when our consumers have access to our platform. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service and may include a variable transaction price.

Revenue growth is generated from increasing our membership subscriptions, contracting with enterprise clients and health plans. As of January 31, 2021, we had over 30,000 direct members, 10 health plan clients (covering over 39 million lives) and 52 enterprise clients. For the nine months ended September 30, 2020, we provided therapy to approximately 150,000 consumers on our platform.

We have demonstrated continued revenue growth during 2018 and 2019 as a direct result of the increased penetration of the direct-to-consumer market, and the Company’s 2018 entry into the commercial insurance and enterprise sales markets. The Company’s revenues grew 33% from $28.8 million for the year ended December 31, 2018 to $38.2 million for the year ended December 31, 2019.

Cost of Revenues

Cost of revenues is comprised of therapist payments and hosting costs. Cost of revenues is largely driven by the size of our provider network that is required to service the growth of our customer base, in addition to the growth of our health plan and enterprise clients.

We designed our business model to be scalable and to leverage a hybrid model of fixed and variable provider costs to support multiple growth scenarios. While we expect increased investments to support accelerated growth, we also expect increased efficiencies and economies of scale. Our quarterly cost of revenues as a percentage of revenues is expected to fluctuate from period to period depending on the interplay of these aforementioned factors.

Operating Expenses

Operating expenses consist of research and development, clinical operations, sales and marketing, and general and administrative expenses.

Research and Development Expenses

Research and development expenses include personnel and related expenses for software development and engineering, information technology infrastructure, security and privacy compliance and product development (inclusive of stock-based compensation for our research and development employees), third-party services and contractors related to research and development, information technology and software-related costs.

We expect research and development expenses will increase on an absolute dollar basis as we continue to grow our platform and product offerings; however, the anticipated corresponding future revenue growth is expected to result in lower research and development expenses as a percentage of revenue.Clinical Operations Expenses

Clinical operations expenses are associated with the management of our network of therapists. Such costs are comprised of costs related to recruiting, onboarding, credentialing, training and ongoing quality assurance activities (inclusive of stock-based compensation for our clinical operations employees), costs of third-party services and contractors related to recruiting and training and software-related costs.

We expect clinical operations expenses will increase on an absolute dollar basis as we continue to grow our provider network and product offerings.

Sales and Marketing Expenses

Sales expenses consist primarily of employee-related expenses, including salaries, benefits, commissions, travel and stock-based compensation costs for our employees engaged in sales and account management. We expect our sales expenses to increase as we continue to invest in the expansion of our health plan and enterprise business. We expect to hire additional sales personnel and related account management personnel to properly service our increasing client base, to develop additional growth opportunities within existing clients and to develop new market opportunities.

Marketing expenses consist primarily of advertising and marketing expenses for consumer acquisition and retention, as well as personnel costs, including salaries, benefits, bonuses, stock-based compensation expense for marketing employees, third-party services and contractors. Marketing expenses also include third-party software subscription services, third-party independent research, participation in trade shows, brand messaging and costs of communications materials that are produced for our clients to generate greater awareness and utilization of our platform among our health plan and enterprise clients.

Consumer marketing expenses are primarily driven by investments to grow and retain our consumer base and may fluctuate as a percentage of our total revenue from period to period due to the timing and extent of our advertising and marketing expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, including salaries, benefits, bonuses and stock-based compensation expense for our executive, finance, accounting, legal and human resources functions, as well as professional fees, occupancy costs, and other general overhead costs. We expect to incur additional general and administrative expenses in compliance, legal, investor relations, insurance, and professional services following the completion of the business combination related to our compliance and reporting obligations as a public company. We also anticipate that as we continue to grow as a company our general and administrative expenses will increase on an absolute dollar basis. However, we expect our general and administrative expenses to decrease as a percentage of our total revenue over the next several years.

Financial income, net.

Financial income, net includes interest earned on cash equivalents deposited in our bank accounts, and other financial expenses in connection with bank charges.

Taxes on income

Our taxes on income consists primarily of foreign income taxes related to income generated by our subsidiary organized under the laws of Israel. As we expand the scale of our international business activities, any changes in the U.S. and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for our U.S. deferred tax assets, including federal and state NOLs. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized through expected future taxable income in the United States.

Results of Operations

Nine months ended September 30, 2020 compared to the nine months ended September 30, 2019

The following table presents the results of operations for the nine months ended September 30, 2020 and 2019:

	Nine months ended September 30,		Variance
	2020	2019	$	%
	($ in thousands)
Revenues	$50,502	$27,180	$23,322	85.8
Cost of revenues	17,394	12,799	4,595	35.9

Gross profit	33,108	14,381	18,727	130.2

Operating expenses:
Research and development	7,327	8,724	(1,397)	16.0
Clinical operations	2,535	3,527	(992)	28.1
Sales and marketing	30,020	18,537	11,483	61.9
General and administrative	4,198	3,926	272	6.9

Total operating expenses	44,080	34,714	9,366	27.0
Operating loss	10,972	20,333	(9,361)	46.0
Financial expenses (income), net	254	(204)	458	224.5

Loss before taxes on income	11,226	20,129	(8,903)	44.2
Taxes on income	12	7	5	71.4

Net loss	$11,238	$20,136	$(8,898)	44.1

Revenues. Revenues increased by $23.3 million, or 85.8%, to $50.5 million for the nine months ended September 30, 2020 from $27.2 million for the nine months ended September 30, 2019. The increase was predominately the result of new consumer subscriptions in addition to an increase in activity from our health plan clients and the addition of new enterprise platform access revenue. Enterprise client contracts increased by 33 from 19 as of September 30, 2019 to 52 as of September 30, 2020, a 174 % increase. We believe that the appeal of our technology platform, the quality of our providers and the cost of our services will continue to represent the primary drivers of revenue growth

Costs of revenues. Cost of revenues increased by $4.6 million, or 35.9%, to $17.4 million for the nine months ended September 30, 2020 from $12.8 million for the nine months ended September 30, 2019. This is primarily due to costs associated with an accelerated (100%) increase of providers on our platform. This increase of providers was required to service the increased demand for our therapy services in both our consumer and commercial businesses.

Gross profit. Gross profit increased by $18.7 million, or 130.2%, to $33.1 million for the nine months ended September 30, 2020 from $14.4 million for the nine months ended September 30, 2019. This increase was primarily due to the 85.8% increase in revenues.

Research and development expenses. Research and development expenses decreased by $1.4 million, or 16.0%, to $7.3 million for the nine months ended September 30, 2020 from $8.7 million for the nine months ended September 30, 2019. This was primarily due to a decrease of $1 million in contractor and third parties related costs.

Clinical operations expenses. Clinical operations expenses decreased by $1.0 million, or 28.1%, to $2.5 million for the nine months ended September 30, 2020 from $3.5 million for the nine months ended September 30, 2019. This was primarily due to the impact of automation tools and platform enhancements that led to a reduction in staff related costs. The costs associated with clinical operations are expected to grow at a faster rate and in greater absolute dollars in future periods. However, the anticipated corresponding growth in revenue is expected to result in a lower expense as a percentage of revenue.

Sales and marketing expenses. Sales and marketing expenses increased by $11.5 million, or 61.9%, to $30.0 million for the nine months ended September 30, 2020 from $18.5 million for the nine months ended September 30, 2019. This increase in sales and marketing expenses primarily consisted of a $9.4 million increase in direct marketing and promotional costs, a $0.7 million increase in employee-related costs including commissions (inclusive of stock compensation expense), an increase in contractor costs of $0.6 million and a $0.4 million increase in credit card processing fees.

Total sales and marketing employee headcount increased to 49 as of September 30, 2020, as compared to 37 as of September 30, 2019.

General and administrative expenses. General and administrative expenses increased by $0.3 million, or 6.9%, to $4.2 million for the nine months ended September 30, 2020 from $3.9 million for the nine months ended September 30, 2019. This increase was primarily due to employee-related costs (including bonuses and stock compensation expense) and consulting and professional services. We expect to incur additional general and administrative costs in compliance, legal, investor relations, insurance, and professional services following the completion of the business combination related to our compliance and reporting obligations as a public company. We also anticipate that as we continue to grow as a company our general and administrative costs will increase on an absolute dollar basis. However, we expect our general and administrative expenses to decrease as a percentage of our total revenue over the next several years.

Total general and administrative employee headcount increased to 15 as of September 30, 2020, as compared 11 as of September 30, 2019.

Financial expenses (income), net. Financial expenses (income), net decreased by $0.5 million, or 224.5%, to financial expenses, net of $0.3 million for the nine months ended September 30, 2020 from financial income, net of $0.2 million for the nine months ended September 30, 2019. The increase in financial expenses was primarily due to change in fair value of liability classified warrants.

Year ended December 31, 2019 compared to year ended December 31, 2018

The following table presents the results of operations for the years ended December 31, 2019 and 2018:

	Year ended December 31,		Variance
	2019	2018	$	%
	($ in thousands)
Revenues	$38,178	$28,766	$9,412	32.7
Cost of revenues	18,042	14,262	3,780	26.5

Gross profit	20,136	14,504	5,632	38.8

Operating expenses:
Research and development	11,997	7,783	4,214	54.1
Clinical operations	4,672	4,178	494	11.8
Sales and marketing	27,536	19,928	7,608	38.2
General and administrative	5,359	2,854	2,505	87.8

Total operating expenses	49,564	34,743	14,821	42.7
Operating loss	29,428	20,239	9,189	45.4
Financial income, net	350	233	117	50.2

Loss before taxes on income	29,078	20,006	9,072	45.3

Taxes on income	8	*	8	100

Net loss	$29,086	$20,006	$9,080	45.4

*	Represents an amount lower than $1.

Revenues. Revenues increased by $9.4 million, or 32.7%, to $38.2 million for the year ended December 31, 2019 from $28.8 million for the year ended December 31, 2018. The increase was predominantly the result of new consumer subscriptions in addition to an increase in activity from our health plan and enterprise clients. Consumer subscription revenues increased by $7.4 million, or 26.4%, to $35.4 million for the year ended December 31, 2019 from $28.0 million for the year ended December 31, 2018. Revenues generated from the Company’s health plan and enterprise clients increased by $2.0 million, or 277%, to $2.7 million for the year ended December 31, 2019 from $0.7 million for the year ended December 31, 2018. Enterprise client contracts increased by 12 from 10 as of December 31, 2018 to 22 as of December 31, 2019, a 120% increase. We believe that the appeal of our technology platform, the quality of our providers and the cost of our services will continue to represent the primary drivers of revenue growth

Costs of revenues. Cost of revenues increased by $3.8 million, or 26.5%, to $18.0 million for the year ended December 31, 2019 from $14.3 million for the year ended December 31, 2018. This was primarily due to costs associated with an accelerated increase of providers on our platform. This increase of providers was required to service the increased demand for our therapy services in both our consumer and commercial businesses.

Gross profit. Gross profit increased by $5.6 million, or 38.8%, to $20.1 million for the year ended December 31, 2019 from $14.5 million for the year ended December 31, 2018. This was primarily due to the 32.7% increase in annual revenues between the years ended December 31, 2019 and December 31, 2018

Research and development expenses. Research and development expenses increased by $4.2 million, or 54.1%, to $12.0 million for the year ended December 31, 2019 from $7.8 million for the year ended December 31, 2018. This was primarily due to an increase of $2.4 million in employee-related costs (inclusive of stock compensation expense) and an increase in contractors and third parties of $1.8 million. In 2019, the Company initiated a focused effort to invest in the area of research and development. This increased investment focused primarily on the hiring of highly technically skilled resources to execute on our platform development. This increase in research and development costs is expected to continue at a faster rate and in greater absolute dollars in future periods. However, the anticipated corresponding growth in revenue is expected to result in a lower expense as a percentage of revenue.

Total research and development employee headcount increased to 32 as of December 31, 2019, as compared to 26 as of December 31, 2018.

Clinical operations expenses. Clinical operations expenses increased by $0.5 million, or 11.8%, to $4.7 million for the year ended December 31, 2019 from $4.2 million for the year ended December 31, 2018. This was primarily due to an increase of $0.4 million in staff and related personnel costs to manage the increase in the number of providers on our platform. The costs associated with clinical operations are expected to grow at a faster rate and in greater absolute dollars in future periods. However, the anticipated corresponding growth in revenue is expected to result in a lower expense as a percentage of revenue.

Total clinical operations employee headcount increased to 18 as of December 31, 2019, as compared to 12 as of December 31, 2018.

Sales and marketing expenses. Sales and marketing expenses increased by $7.6 million, or 38.2%, to $27.5 million for the year ended December 31, 2019 from $19.9 million for the year ended December 31, 2018. This increase in sales and marketing expenses primarily consisted of a $5.2 million increase in direct marketing and promotional costs and a $2.3 million increase in employee-related costs including commissions (inclusive of stock compensation expense).

Total sales and marketing employee headcount increased to 40 as of December 31, 2019, as compared to 26 as of December 31, 2018.

General and administrative expenses. General and administrative expenses increased by $2.5 million, or 87.8%, to $5.4 million for the year ended December 31, 2019 from $2.9 million for the year ended December 31, 2018. This increase was primarily due to employee-related costs (including bonuses and stock compensation expense) and consulting and professional services. We expect to incur additional general and administrative costs in compliance, legal, investor relations, insurance, and professional services following the completion of the Business Combination related to our compliance and reporting obligations as a public company. We also anticipate that as we continue to grow as a company our general and administrative costs will increase on an absolute dollar basis. However, we expect our general and administrative expenses to decrease as a percentage of our total revenue over the next several years.

Total general and administrative employee headcount increased to 11 as of December 31, 2019, as compared to 7 as of December 31, 2018

Financial income, net. Financial income, net increased by $0.1 million, or 50.2%, to $0.4 million for the year ended December 31, 2019 from $0.2 million for the year ended December 31, 2018.

Liquidity and Capital Resources

We have historically financed our operations and working capital through periodic issuances of convertible preferred stock. As of September 30, 2020, we had $33.4 million of cash and cash equivalents, which were held for a variety of growth initiatives and investments as well as working capital purposes. Our primary cash needs are to fund working capital requirements and invest in technology development.

In May 2019, we sold an aggregate of 18,655,974 shares of Series D preferred stock at a purchase price of approximately $2.75 per share for aggregate gross proceeds of approximately $51.2 million (after issuance costs of $0.1 million).

As shown in the consolidated financial statements included in this proxy statement/prospectus, we incurred a loss from operations of $29.4 million and a net loss of $29.1 million for the year ended December 31, 2019 and had an accumulated deficit of $86.4 million as of December 31, 2019. We incurred a loss from operations of $11.0 million and a net loss of $11.2 million for the nine months ended September 30, 2020 and had an accumulated deficit of $97.7 million as of September 30, 2020. To date, we have funded our operations primarily through private placements of our convertible preferred stock as well as through subscription and platform access sales

We had no debt as of December 31, 2019 or September 30, 2020 and expect to generate operating losses in future years.

We believe that our existing cash and cash equivalents and proceeds from the business combination will be sufficient to meet our working capital and capital expenditure needs for at least the 12 months from the date of this proxy statement/prospectus. Our future capital requirements will depend on many factors including our growth rate, contract renewal activity, the timing and extent of investments to support product development efforts, our expansion of sales and marketing activities, the introduction of new and enhanced service offerings, and the continuing market acceptance of virtual behavioral services. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected.

Indebtedness & Lines of Credit

On April 4, 2019, we entered into a credit line agreement with TriplePoint Venture Growth BDC Corp. for a credit facility in an aggregate principal amount of up to $7.0 million. We did not utilize the credit facility and it is no longer available.

Cash Flows from Operating, Investing and Financing Activities

The following table presents the summary consolidated cash flow information for the periods presented:

Cash Flows

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	($ in thousands)
Net cash used in operating activities	$(6,663)	$(15,089)	$(21,192)	$(16,800)
Net cash provided by (used in) investing activities	371	(112)	(138)	(527)
Net cash provided by financing activities	62	51,438	$51,501	56

Operating Activities

Net cash used in operating activities was $6.7 million and $15.1 million for the nine months ended September 30, 2020 and 2019, respectively. The change from the nine months ended September 30, 2019 compared to the nine months ended September 30, 2020 was primarily driven by our net loss of $11.2 million. The net loss for the nine month period ended September 30, 2020 was principally caused by the increase in personnel and platform costs to support the 85.8% increase in revenues and continued investments in software engineering partially offset by the revenue growth discussed above. The net loss included non-cash expenses of $1.1 million (primarily stock-based compensation of $1.0 million and depreciation and amortization of $0.1 million).

Net cash used in operating activities was $21.2 million and $16.8 million for the years ended December 31, 2019 and 2018, respectively. The change from the year ended December 31, 2018 compared to the year ended December 31, 2019 was primarily driven by our net loss of $29.1 million. The increase in the net loss for the year ended December 31, 2019 was principally caused by the increase in required personnel and platform costs to support the 32.7% increase in revenues and continued investments in software engineering partially offset by the revenue growth discussed above. The net loss included non-cash expenses of $3.5 million (primarily stock-based compensation of $3.4 million and depreciation and amortization of $0.1 million).

Investing Activities

Net cash provided by investing activities was $0.4 million and net cash used of $0.1 million for the nine months ended September 30, 2020 and 2019, respectively. The change from the nine months ended September 30, 2019 compared to the nine months ended September 30, 2020 was primarily driven by the release of proceeds from a security deposit associated with the Company’s office lease.

Net cash used in investing activities was $0.1 million and $0.5 million for the years ended December 31, 2019 and 2018, respectively. The change from the year ended December 31, 2018 compared to the year ended December 31, 2019 was primarily driven by the maturities of investments net of an investment in a restricted long term bank deposit associated with the Company’s office lease.

Financing Activities

Net cash provided by financing activities was $0.1 million and $51.4 million for the nine months ended September 30, 2020 and 2019, respectively. Cash provided by financing activities for the nine months ended September 30, 2019 consisted of $51.2 million of cash proceeds from our issuance of Series D preferred stock, net of issuance costs, and $0.2 million proceeds received from the exercise of options of common stock.

Net cash provided by financing activities was $51.5 million and $56,000 for the years ended December 31, 2019 and 2018, respectively. Cash provided by financing activities for the year ended December 31, 2019 consisted of $51.2 million of cash proceeds from our issuance of Series D preferred stock, net of issuance costs, and $0.3 million proceeds received from the exercise of options of common stock.

Contractual Obligations, Commitments and Contingencies

As of September 30, 2020, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. Our arrangements generally include certain provisions for indemnifying Clients against liabilities if there is a breach of a Client’s data or if our service infringes a third party’s intellectual property rights. To date, we have not incurred any material costs as a result of such indemnifications.

We have also agreed to indemnify our directors for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We maintain director and officer liability insurance coverage that would generally enable us to recover a portion of any future amounts paid. We may also be subject to indemnification obligations by law with respect to the actions of our employees under certain circumstances and in certain jurisdictions.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our consolidated financial statements.

Qualitative and Quantitative Disclosures about Market Risk

Interest Rate Risk

We had cash and cash equivalents totaling $33.4 million, $39.6 million, and $9.5 million as of September 30, 2020, December 31, 2019 and December 31, 2018, respectively. Cash and cash equivalents are held for a variety of growth and investments as well as working capital purposes.

We do not believe that an increase or decrease of 100 basis points in interest rates would have a material effect on our business, financial condition or results of operations. However, our cash equivalents are subject to market risk due to changes in interest rates.

Foreign Currency Exchange Risk

To date, a substantial majority of our revenue from customer arrangements has been denominated in U.S. dollars. We have limited operations outside the United States. As of September 30, 2020, and December 31, 2019, we had one foreign subsidiary with a functional currency of the New Israeli Shekel. However, activity in the New Israeli Shekel is not considered significant. Accordingly, we believe we do not have a material exposure to foreign currency risk. In the future, we may choose to focus on international expansion, which may increase our exposure to foreign currency exchange risk.

Inflation Risk

We do not believe that inflation had a material effect on our business, financial condition or results of operations in the last two years. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition or results of operations.

There has been no material change in our market risk exposures since September 30, 2020.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment evolves.

Changes in estimates are made when circumstances warrant. Such changes in estimates are reflected in the reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, business combinations, goodwill and intangible assets and stock-based compensation.

We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. See Note 2, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements included in this proxy statement/prospectus for a description of our other significant accounting policies.

Revenue recognition

We were an early adopter of the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2018, which utilizes the modified retrospective method of transition. Revenue is recognized upon satisfaction of our performance obligation to provide virtual behavioral healthcare services, which occur over time, when our customers have access to our platform and services. Revenue is recognized in an amount that reflects the consideration that we expect to receive in exchange for the services and may include a variable transaction price.

The deferred revenues balance consists of payments received from customers for which revenues have not yet been recognized according to the criteria described above.

Share-based compensation

We account for stock-based compensation in accordance with ASC No. 718, “Compensation—Stock Compensation.” ASC No. 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. We recognize compensation expenses for the value of its awards granted based on the straight line method over the requisite service period of each of the awards. We recognize forfeitures of awards as they occur.

We have selected the Black-Scholes-Merton option pricing model as the most appropriate fair value method for its stock-options awards. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon similar traded companies’ historical share price movements. Expected term is calculated based on the simplified method as adequate historical experience is not available to provide a reasonable estimate. The simplified method will continue to apply until enough historical experience is available to provide a reasonable estimate of the expected term. The risk-free interest rate is calculated based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term. We have historically not paid dividends and have no foreseeable plans to pay dividends.

Determination of Fair Value of our Common Stock

Due to the absence of an active market for our ordinary shares, the fair value of our ordinary shares for purposes of determining the exercise price for award grants was determined in good faith by our management and approved by our board of directors. In connection with preparing our financial statements for this offering, our management considered the fair value of our ordinary shares based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, referred to as the AICPA Practice Aid, including:

•	the likelihood of achieving a liquidity event, such as an initial public offering, given prevailing market conditions and the potential effect of such event on our stock price

•	third-party valuations of our ordinary shares;

•	the prices, rights, preferences and privileges of our preferred shares relative to our ordinary shares;

•	the prices of our preferred shares sold to outside investors in arms-length transactions;

•	the ordinary shares underlying the award involved illiquid securities in a private company;

•	our results of operations and financial position;

•	the material risks related to our business;

•	our business strategy;

•	the market performance of publicly traded companies in the web services space; and

•	external market conditions affecting the web services space.

For the purpose of the valuation referred to above, we used the discounted cash flow method to determine our enterprise value. Using this method, our projected after-tax cash flows available to return to holders of invested capital are discounted back to present value, using the discount rate. The discount rate, known as the weighted cost of capital, accounts for the time value of money and the appropriate degree of risks inherent in the business.

We determined our enterprise value, and allocated that enterprise value to each element of our capital structure (preferred shares, ordinary shares and options), using two methodologies:

•

First, we determined our enterprise value based on a fully diluted scenario where all preferred shares convert into ordinary shares in an exit scenario due to a liquidity event, such as an initial public offering, or IPO. In this scenario, we based our enterprise value based on our preliminary discussions with J.P. Morgan, Citigroup and potential PIPE Investors. The enterprise value was then divided by the resulting number of shares to determine a per share value.

•

Second, we determined our enterprise value based an assumed liquidity scenario in which the preferred stock benefitted from its liquidation preference, such as a sale, merger or liquidation. We used the discounted cash flow, or DCF, method to determine our enterprise value, and the option pricing methodology, or OPM to allocate it to each element of our capital structure.

Under the DCF, our projected after-tax cash flows available to return to holders of invested capital were discounted back to present value, using the discount rate. The discount rate, known as the weighted cost of capital, accounts for the time value of money and the appropriate degree of risk inherent in a business.

Under the OPM, ordinary and preferred shares are treated as call options, with the preferred shares having an exercise price based on the liquidation preference of the preferred shares. Ordinary shares will only have value if funds available for distribution to the shareholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale or initial public offering, assuming the enterprise has funds available to make a liquidation preference meaningful and collectible to the shareholders. The ordinary shares are modeled as call options with a meaningful enterprise at an exercise price equal to the remaining value immediately after the convertible preferred shares are liquidated. The value of the call options is determined using the Black Scholes option-pricing model.

Each valuation scenario under the full dilution scenario and liquidity event scenario was then assigned a probability weighting based on management’s discussions with our board of directors and our assessment of market conditions under the Probability Weighed Expected Return Method (PWERM). The valuation is then discounted due to factors such as marketability and restrictions on shares.

Recent Accounting Pronouncements

Information regarding recent accounting developments and their impact on our results can be found in Note 2, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements included in this proxy statement/prospectus.

JOBS Act Transition Period

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenues of at least $1.07 billion or (c) in which we are deemed to be a “large accelerated filer” under the rules of the U.S. Securities and Exchange Commission, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

DESCRIPTION OF SECURITIES

The following summary of the material terms of HEC’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the second amended and restated certificate of incorporation is attached as Annex B to this proxy statement/prospectus. We urge you to read the second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of HEC’s securities following the business combination.

Authorized and Outstanding Stock

The second amended and restated certificate of incorporation authorizes the issuance of shares of Talkspace, Inc. capital stock, each with a par value of $0.0001, consisting of (a)                shares of Talkspace, Inc. common stock and (b)                shares of preferred stock. The outstanding shares of HEC’s common stock are, and the shares of common stock issuable in connection with the business combination, the PIPE Investment and the HEC Forward Purchase will be, duly authorized, validly issued, fully paid and non-assessable.

As of the record date for the HEC special meeting, there were (i)                shares of HEC’s Class A common stock outstanding, (ii)                shares of HEC’s Class B common stock outstanding, (iii) no shares of preferred stock outstanding, (iv)                private placement warrants outstanding and (v)                public warrants outstanding.

Pursuant to the terms of HEC’s current certificate of incorporation, issued and outstanding shares of HEC’s Class B common stock will automatically convert into an equal number of shares of Talkspace, Inc. common stock upon the Closing. The HEC Insiders have waived any adjustment to the exchange ratio upon conversion of HEC’s Class B common stock into Talkspace, Inc. common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the second amended and restated certificate of incorporation, the holders of Talkspace, Inc. common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of Talkspace, Inc. common stock will at all times vote together as one class on all matters submitted to a vote of Talkspace, Inc. common stock under the second amended and restated certificate of incorporation.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the second amended and restated certificate of incorporation, holders of Talkspace, Inc. common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the HEC Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of HEC, the holders of Talkspace, Inc. common stock will be entitled to receive all the remaining assets of HEC available for distribution to stockholders, ratably in proportion to the number of shares of Talkspace, Inc. common stock held by them, after the rights of creditors of HEC and the holders of any outstanding shares of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of Talkspace, Inc. common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Talkspace, Inc. common stock.

Capital Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem all or a portion of their public shares of HEC’s Class A common stock upon the Closing at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the Closing, subject to the limitations described herein. The Sponsor and the Insiders have agreed to waive their redemption rights with respect to their shares of HEC’s common stock in connection with the consummation of the business combination. The Sponsor and the Insiders have also agreed to waive their right to a conversion price adjustment with respect to any shares of HEC’s common stock they may hold in connection with the consummation of the business combination.

The approval of the business combination requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of HEC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. However, the participation of the Sponsor and the Insiders, or their affiliates in privately negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the business combination even if a majority of the stockholders vote, or indicate their intention to vote, against the business combination.

The Sponsor and the Insiders have agreed to vote their shares of HEC’s common stock in favor of the business combination and the other proposals described in this proxy statement/prospectus. As of the date of filing this proxy statement/prospectus, the Sponsor and our directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote “for” or “against” the business combination.

Pursuant to our current certificate of incorporation, if we are unable to consummate a business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the HEC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within such completion window. The Sponsor and the Insiders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within the completion window. However, if the Sponsor or any of our officers, directors or any of their respective affiliates acquires public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the completion window. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the trust account in the event we do not complete our initial business combination and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of our public shares. Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our current certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window, unless we provide our public stockholders with the opportunity to redeem their shares of HEC’s common stock upon approval of any such amendment at a per share price, payable in cash, equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Closing, including interest not previously released to HEC to pay its franchise and income taxes.

In the event of a liquidation, dissolution or winding up of HEC after the consummation of a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over Talkspace, Inc. common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to HEC’s common stock, except that upon the consummation of the business combination, subject to the limitations described herein, HEC will provide its public stockholders with the opportunity to redeem their shares of HEC’s Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Closing, including interest not previously released to HEC to pay its franchise and income taxes.

Units

Each unit consists of one share of HEC’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of HEC’s Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of HEC’s Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

We intend to apply for listing, effective at the time of the Closing, of Talkspace, Inc. common stock and Talkspace, Inc. warrants on the Nasdaq under the symbols “TALK” and “TALKW”, respectively. Our publicly traded units will separate into the component securities upon consummation of the Closing and will no longer trade as a separate security.

Founder Shares

In connection with the execution of the Merger Agreement, HEC, the HEC Insiders and Talkspace entered into the Sponsor Support Agreement. Pursuant to the terms of the Sponsor Support Agreement, the HEC Insiders agreed to, among other things, (i) vote their shares in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) not transfer their shares for a period of 180 days following the Closing, in each case, subject to certain exceptions and (iii) certain vesting provisions of their shares. Pursuant to the Sponsor Support Agreement, (i) 70% of the unvested founder shares shall vest at Closing, (ii) 15% of the unvested founder shares (the “$12 Founder Shares”) shall vest at such time as, during the 5-year period starting on the Closing Date and ending on the 5-year anniversary of the Closing Date (the “Vesting Period”), the closing price of Talkspace, Inc. common stock is equal to or greater than $12.00, (iii) 15% of the unvested founder shares (the “$15 Founder Shares”) shall vest at such time as, during the Vesting Period, the closing price of Talkspace, Inc. common stock is equal to or greater than $15.00 and (iv) in the event that there is a Company Sale (x) after the Closing but on or prior to the third anniversary of the Closing, the $12 Founder Shares and the $15 Founder Shares will vest and (y) after the third anniversary but on or prior to the fifth anniversary of the Closing Date that will result in the holders of Talkspace, Inc. common stock receiving a price per share (inclusive of any escrows, holdbacks, deferred purchase price, earnouts or similar amounts and assuming the maximum of such amounts will be paid) equal to, or in excess of, the applicable vesting price per share for the $12 Founder Shares and/or the $15 Founder Shares, then immediately prior to the consummation of the Company Sale the applicable unvested founder shares will vest. Sponsor also agreed not to transfer its HEC’s common stock prior to the Closing Date. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

The shares of HEC’s Class B common stock will automatically convert into shares of Talkspace, Inc. common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment as provided herein. As additional shares of Talkspace, Inc. common stock are to be issued in excess of the amounts sold in our initial public offering in connection with the proposed business combination, the HEC Insiders have waived their rights to have the ratio at which shares of HEC’s Class B common stock were to convert into shares of Talkspace, Inc. common stock be adjusted so that the number of shares of Talkspace, Inc. common stock issuable upon conversion of all shares of HEC’s Class B common stock equaled, in the aggregate, on an as-converted basis, 20% of the total number of all shares of HEC’s common stock outstanding upon completion of our initial public offering plus all shares of Talkspace, Inc. common stock issued in connection with the proposed business combination (net of the number of shares of HEC’s Class A common stock redeemed in connection with the proposed business combination), excluding any shares issued to existing Talkspace stockholders in the proposed business combination. Pursuant to the terms of the Sponsor Support Agreement, the HEC Insiders agreed to forego any adjustment to the conversion ratio in connection with the Transactions for its shares of HEC’s Class B common stock and, as a result, the shares of HEC’s Class B common stock will automatically convert into shares of Talkspace, Inc. common stock on a one-for-one basis at the closing of the Transactions.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) (i) if the initial business combination does not close, until the earlier of  (A) one year after the completion of our initial business combination, (B) subsequent to our initial business combination, if the closing price of Talkspace, Inc. common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after our initial business combination and (C) following the completion of our initial business combination, such future date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Talkspace, Inc. common stock for cash, securities or other property and (ii) if the initial business combination does close, until eighteen months from the date of such closing.

Preferred Stock

Our current certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The HEC Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The HEC Board is be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Talkspace, Inc. common stock and could have anti-takeover effects. The ability of the HEC Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as of the date of this proxy statement/prospectus. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Transactions.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Talkspace, Inc. common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the HEC IPO and thirty (30) days after the completion of our initial business combination. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Talkspace, Inc. common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Talkspace, Inc. common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Talkspace, Inc. common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Talkspace, Inc. common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis (unless permitted by HEC in certain circumstances specified in the Warrant Agreement), and we are not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Talkspace, Inc. common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our reasonable efforts to file with the SEC, and within sixty (60) business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of Talkspace, Inc. common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Talkspace, Inc. common stock until the warrants expire or are redeemed. Notwithstanding the above, if Talkspace, Inc. common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require public stockholders who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash. Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of thirty (30) days’ prior written notice of redemption, or the thirty (30)-day redemption period, to each warrant holder; and

•

if, and only if, the closing price of Talkspace, Inc. common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third business day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Talkspace, Inc. common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Talkspace, Inc. common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Talkspace, Inc. common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Talkspace, Inc. common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of Talkspace, Inc. common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Talkspace, Inc. common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Talkspace, Inc. common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Talkspace, Inc. common stock is increased by a stock dividend payable in shares of Talkspace, Inc. common stock, or by a split-up of shares of Talkspace, Inc. common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Talkspace, Inc. common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Talkspace, Inc. common stock. A rights offering to holders of Talkspace, Inc. common stock entitling holders to purchase shares of Talkspace, Inc. common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Talkspace, Inc. common stock equal to the product of  (1) the number of shares of Talkspace, Inc. common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Talkspace, Inc. common stock) multiplied by (2) the quotient of (x) the price per share of Talkspace, Inc. common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Talkspace, Inc. common stock, in determining the price payable for Talkspace, Inc. common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of Talkspace, Inc. common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Talkspace, Inc. common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Talkspace, Inc. common stock on account of such shares of Talkspace, Inc. common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Talkspace, Inc. common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Talkspace, Inc. common stock in respect of such event.

If the number of outstanding shares of Talkspace, Inc. common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Talkspace, Inc. common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Talkspace, Inc. common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Talkspace, Inc. common stock.

Whenever the number of shares of Talkspace, Inc. common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Talkspace, Inc. common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Talkspace, Inc. common stock so purchasable immediately thereafter.

In addition, if (x) HEC issues additional shares of Talkspace, Inc. common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination (excluding any issuance of forward purchase securities), at an issue price or effective issue price of less than $9.20 per share of Talkspace, Inc. common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of Talkspace, Inc. common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Talkspace, Inc. common stock (other than those described above or that solely affects the par value of such shares of Talkspace, Inc. common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Talkspace, Inc. common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Talkspace, Inc. common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. Additionally, if less than 70% of the consideration receivable by the holders of Talkspace, Inc. common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under the Warrant Agreement. If you hold warrants, you should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement pertaining to the HEC IPO, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Talkspace, Inc. common stock and any voting rights until they exercise their warrants and receive shares of Talkspace, Inc. common stock. After the issuance of shares of Talkspace, Inc. common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including Talkspace, Inc. common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until (i) subject to the closing of the business combination with Talkspace, with respect to 10,280,000 private placement warrants and pursuant to the terms of the Registration Rights Agreement, 180 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and (ii) with respect to all other private placement warrants (in the event the closing of the business combination with Talkspace does not occur), thirty (30) days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Talkspace, Inc. common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Talkspace, Inc. common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of Talkspace, Inc. common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Dividends

We have not paid any cash dividends on HEC’s common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future (following the Closing) will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the HEC Board at such time. In addition, the HEC Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for HEC’s common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any distribution of, the trust account, and waives any and all rights to seek any recourse, reimbursement, payment or satisfaction for any claim against the trust account. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against HEC and HEC’s assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

MARKET PRICE AND DIVIDEND INFORMATION

Price Range of HEC’s Securities

Our public units, each of which consists of one share of HEC’s Class A common stock and one-half of one public warrant, each whole public warrant entitling the holder thereof to purchase one share of HEC’s Class A common stock, began trading on the Nasdaq under the symbol “HECCU” on June 11, 2020. On July 28, 2020, we announced that holders of our public units could elect to separately trade HEC’s Class A common stock and the public warrants included in the public units, or to continue to trade the public units without separating them. On or about July 30, 2020, HEC’s Class A common stock and public warrants began trading on the Nasdaq under the symbols “HECC” and “HECCW,” respectively. Each public warrant entitles the holder to purchase one share of HEC’s Class A common stock at a price of $11.50 per share, subject to adjustments as described in our final prospectus dated June 8, 2020, which was filed with the SEC. Warrants may only be exercised for a whole number of shares of HEC’s Class A common stock and will become exercisable 30 days after the completion of an initial business combination. Our public warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in the HEC IPO prospectus.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, HEC’s Class A common stock and public warrants as reported on the Nasdaq for the periods presented.

	Common Stock		Warrants		Units
2020	High	Low	High	Low	High	Low
Third Quarter (1)	$10.53	$9.75	$1.215	$0.70	$10.55	$10.00
Second Quarter (2)	n/a	n/a	n/a	n/a	$10.30	$10.14
First Quarter (2)(3)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Third quarter ended September 30, 2020.
(2)	HEC’s Class A common stock and warrants began trading separately on the Nasdaq on July 30, 2020.
(3)	HEC’s units began trading on the Nasdaq on June 11, 2020.

On January 12, 2021, the last trading date before the public announcement of the Transactions, HEC’s units, HEC’s Class A common stock and public warrants closed at $12.79, $11.51 and $12.79, respectively.

Dividend Policy

HEC has not paid any cash dividends on HEC’s common stock to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future is dependent upon HEC’s revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the HEC Board at such time. In addition, the HEC Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Price Range of Talkspace’s Securities

Historical market price information regarding Talkspace is not provided because there is no public market for Talkspace’s securities. For information regarding Talkspace’s liquidity and capital resources, see “Talkspace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to HEC regarding (i) the actual beneficial ownership of HEC’s common stock as of January 12, 2021 (pre-business combination) and (ii) the expected beneficial ownership of Talkspace, Inc. common stock immediately following the Closing, assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below by:

•

each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of HEC’s common stock and is expected to be the beneficial owner of more than 5% of shares of Talkspace, Inc. common stock following the Closing;

•	each of HEC’s current executive officers and directors;

•	each person who will become a named executive officer or director of Talkspace, Inc. following the Closing; and

•	all executive officers and directors of HEC, as a group, and all executive officers and directors of Talkspace, Inc. following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of HEC’s common stock pre-business combination is based on 41,400,000 shares of HEC’s Class A common stock and 10,350,000 shares of HEC’s Class B common stock issued and outstanding as of January 12, 2021

The expected beneficial ownership of Talkspace, Inc. common stock post-business combination assumes two scenarios:

•

Assuming No Redemption: This presentation assumes that (i) no public stockholders of HEC exercise redemption rights with respect to their public shares for a pro rata share of the funds in HEC’s trust account, (ii) Talkspace, Inc. issues 83,900,000 shares of Talkspace, Inc. common stock, which, in the case of Talkspace, Inc. options, will be shares of Talkspace, Inc. common stock underlying such options on a net exercise basis, to holders of Talkspace stock and Talkspace options as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $440.0 million of cash will be paid to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis.

•

Assuming Maximum Redemption: This presentation assumes that (i) 36,400,000 of HEC’s public shares are redeemed for an aggregate payment of $364.0 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 per share of HEC’s Class A common stock based on the trust account balance as of September 30, 2020 in order for (A) the amount of cash available in the trust account following the special meeting of stockholders plus (B) the PIPE Investment amount actually received by HEC at or prior to the Closing Date plus (C) the amount actually received by HEC at or prior to the Closing Date under the HEC Forward Purchase Agreement, to be at least equal to $400.0 million, (ii) Talkspace, Inc. issues 117,800,000 shares of Talkspace, Inc. common stock, which, in the case of Talkspace, Inc. options, will be shares of Talkspace, Inc. common stock underlying such options on a net exercise basis, to holders of Talkspace stock and Talkspace options as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $101.0 million of cash will be paid to those holders of Talkspace stock and vested options who are eligible to make a cash election on a pro rata basis.

Based on the foregoing assumptions, we estimate that there would be 155,321,015 shares of Talkspace, Inc. common stock issued and outstanding immediately following the Closing in the “no redemption” scenario, and 150,137,432 shares of Talkspace, Inc. common stock issued and outstanding immediately following the Closing in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company will be different. In either a “no redemption” scenario and a “maximum redemption” scenario, each stockholder of Talkspace, Inc. that will control 10% or more of the voting securities of Talkspace, Inc. following the Closing was also a stockholder of Talkspace, Inc. that controlled 10% or more of the voting securities of Talkspace, Inc. prior to the consummation of the business combination.

The following table does not reflect record of beneficial ownership of any shares of Talkspace, Inc. common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of January 12, 2021

Unless otherwise indicated, HEC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment		Post-Business Combination and PIPE Investment
	Number of Shares(2)	% of Shares	Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)			Number of Shares	%	Number of Shares	%
5% Holders
HEC Sponsor (our sponsor) (3)	10,300,000	20.0%	12,800,000	8.2%	12,245,000	10.2%
Directors and Executive Officers Pre-Business Combination
Douglas L. Braunstein (3)	—	—	—	—	—	—
Douglas G. Bergeron (3)	—	—	—	—	—	—
Jonathan Dobres	—	—	—	—	—	—
Thelma Duggin	25,000	*	25,000	*	25,000	*
Robert Greifeld	—	—	—	—	—	—
Amy Schulman	25,000	*	25,000	*	25,000	*
All HEC directors and executive officers as a group (6 individuals)	50,000	*	50,000	*	50,000	*
Directors and Executive Officers Post-Business Combination
Oren Frank	—	—
Mark Hirschhorn	—	—
Roni Frank	—	—
Jeffrey M. Crowe	—	—
Erez Schachar	—	—

All Talkspace, Inc. directors and executive officers as a group ( individuals)

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following is 570 Lexington Avenue, 35th Floor, New York, NY 10022.
(2)	Interests shown consist solely of HEC’s Class B common stock. Such shares will automatically convert into HEC’s Class A common stock concurrently with or immediately following the consummation of the business combination on a one-for-one basis, subject to adjustment. Excludes HEC’s Class A common stock issuable pursuant to the HEC forward purchase agreement, as such shares will only be issued concurrently with the closing of the business combination.
(3)

The Sponsor is the record holder of the shares reported herein. HEC Fund and Messrs. Braunstein and Bergeron are among the members of the Sponsor and share voting and investment discretion with respect to the common stock held of record by the Sponsor. Each of the Messrs. Braunstein and Bergeron disclaims any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Certain other members of our management team and the CEO Network are also among members of the Sponsor and may be entitled to distributions of founder shares and private placement warrants held by the Sponsor. Interests shown include shares of HEC Class B common stock beneficially owned by the Sponsor and shares that HEC Fund committed to purchase in accordance with the HEC Forward Purchase. 3,090,000 of such shares shall unvest at the closing of the Transactions and revest at such time as the stock price of Talkspace, Inc. reaches certain trading prices specified in the Sponsor Support Agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

HEC Related Party Transactions

In February 2020, the Sponsor purchased an aggregate of 8,625,000 shares of HEC’s Class B common stock for an aggregate purchase price of  $25,000, or approximately $0.0028 per share. On June 8, 2020, the Sponsor effected a 1:1.2 stock split of its Class B common stock, resulting in an aggregate of 10,350,000 founder shares issued and outstanding, of which 10,300,000 founder shares are held by the Sponsor and 50,000 founder shares are held by the directors. The founder shares included an aggregate of up to 1,350,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of founder shares would collectively represent approximately 20% of HEC’s issued and outstanding shares after the HEC IPO (assuming the Sponsor did not purchase any public shares in the HEC IPO). As a result of the underwriters’ election to fully exercise their over-allotment option, 1,350,000 founder shares are no longer subject to forfeiture.

The Sponsor also purchased an aggregate of 10,280,000 private placement warrants for a purchase price of  $1.00 per warrant in a private placement that occurred simultaneously with the closing of HEC IPO. As such, the Sponsor’s interest in the HEC IPO was valued at $10,280,000, based on the number of private placement warrants purchased. Each private placement warrant entitles the holder thereof to purchase one share of HEC’s Class A common stock at a price of  $11.50 per share, subject to adjustment.

HEC entered into a forward purchase agreement with HEC Fund pursuant to which HEC Fund has committed to purchase from HEC up to 5,000,000 Forward Purchase Units, consisting of one share of Talkspace, Inc. common stock and one-half of one warrant to purchase one share of Talkspace, Inc. common stock for $10.00 per unit, or an aggregate amount of up to $50,000,000, in a private placement that will close concurrently with the closing of a business combination. In connection with the execution of the Merger Agreement, HEC entered into an amendment to the HEC Forward Purchase Agreement between HEC and HEC Fund. Pursuant to the HEC Forward Purchase Agreement, as amended, HEC Fund agreed to purchase 2,500,000 Forward Purchase Units, for $10.00 per unit, or in exchange for an aggregate purchase price of $25,000,000, in a private placement that will close concurrently with the Closing. HEC Fund also agreed to backstop up to $25,000,000 of redemptions by stockholders of HEC. Please see the section entitled “Proposal No. 1— The Business Combination Proposal—Certain Agreements Related to the Business Combination—HEC Forward Purchase Agreement.”

Each of the Insiders has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Douglas Braunstein and Douglas Bergeron may be deemed to have an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of HEC Fund, having membership interests in the Sponsor, and their respective affiliation with such entities. In considering the recommendations of the HEC Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, HEC’s stockholders should consider these interests.

HEC entered into an Administrative Services Agreement pursuant to which it pays an affiliate of its Sponsor a total of  $10,000 per month for office space, administrative and support services. Upon completion of HEC’s initial business combination or its liquidation, it will cease paying these monthly fees.

The Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as paying for office space, secretarial and administrative services, identifying potential target businesses and performing due diligence on suitable business combinations. HEC’s audit committee reviews on a quarterly basis all payments that were made by HEC to its Sponsor, officers, directors or its or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on HEC’s behalf.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, HEC, the HEC Insiders and Talkspace entered into the Sponsor Support Agreement pursuant to which the HEC Insiders agreed to, among other things, vote to adopt and approve the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Sponsor Support Agreement. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

Registration Rights Agreement

At the Closing, HEC, the Sponsor, Talkspace’s independent directors, certain former stockholders of Talkspace and certain other parties thereto will enter into an Amended and Restated Registration Rights Agreement, pursuant to which pursuant to which HEC will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Talkspace, Inc. common stock and other equity securities of HEC that are held by the parties thereto from time to time. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Registration Rights Agreement.”

Talkspace’s Related Party Transactions

Series D Preferred Stock Financing

In May 2019, Talkspace issued and sold an aggregate of 18,655,974 shares of its Series D preferred stock to investors that included certain related persons at a purchase price of approximately $2.75 per share for aggregate gross proceeds of approximately $51.3 million. The following table summarizes purchases of Series D preferred stock from Talkspace by such related persons. Talkspace’s Series D preferred stock will convert into shares of Talkspace, Inc.’s common stock in connection with the Closing as described elsewhere in this proxy statement/prospectus.

Name	Shares of Series D Preferred Stock	TotalPurchase Price
Revolution Growth III, LP (1)	9,086,000	$25,000,129
Norwest Venture Partners XIII, LP (2)	2,725,800	$7,500,039
Qumra Capital II, L.P. (3)	1,453,760	$4,000,021
Entities affiliated with Compound VC	363,440	$1,000,005
Softbank Capital Fund ’10 L.P.	363,440	$1,000,005
Entities affiliated with Spark Capital	181,720	$500,003
Total	14,174,160	$39,000,202

(1)

Patrick Conroy is a member of Talkspace’s board of directors and an affiliate of Revolution Growth III, LP .. Revolution Growth III, LP currently holds more than 5% of Talkspace’s capital stock. Mr. Conroy is not expected to serve on the post-Closing board of directors of Talkspace, Inc.

(2)

Jeffrey Crowe is a member of Talkspace’s board of directors and an affiliate of Norwest Venture Partners XIII, LP. Norwest Venture Partners XIII, LP currently holds more than 5% of Talkspace’s capital stock. Mr. Crowe is expected to serve on the post-Closing board of directors of Talkspace, Inc.

(3)

Erez Shachar is a member of Talkspace’s board of directors and an affiliate of Qumra Capital II, L.P. Qumra Capital II, L.P. currently holds more than 5% of Talkspace’s capital stock. Mr. Shachar is expected to serve on the post-Closing board of directors of Talkspace, Inc.

Investors’ Rights Agreement

Talkspace is party to the Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 15, 2019, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including Oren Frank and Roni Frank, each executive officers of Talkspace, and entities affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP, Qumra Capital II, L.P., Compound VC, Softbank, Spark Capital and Firstime Capital Ventures, each of which currently hold more than 5% of Talkspace’s capital stock. Patrick Conroy, Jeffrey Crowe and Erez Shachar, each of whom are directors of Talkspace, are affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP and Qumra Capital II, L.P., respectively. This agreement will terminate upon the Closing.

Right of First Refusal

Talkspace is a party to the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 15, 2019 (the “ROFR Agreement”), which grants Talkspace or its assignees the right to purchase shares of Talkspace’s capital stock which certain stockholders propose to sell to other parties. Certain holders of Talkspace’s capital stock, including Oren Frank, Roni Frank and John Reilly, each executive officers of Talkspace, and entities affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP, Qumra Capital II, L.P., Compound VC, Softbank, Spark Capital and Firstime Capital Ventures, each of which currently hold more than 5% of Talkspace’s capital stock, have rights of first refusal and co-sale under the ROFR Agreement. Patrick Conroy, Jeffrey Crowe and Erez Shachar, each of whom are directors of Talkspace, are affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP and Qumra Capital II, L.P., respectively. This agreement will terminate upon the Closing.

Voting Agreement

Talkspace is a party to the Sixth Amended and Restated Voting Agreement, dated as of May 15, 2019, pursuant to which certain holders of its capital stock, including Oren Frank, Roni Frank and John Reilly, each executive officers of Talkspace, and entities affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP, Qumra Capital II, L.P., Compound VC, Softbank, Spark Capital and Firstime Capital Ventures, each of which currently hold more than 5% of Talkspace’s capital stock, have rights of first refusal and co-sale under the ROFR Agreement. Patrick Conroy, Jeffrey Crowe and Erez Shachar, each of whom are directors of Talkspace, are affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP and Qumra Capital II, L.P., respectively. This agreement will terminate upon the Closing.

Management Rights Agreement with Revolution Growth III, LP

Talkspace is a party to a Management Rights Agreement, dated as of May 15, 2019, pursuant to which Revolution Growth III, LP is granted certain inspection, consultation and information rights. This agreement will terminate upon the Closing.

Director and Officer Indemnification

Talkspace’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Talkspace has entered into indemnification agreements with certain of its directors. In connection with the Closing, Talkspace expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and executive officer of Talkspace, Inc.

PIPE Investment

Talkspace PIPE Investors entered into subscription agreements with HEC, pursuant to which the Talkspace PIPE Investors have subscribed for shares of Talkspace, Inc.’s common stock in connection with the PIPE Investment. Talkspace PIPE Investors participating in the PIPE Investment include                , each of which currently hold more than 5% of Talkspace’s capital stock.

Policies and Procedures for Related Person Transactions

Effective upon the Closing, the board of directors of Talkspace, Inc. will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which Talkspace, Inc. or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Talkspace, Inc.’s executive officers or directors;

•	any person who is known by Talkspace, Inc. to be the beneficial owner of more than 5% of Talkspace, Inc. voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in- law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Talkspace, Inc.’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Talkspace, Inc.’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Talkspace, Inc. will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

SECURITIES ACT RESTRICTIONS ON RESALE OF HEC’S SECURITIES

In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transactions, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of HEC’s common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of HEC’s common stock or warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of HEC’s common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement/prospectus, HEC had 41,400,000 shares of Class A common stock outstanding. Of these shares, 41,400,000 shares sold in the HEC IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of HEC’s Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Transactions are approved, the shares of Talkspace, Inc. common stock we issue to the PIPE Investors pursuant to the Subscription Agreements will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement/prospectus, there are 30,980,000 warrants of HEC outstanding, consisting of 20,700,000 public warrants originally sold as part of the units issued in the HEC IPO and 10,280,000 private placement warrants that were sold by HEC to the Sponsor in a private sale prior to the HEC IPO. Each warrant is exercisable for one share of HEC’s Class A common stock, in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file no later than the later of (i) forty-five (45) days of the closing of the Transactions or (ii) ninety (90) days following HEC’s most recent fiscal year end a registration statement under the Securities Act covering 20,700,000 shares of Talkspace, Inc. common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.

APPRAISAL RIGHTS

Neither HEC stockholders nor HEC unit or warrant holders have appraisal rights under the DGCL in connection with the Transactions.

SUBMISSION OF STOCKHOLDER PROPOSALS

The HEC Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at our 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by HEC at its executive offices a reasonable time before HEC begins to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in HEC’s proxy materials for the 2021 annual meeting.

Stockholder Proposals

Talkspace, Inc’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Talkspace, Inc’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of Talkspace, Inc’s board of directors, (ii) otherwise properly brought before such meeting by the Talkspace, Inc’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Talkspace, Inc both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Talkspace, Inc’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Talkspace, Inc’s annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described above.

We currently anticipate the 2021 annual meeting of stockholders of Talkspace, Inc will be held no later than                  . Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at Talkspace, Inc’s principal office a reasonable time before Talkspace, Inc begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

Talkspace, Inc’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of Talkspace, Inc’s Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by Talkspace, Inc’s Proposed Bylaws. In addition, the stockholder must give timely notice to Talkspace, Inc’s secretary in accordance with Talkspace, Inc’s Proposed Bylaws, which, in general, require that the notice be received by Talkspace, Inc’s secretary within the time periods described above under “- Stockholder Proposals” for stockholder proposals.

LEGAL MATTERS

Milbank LLP, New York, New York, has passed upon the validity of the securities of HEC offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements for HEC as of February 14, 2020 and for the period from February 6, 2020 through February 14, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Talkspace and subsidiaries as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in this proxy statement/prospectus, which is referred to and made a part of this Registration Statement, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the HEC Board, any committee chairperson or the non-management directors as a group by writing to the HEC Board or committee chairperson in care of Hudson Executive Investment Corp., 570 Lexington Avenue, 35th Floor, New York, NY 10022.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, HEC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of HEC’s annual report to stockholders and HEC’s proxy statement/prospectus. Upon written or oral request, HEC will deliver a separate copy of the annual report and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that HEC deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that HEC deliver single copies of such documents in the future. Stockholders may notify HEC of their requests by calling or writing HEC at its principal executive offices at 570 Lexington Avenue, 35th Floor, New York, NY 10022 or (212) 521-8495.

WHERE YOU CAN FIND MORE INFORMATION

HEC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by HEC with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on HEC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to HEC has been supplied by HEC, and all such information relating to Talkspace has been supplied by Talkspace. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Hudson Executive Investment Corp.

570 Lexington Avenue, 35th Floor

New York, NY 10022

Tel: (212) 521-8495

If you are a stockholder of HEC and would like to request documents, please do so by      , 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement/prospectus of HEC for the special meeting. We have not authorized anyone to give any information or make any representation about the Transactions, Talkspace or HEC that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

HUDSON EXECUTIVE INVESTMENT CORP.

AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholder of

Hudson Executive Investment Corp.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Hudson Executive Investment Corp. (the “Company”) as of February 14, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from February 6, 2020 (inception) through February 14, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 14, 2020, and the results of its operations and its cash flows for the period from February 6, 2020 (inception) through February 14, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

June 8, 2020

HUDSON EXECUTIVE INVESTMENT CORP.

BALANCE SHEETS

	March 31, 2020	February 14, 2020
	(Unaudited)	(Audited)
ASSETS
Deferred offering costs	$102,700	$30,000

TOTAL ASSETS	$102,700	$30,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued expenses	$272	$1,000
Accrued offering costs	5,000	5,000
Promissory note — related party	73,428	—

Total Current Liabilities	78,700	6,000

Commitments

Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; none issued or outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 shares issued and outstanding(1)	1,035	1,035
Additional paid-in capital	23,965	23,965
Accumulated deficit	(1,000)	(1,000)

Total Stockholder’s Equity	24,000	24,000

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$102,700	$30,000

(1)

Includes up to 1,350,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On June 8, 2020, the Company effected a 1:1.2 stock split of its Class B common stock (see Note 5).

The accompanying notes are an integral part of these financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

STATEMENTS OF OPERATIONS

	For the Period from February 6, 2020 (Inception) Through
	March 31, 2020	February 14, 2020
	(Unaudited)	(Audited)
Formation and operating costs	$1,000	$1,000

Net Loss	$(1,000)	$(1,000)

Weighted average shares outstanding, basic and diluted(1)	9,000,000	9,000,000

Basic and diluted net loss per common share	$(0.00)	$(0.00)

(1)

Excludes an aggregate of up to 1,350,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On June 8, 2020, the Company effected a 1:1.2 stock split of its Class B common stock (see Note 5).

The accompanying notes are an integral part of these financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance — February 6, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	(1,000)	(1,000)

Balance — February 14, 2020 (audited)	10,350,000	$1,035	$23,965	$(1,000)	$24,000
Net loss (unaudited)	—	—	—	—	—

Balance — March 31, 2020 (unaudited)	10,350,000	$1,035	$23,965	$(1,000)	$24,000

(1)

Includes 1,350,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters On June 8, 2020, the Company effected a 1:1.2 stock split of its Class B common stock (see Note 5).

The accompanying notes are an integral part of these financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

STATEMENTS OF CASH FLOWS

	For the Period from February 6, 2020 (Inception) Through
	March 31, 2020	February 14, 2020
	(Unaudited)	(Audited)
Cash Flows from Operating Activities:
Net loss	$(1,000)	$(1,000)
Formation costs paid by Sponsor	728	—
Changes in operating assets and liabilities:
Accrued expenses	272	1,000

Net cash used in operating activities	—	—
Net Change in Cash	—	—
Cash — Beginning	—	—

Cash — Ending	$—	$—

Non-cash financing activities:
Deferred offering costs paid directly by Sponsor in consideration for the issuance of Class B common stock	$25,000	$25,000

Deferred offering costs included in accrued offering costs	$5,000	$5,000

Payment of offering costs through promissory note — related party	$72,700	$—

The accompanying notes are an integral part of these financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Hudson Executive Investment Corp. (the “Company”) was incorporated in Delaware on February 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2020, the Company had not commenced any operations. All activity for the period from February 6, 2020 (inception) through March 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 36,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 41,400,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 9,200,000 warrants (or 10,280,000 warrants if the underwriters’ over-allotment option is exercised in full) (the “Private Placement Warrants”) in a private placement to HEC Sponsor LLC (the “Sponsor”) at $1.00 per Private Placement Warrant that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 24 months from the closing of the Proposed Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor, including an unsecured promissory note of up to $300,000 (the “Promissory Note”) that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the issuance of these financial statements (see Note 5).

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2020 or February 14, 2020.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to additional paid in capital upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2020 or February 14, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from February 6, 2020 (inception) through March 31, 2020.

Net Loss Per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 1,350,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 6). At March 31, 2020 and February 14, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At March 31, 2020 and February 14, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 36,000,000 Units (or 41,400,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit is expected to consist of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant is anticipated to entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

The Company anticipates entering into an agreement with the Sponsor pursuant to which the Sponsor will purchase an aggregate of 9,200,000 Private Placement Warrants (or 10,280,000 warrants if the underwriters’ over-allotment option is exercised in full), for an aggregate purchase price of $9,200,000, or $10,280,000 if the over-allotment option is exercised in full, in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is anticipated to be exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

In February 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On June 8, 2020, the Company effected a 1:1.2 stock split of its Class B common stock, resulting in the Sponsor holding an aggregate of 10,350,000 Founder Shares. The Founder Shares include an aggregate of up to 1,350,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent approximately 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering). All share and per-share amounts have been retroactively restated to reflect the stock split.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note — Related Party

On February 6, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2020 or the consummation of the Proposed Public Offering. As of March 31, 2020 and February 14, 2020, there was $73,428 and $0 outstanding, respectively, under the Promissory Note.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. As of March 31, 2020 and February 14, 2020, no Working Capital Loans were outstanding.

Administrative Support Agreement

The Company intends to enter into an agreement, commencing on the effective date of the Proposed Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services.

Forward Purchase Agreement

The Company intends to enter into a forward purchase agreement with HEC Master Fund LP (“HEC Master”) pursuant to which HEC Master will commit that it will purchase from the Company up to 5,000,000 forward purchase units (the “Forward Purchase Units”), consisting of one share of Class A common stock (the “Forward Purchase Shares”) and one-half of one warrant to purchase one share of Class A common stock (the “Forward Purchase Warrants”), for $10.00 per unit, or an aggregate amount of up to $50,000,000, in a private placement that will close concurrently with the closing of the initial Business Combination. The proceeds from the sale of these Forward Purchase Units, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of Public Shares) and any other equity or debt financing obtained by the Company in connection with the Business Combination, will be used to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-Business Combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, HEC Master may purchase less than 5,000,000 Forward Purchase Units. In addition, HEC Master’s commitment under the forward purchase agreement will be subject to approval, prior to the Company entering into a definitive agreement for the initial Business Combination, of its investment committee. Pursuant to the terms of the Forward Purchase Agreement, HEC Master will have the option to assign its commitment to one of its affiliates and up to $2,500,000 to members of the Company’s management team. The Forward Purchase Shares will be identical to the shares of Class A common stock included in the units being sold in the Proposed Public Offering, except that they will be subject to transfer restrictions and registration rights. The Forward Purchase Warrants will have the same terms as the Private Placement Warrants so long as they are held by HEC Master or its permitted assignees and transferees.

Note 6 — Commitments

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Founder Shares, Private Placement Warrants, Forward Purchase Securities and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private

Placement Warrants, Forward Purchase Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of the Proposed Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $7,200,000 in the aggregate (or $8,280,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $12,600,000 in the aggregate (or $14,490,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Stockholder’s Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2020 and February 14, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2020 and February 14, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At March 31, 2020 and February 14, 2020, there were 10,350,000 shares of common stock issued and outstanding, of which an aggregate of up to 1,350,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that such shares will collectively represent 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the Forward Purchase Shares but not the Forward Purchase Warrants), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Proposed Public Offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination (excluding any issuance of Forward Purchase Securities) at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after February 14, 2020, the balance sheet date up to June 8, 2020, the date that the financial statements were available to be issued. The Company also evaluated subsequent events and transaction that occurred after March 31, 2020, the balance sheet date, up to June 8, 2020 the date the unaudited interim financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On May 20, 2020, the Sponsor transferred 25,000 Founder Shares to Amy Schulman, the director nominee, and on June 3, 2020 the Sponsor transferred 25,000 shares to Thelma Duggin, the director nominee, resulting in the Sponsor holding 8,575,000 Founder Shares.

On June 8, 2020, the Company effected a 1:1.2 stock split of its Class B common stock, resulting an aggregate of 10,350,000 Founder Shares issued and outstanding, of which 10,300,000 Founder Shares are held by the Sponsor and 50,000 Founder Shares are held by the director nominees. All share and per-share amounts have been retroactively restated to reflect the stock split.

HUDSON EXECUTIVE INVESTMENT CORP.

CONDENSED BALANCE SHEET

September 30, 2020

(Unaudited)

ASSETS
Current assets
Cash	$1,207,252
Prepaid expenses	163,743

Total Current Assets	1,370,995
Cash and marketable securities held in trust account	414,154,419

Total Assets	$415,525,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$111,667
Income taxes payable	18,428

Total Current Liabilities	130,095
Deferred underwriting fee payable	14,490,000

Total Liabilities	14,620,095

Commitments and contingencies
Class A common stock subject to possible redemption, 39,590,531 shares at $10.00 per share redemption value	395,905,310
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,809,469 shares issued and outstanding (excluding 39,590,531 shares subject to possible redemption)	181
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 shares issued and outstanding	1,035
Additional paid-in capital	5,045,292
Accumulated deficit	(46,499)

Total Stockholders’ Equity	5,000,009

Total Liabilities and Stockholders’ Equity	$415,525,414

The accompanying notes are an integral part of the unaudited condensed financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2020	For the Period from February 6, 2020 (Inception) Through September 30, 2020
General and administrative expenses	$118,542	$182,490

Loss from operations	(118,542)	(182,490)
Other income:
Interest earned on marketable securities held in trust account	126,856	154,419

Income (loss) before provision for income taxes	(8,314)	(28,071)
Provision for income taxes	(18,428)	(18,428)

Net loss	$(10,114)	$(46,499)

Weighted average shares outstanding of Class A redeemable common stock	41,400,000	41,400,000

Basic and diluted income per share, Class A	$—	$—

Weighted average shares outstanding of Class B non-redeemable common stock	10,350,000	10,350,000

Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.01)	(0.01)

The accompanying notes are an integral part of the unaudited condensed financial statements

HUDSON EXECUTIVE INVESTMENT CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FEBRUARY 6, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — February 6, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance — March 31, 2020	—	—	10,350,000	1,035	23,965	(1,000)	24,000
Sale of 41,400,000 Units, net of underwriting discounts	41,400,000	4,140	—	—	390,642,678	—	390,646,818
Sale of 10,280,000 Private Placement Warrants	—	—	—	—	10,280,000	—	10,280,000
Common stock subject to possible redemption	(39,591,543)	(3,959)	—	—	(395,911,471)	—	(395,915,430)
Net loss	—	—	—	—	—	(35,385)	(35,385)

Balance — June 30, 2020	1,808,457	181	10,350,000	1,035	5,035,172	(36,385)	5,000,003
Change in value of common stock subject to possible redemption	1,012	—	—	—	10,120	—	10,120
Net loss	—	—	—	—	—	(10,114)	(10,114)

Balance — September 30, 2020	1,809,469	$181	10,350,000	$1,035	$5,045,292	$(46,499)	$5,000,009

The accompanying notes are an integral part of the unaudited condensed financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 6, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(46,499)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in trust account	(154,419)
Formation costs paid by Sponsor	2,125
Changes in operating assets and liabilities:
Prepaid expenses	(163,743)
Accrued expenses	111,667
Income taxes payable	18,428

Net cash used in operating activities	(232,441)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(414,000,000)

Net cash used in investing activities	(414,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	405,720,000
Proceeds from sale of Private Placement Warrants	10,280,000
Proceeds from promissory note — related party	100
Repayment of promissory note — related party	(129,706)
Payment of offering costs	(430,701)

Net cash provided by financing activities	415,439,693

Net Change in Cash	1,207,252
Cash — Beginning of period	—

Cash — End of period	$1,207,252

Non-Cash financing activities:
Initial classification of common stock subject to possible redemption	$395,946,830

Change in value of common stock subject to possible redemption	$(41,520)

Deferred underwriting fee payable	$14,490,000

Deferred offering costs paid directly by Sponsor in consideration for the issuance of Class B common stock	$25,000

Payment of offering costs through promissory note — related party	$127,481

The accompanying notes are an integral part of the unaudited condensed financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Hudson Executive Investment Corp. (the “Company”) was incorporated in Delaware on February 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity for the period from February 6, 2020 (inception) through September 30, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on June 8, 2020. On June 11, 2020, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to HEC Sponsor LLC (the “Sponsor”), generating gross proceeds of $10,280,000, which is described in Note 4.

Transaction costs amounted to $23,353,182, consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $583,182 of other offering costs. At September 30, 2020, cash of $1,207,252 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on June 11, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon the Closing and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The initial stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until June 11, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will

(i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s final prospectus for its Initial Public Offering as filed with the SEC on June 10, 2020, (the “Final Prospectus”), as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on June 11, 2020 and June 17, 2020. The interim results for the three months ended September 30, 2020 and for the period from February 6, 2020 (inception) through September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2020, there are 39,590,531 shares of Class A common stock subject to possible redemption presented as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed balance sheet.

Offering Costs

Offering costs consist of legal, accounting and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $23,353,182 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2020, the Company had a deferred tax asset of approximately $24,000, which had a full valuation allowance recorded against it of approximately $24,000.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company’s effective tax rate for three months ended September 30, 2020 and for the period from February 6, 2020 (inception) through September 30, 2020 was approximately 222% and 66%, respectively, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the

Initial Public Offering and private placement to purchase 30,980,000 shares of Talkspace, Inc. common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s unaudited condensed statement of operations includes a presentation of income per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $126,856 and $154,419 for the three months ended September 30, 2020 and for the period from February 6, 2020 (inception) through September 30, 2020, respectively (net of applicable franchise and income taxes of approximately $18,000 and $85,000 for the three months ended September 30, 2020 and for the period from February 6, 2020 (inception) through September 30, 2020, respectively), by the weighted average number of Class A redeemable common stock for the period. Net loss per common share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 5,400,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants for an aggregate purchase price of $10,280,000. Each Private Placement Warrant is exercisable to purchase one share of Talkspace, Inc. common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In February 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On May 20, 2020, the Sponsor transferred 25,000 Founder Shares to Amy Schulman, a director, and on June 3, 2020 the Sponsor transferred 25,000 shares to Thelma Duggin, a director, resulting in the Sponsor holding an aggregate of 8,575,000 Founder Shares. On June 8, 2020, the Company effected a 1:1.2 stock split of its Class B common stock, resulting an aggregate of 10,350,000 Founder Shares issued and outstanding, of which 10,300,000 Founder Shares are held by the Sponsor and 50,000 Founder Shares are held by the directors. All share and per-share amounts have been retroactively restated to reflect the stock split. The Founder Shares included an aggregate of up to 1,350,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriter’s election to fully exercise their over-allotment option, 1,350,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Talkspace, Inc. common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Talkspace, Inc. common stock for cash, securities or other property.

Promissory Note — Related Party

On February 6, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the consummation of the Initial Public Offering. The outstanding balance of $129,706 under the Promissory Note was repaid on June 12, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. As of September 30, 2020, no Working Capital Loans were outstanding.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on June 8, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the three months ended September 30, 2020 and for the period from February 6, 2020 (inception) through September 30, 2020, the Company incurred $30,000 and $40,000 in fees for these services, respectively. As of September 30, 2020, $40,000 is included in accrued expenses in the accompanying condensed balance sheet.

Forward Purchase Agreement

The Company entered into a forward purchase agreement with HEC Fund pursuant to which HEC Master has committed to purchase from the Company up to 5,000,000 forward purchase units (the “Forward Purchase Units”), consisting of one share of Talkspace, Inc. common stock (the “Forward Purchase Shares”) and one-half of one warrant to purchase one share of Talkspace, Inc. common stock (the “Forward Purchase Warrants” and together with the Forward Purchase Units and the Forward Purchase Shares, the “Forward Purchase Securities”), for $10.00 per unit, or an aggregate amount of up to $50,000,000, in a private placement that will close concurrently with the closing of a Business Combination. The proceeds from the sale of these Forward Purchase Units, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of Public Shares) and any other equity obtained by the Company in connection with the Business Combination, will be used to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-Business Combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, HEC Master may purchase less than 5,000,000 Forward Purchase Units. In addition, HEC Master’s commitment under the forward purchase agreement will be subject to approval, prior to the Company entering into a definitive agreement for the initial Business Combination, of its investment committee. Pursuant to the terms of the Forward Purchase Agreement, HEC Master will have the option to assign its commitment to one of its affiliates and up to $2,500,000 to members of the Company’s management team. The Forward Purchase Shares will be identical to the shares of HEC’s Class A common stock included in the units sold in the Initial Public Offering, except that they will be subject to transfer restrictions and registration rights. The Forward Purchase Warrants will have the same terms as the Private Placement Warrants so long as they are held by HEC Master or its permitted assignees and transferees.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on June 8, 2020, the holders of the Founder Shares, Private Placement Warrants, Forward Purchase Securities and warrants that may be issued upon conversion of Working Capital Loans (and any Talkspace, Inc. common stock issuable upon the exercise of the Private Placement Warrants, Forward Purchase Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Talkspace, Inc. common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $8,280,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,490,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2020, there were 1,809,469 shares of Class A common stock issued or outstanding, excluding 39,590,531 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At September 30, 2020, there were 10,350,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Talkspace, Inc. common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Talkspace, Inc. common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Talkspace, Inc. common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Talkspace, Inc. common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Talkspace, Inc. common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the Forward Purchase Shares but not the Forward Purchase Warrants), excluding any shares of Talkspace, Inc. common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Proposed Public Offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Talkspace, Inc. common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Talkspace, Inc. common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Talkspace, Inc. common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination (excluding any issuance of Forward Purchase Securities) at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the shares of Talkspace, Inc. common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At September 30, 2020, assets held in the Trust Account were comprised of $8,303 in money market funds, which are invested in U.S. Treasury Securities, and $414,154,116 in U.S. Treasury Bills. During the period from February 6, 2020 (inception) through September 30, 2020, the Company did not withdraw any interest income from the trust account to pay its franchise taxes. The gross holding losses and fair value of held-to-maturity securities at September 30, 2020 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Losses	Fair Value
September 30, 2020	U.S. Treasury Securities (Mature on 11/3/2020)	$414,154,116	$(4,436)	$414,149,680

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020
Assets:
Marketable securities held in Trust Account — U.S. Treasury Securities Money Market Fund	1	$414,149,680

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Groop Internet Platform Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Groop Internet Platform Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis of opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KOST FORER GABBAY & KASIERER

A Member of EY Global

We have served as the Company’s auditor since 2014.

Tel-Aviv, Israel

January 12, 2021

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,632	$9,461
Accounts receivable	897	57
Other current assets	820	604

Total current assets	41,349	10,122

Property and equipment, net	133	54
Restricted long-term bank deposit	447	447

Total assets	$41,929	$10,623

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$5,340	$2,063
Deferred revenues	3,144	1,951
Accrued expenses and other current liabilities	1,762	745

Total current liabilities	10,246	4,759

CONVERTIBLE PREFERRED STOCK:
Convertible preferred stock (Series Seed, Seed-1, Seed-2, A, B, C and D) of 0.001 par value — Authorized: 84,389,164 and 65,075,963 shares at December 31, 2019 and 2018, respectively; Issued and outstanding: 83,395,815 and 64,739,841 shares at December 31, 2019 and 2018, respectively	111,282	60,078

STOCKHOLDERS’ DEFICIT:
Common stock of 0.001 par value — Authorized: 114,092,838 and 92,701,584 shares at December 31, 2019 and 2018, respectively; Issued and outstanding: 11,659,645 and 10,328,080 shares at December 31, 2019 and 2018, respectively	11	10
Additional paid-in capital	6,808	3,108
Accumulated deficit	(86,418)	(57,332)

Total stockholders’ deficit	(79,599)	(54,214)

Total liabilities, convertible preferred shares and stockholders’ deficit	$41,929	$10,623

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2019	2018
Revenues	$38,178	$28,766
Cost of Revenues	18,042	14,262

Gross profit	20,136	14,504

Operating expenses:
Research and development	11,997	7,783
Clinical operations	4,672	4,178
Sales and marketing	27,536	19,928
General and administrative	5,359	2,854

Total operating expenses	49,564	34,743

Operating loss	29,428	20,239
Financial income, net	350	233

Loss before taxes on income	29,078	20,006
Taxes on income	8	—

Net loss	29,086	20,006

Other comprehensive income (loss)	—	—

Comprehensive loss	29,086	$20,006

Net loss per share:
Basic and diluted net loss per share	$2.59	$1.96

Weighted average number of common shares used in computing basic and diluted net loss per share	11,219,242	10,190,513

The accompanying notes are an integral part of the consolidated financial statements.

COSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

U.S. dollars in thousands (except share and per share data)

	Convertible Preferred Stock		Common Stock
	Number of Shares Outstanding	Amount	Number of Shares Outstanding	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance as of January 1, 2018	64,739,841	$60,078	10,038,316	$10	$2,298	$(37,326)	$(35,018)
Exercise of stock options	—	—	289,764	(*	56	—	56
Stock-based compensation	—	—	—	—	754	—	754
Net loss	—	—	—	—	—	(20,006)	(20,006)

Balance as of December 31, 2018	64,739,841	60,078	10,328,080	10	3,108	(57,332)	(54,214)
Issuance of series D convertible preferred stock, net of issuance costs	18,655,974	51,204	—	—	—	—	—
Exercise of stock options	—	—	1,331,565	1	296	—	297
Stock-based compensation	—	—	—	—	3,404	—	3,404
Net loss	—	—	—	—	—	(29,086)	(29,086)

Balance as of December 31, 2019	83,395,815	$111,282	11,659,645	$11	$6,808	$(86,418)	$(79,599)

*)	Represents an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(29,086)	$(20,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	59	30
Stock-based compensation	3,404	754
Increase in accounts receivable	(840)	(41)
Decrease (increase) in other current assets	(216)	1,687
Increase in accounts payable	3,277	594
Increase in deferred revenues	1,193	645
Increase (decrease) in accrued expenses and other current liabilities	1,017	(463)

Net cash used in operating activities	(21,192)	(16,800)

Cash flows from investing activities:
Purchase of property and equipment	(138)	(80)
Investment in restricted long-term bank deposit	—	(447)

Net cash used in investing activities	(138)	(527)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net	51,204	—
Proceeds from exercise of stock options	297	56

Net cash provided by financing activities	51,501	56

Increase (decrease) in cash and cash equivalents	30,171	(17,271)
Cash and cash equivalents at the beginning of the year	9,461	26,732

Cash and cash equivalents at the end of the year	$39,632	$9,461

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1:	GENERAL

a.

Groop Internet Platform Inc. was incorporated in 2011 and its wholly owned subsidiaries Groop Internet Platform Ltd and Talkspace LLC (Groop Internet Platform Inc together with its subsidiaries, (the “Company”)) is engaged in the operation of a virtual behavioral healthcare business that provides individuals and licensed therapists, psychologists and psychiatrists (“therapists”) with an online platform for one-on-one therapy delivered via messaging, audio and video using the brand name Talkspace.

b.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the course of its development activities, the Company has incurred significant losses since inception, including a net loss of $29,086 for the year ended December 31, 2019. As of December 31, 2019, the Company’s accumulated deficit was $86,418. To date, the Company has funded its operations primarily through issuances of convertible preferred shares. Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations for at least one year past the issuance date of these financial statements. Future capital requirements will depend on many factors, including the timing and extent of spending on research and development and future growth.

The Company’s ability to fund its operations will require additional capital to be raised, which may be through a combination of public equity or private offerings, debt financings, collaborations, strategic alliances, and licensing arrangements. There can be no assurance that, in the event the Company requires additional financing, such financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital, and reduce discretionary spending should additional capital not become available could have a material adverse effect on the Company’s ability to achieve its intended business objectives and on the Company’s future financial results, financial position, and cash flows.

c.	The Company operates in one operating segment and substantially all of its revenues derive from customers located in the United States.

d.

The global pandemic associated with COVID-19 has caused major disruption to all aspects of the global economy and daily life in recent months, particularly as quarantine and stay-at-home orders have been imposed by all levels of government. The Company has followed guidance by the United States, Israeli and other applicable foreign and local governments to protect its employees and operations during the pandemic and has implemented a remote environment for its business. The Company cannot predict the potential impacts of the COVID-19 pandemic on its business or operations, but continuously monitors performance and other industry reports to assess the risk of future negative impacts as the disruptions of the COVID-19 pandemic continue to evolve.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).

a.	Use of estimates:

The preparation of consolidated financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis. The Company’s management believes that the estimates, judgment, and

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

Most of the Company’s revenues and costs are denominated in United States dollar (“dollar”). The Company’s management believes that the dollar is the primary currency of the economic environment in which the Company and each of its subsidiaries operate. Thus, the dollar is the Company’s functional and reporting currency.

Accordingly, non-dollar denominated transactions and balances have been re-measured into the functional currency in accordance with Accounting Standard Codification (“ASC”) 830, “Foreign Currency Matters”. All transaction gains and losses from the re-measured monetary balance sheet items are reflected in the statements of comprehensive loss as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of Groop Internet Platform Inc. and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash and cash equivalents:

Cash equivalents are short-term unrestricted highly liquid investments that are readily convertible to cash and with original maturities of three months or less at acquisition.

e.	Restricted long-term bank deposit:

Restricted long-term bank deposit with maturities of more than one year represents a deposit for an office lease. Such deposit is stated at cost which approximates fair value.

f.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers	33
Electronic equipment	15

g.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During 2019 and 2018 no impairment loss has been identified.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

h.	Revenue recognition:

The Company is operating a virtual behavioral healthcare business that connects individuals and licensed therapists, psychologists and psychiatrists (“therapists”) with an online platform for one-on-one therapy delivered via messaging, audio and video. Individuals access the company’s services through the Company’s website or mobile app.

The Company provides these services directly to individuals through a subscription plan. The Company also contracts with health plans and other enterprises to provide its services to individuals who are qualified to receive access to the Company’s services through the Company’s commercial arrangements.

The Company recognizes revenues in accordance with ASC 606, “Revenue from Contracts with Customers”. As such, the Company identifies a contract with a customer, identifies the performance obligations in the contract, determines the transaction price, allocates the transaction price to each performance obligation in the contract and recognizes revenues when (or as) the Company satisfies a performance obligation.

A contract with a customer exists only when the parties to the contract have approved it and are committed to perform their respective obligations, the Company can identify each party’s rights regarding the distinct services to be transferred (“performance obligations”), the Company can determine the transaction price for the services to be transferred, the contract has commercial substance and it is probable that the Company will collect the consideration to which it will be entitled in exchange for the services that will be transferred to the customer.

Revenues are recognized when the Company satisfies its performance obligation to perform its defined contractual obligations to provide virtual behavioral healthcare services which occurs over time, when its consumers have access to its platform and virtual behavioral healthcare services. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service and may include a variable transaction price. Based on historical experience, the Company records revenue according to its estimated collection.

The Company elected to use the practical expedient and recognize the incremental costs of obtaining contracts as an expense since the amortization period of the assets that the Company otherwise would have recognized is one year or less. Similarly, the Company does not disclose the value of unsatisfied performance obligations since the original expected duration of the contracts is one year or less.

The Company records contract liabilities as deferred revenues, when it receives payments from customers before performance obligations have been performed and satisfied. The Company recognizes deferred revenues as revenues in the comprehensive loss statement once performance obligations have been performed and satisfied. The balance of deferred revenues approximates the aggregate amount of the transaction price allocated to the unsatisfied performance obligations at the end of reporting period. The Company anticipates that it will satisfy all of its performance obligation associated with the deferred revenue within the prospective fiscal year.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The following table presents the Company’s revenues disaggregated by revenue source:

	Year ended December 31,
	2019	2018
Revenues from sales to unaffiliated customers:
Consumers	$35,438	$28,039
Enterprises	2,740	727

Total	$38,178	$28,766

i.	Cost of revenues:

Cost of revenues consists of therapist payments and costs for cloud-based hosting and managing.

j.	Research and development expenses:

Research and development expenses are primarily the costs of the Company’s research and development personnel and other platform development related expenses. Research and development expenses are charged to expenses as incurred.

Software development expenses also include costs to develop software to be used solely to meet internal needs and applications used to deliver our services. These software development costs meet the criteria for capitalization once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended.

Development costs that meet the criteria for capitalization were not material to date.

k.	Clinical operations expenses:

Clinical operations expenses are associated with the Company’s network of therapists, such costs consist of recruiting, credentialing, onboarding, training, and performing ongoing quality assurance activities on the platform.

l.	Concentrations of credit risks:

Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The majority of the Company’s cash and cash equivalents are maintained in U.S. dollar. Generally, these cash and cash equivalents and deposits may be redeemed upon demand. Although the Company deposits its cash with multiple financial institutions in U.S. its deposits, at times, may exceed federally insured limits. Management believes that the financial institutions that hold the Company’s and its subsidiaries’ cash and cash equivalents are institutions with high credit standing, and accordingly, minimal credit risk exists with respect to these assets.

The Company’s accounts receivable are derived from sales to customers in the United States. Concentration of credit risk with respect to accounts receivable is limited by credit limits, ongoing credit evaluation and account monitoring procedures.

No customer represented 10% or more of total revenue during the years ended December 31, 2019 and 2018. As of December 31, 2019 and 2018, one customer represents 25.7% and 30.1% of the accounts receivable balance, as of December 31, 2019 and 2018 respectively.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Accounts receivable are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced, net of allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors, including an assessment of the current customer’s aging balance, the nature and size of the customer, the financial condition of the customer, and the amount of any receivables in dispute. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The allowance of doubtful accounts was not material for the periods presented.

m.	Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation”. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. The Company recognizes forfeitures of awards as they occur.

The Company selected the Black-Scholes-Merton option pricing model as the most appropriate model for determining the fair value for its stock options awards. The option-pricing model requires a number of assumptions, the most significant of which are the value of the Company’s common shares, the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical stock price movements of similar publicly traded peer companies over the most recent periods ending on the grant date, equal to the expected term of the options. The expected term of options granted is calculated using the simplified method for “plain vanilla” stock options awards. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term to the expected term of the options. The Company has historically not paid dividends and has no plans to pay dividends in the foreseeable future.

The grant-date fair market value of the common shares underlying stock options has historically been determined by management with the assistance of third-party valuation specialists and approved by the Company’s board of directors. Because there has been no public market for the Company’s common shares, the Board of Directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include important developments in the Company’s operations, the prices at which the Company sold shares of its convertible preferred shares, the rights, preferences and privileges of the Company’s convertible preferred shares relative to those of the Company’s common shares, actual operating results, financial performance and the lack of marketability of the Company’s common shares.

The fair value for options granted in 2019 and 2018 is estimated at the date of grant using a Black-Scholes-Merton options pricing model with the following weighted average assumptions:

	2019	2018
Dividend yield	0%	0%
Expected volatility	59.81%-64.61%	61.30%-66.53%
Risk-free interest rate	1.59%-2.41%	2.61%-3.1%
Expected term (years)	6.02-6.08	5.38-6.08

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

n.	Fair value of financial instruments:

The Company applies ASC 820, “Fair Value Measurements and Disclosures”. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1:

Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2:	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3:	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

o.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined for temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized. The Company accrues interest related to unrecognized tax benefits on its taxes on income.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.

As of December 31, 2019 and 2018, the Company did not record any provision for uncertain tax positions.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

p.	Basic and diluted loss per share:

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

q.	Advertising expenses:

Advertising costs are expensed when incurred and are included in selling and marketing expenses in the accompanying consolidated statements of comprehensive loss. Advertising expenses include all campaigns to the Company’s platform and amounted to $18,556 and $13,858 for the years ended December 31, 2019 and 2018, respectively.

r.	Impact of recently issued accounting standards:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

s.	Recently issued accounting pronouncements not yet adopted:

In February 2016, the FASB issued ASU 2016-02, Topic 842 “Leases”. This ASU clarifies the definition of a lease and requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. In November 2019, the FASB issued ASU 2019-10 which extends the effective date of ASU 2016-02 for non-public business entities, including smaller reporting companies, to fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, Topic 326 “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the timelier recognition of losses. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

NOTE 3:	FAIR VALUE MEASUREMENT

The Company measures its warrants liability at fair value on a recurring basis and classifies such as Level 3. The inputs related to the Company’s share prices were determined based on management’s assumptions and based on the Option Pricing Model (“OPM”). The fair value of the underlying preferred share price was determined by the board of directors, considering among others, a third-party valuation. The warrant liability fair value measurement as of December 31, 2019 was $98.

NOTE 4:	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

The Company leases its operating facilities under a non-cancelable operating lease agreement, which expires on July 30, 2023. Future minimum commitments under these leases as of December 31, 2019, are as follows:

Year ended December 31,	Operating Leases
2020	$627
2021	643
2022	659
2023	675

$2,604

Rent expenses under the operating leases for the years ended December 31, 2019 and 2018 were $591 and $416, respectively.

On August 6, 2020, the Company terminated its lease agreement.

b.	Litigation:

From time to time, the Company is party to various legal proceedings, claims and litigation that arise in the normal course of business. It is the opinion of management the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

c.	Warranties and Indemnification

The Company’s arrangements generally include certain provisions for indemnifying Clients against liabilities if there is a breach of a Client’s data or if the Company’s service infringes a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as a director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer liability insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

NOTE 5:	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Convertible preferred stock

Convertible preferred stock consists of the following:

	December 31, 2019
	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Seed	$0.3275	3,435,000	3,434,999	$1,112	$1,125
Seed-1	0.3036	7,812,250	7,812,248	2,340	2,372
Seed-2	0.3624	3,311,260	3,311,260	1,150	1,200
Series A	0.5842	16,014,920	16,014,920	9,316	9,356
Series B	1.0413	14,741,184	14,405,065	14,934	15,000
Series C	1.5839	19,761,349	19,761,349	31,226	31,300
Series D	2.7515	19,313,201	18,655,974	51,204	51,332

Total		84,389,164	83,395,815	$111,282	$111,685

	December 31, 2018
	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Seed	$0.3275	3,435,000	3,434,999	$1,112	$1,125
Seed-1	0.3036	7,812,250	7,812,248	2,340	2,372
Seed-2	0.3624	3,311,260	3,311,260	1,150	1,200
Series A	0.5842	16,014,920	16,014,920	9,316	9,356
Series B	1.0413	14,741,184	14,405,065	14,934	15,000
Series C	1.5839	19,761,349	19,761,349	31,226	31,300

Total		65,075,963	64,739,841	$60,078	$60,353

On May 15, 2019 the Company entered into a series D convertible preferred stock purchase agreement, with certain existing and new investors. Pursuant to which the Company issued a total amount of 18,655,974 series D preferred Shares of $0.001 par value each, at a total consideration of $51,204 (net of issuance expenses of $128).

During 2019, certain common stockholders (including employees or former employees) sold the Company’s common stock in secondary market transactions to new and existing investors of the Company. 4,600,863 common stock were sold for an aggregate consideration of $11,394 at a price of $2.48 per share. The incremental value between the sale price and the fair value of the common stock at each date of sale resulted in stock-based compensation expense recorded under operating expenses in the amount of $2,621 for the year ended December 31, 2019.

The holders of convertible preferred stock have various rights and preferences, including the following:

Liquidation Rights

In the event of any liquidation event, either voluntary or involuntary, or Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation), the holders of Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (together, the “Senior Preferred Stock”) shall be entitled to receive, out of the assets of the Company, the applicable liquidation preference specified for each share of preferred stock then held by them before any payment shall be made or any assets

NOTE 5:	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Cont.)

distributed to the holders of Series Seed Preferred Stock or Common Stock (the “Senior Preferred Preference”). Following the payment of the Senior Preferred Preference, the holders of Series Seed Preferred Stock shall be entitled to receive, out of the assets of the Company, the applicable liquidation preference specified for each share of Series Seed Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock (the “Series Seed Preference”). The liquidation preference is $0.3275 per share for Series Seed Preferred Stock, $0.3036 per share for Series Seed-1 Preferred Stock, $0.3624 per share of Series Seed-2 Preferred Stock, $0.5842 per share of Series A Preferred Stock, $1.0413 per share of Series B Preferred Stock, $1.5839 per share of Series C Preferred Stock, and $2.7515 per share of Series D Preferred Stock, each adjusted for any stock splits, combinations, and reorganizations, plus all declared and unpaid dividends on each such share.

If upon the liquidation event (or Deemed Liquidation Event), the assets to be distributed among the holders of the Senior Preferred Stock are insufficient to permit the payment to such holders of the full Senior Preferred Preference for their shares, then the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid the full preferential amount. If upon the liquidation event (or Deemed Liquidation Event), the assets to be distributed among the holders of the Series Seed Preferred Stock are insufficient to permit the payment to such holders of the full Series Seed Preference for their shares, then the holders of shares of Series Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid the full preferential amount.

After the payment to the holders of preferred stock of the full preferential amounts specified above, any remaining assets of the Company shall be distributed pro rata among the holders of Common Stock.

Optional Conversion Rights

Shares of any series of preferred stock shall be convertible, at the option of the holder thereof and without payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the original issue price for such series divided by the conversion price for such series, as adjusted for any stock splits, combinations, reorganizations and applicable dilutive issuances, in effect on the date of the conversion. In addition, the conversion price for each series of preferred stock will be reduced upon certain issuances by the Company of Common Stock for consideration per share that is less than the conversion price applicable to such series.

Automatic Conversion

Each share of preferred stock shall automatically be converted into shares of Common Stock at the then effective conversion price for such share immediately upon either (i) the closing of the sale of shares of Common Stock to the public at a price of at least $4.8151 per share (before deduction of the underwriting discount and commissions and subject to appropriate adjustments), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of proceeds, before deduction of the underwriting discount and commissions, to the Company, (ii) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an

NOTE 5:	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Cont.)

effective registration statement under the Securities Act of 1933, as amended, that is approved by the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, which shall include the holders of 55% of the outstanding shares of Series D Preferred Stock, or (iii) the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting together as a single class and on an as-converted basis, which (A) shall include the holders of a majority of the outstanding shares of each of the Series C Preferred Stock and Series D Preferred Stock, if such conversion is not made in connection with a Deemed Liquidation Event, and (B) shall include the holders of at least 70% of the outstanding shares of Series C Preferred Stock and the holders of 55% of the outstanding shares of Series D Preferred Stock, if such conversion is made in connection with a Deemed Liquidation Event.

Dividend Rights

Holders of any series of Senior Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, noncumulative dividends at the rate per annum of 6% of the applicable original issue price per share from and after the applicable date of issuance of such shares, for such shares of such series of Senior Preferred Stock, on a pari passu basis with each holder of Senior Preferred Stock and in preference to any dividend on Series Seed Preferred Stock and Common Stock. Following satisfaction of the foregoing preference in respect of Senior Preferred Stock, holders of Series Seed Preferred Stock shall be entitled to receive, when, as and if declared by the Board, noncumulative dividends at the rate per annum of 6% of the original issue price per share of Series Seed Preferred Stock from and after August 8, 2013, for such shares of Series Seed Preferred Stock. After satisfaction of the foregoing dividend preferences, any remaining dividends shall be distributed to all holders of Common Stock on a pro-rata basis (treating the preferred stock on as as-if converted basis).

Voting Rights

Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of preferred stock held by such holder could then be converted as of the record date for determining stockholders entitled to vote on such matter.

The holders of record the shares of Series A Preferred Stock, exclusively and as a single class, shall be entitled to elect one director of the Company. The holders of record the shares of Series B Preferred Stock, exclusively and as a single class, shall be entitled to elect one director of the Company. The holders of record the shares of Series C Preferred Stock, exclusively and as a single class, shall be entitled to elect one director of the Company. The holders of record the shares of Series D Preferred Stock, exclusively and as a single class, shall be entitled to elect one director of the Company. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Company. The holders of record of the shares of Common Stock and Preferred Stock, exclusively and voting as a single class, shall be entitled to elect any remaining directors of the Company.

Redemption Rights

The preferred stock is not redeemable at the option of the Company or any holder or holders thereof. The preferred stock is contingently redeemable if the Company does not effect a dissolution of the Company after the occurrence of certain events constituting a Deemed Liquidation Event.

Common stock

Common stock-holders have equal rights including voting rights and rights to dividends. The shares confer upon their holders the right to receive, upon the winding up of the Company, a sum equal to

NOTE 5:	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Cont.)

their nominal value, and certain other rights, all as are specified in the Company’s Amended and Restated Certificate of Incorporation.

NOTE 6:	EQUITY INCENTIVE PLAN

The Company adopted the Groop Internet Platform Inc. 2014 Global Share Incentive Plan (the “Option Plan”) pursuant to which incentive and nonqualified stock options and stock purchase rights to purchase the Company’s common stock may be granted to officers, employees, directors, consultants and service providers. As of December 31, 2019, 18,894,176 common shares are reserved for issuance under the Option Plan, as amended. The Option Plan is administered by the Company’s board of directors (the “Plan Administrator”). The Plan Administrator determines the exercise price and vesting schedules for stock options granted under the Option Plan on the date of grant. Stock option grants generally vest over a four-year period and generally have contractual terms of ten years.

A summary of the Company’s stock option activity to employees, directors and service providers and related information is as follows:

	Year ended December 31, 2019
	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at beginning of year	12,480,852	0.39	7.44	7,566
Granted	3,012,208	1.36
Exercised	(1,331,565)	0.22
Forfeited	(320,430)	0.77

Outstanding at end of year	13,841,065	0.61	7.37	10,655

Exercisable at end of year	8,695,696	0.39	6.58	8,602

The weighted-average grant-date fair value of stock options granted to employees during the years ended December 31, 2019 and 2018, was $0.78 and $0.38 per share, respectively.

The following table sets forth the total stock-based compensation expense included in the respective components of operating expenses in the consolidated statements of comprehensive loss:

	Year ended December 31,
	2019	2018
Research and development	$768	$143
Clinical Operations	401	15
Sales and Marketing	182	150
General and administrative	2,053	446

Total stock-based compensation expense	$3,404	$754

As of December 31, 2019, there was $2,853 of total unrecognized compensation cost related to non-vested options that are expected to be recognized over a period of up to 4 years.

NOTE 6:	EQUITY INCENTIVE PLAN (Cont.)

Warrants to financial institutions

As of December 31, 2019, there were 60,000 outstanding warrants to purchase the Company’s common stock for a price of $0.44 per share. These warrants were issued in 2017 and will expire in 2027.

As of December 31, 2019, there were 50,881 outstanding warrants to purchase the Company’s preferred D stock for a price of $2.75 per share. These warrants were issued in 2019 and will expire in 2029. The Company accounted for the warrants as a liability at fair value. The fair value of the warrants as of December 31, 2019 amounted to $98.

NOTE 7:	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented:

	Year ended December 31,
	2019	2018
Numerator:
Net loss	$29,086	$20,006

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,219,242	10,190,513

Net loss per share attributable to common stockholders, basic and diluted	$2.59	$1.96

The following were excluded from the calculation of diluted loss per share since it would have an anti-dilutive effect: 83,395,815 shares of convertible preferred stock, 13,841,065 stock options, 60,000 warrants to the Company’s common stock and 50,881 warrants to the Company’s series D convertible preferred stock.

NOTE 8:	TAXES ON INCOME

a.	Domestic:

Groop Internet Platform Inc., together with its U.S. subsidiary, is taxed under the tax laws of the United States and the statutory enacted corporate income tax rate for the years ended December 31, 2018 and 2019 is approximately 21%.

As of December 31, 2019, the Company has U.S. federal and state tax loss carry-forward of approximately $80,000, of which $22,000 can be utilized up to year 2037.

Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

b.	Israeli taxation:

Taxable income is subject to a 23% Israeli corporate tax rate in 2019 and 2018.

NOTE 8:	TAXES ON INCOME (Cont.)

c.	Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets consist of operating loss carryforwards and other temporary differences. The components of the net deferred tax assets are as follows:

	Year ended December 31,
	2019	2018
Net operating loss carryforwards	$22,679	$15,670
Other temporary differences	6	—

Total gross deferred tax assets	22,685	15,670
Valuation allowance	(22,685)	(15,670)

Total deferred tax assets	$—	$—

d.	Loss (income) before taxes is comprised as follows:

	Year ended December 31,
	2019	2018
Domestic	$29,127	$19,995
Foreign	(49)	11

	$29,078	$20,006

e.	A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2019	2018
Loss before income taxes	$29,078	$20,006
Statutory tax rate	21%	21%
Theoretical tax benefit	6,106	4,201
Increase (decrease) in effective tax rate due to:
State taxes, net of federal benefit	1,508	691
Permanent differences	(591)	(20)
Valuation allowance	(7,015)	(4,872)

Actual income taxes	$8	$—

f.	Tax assessments:

The US entity has not received final tax assessments since its incorporation.

The Israeli subsidiary tax assessments filed by the Company through the 2014 are considered final.

NOTE 9:	EMPLOYEE BENEFIT PLAN

The Company has established a 401(k) plan that qualifies as a deferred compensation arrangement under Section 401 of the Internal Revenue Code. All U.S. employees over the age of 21 are eligible

NOTE 9:	EMPLOYEE BENEFIT PLAN (Cont.)

to participate in the plan. The Company contributes 100% of eligible employee’s elective deferral up to 4% of eligible earnings. The Company made matching contributions to participants’ accounts totaling $264 and $199 during the years ended December 31, 2019 and 2018, respectively.

NOTE 10:	SUBSEQUENT EVENT

The Company has evaluated subsequent events from the balance sheet date through January 12, 2021, the date at which the consolidated financial statements were available to be issued.

On November 1, 2020, the Company entered into an asset purchase agreement to purchase an app-based subscription for relationship and couples counseling (“Lasting”). The Company purchased the operation of Lasting, for a total cash consideration of approximately $11,600. The Company accounted for the transaction as a business combination in accordance with ASC 805, “Business Combination”.

CONSOLIDATED BALANCE SHEETS (Unaudited)

U.S. dollars in thousands (except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,402	$39,632
Accounts receivable	3,942	897
Other current assets	1,928	820

Total current assets	39,272	41,349

Property and equipment, net	121	133
Restricted long-term bank deposit	33	447

Total assets	$39,426	$41,929

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$7,361	$5,340
Deferred revenues	6,534	3,144
Accrued expenses and other current liabilities	3,955	1,762

Total current liabilities	17,850	10,246

CONVERTIBLE PREFERRED STOCK:
Convertible preferred stock (Series Seed, Seed-1, Seed-2, A, B, C and D) of 0.001 par value — Authorized: 84,389,164 shares at September 30, 2020 and December 31, 2019, respectively; Issued and outstanding: 83,395,815 shares at September 30, 2020 and December 31, 2019, respectively	111,282	111,282

STOCKHOLDERS’ DEFICIT:
Common stock of 0.001 par value — Authorized: 114,092,838 shares at September 30, 2020 and December 31, 2019, respectively; Issued and outstanding: 11,793,244 and 11,659,645 shares at September 30, 2020 and December 31, 2019, respectively	11	11
Additional paid-in capital	7,939	6,808
Accumulated deficit	(97,656)	(86,418)

Total stockholders’ deficit	(89,706)	(79,599)

Total liabilities, convertible preferred stock and stockholders’ deficit	$39,426	$41,929

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

U.S. dollars in thousands (except share and per share data)

	Nine months ended September 30,
	2020	2019
Revenues	$50,502	$27,180
Cost of Revenues	17,394	12,799

Gross profit	33,108	14,381

Operating expenses:
Research and development	7,327	8,724
Clinical operations	2,535	3,527
Sales and marketing	30,020	18,537
General and administrative	4,198	3,926

Total operating expenses	44,080	34,714

Operating loss	10,972	20,333
Financial expenses (income), net	254	(204)

Loss before taxes on income	11,226	20,129
Taxes on income	12	7

Net loss	11,238	20,136

Other comprehensive income (loss)	—	—

Comprehensive loss	$11,238	$20,136

Net loss per share:
Basic and diluted net loss per share	$(0.95)	$(1.81)

Weighted average number of common shares used in computing basic and diluted net loss per share	11,769,326	11,103,205

The accompanying notes are an integral part of the consolidated financial statements.

COSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (Unaudited)

U.S. dollars in thousands (except share and per share data)

Nine months ended September 30, 2019:

	Convertible Preferred Stock		Common Stock
	Number of Shares Outstanding	Amount	Number of Shares Outstanding	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance as of January 1, 2019	64,739,841	$60,078	10,328,080	$10	$3,108	$(57,332)	$(54,214)
Issuance of series D convertible preferred stock, net of issuance costs	18,655,974	51,204	—	—	—	—	—
Exercise of stock options	—	—	1,171,831	1	233	—	234
Stock-based compensation	—	—	—	—	3,133	—	3,133
Net loss	—	—	—	—	—	(20,136)	(20,136)

Balance as of September 30, 2019	83,395,815	$111,282	11,499,911	$11	$6,474	$(77,468)	$(70,983)

Nine months ended September 30, 2020:

	Convertible Preferred Stock		Common Stock
	Number of Shares Outstanding	Amount	Number of Shares Outstanding	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance as of January 1, 2020	83,395,804	$111,282	11,659,645	$11	$6,808	$(86,418)	$(79,599)
Exercise of stock options	—	—	133,599	*)	62	—	62
Stock-based compensation	—	—	—	—	1,069	—	1,069
Net loss	—	—	—	—	—	(11,238)	(11,238)

Balance as of September 30, 2020	83,395,804	$111,282	11,793,244	$11	$7,939	$(97,656)	$(89,706)

*)	Represents an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

U.S. dollars in thousands

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(11,238)	$(20,136)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	55	39
Stock-based compensation	1,069	3,133
Increase in accounts receivable	(3,045)	(788)
Increase in other current assets	(1,108)	(261)
Increase in accounts payable	2,021	1,093
Increase in deferred revenues	3,390	321
Increase in accrued expenses and other current liabilities	2,193	1,510

Net cash used in operating activities	(6,663)	(15,089)

Cash flows from investing activities:
Purchase of property and equipment	(43)	(112)
Proceeds from restricted long-term bank deposit	414	—

Net cash provided by (used in) investing activities	371	(112)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net	—	51,204
Proceeds from exercise of stock options	62	234

Net cash provided by financing activities	62	51,438

Increase (decrease) in cash and cash equivalents	(6,230)	36,237
Cash and cash equivalents at the beginning of the period	39,632	9,461

Cash and cash equivalents at the end of the period	$33,402	$45,698

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1:	GENERAL

e.

Groop Internet Platform Inc. was incorporated in 2011 and its wholly owned subsidiaries Groop Internet Platform Ltd and Talkspace LLC (Groop Internet Platform Inc together with its subsidiaries, (the “Company”) is engaged in the operation of a virtual behavioral healthcare business that provides individuals and licensed therapists, psychologists and psychiatrists (“therapists”) with an online platform for one-on-one therapy delivered via messaging, audio and video using the brand name Talkspace.

f.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the course of its development activities, the Company has incurred significant losses since inception, including a net loss of $11,238 for the nine months ended September 30, 2020. As of September 30, 2020, the Company’s accumulated deficit was $97,656. To date, the Company has funded its operations primarily through issuances of convertible preferred shares. Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations for at least one year past the issuance date of these financial statements. Future capital requirements will depend on many factors, including the timing and extent of spending on research and development and future growth.

The Company’s ability to fund its operations will require additional capital to be raised, which may be through a combination of public equity or private offerings, debt financings, collaborations, strategic alliances, and licensing arrangements. There can be no assurance that, in the event the Company requires additional financing, such financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital, and reduce discretionary spending should additional capital not become available could have a material adverse effect on the Company’s ability to achieve its intended business objectives and on the Company’s future financial results, financial position, and cash flows.

g.	The Company operates in one operating segment and substantially all of its revenues derive from customers located in the United States.

h.

The global pandemic associated with COVID-19 has caused major disruption to all aspects of the global economy and daily life in recent months, particularly as quarantine and stay-at-home orders have been imposed by all levels of government. The Company has followed guidance by the United States, Israeli and other applicable foreign and local governments to protect its employees and operations during the pandemic and has implemented a remote environment for its business. The Company cannot predict the potential impacts of the COVID-19 pandemic on its business or operations, but continuously monitors performance and other industry reports to assess the risk of future negative impacts as the disruptions of the COVID-19 pandemic continue to evolve.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).

a.	Basis of presentation:

The unaudited consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In management’s opinion, the unaudited consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

interim periods presented. The Company’s interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2019, have been applied consistently in these unaudited consolidated financial statements, unless otherwise stated.

b.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures in the accompanying notes.

The duration, scope and effects of the ongoing COVID-19 pandemic, government and other third party responses to it, and the related macroeconomic effects, including to the Company’s business and the business of the Company’s suppliers and customers are uncertain, rapidly changing and difficult to predict. As a result, the Company’s accounting estimates and assumptions may change over time in response to this evolving situation. Such changes could result in future impairments of long-lived assets and incremental credit losses on receivables.

c.	Impact of recently issued accounting standards:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

d.	Recently issued accounting pronouncements not yet adopted:

In February 2016, the FASB issued ASU 2016-02, Topic 842 “Leases”. This ASU clarifies the definition of a lease and requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. In November 2019, the FASB issued ASU 2019-10 which extends the effective date of ASU 2016-02 for non-public business entities, including smaller reporting companies, to fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. While the Company has not yet quantified the impact, these adjustments will increase total assets and total liabilities relative to such amounts reported prior to adoption.

In June 2016, FASB issued ASU 2016-13, Topic 326 “Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the timelier recognition of losses. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

i.	Revenue recognition:

The Company is operating a virtual behavioral healthcare business that connects individuals and licensed therapists, psychologists and psychiatrists (“therapists”) with an online platform for one-on-one therapy delivered via messaging, audio and video. Individuals access the company’s services through the Company’s website or mobile app.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company provides these services directly to individuals through a subscription plan. The Company also contracts with health plans and other enterprises to provide its services to individuals who are qualified to receive access to the Company’s services through the Company’s commercial arrangements.

The following table presents the Company’s revenues disaggregated by revenue source:

	Nine months ended September 30,
	2020	2019
Revenues from sales to unaffiliated customers:
Consumers	$42,208	$25,434
Enterprises	8,294	1,746

Total	$50,502	$27,180

NOTE 3:	FAIR VALUE MEASUREMENT

The Company measures its warrants liability at fair value on a recurring basis and classifies such as Level 3. The inputs related to the Company’s share prices were determined based on management’s assumptions and based on the Option Pricing Model (“OPM”). The fair value of the underlying preferred share price was determined by the board of directors, considering among others, a third-party valuation. The warrant liability fair value measurement as of September 30, 2020 and 2019 was $367 and $98, respectively.

NOTE 4:	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Litigation:

From time to time, the Company is party to various legal proceedings, claims and litigation that arise in the normal course of business. It is the opinion of management the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

b.	Warranties and Indemnification

The Company’s arrangements generally include certain provisions for indemnifying Clients against liabilities if there is a breach of a Client’s data or if the Company’s service infringes a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as a director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer liability insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

NOTE 5:	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Convertible preferred stock

Convertible preferred stock consists of the following:

	September 30, 2020 and December 31, 2019
	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Seed	$0.3275	3,435,000	3,434,999	$1,112	$1,125
Seed-1	0.3036	7,812,250	7,812,248	2,340	2,372
Seed-2	0.3624	3,311,260	3,311,260	1,150	1,200
Series A	0.5842	16,014,920	16,014,920	9,316	9,356
Series B	1.0413	14,741,184	14,405,065	14,934	15,000
Series C	1.5839	19,761,349	19,761,349	31,226	31,300
Series D	2.7515	19,313,201	18,655,974	51,204	51,332

Total		84,389,164	83,395,815	$111,282	$111,685

On May 15, 2019 the Company entered into a series D convertible preferred stock purchase agreement, with certain existing and new investors. Pursuant to which the Company issued a total amount of 18,655,974 series D preferred Shares of $0.001 per value each, at a total consideration of $51,204 (net of issuance expenses of $128).

NOTE 6:	EQUITY INCENTIVE PLAN

The Company adopted the Groop Internet Platform Inc. 2014 Global Share Incentive Plan (the “Option Plan”) pursuant to which incentive and nonqualified stock options and stock purchase rights to purchase the Company’s common stock may be granted to officers, employees, directors, consultants and service providers. As of September 30, 2020, 18,760,577 common shares are reserved for issuance under the Option Plan, as amended. The Option Plan is administered by the Company’s board of directors (the “Plan Administrator”). The Plan Administrator determines the exercise price and vesting schedules for stock options granted under the Option Plan on the date of grant. Stock option grants generally vest over a four-year period and generally have contractual terms of ten years.

A summary of the Company’s stock option activity to employees, directors and service providers and related information is as follows:

	Nine months ended September 30, 2020
	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding as of December 31, 2019	13,841,065	0.61	7.37	10,655
Granted	4,923,427	1.37
Exercised	(133,599)	0.47
Forfeited	(318,718)	1.27

Outstanding as of September 30, 2020 (unaudited)	18,312,175	0.8	7.22	110,856

Exercisable as of September 30, 2020 (unaudited)	10,126,179	0.45	5.78	64,914

NOTE 6:	EQUITY INCENTIVE PLAN (Cont.)

The weighted-average grant-date fair value of stock options granted to employees during the nine-months period ended September 30, 2020 and September 30, 2019, was $1.72 and $0.77 per share, respectively.

The following table sets forth the total stock-based compensation expense included in the respective components of operating expenses in the consolidated statements of comprehensive loss:

	Nine months ended September 30,
	2020	2019
Research and development	$125	$732
Clinical Operations	28	396
Sales and Marketing	175	115
General and administrative	741	1,890

Total stock-based compensation expense	$1,069	$3,133

As of September 30, 2020, there was $8,684 of total unrecognized compensation cost related to non-vested options that are expected to be recognized over a period of up to 4 years.

Warrants to financial institutions

As of September 30, 2020, there were 60,000 outstanding warrants to purchase the Company’s common stock for a price of $0.44 per share. These warrants were issued in 2017 and will expire in 2027.

As of September 30, 2020, there were 50,881 outstanding warrants to purchase the Company’s preferred D stock for a price of $2.75 per share. These warrants were issued in 2019 and will expire in 2029. The Company accounted for the warrants as a liability at fair value with changes recorded to financial expenses. The fair value of the warrants as of September 30, 2020 amounted to $367. Financial expenses related to the change in the fair value of those warrants for the nine months ended September 30, 2020 amounted to $269.

NOTE 7:	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented:

	Nine months ended September 30,
	2020	2019
Numerator:
Net loss	$11,238	$20,136

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,769,326	11,103,205

Net loss per share attributable to common stockholders, basic and diluted	$(0.95)	$(1.81)

NOTE 7:	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS (Cont.)

The following were excluded from the calculation of diluted loss per share since it would have an anti-dilutive effect: 83,395,815 shares of convertible preferred stock, 18,312,175 stock options, 60,000 warrants to the Company’s common stock and 50,881 warrants to the Company’s series D convertible preferred stock.

NOTE 8:	TAXES ON INCOME

As a result of the Company’s history of net operating losses (“NOL”), the Company has provided for a full valuation allowance against its deferred tax assets for assets that are not more-likely-than-not to be realized.

The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

NOTE 9:	SUBSEQUENT EVENT

The Company has evaluated subsequent events from the balance sheet date through February 1, 2021, the date at which the consolidated financial statements were available to be issued.

On November 1, 2020, the Company entered into an asset purchase agreement to purchase an app-based subscription for relationship and couples counseling (“Lasting”). The Company purchased the operation of Lasting, for a total cash consideration of approximately $11,600. The Company accounted for the transaction as a business combination in accordance with ASC 805, “Business Combination”.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

HUDSON EXECUTIVE INVESTMENT CORP.,

TAILWIND MERGER SUB I, INC.,

TAILWIND MERGER SUB II, LLC

AND

GROOP INTERNET PLATFORM, INC.

dated as of

January 12, 2021

A-i

A-ii

EXHIBITS

Exhibit A	—	Form of Acquiror Charter
Exhibit B	—	Form of Acquiror Bylaws
Exhibit C	—	Form of Registration Rights Agreement
Exhibit D	—	Sponsor Support Agreement
Exhibit E	—	Form of First Merger Certificate
Exhibit F	—	Form of Second Merger Certificate
Exhibit G	—	Form of FIRPTA Certificate
Exhibit H	—	Form of Incentive Equity Plan
Exhibit I	—	Form of Employee Stock Purchase Plan

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 12, 2021, by and among Hudson Executive Investment Corp., a Delaware corporation (“Acquiror”), Tailwind Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Tailwind Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”) and Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation (the “Company”). Acquiror, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent to (a) adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Pre-Closing Restructuring Plan (as defined below) and effect the Pre-Closing Restructuring (as defined below);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Acquiror and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the First Merger, be adopted by the stockholders of the Company;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Acquiror Stockholders (the “Acquiror Board Recommendation”);

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to Acquiror Stockholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Organizational Documents in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, prior to the First Effective Time and the closing of the PIPE Investment, Acquiror shall (i) subject to obtaining the Acquiror Stockholder Approval, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”), pursuant to which all outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock shall be converted into shares of Acquiror Common Stock, and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, at the Closing, the Sponsor, Acquiror, the Company, certain of the Pre-Closing Holders and certain other parties will enter into an Amended and Restated Registration Rights Agreement, substantially in the form of Exhibit C attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and Acquiror have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit D hereto;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor and Acquiror have amended the HEC Forward Purchase Agreement, pursuant to which the Sponsor has agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to the Sponsor, up to 5,000,000 Acquiror Units in exchange for an aggregate purchase price of up to $50,000,000, on the terms and subject to the conditions set forth therein; and

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Acquiror Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $300,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Arrangements” has the meaning specified in Section 7.06

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Capital Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Acquiror Common Stock” means the shares of common stock, par value $0.0001 per share, of the Acquiror after the filing of the Acquiror Charter.

“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Options” has the meaning specified in Section 3.06(e).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended, restated, modified or supplemented from time to time.

“Acquiror Parties” means Acquiror, First Merger Sub and Second Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror Disclosure Letter. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror, First Merger Sub and Second Merger Sub.

“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of Acquiror.

“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(a)(v).

“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(a)(v).

“Acquiror Stockholders” means the holders of shares of Acquiror Capital Stock.

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, any and all filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission under the HSR Act or the antitrust or competition Law authorities of any other jurisdiction in connection with the Transactions (“Antitrust Fees”), the cost of the D&O Tail to be obtained pursuant to Section 8.02 and Transfer Taxes, in each case, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Adjusted Assumed Vested Company Option Election Consideration” means (A) with respect to an Eligible Cash-Out Vested Company Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (ii) the aggregate exercise price applicable to each share of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d); provided, that the Eligible Cash-Out Vested Company Option shall mean an amount, expressed as a percentage, equal the Adjusted Assumed Vested Company Option Election Percentage.

“Adjusted Assumed Vested Company Option Election Percentage” means an amount, expressed as a percentage, (A)(I) the numerator of which is equal to the absolute value of the Available Excess Cash Amount, and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00 divided by (B) a fraction, (I) the numerator of which is the sum of the total number of Stock Electing Shares and Assumed Electing Options and (II) the denominator of which is the Aggregate Fully Diluted Company Common Stock.

“Adjusted Optionholder Cash Weighted Mixed Election Consideration” means (A) with respect to an Eligible Cash-Out Vested Company Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (ii) the aggregate exercise price applicable to each share of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d); provided, that the Eligible Cash-Out Vested Company Option shall mean an amount, expressed as a percentage, equal to the Adjusted Optionholder Cash Weighted Mixed Election Percentage.

“Adjusted Optionholder Cash Weighted Mixed Election Percentage” means an amount, expressed as a percentage, (A)(I) the numerator of which is equal to the absolute value of the result of (a) (i) the Closing Cash Consideration minus (ii) the amount of cash elected to be paid in respect of all Standard Mixed Electing Shares and Standard Mixed Electing Options, and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00 divided by (B) a fraction, (I) the numerator of which is the sum of the total number of Cash Weighted Mixed Electing Share and Cash Weighted Mixed Electing Options and (II) the denominator of which is the Aggregate Fully Diluted Company Common Stock.

“Adjusted Stock Election Consideration” means (A) a number of shares of Acquiror Common Stock equal to (1) the Exchange Ratio multiplied by (2) the difference obtained by subtracting the Adjusted Stock Election

Percentage from one (1), and (B) cash in an amount equal to (1) the Per Share Merger Consideration multiplied by (2) the Adjusted Stock Election Percentage.

“Adjusted Stock Election Percentage” means an amount, expressed as a percentage, (A) a fraction, (I) the numerator of which is equal to the absolute value of the Available Cash Excess Amount, and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00 divided by (B) a fraction, (I) the numerator of which is the sum of the total number of Stock Electing Shares and Assumed Electing Options and (II) the denominator of which is the Aggregate Fully Diluted Company Common Stock.

“Adjusted Stockholder Cash Weighted Mixed Election Consideration” means (A) a number of shares of Acquiror Common Stock equal to (1) the Exchange Ratio multiplied by (2) the difference obtained by subtracting the Adjusted Stockholder Cash Weighted Mixed Election Percentage from one (1), and (B) cash in an amount equal to (1) the Per Share Merger Consideration multiplied by (2) the Adjusted Stockholder Cash Weighted Mixed Election Percentage.

“Adjusted Stockholder Cash Weighted Mixed Election Percentage” means an amount, expressed as a percentage, (A) a fraction, (I) the numerator of which is equal to the absolute value of the result of (a) (i) Closing Cash Consideration minus (ii) the amount of cash that would be elected to be paid in respect of all Standard Mixed Electing Shares and Standard Mixed Electing Options but for the adjustment set forth in Section 3.02(b), and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00 divided by (B) a fraction, (I) the numerator of which is the sum of the total number of Cash Weighted Mixed Electing Shares and Cash Weighted Mixed Electing Options and (II) the denominator of which is the Aggregate Fully Diluted Company Common Stock.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Stock that are (i) issued and outstanding immediately prior to the First Effective Time after giving effect to the Pre-Closing Restructuring or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the First Effective Time, minus (b) the Company treasury shares, if any, outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 4.02(b).

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Antitrust Fees” has the meaning specified in the definition of “Acquiror Transaction Expenses”.

“Assumed Electing Option” has the meaning specified in Section 3.06(b)(i).

“Assumed Vested Company Option Election” means, with respect to any holder of Vested Company Options, an election by such holder to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Assumed Vested Company Option Election Consideration”): a Vested Acquiror Option, determined as set forth in Section 3.06(d).

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Cash Excess Amount” has the meaning specified in Section 3.02(b)(ii).

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (iii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the HEC Forward Purchase Agreement, minus (iv) expenses of Acquiror and its Affiliates incurred prior to the Closing Date consistent with the disclosure set forth in the SEC Reports (other than the Acquiror Transaction Expenses).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash Election Amount” means (1) the aggregate amount of cash consideration elected by all holders of Standard Mixed Election Shares (before giving effect to any adjustment pursuant to Section 3.02(b)), plus (2) the aggregate amount of cash consideration elected by all holders of Cash Weighted Mixed Consideration Shares (before giving effect to any adjustment pursuant to Section 3.02(b)), plus (3) the aggregate amount of cash consideration elected by all holders of Standard Mixed Election Options (before giving effect to any adjustment pursuant to Section 3.02(b)), plus (4) the aggregate amount of cash consideration elected by all holders of Cash Weighted Mixed Election Options (before giving effect to any adjustment pursuant to Section 3.02(b)).

“Cash Election Excess Amount” has the meaning specified in Section 3.02(b)(i).

“Cash Weighted Mixed Electing Option” has the meaning specified in Section 3.06(b)(iii).

“Cash Weighted Mixed Electing Share” has the meaning specified in Section 3.02(a)(iii).

“Cancelled Option Portion” has the meaning specified in Section 3.06(c).

“CARES Act” has the meaning specified in the definition of “COVID-19 Measures”.

“Certificates” has the meaning specified in Section 3.03(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, dated June 8, 2020, as amended and in effect on the date hereof.

“Change in Recommendation” has the meaning specified in Section 9.02(a)(v).

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means an amount equal to (a) the Available Closing Acquiror Cash minus (b) $250,000,000.00, minus (c) Acquiror Transaction Expenses set forth on the Acquiror Closing Statement, minus (d) Company Transaction Expenses set forth on the Company Closing Statement; provided, that, if the Closing occurs when the Closing Cash Consideration as otherwise determined by this definition would result in Closing Share Consideration that is less than the Minimum Share Consideration, then the Closing Cash Consideration for all purposes under this Agreement will be decreased by the minimum extent necessary such that the Closing Share Consideration equals the Minimum Share Consideration.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Merger Consideration” means $1,400,000,000.00.

“Closing Share Consideration” means the number of shares (rounded to the nearest whole share) of Acquiror Common Stock determined by dividing an amount equal to (a) (i) the Closing Merger Consideration minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) Acquiror Transaction Expenses set forth on the Acquiror Closing Statement, minus (v) Company Transaction Expenses set forth on the Company Closing Statement, by (b) $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Closing Statement” has the meaning specified in Section 4.02(b).

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Employees” has the meaning specified in Section 5.13(a).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plan” means that certain 2014 Stock Incentive Plan of Groop Internet Platform, Inc.

“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.001 per share, of the Company, of which shares have been designated as: (i) Series Seed Preferred Stock, (ii) Series Seed-1 Preferred Stock, (iii) Series Seed-2 Preferred Stock, (iv) Series A Preferred Stock, (v) Series B Preferred Stock, (vi) Series C Preferred Stock and (vii) Series D Preferred Stock.

“Company Record Date” has the meaning specified in Section 3.03(d)(ii).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the approval of this Agreement and the Transactions, including the First Merger, and the Pre-Closing Restructuring Plan and the transactions contemplated thereby and the making of any filings, notices or information statements in connection with the foregoing, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock and outstanding Company Preferred Stock, voting together as a single class and on an as-converted basis, and (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class, in each of case, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Subsidiary Securities” has the meaning specified in Section 5.07(b).

“Company Transaction Expenses” means all accrued and unpaid fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, the cost of any D&O Tail, any bonuses payable by or at the direction of the Company in connection with the Closing that have not been accrued for by the Company as of the most recent accrual period ending immediately prior to the Closing and any retention bonuses and transaction bonuses paid or payable to employees, directors or independent contractors of the Company or its Subsidiaries by or at the direction of the Company in connection with the Closing (including the employer portion of any payroll or employment Taxes related thereto), and the employer portion of any payroll or employment Taxes related to or payable in connection with the payment of any cash amounts under this Agreement with respect to the Vested Company Options. “Confidentiality Agreement” has the meaning specified in Section 12.09.

“Continuing Employee” has the meaning specified in Section 9.07(b).

“Contracts” means any legally binding contracts, agreements, subcontracts and leases and all material amendments, written modifications and written supplements thereto.

“Counsel” has the meaning specified in Section 12.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act, or any changes thereto.

“D&O Tail” has the meaning specified in Section 8.02(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” has the meaning specified in the Recitals hereto.

“Election” has the meaning specified in Section 3.03(d)(i).

“Election Deadline” has the meaning specified in Section 3.03(d).

“Election Period” has the meaning specified in Section 3.03(d)(ii).

“Eligible Cash-Out Vested Company Option” means (i) with respect to an Optionholder Cash Weighted Mixed Election, the Optionholder Cash Weighted Mixed Election Percentage of the shares of Company Common Stock subject to such Vested Company Option (rounded up to the nearest whole number), and (ii) with respect to an Optionholder Standard Mixed Election, the Optionholder Standard Mixed Election Percentage of the shares of Company Common Stock subject to such Vested Company Option (rounded up to the nearest whole number), in each case as it may be adjusted pursuant to Section 3.02(b).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Engaged Professional” means a psychiatrist, psychologist, therapist, mental health coach or other similar practitioner employed or under contract with the Company or any of its Subsidiaries.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any Subsidiary or (ii) which together with the Company or any Subsidiary is treated as a single employer under Section 414(t) of the Code.

“ESPP” has the meaning specified in Section 8.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Exchange Ratio” means the quotient obtained by dividing:

a)	a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the sum of (A) the Closing Merger Consideration, minus (B) the Sponsor Share Amount, minus (C) Acquiror

Transaction Expenses set forth on the Acquiror Closing Statement, minus (D) Company Transaction Expenses set forth on the Company Closing Statement by (ii) $10.00; by

b)	the Aggregate Fully Diluted Company Common Stock.

“Excluded Share” has the meaning specified in Section 3.02(a).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“Final Prospectus” has the meaning specified in Section 6.06(a).

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Effective Time” has the meaning specified in Section 2.02.

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Sub” has the meaning specified in the preamble hereto.

“Form of Election” has the meaning specified in Section 3.03(d)(ii).

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party based solely and exclusively with respect to the making of any representation or warranty by such Party in Article V or Article VI (as applicable).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Closure” has the meaning specified in Section 7.03(a).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning under applicable Environmental Laws as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.

“Healthcare Information Laws” has the meaning specified in Section 5.11(b).

“HEC” means HEC Master Fund LP, a Delaware limited partnership.

“HEC Forward Purchase Agreement” means the Forward Purchase Agreement, entered into as of June 8, 2020, by and between Acquiror and HEC, as amended as of the date hereof and as further amended, restated, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Holder” has the meaning specified in Section 3.03(d).

“Incentive Equity Plan” has the meaning specified in Section 8.10.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (iv) any payroll or employment Taxes the payment of which has been deferred by such Person pursuant to Section 2302 of the CARES Act; and (v) all indebtedness of the type referred to in clauses (i) - (iv) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Intellectual Property” means all worldwide rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, together with all parents, (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or origin together with the goodwill of the business symbolized by or associated with any of the foregoing, (e) Software, (f) technical data, and databases, compilations and collections of technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions (as applicable).

“Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).

“Interim Financial Statements” has the meaning specified in Section 5.08(a).

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means any information technology and computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company.

“JOBS Act” has the meaning specified in Section 8.11.

“Key Executives” means the individuals set forth on Section 1.01(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Leases” has the meaning specified in Section 5.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Acquiror and the Company reasonably agree prior to the First Effective Time.

“Licensed Intellectual Property” has the meaning specified in Section 5.20(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any effect, occurrence, development, fact, condition or change (“Effect”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) prevents the Company from consummating the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror or at the request of the Acquiror, First Merger Sub or Second Merger Sub, (vi) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (ix) COVID-19 or any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith, (x) any cyberattack on or involving the Company or any of its Subsidiaries, (xi) any matters set forth on the Company Disclosure Letter, and (xii) any Effect to the extent actually known by those individuals set forth on Section 1.03 of the Acquiror Disclosure Letter on or prior to the date hereof; provided that, in the case of clauses (i), (ii), (vi) and (vii), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and markets in which the Company and its Subsidiaries operate.

“Material B2B Customers” has the meaning specified in Section 5.24(a).

“Material Contracts” has the meaning specified in Section 5.12(b).

“Material Suppliers” has the meaning specified in Section 5.24(b).

“Mergers” has the meaning specified in the Recitals hereto.

“Minimum Share Consideration” means, solely to the extent the Company elects application hereof, the number of shares (rounded up to the nearest whole share) of Acquiror Common Stock that represents the minimum number of shares of Acquiror Common Stock that is required to ensure that the Mergers qualify for the Intended Income Tax Treatment (with such number of shares to be reasonably determined by tax counsel to the Company, taking into account reasonable expectations regarding the value of the Acquiror Common Stock on the Closing Date); provided, that the Company shall be eligible to elect the application hereof only if the Company has a good faith and reasonable belief that the volume-weighted average price of the Acquiror Common Stock on the Closing Date will be less than $10.00 per share. The Company will provide written notice to Acquiror no later than the second (2nd) Business Day prior to the Closing Date if it elects to apply the Minimum Share Consideration as used in this Agreement, which written notice shall include the Company’s calculation of the number of shares of Acquiror Common Stock described herein.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Nasdaq” means the Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 9.02(a)(i).

“Optionholder Cash Weighted Mixed Election” means, with respect to a Vested Company Option, an election by the holder of such Vested Company Option to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Optionholder Cash Weighted Mixed Election Consideration”): (A) with respect to the Eligible Cash-Out Vested Company Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (ii) the aggregate exercise price applicable to each share of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d).

“Optionholder Cash Weighted Mixed Election Percentage” means, with respect to any holder of Vested Company Options that has properly made and not revoked or lost an Optionholder Cash Weighted Mixed Election in accordance with Section 3.03, a percentage equal to fifty percent (50%).

“Optionholder Standard Mixed Election” means, with respect to a Vested Company Option, an election by the holder of such Vested Company Option to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Optionholder Standard Mixed Election Consideration”): (A) with respect to the Eligible Cash-Out Vested Company Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (ii) the aggregate exercise price applicable to each share of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d).

“Optionholder Standard Mixed Election Percentage” means, with respect to any holder of Vested Company Options that has properly made and not revoked or lost an Optionholder Standard Mixed Election in accordance with Section 3.03, an amount, expressed as a percentage, (I) the numerator of which is the Closing Cash Consideration and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“PEO” means any professional employer organization, including, without limitation, TriNet HR Corporation.

“PEO Sponsored Plan” means each Company Benefit Plan sponsored, contributed to or required to be contributed to by a PEO for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) Liens that that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens securing any Indebtedness of the Company and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property and (x) Liens described on Section 1.01(b) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13(a).

“PIPE Investor” means an investor party to a Subscription Agreement.

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Stock immediately prior to the First Effective Time.

“Pre-Closing Restructuring” has the meaning specified in Section 7.08.

“Pre-Closing Restructuring Plan” has the meaning specified in Section 7.08.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information. “Privacy Laws” expressly excludes the Healthcare Information Laws.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proxy Statement” has the meaning specified in Section 9.02(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.02(a)(i).

“Registered Intellectual Property” has the meaning specified in Section 5.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.02(a)(i).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Requisite Company Stockholders” means those stockholders listed on Section 1.01(c) of the Company Disclosure Letter.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 12.17.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Special Meeting” has the meaning specified in Section 9.02(a)(v).

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means HEC Sponsor LLC, a Delaware limited liability company.

“Sponsor Share Amount” means $72,000,000.00.

“Sponsor Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Standard Mixed Electing Option” has the meaning specified in Section 3.06(b)(ii).

“Standard Mixed Electing Share” has the meaning specified in Section 3.02(a)(ii).

“Stock Electing Share” has the meaning specified in Section 3.02(a)(i).

“Stock Election” means, with respect to any Pre-Closing Holder, an election by such holder to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Stock Election Consideration”): a number of shares of Acquiror Common Stock equal to the Exchange Ratio.

“Stockholder Cash Weighted Mixed Election” means, with respect to any Pre-Closing Holder, an election by such holder to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Stockholder Cash Weighted Mixed Election Consideration”): (A) a number of shares of Acquiror Common Stock equal to (1) the Exchange Ratio multiplied by (2) the difference obtained by subtracting the Stockholder Cash Weighted Mixed Election Percentage from one (1), and (B) cash in an amount equal to (1) the Per Share Merger Consideration multiplied by (2) the Stockholder Cash Weighted Mixed Election Percentage.

“Stockholder Cash Weighted Mixed Election Percentage” means, with respect to any Pre-Closing Holder that has properly made and not revoked or lost a Stockholder Cash Weighted Mixed Election in accordance with Section 3.03, a percentage equal to fifty percent (50%).

“Stockholder Standard Mixed Election” means, with respect to any Pre-Closing Holder, an election by such holder to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Stockholder Standard Mixed Election Consideration”): (A) a number of shares of Acquiror Common Stock equal to (1) the Exchange Ratio multiplied by (2) the difference obtained by subtracting the Stockholder Standard Mixed Election Percentage from one (1), and (B) cash in an amount equal to (1) the Per Share Merger Consideration, multiplied by (2) the Stockholder Standard Mixed Election Percentage.

“Stockholder Standard Mixed Election Percentage” means, with respect to any Pre-Closing Holder that has properly made and not revoked or lost a Stockholder Standard Mixed Election in accordance with Section 3.03, equal to an amount, expressed as a percentage, (I) the numerator of which is the Closing Cash Consideration and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surrender Documentation” has the meaning specified in Section 3.03(b).

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a secondary obligor as a result of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group, or pursuant to Law.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Total Pre-Closing Holder Consideration” has the meaning specified in Section 3.01.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the HEC Forward Purchase Agreement, the Exchange Agent Agreement, each Letter of Transmittal, the Acquiror Charter, the Acquiror Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 9.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Unvested Acquiror Option” has the meaning specified in Section 3.06(e).

“Unvested Company Option” means a Company Option, or portion thereof, to the extent such Company Option (or applicable portion thereof) is outstanding and not vested as of immediately prior to the First Effective Time.

“Vested Acquiror Option” has the meaning specified in Section 3.06(d).

“Vested Company Option” means a Company Option, or portion thereof, to the extent such Company Option (or applicable portion thereof) is vested and outstanding as of immediately prior to the First Effective Time (after taking into consideration any accelerated vesting that is required to occur as a result of the Transactions pursuant to the terms of the applicable award agreement that has not otherwise been waived by the holder thereof).

“Waived 280G Benefits” has the meaning specified in Section 7.06.

“Warrant Agreement” means that certain Warrant Agreement, dated June 8, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals identified on Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of any or all of the Acquiror Parties, the individuals identified on Section 1.03 of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Acquiror with respect to its shares of Acquiror Capital Stock or rights to acquire Acquiror Capital Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of Company Preferred Stock or the holders of Acquiror Capital Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit F attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”). Concurrently with the Second Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on the Acquiror Closing Statement; and (ii) all Company Transaction Expenses as set forth on the Company Closing Statement.

Section 2.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents. Subject to Section 8.02, at the First Effective Time, the Governing Documents of the Surviving Corporation shall be amended to read the same as the Governing Documents of First Merger Sub as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “Groop Internet Platform, Inc.” Subject to Section 8.02, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “Talkspace, LLC”.

Section 2.05 Directors/Managers and Officers of the Surviving Corporation and the Surviving Entity. Immediately after the First Effective Time, the board of directors and officers of the Surviving Corporation shall be as the Company may determine. Immediately after the Second Effective Time, the board of managers and officers of the Surviving Entity shall be as the Company may determine (it being understood that such managers and officers will be employees of the Company and its Subsidiaries).

ARTICLE III

TOTAL PRE-CLOSING HOLDER CONSIDERATION; CONVERSION OF SECURITIES;

MERGER CONSIDERATION

Section 3.01 Total Pre-Closing Holder Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in respect of shares of Company Stock held immediately prior to the First Merger shall consist of (i) the Closing Cash Consideration, less the aggregate cash amount payable in respect of Vested Company Options and (ii) the Closing Share Consideration, less the aggregate number of shares of Acquiror Common Stock underlying Vested Acquiror Options and Unvested Acquiror Options on a net exercise basis, in each case as set forth herein (collectively, the “Total Pre-Closing Holder Consideration”).

Section 3.02 Effect of First Merger on Company Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) Each share of Company Stock issued and outstanding immediately prior to the First Effective Time (other than, for the avoidance of doubt, any shares of Company Stock (i) that are subject to Company Options, which shall be subject to Section 3.06, (ii) held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company immediately prior to the First Effective Time and (iii) held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”)) will be cancelled and automatically deemed for all purposes to represent the right to receive, subject to Section 3.02(b):

(i) in the case of a share of Company Stock with respect to which a Stock Election has been properly made and not revoked or lost pursuant to Section 3.03 (each, a “Stock Electing Share”), the Stock Election Consideration;

(ii) in the case of a share of Company Stock with respect to which a Stockholder Standard Mixed Election has been properly made and not revoked or lost pursuant to Section 3.03 or with respect to which no election has been made (each, a “Standard Mixed Electing Share”), the Stockholder Standard Mixed Election Consideration; and

(iii) in the case of a share of Company Stock with respect to which a Stockholder Cash Weighted Mixed Election has been properly made and not revoked or lost pursuant to Section 3.03 (each, a “Cash Weighted Mixed Electing Share”), the Stockholder Cash Weighted Mixed Election Consideration.

(b) Notwithstanding any other provision contained in this Agreement, the Stock Election Consideration and the Cash Weighted Mixed Election Consideration, together with the Assumed Vested Company Option Election Consideration and the Optionholder Cash Weighted Mixed Election Consideration, shall be subject to adjustment pursuant to this Section 3.02(b):

(i) If the Cash Election Amount exceeds the Closing Cash Consideration (the amount of such excess, the “Cash Election Excess Amount”), then:

(A) all Cash Weighted Mixed Electing Shares shall be converted into the right to receive the Adjusted Stockholder Cash Weighted Mixed Election Consideration; and

(B) all Cash Weighted Mixed Electing Options shall receive the Adjusted Optionholder Cash Weighted Mixed Election Consideration.

(ii) If the Closing Cash Consideration exceeds the Cash Election Amount (the amount of such excess, the “Available Cash Excess Amount”), then:

(A) all Stock Electing Shares shall be converted into the right to receive the Adjusted Stock Election Consideration; and

(B) all Assumed Electing Options shall receive the Adjusted Assumed Vested Company Option Election Consideration.

(iii) If the Closing Cash Consideration equals the Cash Election Amount, then there shall be no adjustment pursuant to this Section 3.02(b).

(iv) For purposes of this Section 3.02, all Dissenting Shares shall be deemed to be Standard Mixed Electing Shares.

(c) From and after the First Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Total Pre-Closing Holder Consideration as set forth in Section 3.02(a), subject to adjustment in accordance with Section 3.02(b), in accordance with and subject to the terms and conditions of this Agreement. At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Stock shall be made thereafter.

(d) Notwithstanding anything in this Agreement to the contrary no fraction of a share of Acquiror Common Stock will be issued by virtue of the First Merger, and any such fractional share (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by a Pre-Closing Holder) shall be rounded down to the nearest whole share.

(e) Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Each share of Company Stock held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company immediately prior to the First Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

(g) The Company acknowledges and agrees that (i) the Total Pre-Closing Holder Consideration is being allocated among the Pre-Closing Holders pursuant to the Allocation Schedule to be delivered to Acquiror in connection with the Company Closing Statement pursuant to Section 4.02(b) and such allocation (i) will be in accordance with the Governing Documents of the Company (taking into account the

Pre-Closing Restructuring); (ii) will set forth (A) the number and class of Equity Securities owned by each Pre-Closing Holder and (B) the portion of the Total Pre-Closing Holder Consideration allocated to each Pre-Closing Holder (divided into the portion of the Closing Cash Consideration and Closing Share Consideration (as a percentage) payable to such Pre-Closing Holder) after giving effect to such Pre-Closing Holder’s Election in accordance with Section 3.03(d), as adjusted pursuant to Section 3.02(b); (iii) notwithstanding anything in this Agreement to the contrary, in no event shall the consideration payable in connection with the Transactions in respect of all outstanding shares of Company Stock, Vested Company Options and Unvested Company Options exceed (A) an amount in cash equal to the Closing Cash Consideration and (B) a number of shares of Acquiror Common Stock (including shares of Acquiror Common Stock underlying Vested Acquiror Options and Unvested Acquiror Options on a net exercise basis) equal to the Closing Share Consideration (the “Maximum Consideration”); and (iv) to the extent the Allocation Schedule provided by the Company provides for aggregate consideration in excess of the Maximum Consideration, the Parties shall work together in good faith to correct such errors prior to the Closing. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Total Pre-Closing Holder Consideration on the Closing Date in accordance with Section 3.03(a) and completion of the transactions contemplated with respect to Company Options in Section 3.06, Acquiror and its respective Affiliates shall be deemed to have satisfied all obligations outstanding as of the Closing Date with respect to the payment of the Total Pre-Closing Holder Consideration, and none of them shall have (i) any further obligations to any Pre-Closing Holder with respect to the payment of any consideration under this Agreement (including with respect to the Total Pre-Closing Holder Consideration), or (ii) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Acquiror and its Affiliates (including, on and after the Closing, the Surviving Entity and its Affiliates) from all claims arising from or related to the allocation of the Total Pre-Closing Holder Consideration among each Pre-Closing Holder as set forth in the Allocation Schedule.

Section 3.03 Merger Consideration.

(a) Deposit with Exchange Agent. Prior to the First Effective Time, Acquiror shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Exchange Agent”). Immediately prior to the First Effective Time, Acquiror shall deposit with the Exchange Agent (i) the number of shares of Acquiror Common Stock equal to the Closing Share Consideration and (ii) the Closing Cash Consideration.

(b) Letter of Transmittal; Surrender of Certificates. Promptly after the First Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each Pre-Closing Holder (other than holders of Excluded Shares): (i) a Letter of Transmittal; and (ii) instructions for surrendering the outstanding certificate or certificates for Company Stock (collectively, the “Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.03(c)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Pre-Closing Holder that has delivered its Surrender Documentation with respect to such Pre-Closing Holder’s Certificates to the Exchange Agent at least two (2) Business Days prior to the Closing Date. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.03(c)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Total Pre-Closing Holder Consideration in accordance with the Allocation Schedule, with: (A) any cash portion of the Total Pre-Closing Holder Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Pre-Closing Holder in the Letter of Transmittal; and (B) the equity portion of the Total Pre-Closing Holder Consideration being delivered via book-entry issuance, in each case, subject to any Tax withholdings as provided in Section 3.07; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Pre-Closing Holder’s Certificates at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Total Pre-Closing Holder Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date. The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable portion of the Total Pre-Closing Holder Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes have been paid or are not applicable.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Acquiror, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by Acquiror as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Total Pre-Closing Holder Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.07).

(d) Elections. Each holder on record of shares of Company Stock (not including the Excluded Shares) and Vested Company Options (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this Section 3.03(d) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by Acquiror, and Acquiror has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date which the parties shall agree is as near as practicable to five (5) Business Days preceding the Closing Date. The parties shall cooperate to inform each Holder of the selected date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(i) Each Holder may specify in a request made in accordance with the provisions of this Section 3.03(d)(i) (an “Election”) whether such Holder desires to make a (i) Stockholder Standard Mixed Election, (ii) Stockholder Cash Weighted Mixed Election or (iii) Stock Election, in each case with respect to all shares of Company Stock held by such Holder, and/or an (i) Optionholder Standard Mixed Election, (ii) Optionholder Cash Weighted Mixed Election or (iii) Assumed Vested Company Option Election, in each case with respect to all Vested Company Options held by such Holder. An Election made by any Holder shall apply to all shares of Company Stock and Vested Company Options, as applicable, held by such Holder. If any Holder attempts to apply an Election to only a portion of such Holder’s shares of Company Stock or Vested Company Options, as applicable, or any Holder attempts to apply multiple Elections to such Holder’s shares of Company Stock or multiple Elections to such Holder’s Vested Company Options, as applicable, then all of such Holder’s shares of Company Stock or Vested Company Options, as applicable, shall be automatically treated as if such Holder made a Stockholder Standard Mixed Election or an Optionholder Standard Mixed Election, as applicable.

(ii) Acquiror shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), which shall include the transmittal materials contemplated by Section 3.03(b), and Acquiror shall mail, or shall cause the Exchange Agent to mail and deliver, together with the Form of Election to Holders as of the record date established by the Board of Directors of the Company (the “Company Record Date”), not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). Acquiror shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Company Record Date and prior to the Election Deadline.

(iii) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 3.03. Any Holder that does not make a valid Election by the Election Deadline (including as a result of the Exchange Agent not receiving an Election by the Election Deadline) shall be deemed to have made a Stockholder Standard Mixed Election or an Optionholder Standard Mixed Election, as applicable.

(iv) Any Holder may, at any time during the Election Period, revoke or revise his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder’s shares of Company Stock or expiration or other termination of such Holder’s Vested Company Options after such Holder has made an Election shall automatically revoke such Election (and any such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this Section 3.03(d)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Acquiror that this Agreement has been terminated in accordance with Article XI. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any shares of Company Stock or Vested Company Options (none of the Company, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the shares of Company Existing Common Stock or Vested Company Options covered by such Election shall, for purposes hereof, be deemed to be Standard Mixed Electing Shares or Standard Mixed Electing Options, as applicable.

Section 3.04 Exchange Agent. Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not surrendered a Certificate and/or delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Total Pre-Closing Holder Consideration deliverable in respect thereof as determined in accordance with this Article III and the Allocation Schedule without any interest thereon. None of any Acquiror Party, the Company, Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Total Pre-Closing Holder Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III and the Allocation Schedule would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.05 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Acquiror or the Surviving Corporation: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.06 Treatment of Company Options.

(a) The Company shall take all actions necessary, including using reasonable efforts to obtain any requisite consents of the holders of the Company Options, to provide that, as of immediately prior to the First Effective Time, (i) each Vested Company Option shall be cancelled in part in respect of a cash payment as provided in Section 3.06(b) and shall be converted in part as provided in Section 3.06(c) and (ii) each Unvested Company Option shall be converted as provided in Section 3.06(d).

(b) Each Vested Company Option issued and outstanding immediately prior to the First Effective Time will be automatically deemed for all purposes to represent the right to receive, subject to Section 3.02(b):

(i) in the case of a Vested Company Option with respect to which an Assumed Vested Company Option Election has been properly made and not revoked or lost pursuant to Section 3.03 (each, an “Assumed Electing Option”), the Assumed Vested Company Option Election Consideration;

(ii) in the case of a Vested Company Option with respect to which an Optionholder Standard Mixed Election has been properly made and not revoked or lost pursuant to Section 3.03 or with respect to which no election has been made (each, a “Standard Mixed Electing Option”), the Optionholder Standard Mixed Election Consideration;

(iii) in the case of a Vested Company Option with respect to which an Optionholder Cash Weighted Mixed Election has been properly made and not revoked or lost pursuant to Section 3.03 (each, a “Cash Weighted Mixed Electing Option”), the Optionholder Cash Weighted Mixed Election Consideration; and

(iv) notwithstanding the foregoing, (A) with respect to the holders of Company Options set forth on Section 3.06(b)(iv) of the Company Disclosure Letter, the Optionholder Cash Weighted Mixed Election Percentage with respect to each Vested Company Option held by each such holder shall be as set forth therein; provided, that in no event shall the foregoing adjustment result in the aggregate cash amount payable to Pre-Closing Holders and holders of Vested Company Options exceeding the Closing Cash Consideration, and (B) the Adjusted Stockholder Cash Weighted Mixed Election Percentage with respect to each Cash Weighted Mixed Electing Share shall be adjusted to such an amount so as to preserve the intended Optionholder Cash Weighted Mixed Election Percentage with respect to the Vested Company Options held by the individuals set forth on Section 3.06(b)(iv) of the Company Disclosure Letter, as compared to the Optionholder Cash Weighted Mixed Election Percentage for all Cash Weighted Mixed Electing Options.

(c) With respect to each Eligible Cash-Out Vested Company Option outstanding as of immediately prior to the First Effective Time that is entitled to receive a cash payment as set forth in Section 3.06(b), such portion of the Vested Company Option shall be automatically canceled (such cancelled portion, the “Cancelled Option Portion”) in exchange for such cash payment, and Acquiror shall, within five Business Days after the First Effective Time, cause the Company’s (or the Surviving Corporation’s) payroll provider, on behalf of the Company, to deliver to each holder of a Vested Company Option the amount of cash such holder has the right to receive pursuant to Section 3.06(b). Notwithstanding anything in this Section 3.06 to the contrary, the cash amount payable in respect of each Vested Company Option pursuant to Section 3.06(b) shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(d) As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, a portion of each Vested Company Option that is then outstanding shall be assumed and converted into an option to purchase shares of Acquiror Common Stock, as described in this Section 3.06(d) (such assumed portion, the “Vested Acquiror Option”). The number of shares of Company Common Stock subject to such portion of the Vested Acquiror Option shall equal (i) the total number of shares of Company Common Stock subject to such Vested Company Option minus (ii) the number of shares (if any) of Company Common Stock subject to the Cancelled Option Portion of such Vested Company Option. Each such Vested Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Vested Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(d)). As of immediately prior to the First Effective Time, each such Vested Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Vested Company Option and (ii) the Exchange Ratio, at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Vested Company Option by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(d) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Vested Acquiror Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Vested Company Option that is intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(e) As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each Unvested Company Option that is then outstanding shall be assumed and converted into an option to purchase shares of Acquiror Common Stock (each, an “Unvested Acquiror Option” and, collectively and together with the Vested Acquiror Options, the “Acquiror Options”). Each such Unvested Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Unvested Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(e)). As of immediately prior to the First Effective Time, each such Unvested Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Unvested Company Option and (ii) the Exchange Ratio, at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Unvested Company Option by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(e) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Unvested Company Options that is intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

Section 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement by Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their respective Affiliates shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Holder in connection with this Agreement (other than any deduction or withholding (i) in respect of any payments compensatory in nature for U.S. federal income tax purposes (including any payments to restricted shareholders), (ii) in respect of backup withholding under Section 3406 of the Code or (iii) attributable to the Company’s failure to deliver the certification and notice required under Section 7.05), Acquiror shall use commercially reasonable efforts to provide or cause to be provided at least seven (7) days prior notice of such deduction or withholding to the applicable Pre-Closing Holder, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.07, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.08 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Closing Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Stockholder Standard Mixed Election Consideration in accordance with Section 3.02 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Closing Statements.

(a) Acquiror Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Acquiror Stockholder Redemption) and each of the PIPE Investment proceeds and the HEC Forward Purchase Agreement proceeds received and to be received by Acquiror prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Acquiror Stockholder Redemption; (c) the Available Closing Acquiror Cash resulting therefrom; (d) the number of shares of Acquiror Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Stockholder Redemption and the issuance of shares of Acquiror Common Stock pursuant to the Subscription Agreements and the HEC Forward Purchase Agreement; (e) the number of shares of Acquiror Common Stock that may be issued upon the exercise of all Acquiror Warrants issued and outstanding as of the Closing after giving effect to the PIPE Investment, the HEC Forward Purchase Agreement and the exercise prices therefor; and (f) the Acquiror Transaction Expenses, in each case, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (1) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing

Statement”), and (2) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by the Company, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided that, the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b) Company Closing Statement. On the date that is three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Company Closing Statement”) setting forth its good faith calculation of (i) the Company Transaction Expenses and (ii) (A) the Closing Cash Consideration and (B) the Closing Share Consideration, in each case, determined based on the information provided in the Acquiror Closing Statement and (iii) an allocation schedule setting forth (A) the number and class of Equity Securities of the Company owned by each Pre-Closing Holder, (B) the portion of the Total Pre-Closing Holder Consideration allocated to each Pre-Closing Holder (divided into the portion of the Closing Share Consideration (as a percentage) payable to such Pre-Closing Holder), (C) on a holder-by-holder and award-by-award basis, each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Acquiror Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option, and (D) on a holder-by-holder and award-by-award basis, each Vested Company Option, the number of shares of Company Common Stock subject to the Cancelled Option Portion of each Vested Company Option, the applicable exercise price per share of each Vested Company Option, and the portion of the Closing Cash Consideration applicable to such Vested Company Option (the “Allocation Schedule”), in each case, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement. Following Acquiror’s receipt of the Company Closing Statement and through the Closing Date, Acquiror shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Company Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Company Closing Statement, with such Company Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (i) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided that, Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to Acquiror Parties by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) and (ii) as contemplated by the Pre-Closing Restructuring Plan or otherwise in connection with the Pre-Closing Restructuring, the Company represents and warrants to Acquiror as follows:

Section 5.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. Other than the Company Stockholder Approval by the Requisite Company Stockholders, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 5.05 of the Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and other than execution and delivery of the Company Stockholder Approval by the Requisite Company Stockholders, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Agreement to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under any applicable Law, (c) except as set forth on Section 5.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of the Company or any of its Subsidiaries, or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) applicable requirements of the HSR Act and Securities Law, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06 Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (1) 114,092,838 shares of Company Common Stock, of which 11,813,602 shares are outstanding and (2) 84,389,164 shares of Company Preferred Stock, of which 83,395,815 are outstanding and convertible into 83,395,815 shares of Company Common Stock. The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date hereof, 18,097,815 shares of Company Common Stock are issuable pursuant to outstanding Company Stock Options granted prior to the date of this Agreement. 744,656 shares of Company Common Stock are issuable pursuant to Company stock options that have been promised pursuant to contractual arrangements but not yet granted as of the date hereof (the “Promised Company Stock Options”). Section 5.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of January 8, 2021, (i) of holders of capital stock (including the number of shares owned by such person), warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) of holders of outstanding Company equity awards, including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable, which list shall include the Promised Company Stock Options and identifying them as such. Other than as set forth in this Section 5.06 or on Section 5.06 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Stock or, or other equity interests in, the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) as of the date hereof, (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 5.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a)-(c), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 5.08 Financial Statements.

(a) Attached as Section 5.08(a) of the Company Disclosure Letter hereto are true and complete copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited consolidated condensed balance sheets of each of the

Company and its Subsidiaries as of September 30, 2020 and the related unaudited consolidated statements of operations and cash flows for the 9-month period then ended (such September 30, 2020 balance sheets, the “Most Recent Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries in accordance with GAAP, (ii) present fairly, in all material respects, the consolidated financial position, cash flows and changes in shareholders’ equity (with respect to the Audited Financial Statements only) of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except, in the case of the Interim Financial Statements, for normal and recurring year-end adjustments and the absence of footnotes and other presentation items, in each case, the impact of which are not material to the entities named therein taken as a whole) and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company and its Subsidiaries have established and maintained systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained all material respects in accordance with applicable Laws.

Section 5.09 Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries consistent with past practice that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including Company Transaction Expenses or (d) disclosed on Section 5.09 of the Company Disclosure Letter.

Section 5.10 Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Except as set forth on Section 5.10 of the Company Disclosure Letter there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

Section 5.11 Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15) and (ii) as set forth on Section 5.11 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws and Governmental Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2018 through the date hereof, (a) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits, and (b) no charge, claim, assertion or Action of any violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries. As of the date hereof (A) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, and (B) no such investigations have been conducted by any Governmental Authority since December 31, 2018, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company, its Subsidiaries, each employed Engaged Professional, and to the Company’s knowledge, each contracted Engaged Professional is in compliance, to the extent applicable, with the terms and provisions of all Laws or other rules or regulations of any Governmental Authority relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder and similar state Laws (collectively, the “Healthcare Information Laws”).

Section 5.12 Contracts; No Defaults.

(a) Except for the Leases and Company Benefit Plans set forth on Section 5.13(a) of the Company Disclosure Letter, Section 5.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, the Company and/or any of its Subsidiaries is a party or is otherwise bound:

(i) Contracts with any Material B2B Customer or Material Supplier;

(ii) each Contract that (A) requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year and is not terminable by the counterparty with more than one hundred and twenty (120) days’ notice, and (B) grants to any Person (other than the Company or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year with respect to such payments described in clause (A), or (2) material non-competition, non-solicitation or no-hire provisions imposed on the Company or its Subsidiaries;

(iii) (x) Contracts entered into during the one (1) year prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by the Company or any of its Subsidiaries other than such Contracts between the Company and its Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts in which the Company or any of its Subsidiaries have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iv) Contracts establishing partnerships or joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(v) the top ten (10) Contracts with Engaged Professionals or otherwise involving the provision of medical services, measured by total spend during the fiscal year ended December 31, 2019;

(vi) each Contract with Governmental Authorities requiring aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(vii) Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto,

except any such Contract (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) between or among the Company and its Subsidiaries;

(viii) Contracts that relate to the settlement or final disposition of any material Action within the last two (2) years pursuant to which the Company or any of its Subsidiaries has ongoing obligations or liabilities, in each case, in excess of $1,000,000;

(ix) each material Contract to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries has granted any Person any license under any material Owned Intellectual Property or whereby the Company or any of its Subsidiaries is granted a license to any material Intellectual Property (excluding (A) non-exclusive licenses granted by or to customers in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) employment agreements with any current or former employee, and (F) licenses in respect of commercially available off-the-shelf software);

(x) Contracts with any officer, director, manager, stockholder, member of an Affiliate of the Company, any of its Subsidiaries or any of their respective relatives or Affiliates (other than the Company or any of the Company’s Subsidiaries) (excluding employee confidentiality and invention assignment agreements, equity or incentive equity documents, Governing Documents, employment agreements, Contracts set forth under Section 5.12(a)(x) or Section 5.13(a) of the Company Disclosure Letter and offer letters for at-will employment set forth on Section 5.13(a) of the Company Disclosure Letter) (“Affiliate Agreements”);

(xi) employment, severance, consulting, and similar Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries providing for an annual base salary in excess of $200,000 (excluding Contracts for at-will employment that are terminable without any liability to the Company or any of its Subsidiaries); and

(xii) each employee collective bargaining agreement or similar Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand.

(b) All of the foregoing set forth on Section 5.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts”. The Company has furnished or otherwise made available to Acquiror true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 5.13 Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan, indicating which Company Benefit Plans are PEO Sponsored Plans. For purposes of this Agreement, “Company Benefit Plan” means each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”), (b) pursuant to which the Company or any of its Subsidiaries could have any liability, other than any (i) statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority and (ii) multiemployer pension plans (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), or (c) any plans sponsored by a PEO for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan; and (vi) all material communications received from or sent to the Internal Revenue Service or the Department of Labor (including a written description of any oral communication) within the last calendar year.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Company Benefit Plan, and with respect to each PEO Sponsored Plan, to the knowledge of the Company, has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. There is no material Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits), or, with respect to each PEO Sponsored Plan, to the knowledge of the Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Benefit Plan, and with respect to each PEO Sponsored Plan, to the knowledge of the Company, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder.

(e) No Company Benefit Plan or other Contract to which the Company or any Subsidiary is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(i) None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or is required to contribute to, and at no point during the six year period prior to the date hereof sponsored, maintained or was required to contribute to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) or (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. Neither the Company nor any of its Subsidiaries has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. Neither the Company nor any of its Subsidiaries has any liability with respect to any employee benefit plan maintained for the benefit of any employee, officer, director or individual consultant based outside of the United States.

(j) Except as set forth on Section 5.13(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Company Benefit Plan.

(k) Except as set forth on Section 5.13(k) of the Company Disclosure Letter, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, or director, other individual service provider or shareholder of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

Section 5.14 Labor Matters.

(a) Prior to the date of this Agreement, the Company has provided the Acquiror with a complete and accurate list of each employee of the Company and its Subsidiaries as of a date reasonably close to the date of this Agreement, together with (i) each such employee’s respective base salary or wage rate, (ii) current annual bonus opportunity, (iii) current title and work location, and (iv) status as exempt or non-exempt from overtime requirements.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since December 31, 2018 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2018, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would trigger notice obligations under the WARN Act.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, and (ii) the Company and its Subsidiaries have not since December 31, 2018 committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid in all cases since December 31, 2018.

(f) As of the date hereof, the Company has not received written notice that any Key Executive presently intends to terminate his or her employment with the Company and its Subsidiaries. To the knowledge of the Company, no officer, supervisor or management personnel of the Company or any of its Subsidiaries has been accused, in the past three (3) years, of sexual harassment or sexual misconduct.

Section 5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, and to the knowledge of the Company, no oral claim has been made, since December 31, 2017, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by, or required to file a Tax Return in respect of material Taxes in, that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since December 31, 2018.

(f) Neither the Company nor any of its Subsidiaries (i) has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Company or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) Except with respect to deferred revenue or prepaid revenues collected by the Company or its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) election pursuant to Section 108(i) of the Code made prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; or (D) prepaid amount received prior to the Closing.

(h) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Pre-Closing Holder or any of its Affiliates under any material Contract with a Pre-Closing Holder or any of its Affiliates that contains a material Tax gross-up provision that has not been furnished or made available to the Acquiror.

(k) The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(l) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance (other than any fact or circumstance relating to the value of the Acquiror Common Stock after the date hereof), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(m) The Company is not currently, and has not been during the past five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 5.16 Insurance. Section 5.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth on Section 5.16 of the Company Disclosure Letter there is no claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.

Section 5.17 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) as of the date of this Agreement, each of the Company, its Subsidiaries and each Engaged Professional has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”) and all Permits are in full force and effect and (b) none of the Company, its Subsidiaries and the Engaged Professionals are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 5.18 Personal Property and Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company and/or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 5.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $500,000 (such Contracts, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease in any material respect, (b) there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease, and (c) each lease is valid, binding and in full force and effect (subject to the Enforceability Exceptions).

Section 5.20 Intellectual Property and IT Security.

(a) Section 5.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Registered Intellectual Property is subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable and has not been abandoned, canceled or otherwise terminated except in the ordinary course of business and (ii) all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (B) has the right to use all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(b) The Company or one of its Subsidiaries has entered into Contracts to use all Intellectual Property other than Owned Intellectual Property that is used in the operation of the business of the Company and its Subsidiaries as currently conducted (the “Licensed Intellectual Property”).

(c) The Registered Intellectual Property, Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license), constitutes all of the Intellectual Property necessary for the Company and its Subsidiaries to conduct their respective business as currently conducted.

(d) (i) To the knowledge of the Company, the conduct and operation of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person, at any time after December 31, 2018, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, (iii) the Company and its Subsidiaries have not received from any Person at any time after December 31, 2019 (or earlier, for matters that are or become unresolved) any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not since December 31, 2019 received any written notice, and no Action is currently pending, that challenges the validity or enforceability of any material Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of any material confidential or proprietary information pertaining to the Company or its Subsidiaries or their business from unauthorized disclosure and use and, to the knowledge of the Company there has been no unauthorized access to or disclosure of such material confidential or proprietary information. It is the practice of the Company and its Subsidiaries to require employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, as part of such Person’s employment, consultancy or engagement to assign all such material Owned Intellectual Property to the Company or a Subsidiary to the extent that such material Owned Intellectual Property was not assigned to the Company or one of its Subsidiaries by operation of applicable Law. Without limiting the foregoing, no former and current employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any material Owned Intellectual Property.

(f) No material Software that is owned by the Company or any of its Subsidiaries (the “Company Software”) has been incorporated into or combined with any open source software in a manner which requires that such Company Software be licensed under any license that (A) requires the distribution of source code in connection with the distribution of such Company Software in object code form; (B) limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (C) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer the Company Software. All use and distribution of Company Software by or through the Company or any of its Subsidiaries is in full compliance with all licenses applicable thereto, including all copyright notice and attribution requirements except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has disclosed, licensed, made available or delivered to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for the Company or a Subsidiary or (ii) employees, consultants, agents and contractors of the Company and its Subsidiaries, any of the source code for any material Company Software, and no event has occurred that legally required the Company or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Agreement to which the Company or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure to a third Person of any source code included in the Company Software.

(g) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security of their IT Systems and Software (and all data stored therein or transmitted thereby).

(h) The Company or one of its Subsidiaries owns or has a valid right to access and use all IT Systems necessary for the conduct of their respective businesses as currently conducted. The material IT Systems (i) have been maintained in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use and (ii) operate in all material respects in accordance with their documentation and functional specifications and as necessary to conduct the business as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements designed to enable the continued operation of their businesses in the event of a failure of their material IT Systems that are, in the reasonable determination of the Company and its Subsidiaries, consistent with commercially reasonable practice in all material respects. Neither the IT Systems nor any Company Software: (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data); or (B) fails to comply, or would cause the Company or any of its Subsidiaries to fail to comply, with any applicable warranty or other contractual commitment relating to any services rendered or products offered by the Company or any of its Subsidiaries in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse. To the knowledge of the Company, neither the IT Systems nor any Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) The Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on their behalf has, since December 31, 2019 through and including the date of this Agreement, materially complied with (i) the Privacy Laws, (ii) the Company’s published policies and notices regarding Personal Information, and (iii) the Company’s contractual obligations with respect to Personal Information. The Company and its Subsidiaries have implemented and maintained one or more commercially reasonable privacy policies regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”) and (i) the Company’s and its Subsidiaries’ privacy practices are and have been in material compliance with all such Privacy Policies, and (ii) the Company’s and its Subsidiaries’ information security practices are and have been in material compliance with any information security statements in its Privacy Policies at all times such Privacy Policies have been in effect. The Company and its Subsidiaries have implemented and maintained commercially reasonable technical and organizational safeguards to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and have taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company and its Subsidiaries has implemented and maintained the same, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, any third party who has provided Personal Information to the Company and its Subsidiaries has done so in compliance in all material respects with applicable Privacy Laws. There have been no material breaches, security incidents, misuse of, unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and its Subsidiaries. No Person (including any Governmental Authority) has made any written claim or commenced any written Action, and to the knowledge of the Company, no claim or Action is threatened (i) alleging a violation of any Person’s privacy or confidentiality rights under any Privacy Policy, the Company’s or its Subsidiaries’ contractual obligations with respect to Personal Information or a Privacy Law or (ii) with respect to the security, use, transfer or disclosure of Personal Information specifically.

Section 5.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, except for matters which have been fully resolved, since December 31, 2018 have been, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no unresolved Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 5.22 Absence of Changes. Since the date of the Most Recent Balance Sheet, no Material Adverse Effect has occurred.

Section 5.23 Brokers’ Fees. Except as set forth on Section 5.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.24 Business Relationships.

(a) Section 5.24(a) of the Company Disclosure Letter sets forth a true and correct list of the ten (10) largest enterprise customers (measured by revenue during the fiscal year ended December 31, 2019) (collectively, the “Material B2B Customers”).

(b) Section 5.24(b) of the Company Disclosure Letter sets forth a true and correct list of the ten (10) largest and current vendors, suppliers and service providers to the Company and its (measured by aggregate spend during the fiscal year ended December 31, 2019) (collectively, the “Material Suppliers”).

(c) The Company has not received any notice or threat in writing from any Material B2B Customer or Material Supplier since January 1, 2020 of any intention to terminate or not renew its business dealings with the Company or its Subsidiaries, or to materially decrease purchasing or selling (as the case may be) services or products to the Company and its Subsidiaries, or to adversely modify its business dealings with the Company and its Subsidiaries in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25 Related Party Transactions. Except for the Contracts set forth on Section 5.25 of the Company Disclosure Letter, (a) there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth on Section 5.13(a) of the Company Disclosure Letter and (ii) equity ownership) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, and (b) none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole, except in its capacity as a security holder of the Company.

Section 5.26 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.27 Regulatory Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since December 31, 2017, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries has, since December 31, 2017, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) To the Company’s knowledge, as of the date hereof, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries, and (ii) since December 31, 2018, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

Section 5.28 No Additional Representations or Warranties. Except as provided in and this Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror Parties or their Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the disclosure letter delivered by Acquiror Parties to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (a) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (Financial Ability; Trust Account) and Section 6.11 (Capitalization)), each Acquiror Party represents and warrants to the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror and First Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Second Merger Sub is duly formed and is validly existing as a requisite limited liability company in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or to consummate the Transactions.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. By Acquiror’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of First Merger Sub and Second Merger Sub required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party is or will be a party has been or will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party is or will be a party, constitutes or will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the Transactions, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Section 6.02(b) of the Acquiror Disclosure Letter (such votes, collectively, the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror Stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions.

(d) To the knowledge of Acquiror, the execution, delivery and performance of any Transaction Agreement by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby or by any other Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened in writing Actions against any Acquiror Party or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement. There is no Governmental Order imposed upon or, to the knowledge of Acquiror, threatened in writing against any Acquiror Party or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform its obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no action by, notice to, consent,

approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to such Acquiror Party’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act and Securities Laws, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Acquiror Party to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 6.05 of the Acquiror Disclosure Letter.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $414,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of June 8, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated June 8, 2020 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since June 8, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07 Brokers’ Fees. Except as set forth on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsors.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 8, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) To the knowledge of the Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including, to the knowledge of the Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Acquiror Party or any acquisition of property by any Acquiror Party or the conduct of business by any Acquiror Party as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of any Acquiror Party to enter into and perform its obligations under this Agreement. Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b) No Acquiror Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) or as set forth on Section 6.09(c) of the Acquiror Disclosure Letter, no Acquiror Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Section 6.09(c) of the Acquiror Disclosure Letter).

(d) There is no liability, debt or obligation of or claim or judgment against the Acquiror or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the nine months ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the nine months ended September 30, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in the Acquiror Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(e) Since June 8, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Acquiror to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 6.09(e) of the Acquiror Disclosure Letter, the Acquiror has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 6.10 Tax Matters.

(a) All material Tax Returns required by Law to be filed by any Acquiror Party have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of Acquiror’s consolidated balance sheet for the nine months ended September 30, 2020, no Acquiror Party has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No Acquiror Party is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No Acquiror Party has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made, since December 31, 2017 by any Governmental Authority in a jurisdiction where an Acquiror Party does not file a Tax Return that such Acquiror Party is or may be subject to material Taxes by, or is required to file a Tax Return in respect of material Taxes in, that jurisdiction that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of an Acquiror Party and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since December 31, 2018.

(f) No Acquiror Party (i) has been a party to any “reportable transaction” (other than a listed transaction) within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind any Acquiror Party after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to material Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(h) No Acquiror Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) that do not primarily relate to Taxes).

(i) No Acquiror Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes). No Acquiror Party is a party to, is bound by, or has any obligation to the Sponsor or any of its Affiliates under any material Contract with the Sponsor or any of its Affiliates that contains a material Tax gross-up provision that has not been either furnished or made available to the Company or filed with the SEC. No Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) election pursuant to Section 108(i) of the Code made prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; or (D) prepaid amount received prior to the Closing.

(j) No Acquiror Party has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance (other than any fact or circumstance relating to the value of the Acquiror Common Stock after the date hereof), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(k) All of the membership interests in Second Merger Sub are owned by Acquiror, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.

(l) Acquiror is not currently and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Acquiror has never owned an interest in another person, other than First Merger Sub and Second Merger Sub.

Section 6.11 Capitalization.

(a) The authorized capital stock of Acquiror consists of 401,000,000 shares of capital stock, including (i) 380,000,000 shares of Acquiror Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock of which (A) 41,400,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement, (B) 10,350,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) 0 shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Preferred Stock and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Capital Stock held by the Sponsors. As of the date hereof, Acquiror has issued 30,980,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share (subject to adjustment) on the terms and conditions set forth in the applicable warrant agreement.

(b) Immediately prior to the closing of the transactions contemplated by the Subscription Agreements, the HEC Forward Purchase Agreement and the completion of the Mergers, the authorized capital stock of Acquiror will consist of 401,000,000 shares of capital stock, including (i) 380,000,000 shares of Acquiror Common Stock, and (ii) 1,000,000 shares of Acquiror Preferred Stock, of which Acquiror has committed to issue 30,00,000 shares of Acquiror Common Stock to the PIPE Investors and up to 5,000,000 Acquiror Units to HEC, and to issue 10,350,000 shares of Acquiror Common Stock upon the conversion of Acquiror Class B Common Stock in accordance with the Sponsor Support Agreement, and Acquiror will have up to 33,480,000 Acquiror Warrants issued and outstanding, of which (A) up to 10,280,000 will be issued to the Sponsor, (B) up to 2,500,000 will be issued to HEC, and (C) 20,700,000 Acquiror Warrants will entitle the holder thereof to purchase Acquiror Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(c) Except for this Agreement, the Acquiror Warrants, the Subscription Agreements and the HEC Forward Purchase Agreement, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Capital Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Capital Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 35% or more of the combined voting power of the issued and outstanding securities of Acquiror.

Section 6.12 Nasdaq Listing. The issued and outstanding units of the Acquiror, each such unit comprised of one share of Acquiror Common Stock and one-half of one Acquiror Warrant (an “Acquiror Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HECCU”. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HEC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HECCW”. Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Common Stock or Acquiror Warrants from the Nasdaq or the SEC.

Section 6.13 PIPE Investment; HEC Forward Purchase.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $300,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates or will violate any Laws. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Entity and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

(c) Acquiror has delivered to the Company true, correct and complete copies of the HEC Forward Purchase Agreement, including all amendments thereto, entered into by Acquiror with the Sponsor, pursuant to which the Sponsor has committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of up to $50,000,000 (the “Forward Purchase Amount”). To the knowledge of Acquiror, with respect to the Sponsor, the HEC Forward Purchase Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The HEC Forward Purchase Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Sponsor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the HEC Forward Purchase Agreement violates or will violate any Laws. The HEC Forward Purchase Agreement provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the Sponsor. There are no other agreements, side letters, or arrangements between Acquiror and the Sponsor that could affect the obligation of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount in accordance with the HEC Forward Purchase Agreement, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any HEC Forward Purchase Agreement not being satisfied, or the Forward Purchase Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the HEC Forward Purchase Agreement. The HEC Forward Purchase Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount set forth in the HEC Forward Purchase Agreement on the terms therein.

Section 6.14 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 6.15 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 Interest in Competitors. No Acquiror Party owns any interest, nor does any of its Affiliates insofar as such Affiliate-owned interests would be attributed to such Acquiror Party under the HSR Act or any other antitrust Law, in any entity or Person that derives revenues from any lines of products, services or business within any of the Company’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.17 Acquiror Stockholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R.

Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing.

Section 6.18 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 6.19 No Additional Representations or Warranties. Except as provided in and this Article VI, neither the Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as required by this Agreement, required by applicable Law, as contemplated by the Pre-Closing Restructuring Plan or otherwise in connection with the Pre-Closing Restructuring, set forth on Section 7.01 of the Company Disclosure Letter or consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 Measures shall be deemed to be in the ordinary course of business). Without limiting the generality of the foregoing, except as required by Law, as required by this Agreement, as contemplated by the Pre-Closing Restructuring Plan or otherwise in connection with the Pre-Closing Restructuring, as set forth on Section 7.01 of the Company Disclosure Letter or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Governing Documents of the Company or any of its Subsidiaries;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of the Company, except, in any case, for the issuance of shares of capital stock of the Company in connection with the exercise of Company Options that are outstanding as of the date hereof and that are either vested as of the date hereof or are required to vest following the date hereof pursuant to their terms;

(d) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets or properties of the Company and its Subsidiaries, taken as a whole, other than (i) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer be material to the business of the Company and its Subsidiaries taken as a whole, in each such case, in the ordinary course of business and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries or (ii) settle any pending or threatened Action (A) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $1,000,000, (B) to the extent such settlement includes an agreement by the Company and/or its Subsidiaries to accept or concede injunctive relief or (C) to the extent such settlement is adverse to the Company and/or its Subsidiaries and involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(f) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof and set forth on Section 5.13(a) of the Company Disclosure Letter, (i) materially increase the compensation or benefits of any Company Employee except for increases in salary or hourly wage rates made in the ordinary course of business to Company Employees with annual base salary less than $200,000 or for ordinary course annual salary increases for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020, (ii) make any grant or promise of any severance, retention, incentive or termination payment to any Person, except severance or termination payments in connection with the termination of any employee in the ordinary course of business and consistent with past practice, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination (other than for “cause”) of existing officers, (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $200,000 in the ordinary course of business that would not otherwise violate subsection (iii) or (v) except in the ordinary course of business and as would not otherwise violate subsections (i)-(iv), establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(g) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantially all or a material portion of the assets of, or by purchasing all of or a substantial equity interest in, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(h) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $50,000 individually or $500,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(i) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, except for (i) acquisitions of shares of capital stock of the Company in connection with the exercise of Company Options solely as the result of net settlement for taxes and/or exercise price to the extent the Company is so required by the terms of the Company Option, (ii) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than the Company Options pursuant to subsection (i)) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, and (iii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(j) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(k) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(m) make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return other than one prepared in a manner consistent in all material respects with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or any of its Subsidiaries;

(n) issue any debt securities, incur indebtedness for borrowed money in excess of $1,000,000 other than in the ordinary course of business consistent with past practice, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(o) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(p) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(q) enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(r) enter into, modify in any material respect, waive any material rights under or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in clauses (i), (iii), (iv), (vi), (viii) or (x) of Section 5.12(a), other than in the ordinary course of business consistent with past practice or as required by Law;

(s) acquire any ownership interest in any real property;

(t) fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Owned Intellectual Property, excluding any failures, dedications, or allowances made by the Company or its Subsidiaries in the ordinary course of business, or for any Owned Intellectual Property that is not used or useful in the business of the Company and its Subsidiaries or is not in the Company’s reasonable business judgment, commercially practical to maintain;

(u) make any change in any material respect to the policies or practices of the Company and its Subsidiaries regarding the payment of accounts payable, the collection of accounts receivable, including accelerating the receipt of amounts due with respect to any accounts receivables, or lengthening the period for payment of accounts payable, except for changes in the ordinary course of business consistent with past practice; or

(v) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Company and its Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 7.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 HSR Act and Approvals.

(a) In connection with the Transactions, the Company shall comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

(b) The Company shall promptly furnish to Acquiror copies of any material notices or written communications received by the Company or any of its Subsidiaries from any third party or any

Governmental Authority, and detail any substantive oral communications between the Company or any of its Subsidiaries and any Governmental Authority, with respect to the approval of the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Subsidiaries to any Governmental Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Subsidiaries, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 7.04 No Claim Against the Trust Account. The Company acknowledges that it has read the Final Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by June 11, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 7.04 shall not serve to limit or prohibit the Company’s or its controlled Affiliates’ rights to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.

Section 7.05 FIRPTA. At the Closing, the Company shall deliver to Acquiror the certification and notice attached hereto as Exhibit G.

Section 7.06 Code Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of the Company has the right to receive or retain any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than seven days prior to the Closing Date, solicit and use its commercially reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than five days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the stockholders of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than three days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than five days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.06 is necessary in order to avoid the imposition of

Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. Notwithstanding the foregoing, to the extent that any contract, agreement, term sheet, plan or other arrangement (whether written or unwritten) is entered into by Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates and a “disqualified individual” in connection with the transactions contemplated by this Agreement prior to the Closing Date (the “Acquiror Arrangements”), Acquiror shall provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least fifteen days prior to the Closing Date and shall cooperate with the Company or its counsel in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid, granted or provided in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, however, that the Company’s failure to include the Acquiror Arrangements as Waived 280G Benefits shall not result in a breach of the covenants set forth in this Section 7.06 if Acquiror fails to provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least fifteen days before the Closing Date and/or fails to cooperate with the Company or its counsel in good faith in order to calculate or determine the value as required pursuant to this Section 7.06. In no event shall the Company be deemed in breach of this Section 7.06 if any “disqualified individual” refuses to execute a waiver or the stockholder vote is not obtained due to the Company’s stockholder not approving such Waived 280G Benefits. With respect to each time period set forth in this Section 7.06, such period may be shorter as agreed by the Parties, with such agreement not to be unreasonably withheld.

Section 7.07 Company Stockholder Approval. Company shall (i) obtain and deliver to Acquiror, the Company Stockholder Approvals, (A) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders, and (B) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 7.08 Pre-Closing Restructuring. The Company shall take those actions set forth, and otherwise in the manner described, on Section 7.08 of the Company Disclosure Letter (such actions, the “Pre-Closing Restructuring” and such section of the Company Disclosure Letter, the “Pre-Closing Restructuring Plan”).

Section 7.09 Affiliate Agreements. Prior to the Closing, the Company shall terminate, or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated effective prior to the Closing.

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.01 HSR Act and Regulatory Approvals.

(a) In connection with the Transactions, Acquiror shall comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.

(d) Acquiror shall promptly furnish to the Company copies of any material notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(e) Except as required by this Agreement, Acquiror shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would reasonably be expected to materially impair or delay Acquiror’s ability to consummate the Transactions or perform its obligations hereunder.

Section 8.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this

Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (a “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 300% of the last annual payment made by the Company or any of their respective Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Company and/or its Subsidiaries prior to the date of this Agreement.

(c) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.02 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the First Merger indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror, the Surviving Corporation and the Surviving Entity. In the event that Acquiror, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving

Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Section 8.03 of the Acquiror Disclosure Letter, as required by this Agreement, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of as (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not, and shall cause each of its Subsidiaries not to:

(i) change, modify, supplement, restate or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return other than one prepared in a manner consistent in all material respects with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or any of its Subsidiaries;

(iv) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Acquiror Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (y) issuance of Acquiror Common Stock at not less than $10 per share and issuance of up to 2,500,000 Acquiror Warrants at an exercise price per share of not less than $11.50 per share, in each case on the terms set forth in the Subscription Agreements and the HEC Forward Purchase Agreement, as applicable, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 8.03.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.04 PIPE Investment; HEC Forward Purchase Agreement. Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the HEC Forward Purchase Agreement. Subject to the immediately preceding sentence, Acquiror shall take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the HEC Forward Purchase Agreement on the terms and conditions described therein, including by enforcing its rights (a) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the HEC Forward Purchase Agreement to cause the Sponsor to pay to (or as directed by) Acquiror the applicable purchase price under the HEC Forward Purchase Agreement in accordance with its terms.

Section 8.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Acquiror and its Subsidiaries that are in the possession of Acquiror or its Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Acquiror lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.05, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.

Section 8.06 Acquiror Nasdaq Listing. From the date hereof through the Closing, Acquiror shall use reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, Nasdaq.

Section 8.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the

Acquiror Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Acquiror Board of Directors, Committees and Officers.

(a) The Parties shall take all actions necessary to ensure that the individuals listed on Section 8.09(a) of the Company Disclosure Letter are elected and appointed as directors of Acquiror effective at the Closing.

(b) The officers of the Company as of immediately prior to the Closing shall be the officers of Acquiror effective at the Closing.

Section 8.10 Incentive Equity Plan and ESPP. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, (i) a management incentive equity plan in the form attached hereto as Exhibit H providing for the issuance of the number of shares of Acquiror Common Stock set forth therein (with such changes as may be agreed to in writing by Acquiror and the Company), (the “Incentive Equity Plan”) and (ii) an employee stock purchase plan in the form attached hereto as Exhibit I providing for the issuance of the number of shares of Acquiror Common Stock set forth therein (with such changes as may be agreed to in writing by Acquiror and the Company) (the “ESPP”). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.

Section 8.11 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.12 Stockholder Litigation. In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror Stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.13 Other Compensation Matters. Following the date of this Agreement and prior to the Closing Date, the Acquiror will utilize the services of an independent compensation consultant to review and make recommendations with respect to post-Closing compensation arrangements, and the Parties will work together to review the Company’s existing compensation arrangements for purposes of developing post-Closing market-based compensation arrangements, including terms and conditions relating to initial awards under the Incentive Equity Plan and customary employment agreements for key employees, taking into account such recommendations.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, to the extent agreed to by Acquiror, the Company shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02 Proxy Statement/Registration Statement; Acquiror Special Meeting.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement, (x) Acquiror and the Company shall, in accordance with this Section 9.02(a), jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Acquiror Common Stock that constitute the Closing Share Consideration and (B) the shares of Acquiror Common Stock that are subject to Acquiror Options (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Mergers and the other Transactions (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) Acquiror Special Meeting. Acquiror shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, give notice of and duly call a meeting of the Acquiror Stockholders (the “Special Meeting”), which meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective, for the purpose of, among other things: (A) providing Acquiror Stockholders with the opportunity to redeem shares of Acquiror Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the First Merger); (2) the issuance of shares of Acquiror Common Stock in connection with the First Merger (including as may be required under

Nasdaq); (3) the amendment and restatement of the Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit A hereto; (4) the appointment of the individuals to the Acquiror’s board of directors in accordance with Section 8.09, and the designation of the classes of such appointees to the Acquiror’s board of directors; (5) the approval of the adoption of the Incentive Equity Plan and the ESPP; (6) any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (7) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; and (8) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Stockholder Matters”). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Acquiror Stockholders described in the Recitals hereto, a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Acquiror Stockholder Approval shall not be affected by any Change in Recommendation or other intervening event or circumstance, (B) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance, and (C) Acquiror agrees that if the Acquiror Stockholder Approval shall not have been obtained at any such Special Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 9.02(a)(v), and hold additional Special Meetings in order to obtain such approval. Acquiror may only postpone or adjourn the Special Meeting (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall postpone or adjourn), for a period of no longer than fifteen (15) days and on a date no later than five (5) Business Days prior to the Termination Date: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Acquiror has determined in good faith after consultation with outside legal counsel is required by applicable Law is disclosed to Acquiror Stockholders and for such supplement or amendment to be promptly disseminated to Acquiror Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Acquiror Stockholder Approval; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving the Company and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). Acquiror shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Acquiror shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Acquiror and the Company are parties under Section 368(b) of the Code (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except (i) if the Company has not elected the application of the Minimum Share Consideration and the Intended Income Tax Treatment does not satisfy a “more likely than not” Tax reporting standard because the Share Consideration Percentage is less than forty percent (40%) or (ii) as otherwise required by a change in applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide factual support letters (except to the extent clause (i) of the prior sentence is applicable). For purposes of this Section 9.04(b): the “Share Consideration Percentage” shall mean a fraction, expressed as a percentage, (A) the numerator of which is the Share Consideration Value; and (B) the denominator of which is the sum of (I) the Share Consideration Value and (II) the portion of the Closing Cash Consideration paid to holders of Company Stock in the Mergers; and the “Share Consideration Value” shall mean the value as of the Closing Date of the Closing Share Consideration paid to holders of Company Stock in the Mergers, determined using the volume weighted average of trading prices of Acquiror Common Stock on the Closing Date (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source).

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment (provided that, for the avoidance of doubt, nothing in this Section 9.04(c) or any other provision in this Agreement shall constitute a representation or warranty abut the Company making or not making, or shall place any limit on the Company’s choice regarding making or not making, the election to apply the Minimum Share Consideration).

(d) The Company, Acquiror, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(e) Any and all Tax allocation or Tax sharing agreements between the Company or any of its Subsidiaries, on the one hand, and any Pre-Closing Holder or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Company nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period. Any and all Tax allocation or Tax sharing agreements between Acquiror or any of its Subsidiaries, on the one hand, and any direct or indirect equityholder of Acquiror (or their Affiliates), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither Acquiror nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.

Section 9.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) The Company and the Acquiror shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; and (ii) subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent;

provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 9.05(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 9.05(b) shall not require approval by either Party, and (b) subject to compliance with Section 9.05(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 9.05(b); provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 9.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.07 Employee Matters.

(a) Following the Closing, Acquiror shall honor and perform in accordance with their terms all Company Benefit Plans, including all employment, severance, bonus, transaction, incentive and other compensation arrangements, provided, that such Company Benefit Plan was in effect immediately prior to the Closing and such Company Benefit Plan was disclosed on Section 5.13(a) of the Company Disclosure Letter.

(b) Except where applicable Law or the provisions of a Company Benefit Plan in effect as of the date hereof require more favorable treatment, Acquiror shall, or shall cause an Affiliate of Acquiror to, for the period lasting until twelve (12) months after the Closing Date (or, if earlier, until the date of the applicable employee’s termination of employment with Acquiror or its Affiliates), provide to each employee employed by the Company or any of its Subsidiaries immediately prior to the Closing (each a “Continuing Employee”) (a) a base salary or wage rate and annual cash bonus opportunity that are no less favorable than the base salary or wage rate and annual cash bonus opportunity provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date, and (b) employee benefits (excluding equity, defined benefit pension and retiree medical benefits, except as required by applicable Law or the provisions of a Company Benefit Plan) that are substantially comparable in the aggregate to those provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date.

(c) Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Companies and their Subsidiaries to recognize, each Continuing Employee’s employment or service with any Company or any of the Companies’ Subsidiaries (including any current or former Affiliate thereof or any predecessor of a Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Companies, their Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (excluding benefit accruals under a defined benefit pension plan); provided, that no such credit will result in any duplication of benefits. With respect to any welfare benefit plan in which Continuing Employees participate in the plan year in which the Closing occurs, Acquiror shall cause each Continuing Employee (and any eligible dependent) to be able to participate without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions and shall credit the Continuing Employees with any expenses covered by a comparable plan prior to Closing for purposes of determining deductibles, co-pays and other applicable limits.

(d) This Section 9.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.07, express or implied, shall confer upon any other Person (including, for the avoidance of doubt, any Company Employee or Continuing Employee) any rights (including third party beneficiary rights) or remedies of any nature whatsoever under or by reason of this Section 9.07. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 9.07 shall not create any right in any employee or any other Person to any continued employment with Acquiror or any of its Affiliates for any specific period of time or compensation or benefits of any nature or kind whatsoever.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:

(a) Governmental Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Stockholder Redemption.

(d) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been duly obtained in accordance with the DGCL, the Acquiror Organizational Documents and the rules and regulations of Nasdaq.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g) Listing Approval. The shares of Acquiror Common Stock to be issued in connection with the Mergers and the other Transactions shall have been approved for listing on Nasdaq.

Section 10.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in the first and second sentences of Section 5.01 (Corporate Organization of the Company) and Section 5.03 (Due Authorization) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date). Section 5.06(a)

and the first sentence of Section 5.06(b) (Current Capitalization) (collectively with the representations referred to in the immediately preceding sentence, the “Specified Representations”) shall be true and in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date in all respects other than de minimis inaccuracies).

(ii) The representations and warranties of the Company contained in Section 5.22 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii) The representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.22), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within twenty (20) days after written notice of such breach has been delivered to the Acquiror (or if earlier, the Termination Date); provided, further, that no action that is contemplated by the Pre-Closing Restructuring Plan may be deemed to constitute nonperformance of such material covenant.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Other Closing Deliverables. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Acquiror (i) certified copies of the amended (or amended and restated) Governing Documents of the Company, duly approved and adopted by the board of directors of the Company and the Company stockholders in connection with the Pre-Closing Restructuring and (ii) a copy of the Registration Rights Agreement, duly executed by each of the Pre-Closing Holders party thereto.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects;

provided, that for purposes of this Section 10.03(b), a covenant of the Acquiror Parties shall only be deemed to have not been performed if the Acquiror Parties have materially breached such covenant and failed to cure within twenty (20) days after written notice of such breach has been delivered to the Company (or if earlier, the Termination Date).

(c) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $400,000,000.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e) Other Closing Deliverables. At or prior to the Closing, Acquiror shall have delivered, or caused to be delivered, to the Company a copy of the Registration Rights Agreement, duly executed by Acquiror and each Sponsor Party (as defined in the Registration Rights Agreement) party thereto.

Section 10.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 30, 2021 (the “Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if an Acquiror Party’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the First Merger or the Second Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; or (iv) if the Company does not deliver the Company Stockholder Approval duly executed by the Requisite Company Stockholders within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from the Company to the Acquiror if the Special Meeting has been held, Acquiror Stockholders have duly voted, and the Acquiror Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting).

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (MISCELLANEOUS) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, First Merger Sub or Second Merger Sub to:

Hudson Executive Investment Corp.

570 Lexington Avenue, 35th Floor

New York, NY 10022

Attn: Douglas G. Bergeron, Douglas L. Braunstein and Jonathan Dobres

E-mail:	Doug.Bergeron@hudsonexecutive.com;
Douglas.Braunstein@hudsonexecutive.com
Jonathan.Dobres@hudsonexecutive.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Scott Golenbock and Iliana Ongun

E-mail: sgolenbock@milbank.com and iongun@milbank.com

(b)	If to the Company, to:

Groop Internet Platform Inc.

2578 Broadway #607

New York, New York 10025

Attention: Nisim Cohen

E-mail: nisim.cohen@talkspace.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Justin Hamill

E- mail: justin.hamill@lw.com

(c)	If to the Surviving Corporation or the Surviving Entity, to:

Groop Internet Platform, Inc.

2578 Broadway #607

New York, New York 10025

Attention: Nisim Cohen

E-mail: nisim.cohen@talkspace.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Justin Hamill

E- mail: justin.hamill@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 7.01, an email from Douglas G. Bergeron or Douglas L. Braunstein expressly consenting to the matter or action in question in response to a request for consent pursuant to Section 7.01 shall suffice.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Acquiror; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants (and with respect to Acquiror, any and all Antitrust Fees); provided that if the Closing occurs, then the Acquiror shall pay or cause to be paid, the Company Transaction Expenses, Acquiror Transaction Expenses, and other specified expenses of Acquiror or its Affiliates, in each case in accordance with Section 2.02. For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.05 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Confidentiality Agreement, dated as of September 20, 2020, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14 Non-Recourse. Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.

Section 12.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror, First Merger Sub and Second Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Agreement.

Section 12.17 Provisions Respecting Representation of the Company. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Latham & Watkins LLP (“Counsel”) may serve as counsel to Company and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect. As to any privileged attorney-client communications between Counsel and the Company or Counsel and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Mergers and the other Transactions are consummated, all Privileged Communications related to such Transactions will become the property of (and be controlled by) the Seller Group, and none of Acquiror, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Acquiror is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, Acquiror shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

HUDSON EXECUTIVE INVESTMENT CORP.

By:	/s/ Douglas Braunstein
Name:	Douglas L. Braunstein
Title:	President

TAILWIND MERGER SUB I, INC.

By:	/s/ Douglas Braunstein
Name:	Douglas L. Braunstein
Title:	President

TAILWIND MERGER SUB II, LLC

By:	/s/ Douglas Braunstein
Name:	Douglas L. Braunstein
Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

GROOP INTERNET PLATFORM, INC.

By:	/s/ Oren Frank
Name:	Oren Frank
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF

HUDSON EXECUTIVE INVESTMENT CORP.

[●], 2021

* * * * *

Hudson Executive Investment Corp., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), does hereby certify as follows:

1.

The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on February 6, 2020 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “Hudson Executive Investment Corp.”

2.

An amended and restated certificate of incorporation which both restated and amended the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and such amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 8, 2020 (the “A&R Certificate of Incorporation”). The name under which the A&R Certificate of Incorporation was filed is “Hudson Executive Investment Corp.”

3.

This Second A&R Certificate of Incorporation (this “Second A&R Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

4.	This Second A&R Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

5.

The A&R Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 12, 2020, by and among the Corporation, Tailwind Merger Sub I, Inc., Tailwind Merger Sub II, LLC and Groop Internet, Platform, Inc. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement, all [10,350,000] shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into [10,350,000] shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.

6.	This Second A&R Certificate of Incorporation hereby amends and restates the provisions of the A&R Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Talkspace, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

AUTHORIZED CAPITAL

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [●]. The total number of shares of Common Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share.

ARTICLE V

CAPITAL STOCK

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation.

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors; provided, further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

BUSINESS COMBINATION

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article IX(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in the foregoing Article IX(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).

D. For purposes of this Article IX, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly;

b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Party” means any stockholder of the Corporation.

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE X

INDEMNIFICATION

The Corporation shall indemnify any person to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons and (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XI

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the Sponsor, (as defined in the Registration Rights Agreement) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) the Sponsor and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Sponsor, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. Neither the (i) the Sponsor nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XI. Subject to Section C of Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article XII shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article XI, (i) “Affiliate” shall mean (a) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor, controls Sponsor or is under common control with the Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

EXCLUSIVE FORUM

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for

(i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

C. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII

MISCELLANEOUS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B) [Preferred Stock], Article VI [Board of Directors], Article VII [Meeting of Stockholders; Action by Written Consent], Article VIII [Limitation of Director Liability], Article IX [Business Combination], Article X [Indemnification], Article XI [Competition and Corporate Opportunities], Article XII [Forum Selection] and this Article XIII [Miscellaneous].

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer as this                  day of                         , 2021.

Hudson Executive Investment Corp.

By:
Name:
Title:

Annex C

Form of Bylaws

of

Talkspace, Inc.

(a Delaware corporation)

C-i

(continued)

C-ii

Bylaws

of

Talkspace, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Talkspace, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [●]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(iii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iv) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(v) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(vi) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(vii) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(viii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto).

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the chairperson of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the

Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Lock-Up.

(i) Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Tailwind Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), with and into Group Internet Platform, Inc. (d/b/a Talkspace), a Delaware corporation (“Talkspace”), with Talkspace surviving as a wholly owned subsidiary of Hudson Executive Investment Corp., a Delaware corporation (the “First Merger”), and immediately thereafter and as part of the same overall transaction as the First Merger, the merger of Talkspace with and into Tailwind Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), with Second Merger Sub surviving as a wholly owned subsidiary of Acquiror (such merger, together with the First Merger, the “Talkspace Transaction”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Talkspace Transaction in respect of awards of Talkspace outstanding immediately prior to the closing of the Talkspace Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Merger Agreement, dated as of January 12, 2021, by and among the Corporation, First Merger Sub, Second Merger Sub and Talkspace (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”))) (such shares referred to in Section 7.12(i)(b), the “Talkspace Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Talkspace Transaction.

(iii) Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.

(iv) For purposes of this Section 7.12:

(a) the term “Lock-up Period” means the period beginning on the closing date of the Talkspace Transaction and ending on the date that is 180 days after the closing date of the Talkspace Transaction;

(b) the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Talkspace Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Talkspace Transaction) and the Talkspace Equity Award Shares; provided, that, for clarity, shares of common stock issued in connection with the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;

(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii); and

(d) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.13 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

9.14 Amendments. Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex D

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                 , 2021, is made and entered into by and among Talkspace, Inc., a Delaware corporation (the “Company”) (formerly known as Hudson Executive Investment Corp., a Delaware corporation), HEC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), certain former stockholders of Groop Internet Platform, Inc. (d/b/a Talkspace), a Delaware corporation (“Talkspace”) identified on the signature pages hereto (such stockholders, the “Talkspace Holders” and, collectively with the Sponsor, the Talkspace Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of June 8, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of January 12, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, TAILWIND MERGER SUB I, INC., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Talkspace, and TAILWIND MERGER SUB II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Talkspace Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, on the date hereof, certain other investors (such other investors, collectively, the “Third Party Investor Stockholders”) purchased an aggregate of 30,000,000 shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to certain Subscription Agreements, each dated as of January 12, 2021, and entered into by and between the Company and each of the Third Party Investor Stockholders, respectively (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, on the date hereof, HEC Master Fund LP, a Delaware limited partnership (“HEC Master Fund”), purchased an aggregate of [ ● ] shares of Common Stock pursuant to that certain Forward Purchase Agreement, dated as of June 8, 2020, by and between the Company and HEC Master Fund, as amended on January 12, 2021;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Lock-up Period” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, the Lock-up Period as defined in that certain Sponsor Support Agreement, dated as of January 12, 2021, by and among the Company, Talkspace, the Sponsor and the other parties thereto (the “Sponsor Support Agreement”) and (b) with respect to the Talkspace Holders and their respective Permitted Transferees, the Lock-up Period as defined in the Bylaws of the Company.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Talkspace” shall have the meaning given in the Preamble hereto.

“Talkspace Holders” shall have the meaning given in the Preamble hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 1.8(b) of the Sponsor Support Agreement and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Talkspace Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 7.12 of the Bylaws of the Company and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders with any fees and expenses in excess of $30,000 in the aggregate for each Registration subject to the approval of the Company (which approval shall not be unreasonably withheld).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company

is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a Talkspace Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Talkspace Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a Talkspace Holder (any of the Sponsor or a Talkspace Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $50.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and a Talkspace Holder may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Talkspace Holder, as applicable, may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Talkspace Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or Talkspace Holder, as applicable, elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Talkspace Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), in each case solely for cash and other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company

(whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $50.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other

Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

2.5 Acknowledgment. The Talkspace Holders hereby agree and acknowledge that their respective Registrable Securities are subject to the lock-up provisions set forth in the Bylaws of the Company.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.3, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and/or the holders of its capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4. The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to this Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Talkspace, Inc., 570 Lexington Avenue, 35th Floor, New York, NY 10022, Attn: Douglas G. Bergeron, Douglas L. Braunstein and Jonathan Dobres, Email: Doug.Bergeron@hudsonexecutive.com; Douglas.Braunstein@hudsonexecutive.com, and Jonathan.Dobres@hudsonexecutive.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Talkspace Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Talkspace Holders shall be permitted to transfer its rights hereunder as the Talkspace Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Talkspace Holder (it being understood that no such transfer shall reduce any rights of such Talkspace Holder or such transferees) and (y) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN

RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Talkspace Holder so long as such Talkspace Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of June 8, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, and (b) an Talkspace Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Talkspace Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate on the earlier of (a) the tenth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor and each Talkspace Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: Talkspace, Inc. a Delaware corporation

By:
Name: Title:

HOLDERS: HEC Sponsor LLC a Delaware limited liability company

By:
Name: Title:

[Entity Talkspace Holders] a [●]

By:
Name: Title:

[Individual Talkspace Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Talkspace, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [                ].

Accordingly, the undersigned has executed and delivered this Joinder as of the                  day of                 , 20    .

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of

                , 20

[                ]

By:
Name:
Its:

Annex E

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (this “Agreement”), dated as of January 12, 2021, is entered into by and among Hudson Executive Investment Corp., a Delaware corporation (“Acquiror”), Groop Internet Platform, Inc. (d/b/a Talkspace), a Delaware corporation (the “Company”) and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and Acquiror, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company, Tailwind Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), and Tailwind Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger; and (ii) immediately following the First Merger and as part of the same overall transaction of the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, as of the date hereof, each Stockholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of Company Stock set forth opposite such Stockholder’s name on Schedule 1 attached hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”, and such Owned Shares, together with (1) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, upon the consummation of the First Merger, each of the following agreements will terminate: (i) that certain Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 15, 2019, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “Investors’ Rights Agreement”), (ii) that certain Sixth Amended and Restated Voting Agreement, dated as of May 15, 2019, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “Voting Agreement”), (iii) that certain Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 15, 2019, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “ROFR Agreement”) and (iv) that certain Management Rights Letter Agreement, dated as of May 15, 2019, by and between the Company and Revolution Growth III, LP (the “Revolution Side Letter” and, together with the Investors’ Rights Agreement, the Voting Agreement and the ROFR Agreement, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3 and the last paragraph of this Section 1, the Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the stockholders of Acquiror and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders of Acquiror and the Company, a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger Agreement and the Transactions. In addition, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Transactions;

(c) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Investment Agreements or otherwise sought with respect to the Merger Agreement or the Transactions, including adopting and approving the Pre-Closing Restructuring Plan and the transactions contemplated thereby, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;

(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Section 10.02 of the Merger Agreement not being fulfilled.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions are recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Transactions but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the First Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, Acquiror and the Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Sections 10 through 21 shall survive the termination of this Agreement.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to the Acquiror as follows:

(a) Such Stockholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company)). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Stock (or any securities convertible into shares of Company Stock) or any interest therein.

(b) Such Stockholder in each case except as provided in this Agreement, the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Stockholder enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

5. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, the Stockholder shall not take, and, to the extent applicable, shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives) concerning any Acquisition Transaction, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal other than with Acquiror, the Company and their respective Affiliates and Representatives; provided, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this Section 5(a). Such Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal or a Business Combination Proposal.

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 9.03 of the Merger Agreement shall not be considered a breach of this Section 5(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 5(a)).

(b) Each Stockholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or (b) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Stockholder’s Covered Shares shall be null and void.

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) Binding Effect of Merger Agreement. Each Stockholder hereby acknowledges that it has read the Merger Agreement and this Company Holders Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each Stockholder shall be bound by and comply with Section 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Stockholder was an original signatory to the Merger Agreement with respect to such provisions.

(e) Closing Date Deliverables. On the Closing Date, each Stockholder that is requested by the Company to execute the Registration Rights Agreement shall deliver to Acquiror and the Company a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit C to the Merger Agreement.

(f) Drag-Along Rights. Each Stockholder shall take, or cause to be taken, all actions, and cooperate with other parties, to exercise the drag-along rights set forth in Section 3 of the Voting Agreement with respect to the Mergers.

(g) No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of the Acquiror Parties, the Company or any of their respective successors or directors, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Each stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Mergers or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL.

(h) Termination of Stockholder Agreements. Each Stockholder, by this Agreement with respect to its Covered Shares, severally and not jointly, hereby agrees to terminate, subject to and effective immediately prior to the Closing, (a) all Contracts to which such Stockholder is party that are set forth on Section 5.25 of the Company Disclosure Letter, including the Investment Agreements (collectively, the “Stockholder Agreements”); and (b) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (clauses (a) and (b), collectively, the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, (i) any rights such Company Stockholder may have that relate to any commercial or employment agreements or arrangements between such Company Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Company Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their terms. In connection with the foregoing, the Company hereby represents and warrants to the Acquiror that consent of the Company and the Stockholders represent the requisite consent required to terminate the Stockholder Agreements to which a Stockholder is party.

6. Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

7. Disclosure. Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC (or as otherwise required by any applicable Securities Laws or any other securities authorities) such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

8. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and the applicable Stockholder.

10. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 885 Third Avenue
New York, New York 10022
Attn:	Justin Hamill
Email: Justin.Hamill@lw.com

if to the Company, to it at:

Talkspace 2578 Broadway #607
New York, New York 10025
Attn	Oren Frank
Email:	oren@talkspace.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 885 Third Avenue
New York, New York 10022
Attn:	Justin Hamill
Email: Justin.Hamill@lw.com

if to Acquiror, to it at:

Hudson Executive Investment Corp.
570 Lexington Avenue, 35th Floor
New York, NY 10022
Attn:	Douglas G. Bergeron
Douglas L. Braunstein
Jonathan Dobres
Email:	Doug.Bergeron@hudsonexecutive.com
Douglas.Braunstein@hudsonexecutive.com
Jonathan.Dobres@hudsonexecutive.com

with a copy (which shall not constitute notice) to:

Milbank LLP 55 Hudson Yards
New York, NY 10001
Attn:	Scott Golenbock
Iliana Ongun
Email:	sgolenbock@milbank.com
iongun@milbank.com

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

13. Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Acquiror, First Merger Sub and Second Merger Sub.

14. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties.

15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or Acquiror, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

17. Enforcement. The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21. Capacity as a Stockholder or Proxy holder. Notwithstanding anything herein to the contrary, the Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Stockholder, proxy holder or any Affiliate or Representative of the Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

HUDSON EXECUTIVE INVESTMENT CORP.

By:	/s/ Jonathan Dobres
Name:	Jonathan Dobres
Title:	Chief Financial Officer

GROOP INTERNET PLATFORM, INC.

By:	/s/ Oren Frank
Name:	Oren Frank
Title:	Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

COMPOUND II, LP

By:	/s/ David Hirsch
Name:	David Hirsch
Title:	Managing Partner

COMPOUND II-A, LP

By:	/s/ David Hirsch
Name:	David Hirsch
Title:	Managing Partner

[Signature Page to Company Holders Support Agreement]

SOFTBANK CAPITAL FUND ’10 L.P.
By: SB Capital ’10 LP, its General Partner
By: SB Capital Managers ’10 LLC, its General Partner

By:	/s/ Eric Hippeau
Name:	Eric Hippeau
Title:	Managing Member

SOFTBANK CAPITAL TECHNOLOGY NEW YORK FUND II L.P.

By: SB Capital Managers New York II LLC, its General Partner

By:	/s/ Jordan Levy
Name:	Jordan Levy
Title:	Manager

SOFTBANK CAPITAL TECHNOLOGY NEW YORK PARALLEL FUND II L.P.

By: SB Capital Managers New York II LLC, its General Partner

By:	/s/ Jordan Levy
Name:	Jordan Levy
Title:	Manager

[Signature Page to Company Holders Support Agreement]

FIRSTIME INVESTORS A LP

By:	/s/ Nir Tarlovsky
Name:	Nir Tarlovsky
Title:	CEO

FIRSTIME VENTURES (A) L.P.

By:	/s/ Nir Tarlovsky
Name:	Nir Tarlovsky
Title:	CEO

FIRSTIME VENTURES L.P.

By:	/s/ Nir Tarlovsky
Name:	Nir Tarlovsky
Title:	CEO

FIRSTIME INVESTORS A LP

By:	/s/ Jonathan Benartzi
Name:	Jonathan Benartzi
Title:	Managing Partner

FIRSTIME VENTURES (A) L.P.

By:	/s/ Jonathan Benartzi
Name:	Jonathan Benartzi
Title:	Managing Partner

[Signature Page to Company Holders Support Agreement]

FIRSTIME VENTURES L.P.

By:	/s/ Jonathan Benartzi
Name:	Jonathan Benartzi
Title:	Managing Partner

FIRSTIME INVESTORS A LP

By:	/s/ Karen Kopilov
Name:	Karen Kopilov
Title:	Partner & CFO

FIRSTIME VENTURES (A) L.P.

By:	/s/ Karen Kopilov
Name:	Karen Kopilov
Title:	Partner & CFO

FIRSTIME VENTURES L.P.

By:	/s/ Karen Kopilov
Name:	Karen Kopilov
Title:	Partner & CFO

[Signature Page to Company Holders Support Agreement]

QUMRA CAPITAL II, L.P.

By:	/s/ Erez Shachar
Name:	Erez Shachar
Title:	Managing Partner

[Signature Page to Company Holders Support Agreement]

SPARK CAPITAL FOUNDERS’ FUND IV L.P.

By:	/s/ Alex Finkelstein
Name:	Alex Finkelstein
Title:	Managing Member

SPARK CAPITAL IV L.P.

By:	/s/ Alex Finkelstein
Name:	Alex Finkelstein
Title:	Managing Member

[Signature Page to Company Holders Support Agreement]

/s/ Oren Frank
Name: Oren Frank

[Signature Page to Company Holders Support Agreement]

OREN FRANK 2018 TRUST

By:	/s/ Oren Frank
Name:	Oren Frank
Title:	CEO

[Signature Page to Company Holders Support Agreement]

/s/ Roni Frank
Name: Roni Frank

[Signature Page to Company Holders Support Agreement]

RONI FRANK 2018 TRUST

By:	/s/ Oren Frank
Name:	Roni Frank
Title:	Co-Founder & Head of Clinical Services

[Signature Page to Company Holders Support Agreement]

/s/ John Reilly
Name: John Reilly

[Signature Page to Company Holders Support Agreement]

Schedule 1

Owned Shares

Stockholder Name	Number of Shares of Company Common Stock	Number of Shares of Company Preferred Stock
Compound II, LP	0	5,957,463
Compound II-A, LP	0	189,320
Firstime Investors A LP	0	1,894,059
Firstime Ventures (A) L.P.	164,350	5,240,208
Firstime Ventures L.P.	25,650	817,835
Norwest Venture Partners XIII, LP	0	15,485,945
Qumra Capital II, L.P.	0	9,029,996
Revolution Growth III, LP	0	9,086,000
Softbank Capital Fund ‘10 L.P.	0	6,171,091
Softbank Capital Technology New York Fund II L.P.	0	4,079,997
Softbank Capital Technology New York Parallel Fund II L.P.	0	1,378,811
Spark Capital Founders’ Fund IV L.P.	0	127,793
Spark Capital IV L.P.	0	12,912,431
Oren Frank	1,335,236	0
Oren Frank 2018 Trust	500,000	0
Roni Frank	1,335,236	0
Roni Frank 2018 Trust	500,000	0
John Reilly	200,000	0

Schedule 1-1

Annex F

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 12th day of January, 2021, by and among Hudson Executive Investment Corp., a Delaware corporation (the “Issuer”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the Issuer, Groop Internet Platform, Inc. (d/b/a Talkspace), a Delaware corporation (the “Company”), and the other parties named therein will concurrently with the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, modified, supplemented, or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, First Merger Sub, a direct, wholly owned subsidiary of the Issuer will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of the Issuer (the “First Merger”), and immediately thereafter and as part of the same overall transaction as the First Merger, the Company will be merged with and into Second Merger Sub, a direct, wholly owned subsidiary of the Issuer, with Second Merger Sub surviving as a wholly owned subsidiary of the Issuer (such merger, together with the First Merger, the “Mergers”), in each case on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the Class A common stock of the Issuer, par value $0.0001 per share (the “Class A Common Stock”), which after giving effect to the Transactions, will become common stock of the Issuer (the “Common Stock”), set forth on Subscriber’s signature page hereto (the “Shares”) for a purchase price of $10.00 per share, for the aggregate purchase price set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue, in book entry form, and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein;

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer (the “Other Subscription Agreements”) substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to purchase Common Stock on the Closing Date (as defined herein) at the same per share purchase price as the Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 30,000,000 shares of Common Stock; and

WHEREAS, HEC Master Fund LP, a Delaware limited partnership (“HEC”), has entered into a separate forward purchase agreement with the Issuer (the “Forward Purchase Agreement”), pursuant to which, among other things, HEC has agreed to purchase certain Common Stock and warrants exercisable to purchase one share of Common Stock on the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the

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Purchase Price, the Shares (such subscription and issuance, the “Subscription”). Notwithstanding anything herein to the contrary, the consummation of the Subscription is contingent upon the subsequent occurrence of the closing of the Transactions as further described herein.

2. Representations, Warranties, and Agreements.

2.1 Subscriber’s Representations, Warranties, and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver, and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver, and perform its obligations under this Subscription Agreement.

2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license, or other agreement or instrument to which Subscriber is a party, or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would, in each case, reasonably be expected to have a materially adverse effect on the ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement, (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or (iii) result in any violation of any statute or any judgment, order, rule, or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties, which would, in each case, reasonably be expected to have a materially adverse effect on the ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement.

2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I attached hereto, (ii) is an institutional account as defined in FINRA Rule 4512(c), (iii) is acquiring the Shares only for its own account or for beneficiaries portfolio under its management and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties, and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I attached hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

2.1.5 Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the

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Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged, or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book entries representing the Shares (if any) shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that as a result of the transfer restrictions described herein, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge, or transfer of any of the Shares.

2.1.6 Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants, or agreements made to Subscriber by the Issuer, the Company, the Placement Agents (as defined below) or any of their respective affiliates, officers or directors, expressly or by implication, other than those representations, warranties, covenants, and agreements expressly set forth in this Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Subscription Agreement.

2.1.7 If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Subscriber represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

2.1.8 In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the Issuer’s representations, warranties and agreements in Section 2.2 hereof. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, the Company, and the Transactions and has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Subscriber acknowledges that it has reviewed the documents made available to the Subscriber by the Company in the virtual dataroom as of the date hereof to which Subscriber has been granted access. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers, and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

2.1.9 Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representative. Subscriber acknowledges that the Shares were not offered to Subscriber by any form of advertising or, to its knowledge, general solicitation, including methods described in Section 502(c) of Regulation D under the Securities Act.

2.1.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal, and tax advice as Subscriber has considered necessary to make an informed investment decision. The Subscriber understands and acknowledges that the purchase and sale of the Shares

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hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.11 Alone, or together with any professional advisor(s), if any, Subscriber represents and acknowledges that Subscriber has adequately analyzed and considered the risks of an investment in the Shares and that Subscriber is able to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any other Executive Order issued by the President of the United States and administered by OFAC (collectively, “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

2.1.14 If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA), or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account, or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that neither the Issuer nor any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold, or transfer the Shares.

2.1.15 The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act of the Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 2.1.15 shall not apply to (a) any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this

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Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Agreement or (b) ordinary course, non-speculative hedging transactions. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

2.1.16 Subscriber will have, on the date the Purchase Price would be required to be funded, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.

2.1.17 The Subscriber hereby acknowledges and agrees that (a) each of J.P. Morgan Securities LLC (“JPM”) and Citigroup Global Capital Markets Inc. (“Citi” and together with JPM, in their respective capacities as placement agents with respect to the issuance and sale of the Shares pursuant to this Subscription Agreement and the Other Subscription Agreements, the “Placement Agents”) is each acting solely as Placement Agent in connection with the Transactions and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the undersigned, the Company or any other person or entity in connection with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transactions, and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transactions.

2.1.18 No broker, finder, or other financial consultant has acted on behalf of or at the direction of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer, the Company or any of their respective subsidiaries.

2.2 Issuer’s Representations, Warranties, and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees, as of the date hereof and as of the Closing Date, with Subscriber as follows:

2.2.1 The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease, and operate its properties and conduct its business as presently conducted and to enter into, deliver, and perform its obligations under this Subscription Agreement. Other than direct ownership of First Merger Sub and Second Merger Sub, the Issuer has no direct or indirect subsidiaries, and does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity. There are no outstanding contractual obligations of the Issuer to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

2.2.2 The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares, will be free and clear of any liens or other restrictions whatsoever (other than those

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specified hereunder) in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid, and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights, whether created under the Issuer’s amended and restated certificate of incorporation, or under the DGCL or otherwise.

2.2.3 This Subscription Agreement has been duly authorized and validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer and is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery, and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares, and the consummation of the other transactions contemplated herein, including the Transactions, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license, or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would, in any case, reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer or the Company or their respective subsidiaries individually or taken as a whole and including the combined company after giving effect to the Transactions, or prevents, materially impairs, materially delays or materially impedes the ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement, the Merger Agreement or materially affect the validity or enforceability of the Shares (an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries, (iii) result in any violation of any statute or any judgment, order, rule, or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of its and their respective properties that would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5 The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or self-regulatory organization in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), the failure of which would reasonably be expected to have an Issuer Material Adverse Effect, other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar antitrust laws, and (iv) filings required by Nasdaq Stock Market LLC (“Nasdaq”), including with respect to obtaining Company stockholder approval.

2.2.6 Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of 30,000,000 Shares for an aggregate purchase price of $300,000,000 (including the Shares purchased and sold under this Subscription Agreement).

2.2.7 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Class A Common Stock by the Issuer to Subscriber and the Other Subscribers.

2.2.8 The issued and outstanding shares of Class A Common Stock of the Issuer are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HEC” (it being understood that the trading symbol will be changed in connection with the Closing). There is no suit,

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action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or the Commission. The Issuer has taken no action that is designed to terminate or expected to result in the termination of the registration of the Class A Common Stock under the Exchange Act.

2.2.9 The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct, and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement, and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are, and upon Closing there shall be, no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.10 As of the date hereof and as of immediately prior to the Transactions, the authorized capital stock of the Issuer is 401,000,000 shares, consisting of (a) 380,000,000 shares of Class A Common Stock, (b) 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Existing Class B Shares”), and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 41,400,000 shares of Class A Common Stock are issued and outstanding; (iii) 10,350,000 shares of Existing Class B Shares are issued and outstanding; (iv) 10,350,000 warrants to purchase 10,350,000 shares of Class A Common Stock (the “Private Placement Warrants”) are outstanding and (v) 20,700,000 warrants to purchase 20,700,000 shares of Class A Common Stock (the “Public Warrants”) are outstanding. All (A) issued and outstanding shares of Class A Common Stock and Existing Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (B) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Forward Purchase Agreement and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A Common Stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests.

2.2.11 The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.12 Other than the Other Subscription Agreements, the Merger Agreement and any other agreement contemplated by the Merger Agreement, neither the Company nor the Issuer has entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of the Company by existing securityholders of the Company, which may be effectuated as a forfeiture to the Company and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Merger Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than the Subscriber hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

2.2.13 Other than as set forth in the Merger Agreement, there are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the

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issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement (as defined below) or the Forward Purchase Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions; provided, that any such holders will waive any such anti-dilution or similar provisions in connection with the Transactions.

2.2.14 As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened suits, claim, actions or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.15 Other than to the Placement Agents, no broker, finder, or other financial consultant has acted on behalf of or at the direction of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber. Issuer is solely responsible for paying any fees or any other commission owed to the Placement Agents in connection with the transactions contemplated by this Subscription Agreement.

2.2.16 The Issuer is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.17 The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an Issuer Material Adverse Effect.

2.2.18 The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, prior to the Effectiveness Date, the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which such pledge (but for the avoidance of doubt, not any call or redemption in connection with such pledge) shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Subscriber effecting a pledge of Shares shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Subscription Agreement.

2.2.19 Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares.

2.2.20 The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Issuer’s charter documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect.

3. Settlement Date and Delivery; Closing.

3.1.1 Subject to the satisfaction or waiver of the conditions set forth in sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 below, the closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and substantially concurrently with, the consummation of the Transactions (such date, the “Closing Date”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer on the Expected Closing Date, (x) the Purchase Price for the Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice and (y) such

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information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Shares to Subscriber, including the legal name of the person in whose name the Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or an appropriate duly completed and executed Internal Revenue Service Form W-8. If the Transactions are not consummated on or prior to the third (3rd) Business Day after the Expected Closing Date, the Issuer shall promptly (but in no event later than four (4) Business Days after the Expected Closing Date specified in the Closing Notice) return the Purchase Price (which shall not include, for the avoidance of doubt, the accrual of any interest) to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, Subscriber shall remain obligated to redeliver funds representing the Purchase Price to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice, which redelivery shall be made on the new Expected Closing Date specified in such new Closing Notice. Unless otherwise agreed by the Company in writing, the Issuer shall deliver the Closing Notice at least four (4) Business Days prior to the date of the Special Meeting. At the Closing, the Issuer shall deliver to Subscriber (i) the Shares in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein or in any other agreement between the Issuer and the Subscriber), in the name of Subscriber (or its nominee or custodian in accordance with its delivery instructions) and (ii) a copy of the records of the Issuer’s transfer agent showing the Subscriber (or such nominee or custodian, as applicable) as the owner of the Shares on and as of the Closing, it being understood that the delivery of a reasonably acceptable copy of such records shall be a condition precedent to the Subscriber’s obligation to wire the Purchase Price for the Shares. For purposes of this Subscription Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

3.1.2 The obligation of the Issuer and the Subscriber to consummate the Closing shall be subject to the satisfaction by the Issuer of, or the waiver by the Issuer and the Subscriber of the conditions that, on the Closing Date:

(1) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(2) all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent the Issuer from consummating the transactions contemplated hereby, including the issuance and sale of the Shares;

(3) no governmental authority shall have enacted, issued or entered any judgment or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have an Issuer Material Adverse Effect); and

(4) all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Merger Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Merger Agreement), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing.

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3.1.3 The obligation of the Issuer to consummate the Closing shall be subject to the satisfaction or valid waiver by the Issuer of the additional conditions that, on the Closing Date:

(1) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date); and

(2) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by the Issuer to the Subscriber and the Subscriber fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice.

3.1.4 The obligation of the Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(1) all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all respects (other than representations and warranties that are qualified as to Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all respects (other than representations and warranties that are qualified as to Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), other than, in each case, failures to be true and correct that would not result, individually or in the aggregate, in an Issuer Material Adverse Effect; and

(2) the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by Subscriber to the Issuer and the Issuer fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice; and

(3) No amendment or modification of, or waiver with respect to Issuer’s obligation to effect the Closing under, the Merger Agreement shall have occurred that would reasonably be expected to materially, adversely and disproportionately as compared to Other Subscribers affect the economic benefits to Subscriber under this Subscription Agreement without having received Subscriber’s prior written consent.

4. Registration Statement.

4.1 The Issuer agrees that, as soon as practicable, but in no event later than fifteen (15) calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 45th calendar day (or 75th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (any such date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration

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Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber, and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer Registrable Securities. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4. For purposes of this Section 4, Registrable Securities shall include, as of any date of determination, the Shares and any other equity security of the Issuer issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

4.2 In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense, the Issuer shall:

4.2.1 except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption, or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities; (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) two years from the date of the effectiveness of the Registration Statement;

4.2.2 advise Subscriber as expeditiously as possible, but in any event within five (5) Business Days:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer

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other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer; Subscriber hereby consents to receipt of any material, non-public information with respect to the occurrence of the events listed in (a) through (d) above;

4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document, so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Common Stock is then listed.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, if the Commission prevents the Issuer from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the Subscriber, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders.

4.4 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines, in each case in good faith and its reasonable judgment after consultation with counsel to the Issuer, that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Issuer’s board of directors reasonably believes would require additional disclosure by Issuer in the Registration Statement of material information that Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Issuer’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of Issuer’s board of directors, upon advice of counsel, such filing or effectiveness or use of such Registration Statement, would be materially adverse to the Issuer and the majority of the Issuer’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than 45 consecutive calendar days, in each case during any twelve (12) month period; and, provided further, that the Issuer shall use commercially reasonable efforts to make the Registration Statement available for sale by the Subscriber of its Shares as soon as practicable following any such suspension. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (a) it will promptly discontinue offers and sales of the Shares under the Registration Statement until Subscriber

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receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales; provided, for the avoidance of doubt, that the Issuer shall not include any material non-public information in any such written notice and Subscriber shall not bear any duty of confidentiality in respect thereof. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory, or professional requirements, or (B) in accordance with a bona fide pre-existing document retention policy, or (2) to copies stored electronically on archival servers as a result of automatic data back-up.

4.5 Issuer shall, notwithstanding the termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), its officers, directors, partners, members, managers, employees, stockholders, advisers and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of such controlling persons, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including without limitation reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements or omissions or alleged omissions, are based upon information regarding Subscriber furnished in writing to Issuer by Subscriber expressly for use therein. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4.5 of which the Issuer is aware.

4.6 Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or alleged untrue statements, or omissions, or alleged omissions, are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld). In no event shall the liability of Subscriber exceed the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4.6 of which Subscriber is aware.

4.7 Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not

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prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.8 If the indemnification provided for herein from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 4.8 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this section 4.8 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 4.8 shall be individual, not joint and several, and in no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of the Company and each of the parties hereto to terminate this Subscription Agreement, (iii) if any of the conditions to Closing set forth in Section 3.1.2 is not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement, including, for the avoidance of doubt, the Transactions, are not consummated at the Closing or (iv) on or after September 12, 2021 if the Closing has not occurred on or prior to such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities, or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement (if applicable).

6. Miscellaneous.

6.1 Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

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6.1.1 Subscriber acknowledges that the Issuer, the Company, and others will, rely on the acknowledgments, understandings, agreements, representations, and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and the Company if any of the acknowledgments, understandings, agreements, representations, and warranties of the Subscriber set forth herein are no longer accurate in all material respects. The Issuer acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Issuer contained in this Subscription Agreement.

6.1.2 Each of the Issuer, Subscriber, and the Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3 The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may be reasonably requested to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber, provided that the Issuer agrees to keep confidential any such information provided by Subscriber.

6.1.4 Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(a)	if to Subscriber, to such address or addresses set forth on Subscriber’s signature page hereto;

(b)	if to the Issuer, to:

Hudson Executive Investment Corp.

570 Lexington Avenue, 35th Floor

New York, New York 10022

Attention:     Douglas G. Bergeron and Douglas L. Braunstein

Email:           doug.bergeron@hudsonexecutive.com,

                       douglas.braunstein@hudsonexecutive.com

with a required copy (which copy shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 1001

Attention:     Scott Golenbock

Email:           sgolenbock@milbank.com

(c)	if to the Company, to:

Talkspace

2578 Broadway #607

New York, NY 10025

Attention:     Oren Frank

Email:          oren@talkspace.com

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with required copies (which copies shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:     Justin G. Hamill

Email:           justin.hamill@lw.com

6.3 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations, and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4 Modifications; Amendments; Waivers. This Subscription Agreement may not be amended, modified, supplemented, or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement, or waiver is sought and (ii) without the prior written consent of the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereto or the exercise of any other right or power.

6.5 Assignment. Neither this Subscription Agreement nor any rights, interests, or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the Company and the other party hereto (other than the Shares acquired hereunder and then only in accordance with this Subscription Agreement). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to any fund or account managed by the same investment manager as the Subscriber or by an affiliate of such investment manager without the prior consent of the Issuer; provided further that (x) prior to such assignment, any such assignee shall agree in writing to be bound by the terms hereof and (y) no such assignment shall relieve the Subscriber of its obligations hereunder if any such assignee fails to fully perform such obligations.

6.6 Benefit.

6.6.1 Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants, and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives, and permitted assigns.

6.6.2 Each of the Issuer and Subscriber further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the Issuer and Subscriber contained in this Subscription Agreement.

6.7 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort, or any other theory) or the negotiation, execution, performance, or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflicts of law thereof to the extent they would require or permit the application of laws or statute of limitations of another jurisdiction.

6.8 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the

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U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum, or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action, or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.9 Severability. If any provision of this Subscription Agreement shall be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.10 No Waiver of Rights, Powers, and Remedies. No failure or delay by a party hereto in exercising any right, power, or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power, or remedy of such party. No single or partial exercise of any right, power, or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power, or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Remedies.

6.11.1 The parties agree that each party may suffer irreparable damage if this Subscription Agreement were not performed in accordance with its specific terms. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages.

6.11.2 The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

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6.12 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants, and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.13 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.14 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, email, or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.15 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts, and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization, or the like occurring after the date hereof.

6.16 Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the parties and shall not be construed for or against any party hereto.

7. Cleansing Statement; Disclosure.

7.1 The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one (1) or more press releases or file with the Commission a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Forward Purchase Agreement, and the Transactions. From and after the issuance of such press release(s) or filings, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, the Placement Agent, or any of their affiliates in connection with the Transactions; provided, that the foregoing shall not apply to the extent that Subscriber or any of its affiliates are an investor in the Company as of the date hereof. The Issuer understands and confirms that the Subscriber and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Issuer. Notwithstanding the foregoing, neither the Company nor the Issuer shall publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber in any press release or in any filing with the Commission or any regulatory

F-18

agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except in the Registration Statement contemplated by Section 5 of this Subscription Agreement, as required by the federal securities laws, rules or regulations and/or to the extent such disclosure is required by other laws, rules or regulations, or at the request of the staff of the Commission or any regulatory agency, in which case the Issuer shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

8. Trust Account Waiver. Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). For and in consideration of the Issuer’s entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber agrees that (i) it has no right, title, interest, or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest, or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 (x) shall serve to limit or prohibit the Subscriber’s right to pursue a claim against Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that the Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit Subscriber’s right, title, interest, or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account.

9. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation, or warranty made by any person, firm, or corporation (including, without limitation, the Company, the Issuer, any of their respective affiliates, or any of its or their respective control persons, officers, directors, or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees none of the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall be liable to Subscriber pursuant to or in connection with this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

10. [Waiver of Sovereign Immunity. With respect to the liability of Subscriber to perform its obligations under this Agreement, with respect to itself or its property, Subscriber:

10.1 agrees that, for purposes of the doctrine of sovereign immunity, the execution, delivery, and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes;

10.2 agrees that, should any proceedings be brought against it or its assets in any jurisdiction in relation to this Agreement or any transaction contemplated by this Agreement in accordance with the terms hereof, Subscriber is not entitled to any immunity on the basis of sovereignty in respect of its obligations under this Agreement, and no immunity from such proceedings (including, without limitation, immunity from service of process from suit, from the jurisdiction of any court, from an order or injunction of such court, or the enforcement of same against its assets) shall be claimed by or on behalf of such party or with respect to its assets;

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10.3 waives, in any such proceedings, to the fullest extent permitted by law, any right of immunity which it or any of its assets now has or may acquire in the future in any jurisdiction;

10.4 subject to the terms and conditions hereof, consents generally in respect of the enforcement of any judgment or award against it in any such proceedings to the giving of any relief or the issue of any process in any jurisdiction in connection with such proceedings (including, without limitation, pre-judgment attachment, post judgment attachment, the making, enforcement, or execution against or in respect of any assets whatsoever irrespective of their use or intended use of any order or judgment that may be made or given in connection therewith); and

10.5 specifies that, for the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of the Subscriber.]1

11. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until the third (3rd) anniversary of the Closing Date, the Issuer shall, at its expense:

11.1.1 make and keep public information available, as those terms are understood and defined in Rule 144;

11.1.2 use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144 for so long as the Subscriber holds any Shares; and

11.1.3 furnish to Subscriber, promptly upon Subscriber’s reasonable request, (i) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer, and (iii) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

11.1.4 If in the opinion of counsel to the Issuer, it is then permissible to remove the restrictive legend from the Shares pursuant to Rule 144 under the Securities Act, then at Subscriber’s request, the Issuer will request its transfer agent to remove the legend set forth in Section 2.1.5.

[Signature Pages Follow]

[1]	Note to Draft: To be included for all sovereign wealth or similar investors.

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IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

HUDSON EXECUTIVE INVESTMENT CORP.

By:
Name:	Jonathan Dobres
Title:	Chief Financial Officer

[Signature Page to Subscription Agreement]

Accepted and agreed this [●] day of January, 2021.

SUBSCRIBER:

Signature of Subscriber:	SIGNATURE OF JOINT SUBSCRIBER, IF APPLICABLE:

By:	By:
Name:	Name:
Title:	Title:

Date: January [●], 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above.)	(Please print. Please indicate name and capacity of person signing above.)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above.)

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip	City, State, Zip

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

[Signature Page to Subscription Agreement]

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price:

$

You must pay the Purchase Price by wire transfer of U.S. $ in immediately available funds to the account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):

☐ The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”);

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; or

☐ is an investment adviser registered under the Investment Advisers Act;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐ The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies2 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐ The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

[2]

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D; or

☐ Any entity in which all of the equity owners are institutional “accredited investors.”

Annex G

FORM OF TALKSPACE, INC.

2021 INCENTIVE AWARD PLAN

[To be filed by amendment]

G-1

Annex H

FORM OF TALKSPACE, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

[To be filed by amendment]

H-1

Annex I

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 12, 2021 by and among HEC Sponsor LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Hudson Executive Investment Corp., a Delaware corporation (as defined in the Merger Agreement (as defined below)) (“Acquiror”), and Groop Internet Platform, Inc. (d/b/a Talkspace), a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 10,350,000 shares of Acquiror Class B Common Stock and 10,280,000 Acquiror Warrants in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Merger Sub I, Merger Sub II and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, following completion of the Mergers, the Company will become a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 9.03(b) (Exclusivity) and 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Closing and (b) the liquidation of Acquiror, each Sponsor shall not (i) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Stock or

Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i) to (iii), “Transfer”).

Section 1.3 New Shares. In the event that (a) any Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Stock or Acquiror Warrants of, on or affecting the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) At any duly called meeting of the shareholders of Acquiror or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, in each case, as contemplated by the Merger Agreement, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock:

(i) in favor of the Transactions;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror, Merger Sub I or the Merger Sub II under the Merger Agreement, (C) result in any of the conditions set forth in Section 10.03 of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article XI thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand.

Section 1.6 Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Lock-Up.

(a) Subject to Section 1.8(b), each Sponsor hereby agrees that such Sponsor shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 1.8(a), each Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Acquiror’s officers or directors, (B) any affiliates or family members of the Acquiror’s officers or directors, or (C) any members or partners of Sponsor Holdco or their affiliates, any affiliates of Sponsor Holdco, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the HEC Forward Purchase Agreement; (vi) by virtue of the laws of the State of Delaware or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor; or (vii) in the event of the Acquiror’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of common stock of the Acquiror (“Acquiror Common Stock”) for cash, securities or other property subsequent to the Closing Date.

(c) The Lock-up in this Section 1.8 shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provision in Section 7 of the Insider Letter shall be of no further force or effect.

(d) For purposes of this Section 1.8:

(i) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date;

(ii) the term “Lock-up Shares” means the shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock issuable upon exercise thereof) held by each Sponsor immediately following the Closing (other than shares of Acquiror Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing); provided, that, for clarity, shares of Acquiror Common Stock issued in connection with the PIPE Investment shall not constitute Lock-up Shares;

(iii) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 1.8(b); and

(iv) the term “Insider Letter” means that certain Letter Agreement, dated June 8, 2020, by and among Acquiror, its current executive officers and directors, and Sponsor Holdco, as amended.

Section 1.9 Vesting

(a) Each of the Sponsors agrees that, as of immediately prior to (but subject to) the Closing, all of the shares of Acquiror Class B Common Stock and the shares of Acquiror Class A Common Stock and Acquiror Common Stock issuable upon conversion of such shares in connection with the Closing (the “Founder Shares”) held by such person as of immediately prior to the Closing shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Section 1.9.

(b) Vesting of Shares at Closing. 70% of the unvested Founder Shares owned by the Sponsors (or their respective Affiliates) as of the Closing shall vest (and shall not be subject to forfeiture) at the Closing.

(c) Performance Vesting Shares.

(i) 15% of the unvested Founder Shares owned by the Sponsors (or their respective Affiliates) as of the Closing shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event I (the “$12 Founder Shares”). If Triggering Event I does not occur on or prior to the fifth anniversary of the Closing Date, the Founder Shares that were eligible to vest pursuant to this Section 1.9(c)(i) shall not vest, and shall be forfeited as provided in Section 1.9(c)(iii).

(ii) 15% of the unvested Founder Shares owned by the Sponsors (or their respective Affiliates) as of the Closing shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event II (the “$15 Founder Shares”). If Triggering Event II does not occur on or prior to the fifth anniversary of the Closing Date, the Founder Shares that were eligible to vest pursuant to this Section 1.9(c)(ii) shall not vest, and shall be forfeited as provided in Section 1.9(c)(iii).

(iii) Any unvested Founder Shares that are forfeited pursuant to Section 1.9(c)(i) or Section 1.9(c)(ii) shall be deemed transferred by the forfeiting holder to the Acquiror and shall be cancelled by Acquiror and cease to exist.

(d) Acquiror Sale. In the event that there is a Company Sale after the Closing but on or prior to the fifth anniversary of the Closing Date that will result in the holders of Acquiror Common Stock receiving a Company Sale Price equal to or in excess of the applicable price per share attributable to any Triggering Event, then immediately prior to the consummation of the Company Sale any such Triggering Event that has not previously occurred shall be and the related vesting conditions shall also be deemed to have occurred and the holders of such Founder Shares shall be eligible to participate in such Company Sale. For avoidance of doubt, assuming no prior Triggering Events have occurred, in the case of clause (y): (i) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than or equal to $12.00 per share of Acquiror Common Stock but less than $15.00 per share of Acquiror Common Stock, the $12 Founder Shares shall be deemed to have fully vested (and the $15 Founder Shares shall be deemed forfeited and shall be cancelled by Acquiror); (ii) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than or equal to $15.00 per share of Acquiror Common Stock, the $12 Founder Shares and the $15 Founder Shares shall be deemed to have vested; provided, however, that if the Company Sale Price for acquisition of the Acquiror Common Stock is less than $12.00 per share of Acquiror Common Stock, then no Founder Shares shall be deemed to have vested and all such Founder Shares shall be deemed forfeited and shall be cancelled by Acquiror.

(e) Subject to the limitations contemplated herein, the Sponsors shall have all of the rights of a stockholder of the Acquiror with respect to the Founder Shares, including the right to receive dividends and/or distributions made to the holders of Acquiror Common Stock and to voting rights generally granted to holders of Acquiror Common Stock; provided, however, that the unvested Founder Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Sponsors, as the case may be, or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Founder Shares shall be null and void.

(f) If, and as often as, there are any changes in the Acquiror or the Founder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction and the Founder Warrants, each as so changed. Each of the Sponsors will promptly inform the Company of any elections made by such Sponsor under Section 83(b) of the Internal Revenue Code in connection with the Closing with respect to Founder Shares held by such Sponsor.

(g) For purposes of this Section 1.9:

(i) “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of the then outstanding voting securities of Acquiror (or the equity interests of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Securities representing more than 50% of the total voting power of the then outstanding voting securities of Acquiror immediately prior to such transaction (or series of related transactions).

(ii) “Company Sale Price” means the price per share for Acquiror Common Stock in a Company Sale. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, Acquiror’s Board of Directors shall determine the price paid per share of Acquiror Common Stock in such Company Sale in good faith. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (x) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if the information in (A) is not practically available, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Acquiror, the Company and the HEC Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and, in the case of clause (A) or (B), reduced by the amount of any transfer Taxes payable in connection with such sale) and (y) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Acquiror and HEC on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and reduced by the amount of any transfer Taxes payable in connection with such sale).

(iii) “Earn Out Period” means the date that is five (5) years following the Closing Date.

(iv) “Triggering Event I” means the date following the Closing but prior to the expiration of the Earn Out Period, on which the per-share price on Nasdaq (as reported by Bloomberg) of the Acquiror Common Stock is greater than or equal to $12.00.

(v) “Triggering Event II” means the date following the Closing but prior to the expiration of the Earn Out Period, on which the per-share price on Nasdaq (as reported by Bloomberg) of the Acquiror Common Stock is greater than or equal to $15.00.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Class B Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Class B Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Class B Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor’s Acquiror Class B Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Class B Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Class B Common Stock or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person

(including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Class B Common Stock or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Closing, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. Notwithstanding the foregoing, Section 1.9 and this ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE

INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the

United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Hudson Executive Investment Corp.
570 Lexington Avenue, 35th Floor
New York, NY 10022
Attn: Douglas G. Bergeron, Douglas L. Braunstein and Jonathan Dobres
E-mail:	Doug.Bergeron@hudsonexecutive.com
Douglas.Braunstein@hudsonexecutive.com
Jonathan.Dobres@hudsonexecutive.com

with a copy to (which will not constitute notice):

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn: Scott Golenbock and Iliana Ongun
E-mail: sgolenbock@milbank.com and iongun@milbank.com

If to the Company:

Talkspace
2578 Broadway #607
New York, NY 10025
Attention:	Oren Frank
Email:	oren@talkspace.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Ave
New York, NY 10022
Attention:	Justin G. Hamill
Email:	justin.hamill@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn: Scott Golenbock and Iliana Ongun
E-mail: sgolenbock@milbank.com and iongun@milbank.com

Section 3.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

HEC SPONSOR LLC

By:		/s/ Douglas L. Braunstein
	Name:	Douglas L. Braunstein
	Title:	Managing Member

/s/ Douglas G. Bergeron
Name:	Douglas G. Bergeron

/s/ Douglas L. Braunstein
Name:	Douglas L. Braunstein

/s/ Jonathan Dobres
Name:	Jonathan Dobres

/s/ Robert Greifeld
Name:	Robert Greifeld

/s/ Amy Schulman
Name:	Amy Schulman

/s/ Thelma Duggin
Name:	Thelma Duggin

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

HUDSON EXECUTIVE INVESTMENT CORP.

By:		/s/ Jonathan Dobres

	Name:	Jonathan Dobres
	Title:	Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

GROOP INTERNET PLATFORM, INC. (D/B/A TALKSPACE)

By:		/s/ Oren Frank

	Name:	Oren Frank
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Class B Common Stock and Acquiror Warrants

Sponsor	Acquiror Class B Common Stock		Acquiror Warrants
HEC Sponsor LLC 570 Lexington Avenue, 35th Floor, New York, NY 10022	10,300,000		10,280,000

Douglas L. Braunstein c/o HEC Sponsor LLC 570 Lexington Avenue, 35th Floor, New York, NY 10022	—	(1)	—	(1)

Douglas G. Bergeron c/o HEC Sponsor LLC 570 Lexington Avenue, 35th Floor, New York, NY 10022	—	(1)	—	(1)

Jonathan Dobres c/o HEC Sponsor LLC 570 Lexington Avenue, 35th Floor, New York, NY 10022	—		—

Robert Greifeld c/o HEC Sponsor LLC 570 Lexington Avenue, 35th Floor, New York, NY 10022	—		—

Amy Schulman c/o HEC Sponsor LLC 570 Lexington Avenue, 35th Floor, New York, NY 10022	25,000		—

Thelma Duggin c/o HEC Sponsor LLC 570 Lexington Avenue, 35th Floor, New York, NY 10022	25,000		—

(1)

Messrs. Braunstein and Bergeron are among the members of HEC Sponsor LLC and share voting and investment discretion with respect to the common stock held of record by HEC Sponsor LLC. Each of the Messrs. Braunstein and Bergeron disclaims any beneficial ownership of the securities held by HEC Sponsor LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Letter Agreement, dated June 8, 2020, by and among Acquiror, its current executive officers and directors, and Sponsor Holdco.

2.	Registration Rights Agreement, dated June 8, 2020, by and among the Acquiror, Sponsor Holdco and certain other security holders named therein.

3.	Administrative Services Agreement, dated June 8, 2020, by and among the Acquiror, Sponsor Holdco and Hudson Executive Capital LP.

4.	Forward Purchase Agreement, dated June 8, 2020, by and between the Acquiror and HEC Master Fund LP.

5.	Private Placement Warrants Purchase Agreement, dated June 8, 2020, by and between the Acquiror and Sponsor Holdco.

[Schedule II to Sponsor Support Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers.

HEC has entered into agreements with HEC’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in HEC’s amended and restated memorandum and articles of association. HEC has purchased a policy of directors’ and officers’ liability insurance that insures HEC’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against HEC’s obligations to indemnify HEC’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, HEC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules.

Exhibits.

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of January 12, 2021, by and among the Registrant, Tailwind Merger Sub I, Inc., Tailwind Merger Sub II, LLC, and Groop Internet Platform, Inc. (d/b/a Talkspace) (included as Annex A to the proxy statement/prospectus).

3.1	Form of Second Amended and Restated Certificate of Incorporation of the Registrant to become effective upon the Business Combination (included as Annex B to the proxy statement/prospectus).

3.2	Form of By-Laws of Talkspace, Inc. to become effective upon the Business Combination (included as Annex C to the proxy statement/prospectus).

4.1(1)	Specimen Unit Certificate of Hudson Executive Investment Corp.

4.2(2)	Specimen Class A Common Stock Certificate.

4.3(3)	Specimen Warrant Certificate.

4.4(4)	Warrant Agreement, dated as of June 8, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant.

4.5*	Specimen Stock Certificate of Talkspace, Inc.

5.1*	Opinion of Milbank LLP.

10.1	Sponsor Support Agreement, dated as of January 12, 2021, by and among HEC Sponsor LLC, the Registrant, each director of the Registrant and Groop Internet Platform, Inc. (d/b/a Talkspace) (included as Annex I to the proxy statement/prospectus).

10.2	Talkspace Holders Support Agreement, dated as of January 12, 2021, by and among the Registrant, Groop Internet Platform, Inc. (d/b/a Talkspace) and the persons set forth on Schedule 1 thereto (included as Annex E to the proxy statement/prospectus).

10.3	Form of Subscription Agreement, dated as of January 12, 2021, by and between the Registrant and the undersigned subscriber party thereto (included as Annex F to the proxy statement/prospectus).

10.4	Form of Amended and Restated Registration Rights Agreement, by and among Talkspace, Inc., HEC Sponsor LLC, certain former stockholders of Talkspace and the other parties thereto (included as Annex D to the proxy statement/prospectus).

10.5(5)	Letter Agreement, dated as of June 8, 2020, by and among the Registrant, HEC Sponsor LLC and each of the executive officers and directors of the Registrant.

10.6(6)	Investment Management Trust Agreement, effective as of June 8, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant.

10.7(7)	Private Placement Warrants Purchase Agreement, dated as of June 8, 2020, by and between the Registrant and HEC Sponsor LLC.

10.8(8)	Form of HEC Indemnity Agreement.

10.9(9)	Securities Subscription Agreement, dated as of February 6, 2020, by and between HEC Sponsor LLC and Hudson Executive Investment Corp.

10.10(10)	Administrative Services Agreement, dated as of June 8, 2020, by and among the Registrant, Hudson Executive Capital and HEC Sponsor LLC.

10.11(11)	Amendment No. 1 to Forward Purchase Agreement between the Registrant and HEC Master Fund LP.

10.12*	Form of Talkspace, Inc. 2021 Incentive Award Plan (included as Annex G to the proxy statement/prospectus).

10.13*	Form of Talkspace, Inc. 2021 Employee Stock Purchase Plan (included as Annex H to the proxy statement/prospectus).

10.14*	Form of Talkspace, Inc. Stock Option Grant Notice and Stock Option Agreement under 2021 Incentive Award Plan.

10.15*	Form of Talkspace, Inc. Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under 2021 Incentive Award Plan.

10.16	Employment Letter Agreement, dated as of May 27, 2015, by and between Talkspace and Oren Frank.

10.17	Employment Letter Agreement, dated as of January 18, 2020, by and between Talkspace and Mark Hirschhorn.

10.18	Employment Letter Agreement, dated as of May 27, 2015, by and between Talkspace and Roni Frank.

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of WithumSmith+Brown, PC.

23.3*	Consent of Milbank LLP (included on Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1*	Form of Proxy Card for Registrant’s Special Meeting.

99.2	Consent of Oren Frank to be named as a director.

99.3	Consent of Roni Frank to be named as a director.

99.4	Consent of Erez Shachar to be named as a director.

99.5	Consent of Jeffrey Crowe to be named as a director.

101 INS*	XBRL Instance Document

101 SCH*	XBRL Taxonomy Extension Schema Document.

101 CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101 DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101 LAB*	XBRL Taxonomy Extension Label Linkbase Document.

101 PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	To be filed by amendment.
+

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)	Incorporated by reference to Exhibit 4.1 filed with the Form S-1 filed by the Registrant on May 21, 2020.
(2)	Incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by the Registrant on May 21, 2020.
(3)	Incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by the Registrant on May 21, 2020.
(4)	Incorporated by reference to Exhibit 4.1 filed with the Form 8-K filed by the Registrant on June 11, 2020.
(5)	Incorporated by reference to Exhibit 10.1 filed with the Form 8-K filed by the Registrant on June 11, 2020.
(6)	Incorporated by reference to Exhibit 10.2 filed with the Form 8-K filed by the Registrant on June 11, 2020.
(7)	Incorporated by reference to Exhibit 10.4 filed with the Form 8-K filed by the Registrant on June 11, 2020.
(8)	Incorporated by reference to Exhibit 10.5 filed with the Form S-1 filed by the Registrant on May 21, 2020.
(9)	Incorporated by reference to Exhibit 10.7 filed with the Form S-1 filed by the Registrant on May 21, 2020.
(10)	Incorporated by reference to Exhibit 10.5 filed with the Form 8-K filed by the Registrant on June 11, 2020.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 13, 2021.

Item 22.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 1st day of February, 2021.

HUDSON EXECUTIVE INVESTMENT CORP.

By:	/s/ Douglas L. Braunstein
Name: Douglas L. Braunstein
Title: President, Chairman and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Douglas L. Braunstein and Douglas G. Bergeron his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas G. Bergeron Douglas G. Bergeron	Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2021

/s/ Jonathan Dobres Jonathan Dobres	Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2021

/s/ Douglas L. Braunstein Douglas L. Braunstein	President, Chairman and Director	February 1, 2021

/s/ Robert Greifeld Robert Greifeld	Director	February 1, 2021

/s/ Amy Schulman Amy Schulman	Director	February 1, 2021

/s/ Thelma Duggin Thelma Duggin	Director	February 1, 2021